As filed with the Securities and Exchange Commission on August 25, 2006

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

_________________

WPS Resources Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	4931	39-1775292
(State or other jurisdiction of incorporation	(Primary Standard Industrial	(I.R.S. Employer
or organization)	Classification Code Number)	Identification No.)
	700 North Adams Street
	P.O. Box 19001
	Green Bay, Wisconsin 54307-9001
	(920) 433-4901
	(Address, including zip code, and telephone number,
	including area code, of registrant's principal executive offices)

_________________

Larry L. Weyers
Chairman, President and Chief Executive Officer
WPS Resources Corporation
P.O. Box 19001
Green Bay, Wisconsin 54307-9001
(920) 433-1727
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

_________________

Copies to:

Russell E. Ryba	Richard Hall
Peter D. Fetzer	Thomas E. Dunn
Foley & Lardner LLP	Cravath, Swaine & Moore LLP
777 East Wisconsin Avenue	Worldwide Plaza
Milwaukee, Wisconsin 53202	825 Eighth Avenue
(414) 271-2400	New York, New York 10019
(212) 474-1000

and

William S. Lamb	Theodore R. Tetzlaff	John G. Nassos
Sheri E. Bloomberg	General Counsel	Ungaretti & Harris LLP
LeBoeuf, Lamb, Greene & MacRae	Peter H. Kauffman	3500 Three First National Plaza
LLP	Secretary	70 West Madison
125 West 55th Street	Peoples Energy Corporation	Chicago, Illinois 60602
New York, New York 10019	130 E. Randolph Drive	(312) 977-4400
(212) 424-8000	Chicago, Illinois 60601
(312) 240-4347

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in this registration statement.

        If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  [_]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [_]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $1.00 par value per share	34,000,000 shares	$51.05	$1,735,700,000	$185,719.90

Common Stock Purchase Rights	34,000,000 shares	(4)	(4)	(4)

(1)	The registrant has determined that this is the maximum number of shares of WPS Resources Corporation common stock, $1 par value, issuable upon consummation of the merger described in this registration statement, based upon the exchange ratio of 0.825 shares of WPS Resources Corporation common stock for each outstanding share of Peoples Energy Corporation common stock, no par value, and an aggregate of 41,212,121 shares of common stock of Peoples Energy Corporation presently outstanding or potentially issuable or expected to be issued in connection with the merger.

(2)	Estimated solely for purposes of calculating the registration fee and computed pursuant to Rules 457(f) and (o) promulgated under the Securities Act, based on $51.05, the average of the high and the low prices of common stock of WPS Resources Corporation as reported on the New York Stock Exchange on August 21, 2006, and multiplied by the maximum number of shares of common stock of WPS Resources Corporation to be issued pursuant to the merger.

(3)	Calculated in accordance with Section 6(b) of the Securities Act and Rule 457(f)(1) promulgated thereunder.

(4)	The common stock purchase rights are attached to and traded with the shares of common stock being registered. The value attributable to the common stock purchase rights, if any, is reflected in the value attributable to the common stock.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Copy—Subject to Completion, dated August 25, 2006

[WPS Resources Logo and Address] and [Peoples Energy Logo and Address]

[•], 2006

Dear WPS Resources Corporation and Peoples Energy Corporation Shareholders:

        On behalf of the boards of directors and management teams of WPS Resources and Peoples Energy, we are pleased to enclose the joint proxy statement/prospectus relating to the merger of a wholly-owned subsidiary of WPS Resources into Peoples Energy Corporation. Upon completion of the merger, Peoples Energy will be a wholly-owned subsidiary of WPS Resources. We believe this merger will create a strong combined company that will deliver important benefits to our shareholders, to our customers and to the communities we serve.

        In connection with the merger, WPS Resources shareholders are cordially invited to attend a special meeting of the shareholders of WPS Resources Corporation to be held on [•], 2006 at [•], local time, at [•], and Peoples Energy shareholders are cordially invited to attend a special meeting of the shareholders of Peoples Energy to be held on [•], 2006 at [•], local time, at [•].

        At the special meeting of the shareholders of WPS Resources, WPS Resources shareholders will be asked to vote on a proposal to approve the issuance of shares of WPS Resources common stock as contemplated by the merger agreement with Peoples Energy and a proposal to approve an amendment to WPS Resources’ restated articles of incorporation to change its name to “[•]", and to vote on a proposal to adjourn WPS Resources’ special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares and/or the amendment to the restated articles of incorporation.

        The WPS Resources board of directors has reviewed and considered the terms of the merger and the merger agreement and has unanimously determined that the merger, including the issuance of shares of WPS Resources common stock and the changing of the name of WPS Resources to “[•]", as contemplated by the merger agreement, is in the best interests of WPS Resources and its shareholders and unanimously recommends that WPS Resources shareholders vote FOR the proposal to approve the issuance of shares of WPS Resources common stock as contemplated by the merger agreement, FOR the proposal to amend the restated articles of incorporation of WPS Resources to change its name to “[•]” and FOR the proposal to adjourn WPS Resources’ special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares and/or the amendment to the restated articles of incorporation.

        At the special meeting of the shareholders of Peoples Energy, Peoples Energy shareholders will be asked to vote on a proposal to approve the merger agreement pursuant to which Peoples Energy will become a wholly-owned subsidiary of WPS Resources, and to vote on a proposal to adjourn Peoples Energy’s special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

        The Peoples Energy board of directors has reviewed and considered the terms of the merger and the merger agreement and has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of Peoples Energy and its shareholders and unanimously recommends that Peoples Energy shareholders vote FOR the proposal to approve the merger agreement and thereby approve the merger and FOR the proposal to adjourn the Peoples Energy special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

        If the merger is completed, Peoples Energy shareholders will receive 0.825 shares of WPS Resources common stock for each share of Peoples Energy common stock held. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the completion of the merger. Based on the closing price of WPS Resources common stock on the New York Stock Exchange on July 5, 2006, the last full trading day prior to the publication of a news article reporting that WPS Resources and Peoples Energy were in advanced merger discussions in The Wall Street Journal, this would result in an approximate value of $41.39 per share for Peoples Energy common stock. This represents a premium to Peoples Energy’s shareholders of approximately 14.2%, based on the 20 trading day average closing prices for Peoples Energy ending July 5, 2006, and approximately 15%, based on the closing price for Peoples Energy on July 5, 2006. Based on the closing price of WPS Resources common stock on the New York Stock Exchange on August 18, 2006, of $51.16, the exchange ratio represented an approximate value of $42.21 per share for Peoples Energy common stock. The value of the consideration to be received by Peoples Energy shareholders will fluctuate with changes in the price of WPS Resources common stock. We urge you to obtain current market quotations for WPS Resources and Peoples Energy common stock.

        WPS Resources shareholders will continue to own their existing WPS Resources shares. We estimate that WPS Resources may issue up to approximately [•] million shares of its common stock to Peoples Energy shareholders as contemplated by the merger agreement. Upon completion of the merger, WPS Resources’ shareholders immediately prior to the merger will own approximately [•]% of WPS Resources’ outstanding common stock on a fully diluted basis and former Peoples Energy shareholders will own approximately [•]% of WPS Resources’ outstanding common stock on a fully diluted basis. WPS Resources common stock will continue to be listed on the New York Stock Exchange, under the new symbol “[•]".

        We urge you to read the enclosed joint proxy statement/prospectus, which includes important information about the merger and our special meetings. In particular, see the section titled “Risk Factors” on pages [•] through [•] of the joint proxy statement/prospectus which contains a description of the risks that you should consider in evaluating the merger.

        For a discussion of the United States federal income tax consequences of the merger, see “The Proposed Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page [•] of the joint proxy statement/prospectus.

        Your vote is very important. Whether or not you expect to attend the special meeting of your company, the details of which are described in the enclosed joint proxy statement/ prospectus, please vote immediately by submitting your proxy by telephone or the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope. Because the required vote of the shareholders of Peoples Energy to approve the merger agreement is two-thirds of the outstanding shares of Peoples Energy voting in favor of the merger agreement, if a shareholder of Peoples Energy does not vote, whether in person, by telephone, via the Internet or by returning a signed proxy card, this will have the same effect as a vote AGAINST the merger agreement. So, please submit your vote immediately.

        If WPS Resources shareholders have any questions or require assistance in voting their shares, they should call Georgeson, Inc., WPS Resources’ proxy solicitor for the special meeting, toll free at 866-821-2626. If Peoples Energy shareholders have any questions or require assistance in voting their shares, they should call Georgeson, Inc., Peoples Energy’s proxy solicitor for the special meeting, toll free at 866-295-4388.

Sincerely,	Sincerely,
Larry L. Weyers	Thomas M. Patrick
Chairman, President and	Chairman of the Board, President and
Chief Executive Officer	Chief Executive Officer
WPS Resources Corporation	Peoples Energy Corporation

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in the joint proxy statement/prospectus or the securities to be issued pursuant to the merger under the joint proxy statement/prospectus or determined if the joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

_________________

The enclosed joint proxy statement/prospectus is dated [•], 2006 and is first being mailed to shareholders on or about [•], 2006.

Preliminary Copy—Subject to Completion, dated August 25, 2006

[WPS Resources Logo]

WPS RESOURCES CORPORATION
700 North Adams Street, P.O. Box 19001, Green Bay, Wisconsin 54307-9001

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [•], 2006

        The WPS Resources special meeting will be held on [•], 2006 at [•], local time, at [•]. Our shareholders are asked to vote to:

1.	Approve the issuance of shares of WPS Resources common stock as contemplated by the Agreement and Plan of Merger, dated as of July 8, 2006, among WPS Resources Corporation, Wedge Acquisition Corp. and Peoples Energy Corporation. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice. In the merger, each share of Peoples Energy common stock outstanding immediately prior to completion of the merger will be converted into the right to receive 0.825 shares of WPS Resources common stock.

2.	Approve an amendment to WPS Resources’ restated articles of incorporation to change the name of WPS Resources to “[•]".

3.	Adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares and/or the amendment to the restated articles of incorporation.

4.	Transact any other business properly brought before the special meeting and any adjournment or postponement thereof.

        If you held shares in WPS Resources at the close of business on [•], 2006, you are entitled to vote at the special meeting and at any adjournment or postponement thereof.

        Your board of directors recommends that you vote FOR all of these proposals, which are described in detail in the accompanying joint proxy statement/prospectus. Your attention is directed to the accompanying joint proxy statement/prospectus for a discussion of the merger and the merger agreement, as well as the other matters that will be considered at the meeting.

        Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible.

WPS RESOURCES CORPORATION Barth J. Wolf Secretary and Manager - Legal Services

Green Bay, Wisconsin
[•], 2006

Preliminary Copy—Subject to Completion, dated August 25, 2006

[Peoples Energy Logo]

PEOPLES ENERGY CORPORATION
130 East Randolph Drive, Chicago, Illinois 60601

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [•], 2006

To the shareholders of Peoples Energy Corporation:

        A Special Meeting of Shareholders of PEOPLES ENERGY CORPORATION will be held in the [•], located at [•], at [•] on [•],[•], 2006, for the following purposes:

        1.     A proposal to approve the Agreement and Plan of Merger, dated as of July 8, 2006, among WPS Resources Corporation, Wedge Acquisition Corp. and Peoples Energy Corporation. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice. In the merger, each share of Peoples Energy common stock outstanding immediately prior to completion of the merger will be converted into the right to receive 0.825 shares of WPS Resources common stock.

        2.     A proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.

        3.     To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

        All shareholders, whether or not they expect to be present at the meeting, are requested to sign, date, and mail the accompanying proxy in the envelope enclosed with this Notice or complete their proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet. Shareholders who are present at the meeting may withdraw their proxies and vote in person.

        If you plan to attend the meeting, please save the admission ticket that is attached to your proxy and present it at the door. Attendance at the meeting will be limited to shareholders of record as of the record date and their guests or their authorized representatives, not to exceed two per shareholder, and to guests of Peoples Energy.

        Shareholders of record as of [•], 2006, will be entitled to vote at the meeting and at any adjournment or postponement thereof. Please do not send any share certificates at this time. If the merger is consummated, WPS Resources will notify you of the procedures for exchanging Peoples Energy share certificates for shares of WPS Resources.

        Your board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement and thereby approve the merger, which is described in detail in the joint proxy statement/prospectus accompanying this notice, and FOR the proposal to adjourn the meeting if necessary to permit further solicitation of proxies.

PETER H. KAUFFMAN Secretary

Chicago, Illinois
[•], 2006

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about WPS Resources and Peoples Energy from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of the documents incorporated by reference into this joint proxy statement/prospectus through the Securities and Exchange Commission (sometimes referred to as the SEC) website at www.sec.gov or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

WPS Resources Corporation	Peoples Energy Corporation
Attention: Barth J. Wolf, Secretary and	Attention: Peter H. Kauffman, Secretary
Manager — Legal Services	130 East Randolph Drive
P.O. Box 19001	24th Floor
Green Bay, Wisconsin 54307-9001	Chicago, Illinois 60601
(920) 433-1727	(312) 240-4366.

        If you would like to request documents from WPS Resources, please do so by [•], 2006, in order to receive them before the WPS Resources special meeting. If you would like to request documents from Peoples Energy, please do so by [•], 2006, in order to receive them before the Peoples Energy special meeting.

        See “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus.

SUBMITTING PROXIES BY MAIL, TELEPHONE OR INTERNET

        WPS Resources shareholders of record may submit their proxies:

•	by telephone, by calling the toll-free number [o] in the United States or Canada on a touch-tone phone and following the recorded instructions;

•	by accessing the Internet website at www.voteproxy.com and following the instructions on the website; or

•	by mail, by indicating their voting preference on the proposals on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied that proxy card.

        Peoples Energy shareholders of record may submit their proxies:

•	by telephone, by calling the toll-free number 1-866-207-3912 in the United States or Canada on a touch-tone phone and following the recorded instructions;

•	by accessing the Internet website at www.eproxyvote.com/PGL and following the instructions on the website; or

•	by mail, by indicating their voting preference on the proposals on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied that proxy card.

        Shareholders of WPS Resources and/or Peoples Energy whose shares are held in “street name”, must provide their brokers with instructions on how to vote their shares; otherwise, their brokers will not vote their shares on any of the proposals before the special meeting. Shareholders should check the voting form provided by their brokers for instructions on how to vote their shares.

_________________

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

-i-

Business Relationships between WPS Resources and Peoples Energy	102
ADDITIONAL INTERESTS OF WPS RESOURCES' AND PEOPLES ENERGY'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER	104
Positions with the Combined Company	104
Additional Interests of WPS Resources' Directors and Executive Officers in the Merger	104
Additional Interests of Peoples Energy's Directors and Executive Officers in the Merger	105
THE MERGER AGREEMENT	111
General	111
Closing Matters	111
Consideration to be Received Pursuant to Merger	112
Exchange of Certificates Pursuant to Merger	112
Covenants	113
Representations and Warranties	123
Conditions	125
Termination of Merger Agreement	127
Amendments, Extensions and Waivers	130
POST-MERGER GOVERNANCE AND MANAGEMENT	131
Amended and Restated WPS Resources' Articles of Incorporation and By-laws	131
Corporate Offices	131
Board of Directors of WPS Resources	131
Executive Officers of WPS Resources	131
Dividends	131
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	132
COMPARISON OF SHAREHOLDERS' RIGHTS	144
DESCRIPTION OF WPS RESOURCES CAPITAL STOCK	156
General	156
Dividend and Liquidation Rights	156
Voting Rights	156
Provisions of WPS Resources Restated Articles of Incorporation with Possible Anti-takeover Effects	156
Statutory Provisions with Possible Anti-takeover Effects	157
Preemptive Rights; Common Stock Purchase Rights	158
Conversion Rights, Redemption Provisions and Sinking Fund Provisions	158
Restrictions on Dividends Payable by Subsidiaries	159
EXPERTS	160
WPS Resources	160
Peoples Energy	160
HOUSEHOLDING	160
WPS Resources	160
Peoples Energy	160
LEGAL MATTERS	161
SHAREHOLDER PROPOSALS	161
WPS Resources	161
Peoples Energy	161
OTHER MATTERS	161
WHERE YOU CAN FIND MORE INFORMATION	162
ANNEX A - Agreement and Plan of Merger	A-1
ANNEX B - Illinois Business Corporation Act Dissenters' Right Statute	B-1
ANNEX C - Opinion of J.P. Morgan Securities Inc.	C-1
ANNEX D - Opinion of Morgan Stanley & Co. Incorporated	D-1
ANNEX E - Form of Amendment to Restated Articles of Incorporation of WPS Resources	E-1
ANNEX F - Form of Amended By-Laws of WPS Resources	F-1
ANNEX G - Form of Cravath, Swaine & Moore LLP Tax Opinion	G-1
ANNEX H - Form of LeBoeuf, Lamb, Greene & MacRae LLP Tax Opinion	H-1

-ii-

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

        Q1: Why am I receiving this document?

        A: We are delivering this document to you because you are either a WPS Resources shareholder, a Peoples Energy shareholder, or both, and WPS Resources and Peoples Energy are each holding a special shareholders meeting in connection with the merger of a wholly-owned subsidiary of WPS Resources into Peoples Energy, with Peoples Energy as the surviving corporation (surviving as a direct wholly-owned subsidiary of WPS Resources). WPS Resources shareholders are being asked to approve at a special shareholders meeting the issuance of shares of WPS Resources common stock as contemplated by the merger agreement, an amendment to WPS Resources’ restated articles of incorporation to change the name of WPS Resources to “[•]” and a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares and/or the amendment to the restated articles of incorporation of WPS Resources. Peoples Energy shareholders are being asked to approve at a special shareholders meeting the merger agreement, and thereby approve the merger, and a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. This document is serving as both a joint proxy statement of WPS Resources and Peoples Energy and a prospectus of WPS Resources. It is a joint proxy statement because it is being used by each of our boards of directors to solicit proxies of our respective shareholders. It is a prospectus because WPS Resources is offering shares of its common stock in exchange for shares of Peoples Energy common stock if the merger is completed. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

        Q2: What do I need to do now?

        A: After you carefully read this joint proxy statement/prospectus, please respond by submitting your proxy by telephone or the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope(s), as soon as possible, so that your shares may be represented at your special meeting. In order to assure that your vote is recorded, please vote your proxy as instructed on your proxy card(s) even if you currently plan to attend your special meeting in person.

        Q3: Why is my vote important?

        A: If you do not submit your proxy by telephone or the Internet, or return your signed proxy card(s) by mail or vote in person at your special meeting, it will be more difficult for WPS Resources and Peoples Energy to obtain the necessary quorum to hold their respective special meetings and to obtain the shareholder approvals necessary for the completion of the merger. For both the WPS Resources special meeting and the Peoples Energy special meeting, the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares entitled to vote at the meeting constitutes a quorum for the transaction of business. If a quorum is not present at either WPS Resources’ special meeting or Peoples Energy’s special meeting, the shareholders of that company will not be able to take action on any of the proposals at that meeting.

        In addition, for the Peoples Energy proposal to approve the merger agreement, if you do not vote, it will have the same effect as a vote AGAINST the proposal.

        Q4: Why have WPS Resources and Peoples Energy agreed to the merger?

        A: WPS Resources and Peoples Energy believe that the merger will provide substantial strategic and financial benefits to their shareholders, customers and the communities they serve, including:

•	the combined company will be better positioned to compete in a consolidating industry where size and scale are increasingly important;

•	the combined company’s regulated utility business will have greater market and regulatory diversity from operations in four adjacent states in the Midwest;

•	the combined company will have substantial capital investment opportunities in its regulated operations;

•	combining the two companies’ non-regulated energy marketing businesses will create a stronger, more competitive, and better balanced growth platform with opportunities to capture operational efficiencies;

•	the increased scale of the combined company and the adoption of “best practices”by the combined company is expected to create value through the realization of synergies from the merger;

•	the merger will combine complementary areas of expertise of each company, allowing the combined company to draw upon the intellectual capital, technical expertise, processes, practices and experience of a deeper, more diverse workforce; and

•	the combined company will have a larger market capitalization, which is expected to enhance the equity market profile of the combined company.

        Additional information on the reasons for the merger can be found below, beginning on page [•] for WPS Resources and on page [•] for Peoples Energy.

        Q5: When do you expect the merger to be completed?

        A: We hope to complete the merger as soon as reasonably practicable, subject to receipt of necessary regulatory approvals and shareholder approvals. We are requesting expedited regulatory approval, and if granted, the transaction is expected to be completed in the first calendar quarter of 2007. However, we cannot predict when regulatory review will be completed, whether regulatory or shareholder approval will be received or the potential terms and conditions of any regulatory approval that is received. In addition, other factors outside of our control could require us to complete the merger at a later time or not to complete it at all. For a discussion of the conditions to the completion of the merger and of the risks associated with obtaining regulatory approvals in connection with the merger, see “The Merger Agreement — Conditions” beginning on page [•] and “The Proposed Merger — Regulatory Matters Relating to the Merger” beginning on page [•].

        Q6: How will my proxy be voted?

        A: If you vote by telephone or by the Internet or by completing, signing, dating and returning your signed proxy card(s), your proxy will be voted in accordance with your instructions.

        If you are a WPS Resources shareholder of record and submit your proxy but do not indicate how you want to vote, your shares will be voted FOR the proposal to approve the issuance of shares of WPS Resources common stock pursuant to the merger agreement, FOR the proposal to amend the restated articles of incorporation of WPS Resources to change its name to “[•]” and FOR the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares and/or the amendment to the restated articles of incorporation. If other matters are properly brought before the special meeting, or any adjourned meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

        If you are a Peoples Energy shareholder of record and submit your proxy but do not indicate how you want to vote, your shares will be voted FOR the proposal to approve the merger agreement and FOR the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. If other matters are properly brought before the special meeting, or any adjourned meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

        Q7: May I vote in person?

        A: Yes. If you are a shareholder of record of WPS Resources common stock as of [•], 2006 or of Peoples Energy common stock as of [•], 2006, you may attend your special meeting and vote your shares in person, instead of submitting your proxy by telephone or by the Internet or returning your signed proxy card(s). However, we highly recommend that you vote in advance by submitting your proxy by telephone, via the Internet or by mail, even if you plan to attend the special meeting of your company.

        Q8: What are the votes required to approve the proposals?

        A: WPS Resources. The proposal respecting the issuance of shares as contemplated by the merger agreement will be approved if a quorum is present and the number of votes cast in favor of the issuance of shares exceeds the number of votes cast in opposition to it, and the total votes cast on the proposal represents over 50% of the shares of common stock entitled to vote on such proposal. The proposal respecting the amendment to the restated articles of incorporation of WPS Resources to change its name will be approved if a quorum is present and the number of votes cast in favor of the amendment exceeds the number of votes cast in opposition to it. The proposal respecting the adjournment of the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares and/or the amendment to the restated articles of incorporation will be approved if a quorum is present and the number of votes cast in favor of the amendment exceeds the number of votes cast in opposition to it. A shareholder will be deemed “present” at the meeting by proxy if such shareholder has returned a proxy by mail, by telephone or via the Internet (even if the proxy contains no instructions as to voting, abstains from voting, or constitutes a broker “non-vote”).

        Peoples Energy. The proposal respecting the approval of the merger agreement will be approved if at least two-thirds of the outstanding shares of Peoples Energy vote in favor of the proposal. In order for shareholders to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement, a quorum must be present and the votes cast in favor of the proposal must exceed the votes cast against the proposal.

        Q9: If I am a record holder of my shares, what happens if I don’t submit a proxy (whether by returning my proxy card or submitting my proxy by telephone or via the Internet) or attend my special meeting to vote in person?

        A: WPS Resources. If you do not return your proxy card or submit your proxy by telephone or via the Internet or vote in person at WPS Resources’ special meeting, your vote will not be counted and it will be less likely that a quorum to conduct business at WPS Resources’ special meeting will be obtained and that the vote necessary for approval of the issuance of shares, the name change amendment and the proposal to adjourn the meeting will be obtained.

        Peoples Energy. If you do not return your proxy card or submit your proxy by telephone or via the Internet or vote in person at Peoples Energy’s special meeting, this will have the same effect as a vote AGAINST the approval of the proposal to approve the merger agreement. In the case of a proposal to adjourn the special meeting, a failure to vote, a vote to abstain or a broker non-vote will have no effect on the outcome of the voting if a quorum is present.

        Q10: What if my shares are held in “street name”?

        A: If some or all of your shares of WPS Resources and/or Peoples Energy are held in “street name” by your broker, you must provide your broker with instructions on how to vote your shares; otherwise, your broker will not be able to vote your shares on any of the proposals before the special meeting.

        As a result of the foregoing, please be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

        Q11: What if I fail to instruct my broker?

        A: Shares represented by proxies reflecting abstentions and properly executed broker “non-votes”, if any, will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” arises when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. See “Information About the WPS Resources Special Meeting and Voting – Quorum, Abstentions and Broker Non-Votes” beginning on page [•], and “Information About the Peoples Energy Special Meeting and Voting – Quorum, Abstentions and Broker Non-Votes” beginning on page [•], for more detail on the impact of a broker non-vote. For the Peoples Energy proposal to approve the merger agreement, a broker non-vote will have the same effect as a vote AGAINST the approval of the merger agreement.

        Q12: Who will count the votes?

        A: For the WPS Resources proposals, representatives of American Stock Transfer & Trust Company will serve as inspector of elections, count all the proxies or ballots submitted and report the votes at the special meeting. American Stock Transfer & Trust Company will hold your vote in confidence. Whether you vote your shares by Internet, telephone or mail, your vote will be received directly by American Stock Transfer & Trust Company.

        For the Peoples Energy proposals, representatives of LaSalle Bank N.A. will serve as inspector of elections, count all the proxies or ballots submitted and report the votes at the special meeting. LaSalle Bank N.A. will hold your vote in confidence. Whether you vote your shares by Internet, telephone or mail, your vote will be received directly by LaSalle Bank N.A.

        Q13: What does it mean if I receive more than one set of materials?

        A: This means you own shares of both WPS Resources and Peoples Energy or you own shares of WPS Resources or Peoples Energy that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope which accompanied that proxy card.

        Q14: How are shares in the Wisconsin Public Service Employee Stock Ownership Plan and Trust voted?

        A: If you own stock in the Wisconsin Public Service Employee Stock Ownership Plan (sometimes referred to as the WPSC ESOP), you may vote your shares by any of the following three methods:

•	over the Internet at www.voteproxy.com;

•	over the telephone by calling toll-free 1-800-776-9437; or

•	through the mail by returning your completed, signed and dated proxy card in the enclosed prepaid envelope.

        Your vote must be received by [•], 2006 to be voted at the special meeting. Stock owned in the WPSC ESOP may NOT be voted in person at the special meeting.

        The results of the vote received from WPSC ESOP participants will serve as voting instructions to the plan trustee, Wells Fargo Bank N.A. The trustee will vote the plan shares as instructed by plan participants. The trustee will not vote any proxy not voted by participants. The plan trustee will follow your voting instructions unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. American Stock Transfer & Trust Company will tabulate the WPSC ESOP vote. American Stock Transfer and Wells Fargo will keep how you vote your shares confidential.

        Q15: How are shares in the Peoples Energy 401(k) plan and ESOP voted?

        A: If you are a participant in any of the Peoples Energy Corporation Capital Accumulation Plan (sometimes referred to as the Peoples Energy Capital Accumulation Plan) or the Peoples Energy Corporation Thrift Plan (sometimes referred to as the Peoples Energy Thrift Plan), The Northern Trust Company, as trustee of the trust established for these plans, will vote the shares in the exercise of its fiduciary duty. If you are a participant in the Peoples Energy Corporation Employee Stock Ownership Plan (sometimes referred to as the Peoples Energy ESOP), you may vote your shares by submitting your voting instruction card for those shares in accordance with the instructions included with the voting instruction card.

        Your voting instructions will be treated confidentially. The plan trustee will follow your voting instructions unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. If you elect not to provide voting directions, the plan trustee will vote Peoples Energy shares allocated to your plan account in the same proportion as those votes cast by other plan participants submitting voting instructions.

        Because the plan trustee must process voting instructions from participants before the date of the Peoples Energy special meeting, you are urged to deliver your instructions well in advance of the Peoples Energy special meeting so that the instructions are received no later than [•], 2006. Stock owned in the Peoples Energy Capital Accumulation Plan, the Peoples Energy Thrift Plan or the Peoples Energy ESOP may NOT be voted in person at the special meeting.

        Q16: Can I revoke my proxy and change my vote?

        A: Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at your special meeting. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by entering a new vote by telephone or the Internet;

•	by delivering a written revocation to your company’s Secretary prior to the special meeting;

•	by submitting another valid proxy bearing a later date that is received prior to your special meeting; or

•	by attending your special meeting and voting your shares in person.

        However, if your shares are held in “street name” through a bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

        Q17: When and where are the special meetings?

        A: The WPS Resources special meeting will take place on [• ], 2006, at [• ], local time, at [• ].

        The Peoples Energy special meeting will take place on [•], 2006, at [•], local time, at [•].

        Q18: What must I bring to attend the special meetings?

        A: Admittance to the WPS Resources special meeting will be limited to shareholders and their guests or their authorized representatives, not to exceed one per shareholder, and to guests of WPS Resources. Shareholders whose shares are held in “street name” by a broker, nominee, fiduciary or other custodian should bring with them a legal proxy or a recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares.

        Admittance to the Peoples Energy special meeting will require the admission ticket that is attached to your proxy. Attendance at the meeting will be limited to shareholders of record as of the record date and their guests or their authorized representatives, not to exceed two per shareholder, and to guests of Peoples Energy.

        Q19: Should I send in my stock certificates now?

        A: No. After the merger is completed, WPS Resources will send former Peoples Energy shareholders written instructions for exchanging their Peoples Energy stock certificates for stock certificates of WPS Resources. Even though WPS Resources will change its name, WPS Resources shareholders will keep their existing stock certificates.

        Q20: Are there risks I, as a WPS Resources shareholder, should consider in deciding to vote on the issuance of shares of WPS Resources common stock as contemplated by the merger agreement or, as a Peoples Energy shareholder, should consider in deciding to vote on the approval of the merger agreement?

        A: Yes, in evaluating the issuance of shares of WPS Resources common stock as contemplated by the merger agreement, or the merger agreement and the merger, you should carefully read this joint proxy statement/prospectus, including the factors discussed in the section titled “Risk Factors” beginning on page [•] of this joint proxy statement/prospectus.

        Q21: Who can answer any questions I may have about the special meetings or the merger?

        A: WPS Resources shareholders may call Georgeson, Inc., WPS Resources’ proxy solicitor for the special meeting, toll free at 866-821-2626.

        Peoples Energy shareholders may call Georgeson, Inc., Peoples Energy’s proxy solicitor for the special meeting, toll free at 866-295-4388.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus with respect to the merger and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire joint proxy statement/prospectus and the documents to which we refer you. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [•]. We have included references to other portions of this joint proxy statement/prospectus to direct you to a more complete description of the topics presented in this summary, which you should review carefully in their entirety.

The Companies Involved in the Merger (see page [•])

WPS Resources Corporation
P.O. Box 19001
Green Bay, Wisconsin 54307-9001
(920) 433-1727

        WPS Resources is a holding company, based in Green Bay, Wisconsin, incorporated in Wisconsin on December 3, 1993. WPS Resources’ principal subsidiary is Wisconsin Public Service Corporation, a regulated electric and natural gas utility that generates and distributes energy in northeastern Wisconsin and an adjacent portion of Michigan’s Upper Peninsula. WPS Resources’ other major subsidiaries include:

•	Upper Peninsula Power Company, a regulated electric utility operating in Michigan’s Upper Peninsula.

•	Michigan Gas Utilities Corporation, a regulated gas distribution utility operating in the southern portion of Michigan’s Lower Peninsula.

•	Minnesota Energy Resources Corporation, a regulated gas distribution utility operating in certain areas throughout Minnesota.

•	WPS Energy Services, Inc. (sometimes referred to as ESI), a non-regulated subsidiary that provides energy and related products and services in the non-regulated energy market in the northeast quadrant of the United States and eastern portions of Canada and recently established operations in Texas. WPS Energy Services, through a subsidiary, develops, owns and operates non-regulated electric generation facilities and steam production facilities in various locations in the United States and New Brunswick, Canada, as well as a portion of a synthetic fuel processing facility.

Peoples Energy Corporation
130 East Randolph Drive
24th Floor
Chicago, Illinois 60601
(312) 240-4366

        Peoples Energy is a diversified energy holding company that, through its subsidiaries, engages principally in natural gas utility operations and other diversified energy businesses. Peoples Energy’s business operations are segregated into the following segments:

•	The Gas Distribution business is Peoples Energy’s core business. Peoples Energy’s two regulated utilities, The Peoples Gas Light and Coke Company (sometimes referred to as Peoples Gas) and North Shore Gas Company (sometimes referred to as North Shore Gas), purchase, store, distribute, sell and transport natural gas.

•	The Oil and Gas Production business, through Peoples Energy’s subsidiary Peoples Energy Production Company (sometimes referred to as Peoples Energy Production), is active in the acquisition, development and production of oil and gas reserves in selected onshore basins in the United States through direct ownership in oil, gas and mineral leases.

•	The Energy Marketing business provides, through Peoples Energy Services Corporation (sometimes referred to as Peoples Energy Services), gas, electricity and energy management services to industrial, commercial and residential customers regionally within Illinois, Ohio and Michigan. In addition, through Peoples Energy Resources Company, LLC (sometimes referred to as Peoples Energy Resources), it provides wholesale gas transportation, storage and supply services to marketers, utilities, pipelines and gas-fired power generation facilities.

•	The Energy Assets business, through Peoples Energy Resources, is principally engaged in the development, operation and ownership of an electric generation facility for sales to electric utilities and marketers. The Energy Assets business also owns a propane-based peaking facility and other assets used for providing wholesale gas sales and related services. Peoples Energy announced in February 2006 its intention to exit the power generation business and expects to close on the sale of its remaining power generation assets by the end of calendar year 2006.

•	The Corporate and Other business includes administrative activities that support the other businesses and business development activities that do not fall under the four major business segments identified above.

The Merger (see page [•])

        Under the terms of the merger, a wholly-owned subsidiary of WPS Resources (Wedge Acquisition Corp.) was formed for the purpose of the merger, and will merge with and into Peoples Energy. As a result, Peoples Energy will survive the merger and will become a wholly-owned subsidiary of WPS Resources upon completion of the merger.

        The merger will be completed only after the satisfaction or waiver of the conditions to the completion of the merger discussed below.

        The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

Peoples Energy Shareholders Will Receive 0.825 Shares of WPS Resources Common Stock for Each Share of Peoples Energy Common Stock (see page [•])

        Subject to the terms and conditions of the merger agreement, upon completion of the merger, Peoples Energy shareholders will receive 0.825 shares of WPS Resources common stock for each share of Peoples Energy common stock they hold (sometimes referred to as the Exchange Ratio). WPS Resources will not issue fractional shares pursuant to the merger. As a result, the total number of shares of WPS Resources common stock that each Peoples Energy shareholder would otherwise receive pursuant to the merger will be rounded down to the nearest whole number, and each Peoples Energy shareholder will receive such whole number of shares of WPS Resources common stock and a cash payment for the remaining fraction of a share of WPS Resources common stock that such shareholder would otherwise receive, based on the fair market value of a share of WPS Resources common stock. Fair market value for purposes of this fractional share payment equals the average of the closing sale prices for WPS Resources common stock on the New York Stock Exchange Composite Transactions Tape for each of the ten consecutive trading days ending with the fifth complete trading day prior to the closing date of the merger (not counting the closing date).

WPS Resources Shareholders Will Not Have Dissenters’ Rights in Connection with the Merger (see page [•])

        WPS Resources’ shareholders are not entitled to dissenters’ rights in connection with the merger or the proposals being considered at the WPS Resources special meeting.

Peoples Energy Shareholders Will Have Dissenters’ Rights in Connection with the Merger (see page [•])

        Under Illinois law, Peoples Energy shareholders have dissenters’ rights in connection with the merger. Therefore, a shareholder of Peoples Energy may elect to be paid for such shareholder’s shares in accordance with the procedures set forth in the Illinois Business Corporation Act of 1983, as amended (sometimes referred to as the IBCA). The full text of Article 11 of the IBCA is reprinted in its entirety as Annex B to this joint proxy statement/prospectus.

Adjustment of the Terms of Awards Outstanding under Peoples Energy’s Stock Plans (see page [•])

        Peoples Energy has adjusted the terms of awards outstanding under the Peoples Energy stock plans or otherwise to provide that:

•	each outstanding Peoples Energy stock option will be converted automatically into an option to acquire, on the same terms and conditions, including vesting, a number of shares of WPS Resources common stock (rounded down to the nearest whole share) equal to the number of shares that were subject to the Peoples Energy stock option multiplied by 0.825 at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of the Peoples Energy common stock otherwise purchasable pursuant to such option divided by (b) 0.825;

•	each holder of a Peoples Energy stock appreciation right will be entitled to that number of stock appreciation rights with respect to common stock of WPS Resources (rounded down to the nearest whole right), determined by multiplying the number of Peoples Energy stock appreciation rights held by such holder immediately prior to the consummation of the merger by 0.825, at an exercise price with respect to each such WPS Resources stock appreciation right (rounded up to the nearest whole cent) equal to (a) the exercise price in effect with respect to the corresponding Peoples Energy stock appreciation right immediately prior to the consummation of the merger divided by (b) 0.825;

•	with respect to the Peoples Energy Employee Stock Purchase Plan, (a) non-union participants in such plan may not increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement, (b) each participant’s outstanding right to purchase shares of common stock of Peoples Energy under such plan will terminate on the day immediately prior to the day on which the merger is consummated, provided that all amounts allocated to each participant’s account under such plan as of such date will thereupon be used to purchase from Peoples Energy whole shares of common stock of Peoples Energy at the applicable price determined under the terms of such plan for the then outstanding offering period using such date as the final price date for such offering period, and (c) such plan will terminate immediately following such purchases of common stock of Peoples Energy; and

•	the terms of the Peoples Energy Directors Deferred Compensation Plan and Directors Stock and Option Plan and any elections made under either plan by any participating director will be adjusted to provide that (a) each share equivalent or deferred share credited to the account of a participating director and not paid to such director as a share of common stock of Peoples Energy as of the day on which the merger is consummated will be, as of such date, converted into that number of share equivalents equal to 0.825, which will be paid to such participating director in shares of common stock of WPS Resources on the same schedule as provided in such participating director’s election and (b) the number of share equivalents or deferred shares credited to the account of a participating director following the consummation of the merger will be determined as set forth in such plan and will be equivalent to shares of common stock of WPS Resources.

The Exchange Ratio is Fixed and Will Not Be Adjusted in Response to Changes in Our Stock Prices (see page [• ])

        The Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to the completion of the merger. Based on the closing price of WPS Resources common stock on the New York Stock Exchange on July 5, 2006, the last full trading day prior to the publication of a news article reporting that WPS Resources and Peoples Energy were in advanced merger discussions in The Wall Street Journal, the Exchange Ratio would result in an approximate value of $41.39 per share for Peoples Energy common stock. This represents a premium to Peoples Energy’s shareholders of approximately 14.2%, based on the 20 trading day average closing prices for Peoples Energy ending July 5, 2006, and approximately 15%, based on the closing price for Peoples Energy on July 5, 2006. Based on the closing price of WPS Resources common stock on the New York Stock Exchange on August 18, 2006, of $51.16, the Exchange Ratio represented an approximate value of $42.21 per share for Peoples Energy common stock. Upon completion of the merger, former Peoples Energy shareholders will own approximately [•]% of WPS Resources’ outstanding common stock on a fully diluted basis.

        The value of the consideration to be received by Peoples Energy shareholders will fluctuate with changes in the price of WPS Resources common stock. We urge you to obtain current market quotations for WPS Resources and Peoples Energy common stock.

WPS Resources and Peoples Energy Expect to Continue Their Respective Stated Dividend Policies Until Completion of the Merger; WPS Resources has Agreed to Increase its Dividend Following Completion of the Merger

        After the merger is consummated, it is intended that the quarterly dividend of the combined company will be $0.66 per share, but this policy will be evaluated over time as future business needs dictate. This would be a 14.8% increase in WPS Resources’ current quarterly dividend of $0.575 per share, and, after taking into account the Exchange Ratio, would effectively continue the dividend at the current level for Peoples Energy’s shareholders.

        Prior to the merger, the merger agreement permits both WPS Resources and Peoples Energy to continue to pay regular dividends to their respective shareholders in accordance with their previously announced dividend policies. However, prior to the merger WPS Resources and Peoples Energy have agreed to coordinate with each other regarding the declaration and payment of dividends on their respective common stock and the record dates and payment dates relating to these dividends. This coordination is designed to ensure that no holder of the respective common stock of WPS Resources and Peoples Energy receives two dividends, or fails to receive one dividend, for any single calendar quarter with respect to such holder’s shares of WPS Resources common stock and Peoples Energy common stock, as the case may be, and/or any shares of WPS Resources common stock any holder of Peoples Energy common stock receives pursuant to the merger.

WPS Resources’ Financial Advisor Delivered its Opinion to the WPS Resources Board of Directors to the Effect that, as of July 8, 2006, the Exchange Ratio in the Merger Was Fair, from a Financial Point of View, to WPS Resources (see page [•])

        WPS Resources’ financial advisor, J.P. Morgan Securities Inc. (sometimes referred to as JPMorgan), has delivered its opinion dated as of July 8, 2006 to the WPS Resources board of directors that, as of that date, based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the Exchange Ratio in the merger was fair, from a financial point of view, to WPS Resources. The full text of the opinion of JPMorgan is attached as Annex C to this joint proxy statement/prospectus. WPS Resources urges its shareholders to read the opinion in its entirety. JPMorgan has provided its opinion for the information and assistance of the WPS Resources board of directors in connection with its consideration of the merger agreement, the issuance of shares of WPS Resources common stock as contemplated by the merger agreement and the merger, and the opinion does not constitute a recommendation as to how any holder of WPS Resources common stock should vote with respect to the proposal to approve the issuance of shares of WPS Resources common stock as contemplated by the merger agreement, the proposal to approve an amendment to WPS Resources’ restated articles of incorporation to change its name to “[•]” or the proposal to adjourn WPS Resources’ special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares and/or the amendment to the restated articles of incorporation.

        The opinion of JPMorgan does not reflect any developments that may occur or may have occurred after the date of the opinion and prior to completion of the merger.

        Pursuant to an engagement letter dated May 13, 2005, as extended by a letter agreement dated May 31, 2006, WPS Resources has agreed to pay JPMorgan a fee of $7 million in consideration for its services as financial advisor, one-third of which was paid upon the execution of the merger agreement, one-third of which is payable upon Peoples Energy shareholder approval of the merger agreement and WPS Resources shareholder approval of the share issuance and the amendment to the restated articles of incorporation of WPS Resources to change its name, and one-third of which is payable upon completion of the merger. At the closing of the transaction, WPS Resources may pay JPMorgan an additional fee of $2 million, in its sole discretion, based on the results obtained in connection with the merger and any other factors that WPS Resources deems relevant.

Peoples Energy’s Financial Advisor Delivered its Opinion to the Peoples Energy Board of Directors to the Effect that, as of July 8, 2006, the Exchange Ratio Pursuant to the Merger Agreement Was Fair, from a Financial Point of View, to the Holders of Shares of Peoples Energy Common Stock (see page [•])

        Peoples Energy’s financial advisor, Morgan Stanley & Co. Incorporated (sometimes referred to as Morgan Stanley), has delivered its opinion dated as of July 8, 2006 to the Peoples Energy board of directors that, as of that date, based upon and subject to the assumptions, qualifications and limitations discussed in its opinion, the Exchange Ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Peoples Energy common stock. The full text of Morgan Stanley’s opinion is attached as Annex D to this joint proxy statement/prospectus. Peoples Energy urges its shareholders to read that opinion in its entirety. Morgan Stanley provided its opinion for the information and assistance of the Peoples Energy board of directors in connection with its consideration of the merger agreement and the merger, and the opinion does not constitute a recommendation as to how any holder of Peoples Energy common stock should vote with respect to the proposal to approve the merger agreement or the proposal to adjourn Peoples Energy’s special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

        The opinion of Morgan Stanley will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to completion of the merger.

        Pursuant to an engagement letter dated March 21, 2006, Peoples Energy has agreed to pay Morgan Stanley a fee of $11.5 million in consideration for its services as financial advisor, one-third of which was paid upon the execution of the merger agreement, one-third of which is payable upon Peoples Energy shareholder approval of the merger agreement and WPS Resources shareholder approval of the share issuance and the amendment to the restated articles of incorporation of WPS Resources to change its name, and one-third of which is payable upon completion of the merger.

United States Federal Income Tax Treatment of the Exchange of Shares of Peoples Energy Common Stock for Shares of WPS Resources Common Stock (see page [•])

        As a condition to the completion of the merger, Cravath, Swaine & Moore LLP must have delivered to WPS Resources, and LeBoeuf, Lamb, Greene & MacRae LLP (sometimes referred to as LeBoeuf Lamb) must have delivered to Peoples Energy, their respective opinions, each dated as of the effective time of the merger, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that each of WPS Resources, Peoples Energy and Wedge Acquisition Corp. (the wholly-owned merger subsidiary of WPS Resources) will be a party to the “reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. These opinions will be based, in part, on customary factual assumptions and written factual representations, including those representations set forth in the certificates provided by officers of WPS Resources and Peoples Energy to Cravath, Swaine & Moore LLP and LeBoeuf, Lamb, Greene & MacRae LLP. The full text of the opinions of Cravath, Swaine & Moore LLP and LeBoeuf, Lamb, Greene & MacRae LLP are attached as Annex G and Annex H, respectively, to this joint proxy statement/prospectus.

        Assuming that the foregoing opinions are correct, and subject to the qualifications and limitations set forth in the section titled “The Proposed Merger — Material United States Federal Income Tax Consequences of the Merger,” the holders of Peoples Energy common stock will generally not recognize gain or loss on the exchange of their Peoples Energy common stock to the extent that such holders receive solely WPS Resources common stock in exchange for their Peoples Energy common stock, but the holders of Peoples Energy common stock may recognize gain or income from the receipt of cash (either in connection with dissenters’ rights or cash received in lieu of fractional shares) in exchange for their Peoples Energy common stock.

        The United States federal income tax consequences of the merger to holders of Peoples Energy common stock will depend upon each holder’s specific situation. You should read carefully the discussion under the heading “The Proposed Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page [•] of this joint proxy statement/prospectus for certain material tax consequences resulting from the merger. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.

Approvals Required by WPS Resources and Peoples Energy Shareholders to Complete the Merger (see pages [•] and [•])

        For WPS Resources Shareholders:

        The proposal respecting the issuance of shares pursuant to the merger agreement will be approved if a quorum is present and the number of votes cast in favor of the amendment exceeds the number of votes cast in opposition to it, and the total votes cast on the proposal represents over 50% of the shares of common stock entitled to vote on such proposal.

        The proposal respecting the amendment to the restated articles of incorporation of WPS Resources to change its name to “[•]" will be approved if a quorum is present and the number of votes cast in favor of the amendment exceeds the number of votes cast in opposition to it.

        The proposal respecting adjournment of the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares and/or the amendment to the restated articles of incorporation will be approved if a quorum is present and the votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

        A shareholder will be deemed “present” at the meeting by proxy if the shareholder has returned a proxy by mail, by telephone or via the Internet (even if the proxy contains no instructions as to voting, abstains from voting, or constitutes a broker “non-vote”).

        On [•], 2006, which is the record date for determining those WPS Resources shareholders who are entitled to vote at the WPS Resources special meeting, directors and executive officers of WPS Resources and their affiliates beneficially owned and had the right to vote [•] shares of WPS Resources common stock, representing less than [•]% of the shares of WPS Resources common stock outstanding on the record date. To WPS Resources’ knowledge, directors and executive officers of WPS Resources and their affiliates intend to vote their shares of common stock in favor of all the proposals to be voted on at the special meeting, although none of them has entered into any agreement requiring them to do so.

        For Peoples Energy Shareholders:

        The proposal to approve the merger agreement will be approved upon receiving the affirmative vote of at least two-thirds of the votes of the Peoples Energy shares entitled to vote on the merger agreement. Abstentions and broker non-votes will have the effect of votes AGAINST the merger agreement.

        The proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement will be approved if a quorum is present and the votes cast in favor of the proposal exceed the votes cast against the proposal. A failure to vote, a vote to abstain or a broker non-vote will have no effect on the outcome of the voting on this proposal if a quorum is present.

        On [•], 2006, which is the record date for determining those Peoples Energy shareholders who are entitled to vote at the Peoples Energy special meeting, directors and executive officers of Peoples Energy and their affiliates beneficially owned and had the right to vote [•] shares of Peoples Energy common stock, representing less than [•]% of the shares of Peoples Energy common stock outstanding on the record date. To Peoples Energy’ knowledge, directors and executive officers of Peoples Energy and their affiliates intend to vote their shares of common stock in favor of all proposals to be voted on at the special meeting, although none of them has entered into any agreement requiring them to do so.

Recommendations of WPS Resources and Peoples Energy to Shareholders (see pages [•] and [•])

        To WPS Resources Shareholders:

        The WPS Resources board of directors has reviewed and considered the terms of the merger and the merger agreement and has unanimously determined that the merger, including the issuance of shares of WPS Resources common stock and the changing of the name of WPS Resources to “[•]", as contemplated by the merger agreement, is in the best interests of WPS Resources and its shareholders and unanimously recommends that WPS Resources shareholders vote FOR the proposal to approve the issuance of shares of WPS Resources common stock as contemplated by the merger agreement, FOR the proposal to amend the restated articles of incorporation of WPS Resources to change its name to “[•]” and FOR the proposal to adjourn WPS Resources’ special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares and/or the amendment to the restated articles of incorporation.

        To Peoples Energy Shareholders:

        The Peoples Energy board of directors has reviewed and considered the terms of the merger and the merger agreement and has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Peoples Energy and its shareholders and unanimously recommends that Peoples Energy shareholders vote FOR the proposal to approve the merger agreement and thereby approve the merger. The Peoples Energy board of directors also recommends that you vote FOR the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Completion of the Merger is Subject to Regulatory Clearance (see page [•])

        To complete the merger, we must receive approval from and/or make filings with various federal and state regulatory authorities. The required statutory approvals include, among others: (1) the filing of notification and report forms with the Department of Justice (sometimes referred to as the DOJ) and the Federal Trade Commission (sometimes referred to as the FTC) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (sometimes referred to as the HSR Act), and expiration or early termination of any applicable waiting periods under the HSR Act; (2) approval of the merger and related affiliated interest agreement by the Illinois Commerce Commission (sometimes referred to as the ICC); (3) approval of the related affiliated interest agreement, and, approval of the merger, if applicable, by the Public Service Commission of Wisconsin (sometimes referred to as the PSCW); (4) approval by the Federal Communications Commission (sometimes referred to as the FCC) of the change in control of certain licenses that will result from the merger; and (5) approval of the merger by the Federal Energy Regulatory Commission (sometimes referred to as the FERC). See “The Proposed Merger — Regulatory Matters Relating to the Merger” beginning on page [•] of this joint proxy statement/prospectus for a discussion of the status of the regulatory approval process.

WPS Resources Articles and By-Laws Will Be Amended Following Completion of the Merger (see page [•])

        WPS Resources is proposing to amend its restated articles of incorporation to change the name of the company to “[•]", subject to shareholder approval. Also, in connection with the merger, WPS Resources will amend its by-laws to increase the number of directors from nine to sixteen and create the position of Non-Executive Chairman of the Board.

        You should read the complete text of the amendment to the restated articles of incorporation of WPS Resources and the amended by-laws of WPS Resources, substantially in the form to become effective upon completion of the merger, which are attached as Annex E and Annex F to this joint proxy statement/prospectus, respectively, in conjunction with this summary.

WPS Resources Directors Have Interests in the Merger that May Be Different from, or in Addition to, the Interests of the WPS Resources shareholders (see page [•])

        WPS Resources shareholders should be aware that WPS Resources directors may have interests in the merger that are different from, or in addition to, WPS Resources shareholders’ interests when they consider their board of directors’ recommendation that they vote to approve the issuance of shares of WPS Resources common stock as contemplated by the merger agreement, to approve an amendment to WPS Resources’ restated articles of incorporation to change its name to “[•]” and to adjourn WPS Resources’ special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares and/or the amendment to the restated articles of incorporation. Those interests include, among other things, the continuation of the nine WPS Resources directors (or others designated by WPS Resources) on the board of directors of the combined company.

        As a result, the directors of WPS Resources may be more likely to recommend the approval of the proposals to be voted upon at the special meeting than if they did not have these interests.

Peoples Energy Executive Officers and Directors Have Interests in the Merger that May Be Different from, or in Addition to, the Interests of the Peoples Energy shareholders (see page [•])

        Peoples Energy shareholders should be aware that Peoples Energy directors and executive officers may have interests in the merger that are different from, or in addition to, Peoples Energy shareholders’ interests when they consider their board of directors’ recommendation that they vote to approve the merger agreement and to adjourn Peoples Energy’s special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. Those interests include, among other things, benefits that may become payable under change in control severance agreements, the accelerated vesting of certain restricted shares, deferred shares and performance shares held by the directors and executive officers, retention bonuses for executive officers and the appointment of seven of the Peoples Energy directors (or others designated by Peoples Energy) to the WPS Resources board of directors.

        As a result, the directors and officers of Peoples Energy may be more likely to recommend the approval of the merger agreement than if they did not have these interests.

Completion of the Merger is Subject to the Satisfaction of a Number of Conditions (see page [•])

        Completion of the merger depends upon the satisfaction or waiver of a number of conditions, including, among others, the following:

•	the receipt of the approval of the merger agreement by the Peoples Energy shareholders, and the receipt of the approval by the WPS Resources shareholders of the share issuance proposal and the proposal to amend the restated articles of incorporation of WPS Resources to change its name;

•	the absence of temporary restraining orders, preliminary or permanent injunction or other order issued by any court of competent jurisdictions or other legal restraint or prohibition preventing the consummation of the merger;

•	the SEC having declared effective, without any stop order or proceedings seeking a stop order, the WPS Resources registration statement of which this joint proxy statement/prospectus forms a part and WPS Resources having received any state securities or “blue sky” authorizations necessary for the share issuance;

•	the receipt of the approval for listing by the NYSE of the WPS Resources common stock to be issued pursuant to the merger, subject to official notice of issuance;

•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act having been terminated or having expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the merger, having been obtained or made;

•	the required statutory approvals (including, without limitation, approval from the ICC, the PSCW, the FCC and the FERC) of both WPS Resources and Peoples Energy having been obtained at or prior to the consummation of the merger, without such approvals imposing terms or conditions that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of either party and its subsidiaries, taken as a whole;

•	the merger and any related affiliated interest agreements having been approved by the ICC, with only such terms or conditions as in the aggregate would not reasonably be expected to have a material adverse effect on the regulatory prospects in the State of Illinois of Peoples Energy and its subsidiaries taken as a whole; and the merger, if applicable, and any related affiliated interest agreements having been approved by the PSCW, with only such terms or conditions as in the aggregate would not reasonably be expected to have a material adverse effect on the regulatory prospects in the State of Wisconsin of WPS Resources and its (current pre-merger) subsidiaries taken as a whole. For purposes of this condition, the term “regulatory prospects” means the ability of either party’s respective public utility subsidiaries to recover and to be authorized to earn a reasonable rate of return on their prudently incurred capital investment in accordance with ratemaking laws, regulations and practices in the State of Illinois or the State of Wisconsin, as the case may be, in effect when the merger is consummated; and

•	the receipt of an opinion of each party’s counsel which provides that the merger will qualify as a “reorganization” within the meaning of Section 368(a)of the Internal Revenue Code and that WPS Resources, Peoples Energy and Wedge Acquisition Corp. are parties to that “reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

How the Merger Agreement May Be Terminated by WPS Resources and Peoples Energy (see page [•])

        The merger agreement may be terminated at any time prior to the completion of the merger in any of the following ways:

•	by mutual written consent of WPS Resources and Peoples Energy;

•	by either WPS Resources or Peoples Energy:

•	if the merger has not been completed by July 8, 2007, unless the failure to complete the merger is the result of a breach of the merger agreement by the party seeking to terminate the merger agreement; provided further that if all conditions to closing have been fulfilled or are capable of being fulfilled, other than receipt of the required statutory approvals, then either WPS Resources or Peoples Energy may extend this date to January 8, 2008;

•	if either the WPS Resources shareholders fail to approve the share issuance proposal or the proposal to amend the restated articles of incorporation of WPS Resources to change its name or the Peoples Energy shareholders fail to approve the merger agreement; or

•	if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action has become final and nonappealable;

•	by WPS Resources:

•	if there has been a breach or failure to perform in any material respect any representation, warranty or covenants made by Peoples Energy in the merger agreement, and the breach or failure to perform:

•	would result in the applicable closing condition to the merger not being satisfied; and

•	is not curable or, if curable, is not cured within 30 days after written notice is given by WPS Resources to Peoples Energy (provided that WPS Resources is not then in material breach of any representation, warranty or covenant in the merger agreement);

•	if the Peoples Energy board of directors (1) recommends the approval or adoption of a takeover proposal from another party, (2) withdraws or modifies, in a manner adverse to WPS Resources, its recommendation to its shareholders regarding the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, (3) recommends that its shareholders reject the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, (4) fails to recommend to its shareholders that they approve the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, or (5) approves or recommends, or proposes publicly to approve or recommend any other takeover proposal;

•	if, in light of a superior proposal from another party, a majority of the members of WPS Resources board of directors has determined in good faith, after consultation with outside counsel, that it is necessary for WPS Resources board of directors to withdraw or modify its approval or recommendation of the share issuance or the proposal to amend the restated articles of incorporation of WPS Resources to change its name or accept a superior proposal in order to comply with its fiduciary duty under applicable law, and after compliance with all notice and other requirements in the merger agreement, (x) pays, if it has not previously paid, the termination fee due and (y) enters into a definitive agreement for the implementation of such superior proposal;

•	by Peoples Energy:

•	if there has been a breach or failure to perform in any material respect any representation, warranty, covenant or other agreement made by WPS Resources in the merger agreement, and the breach or failure to perform:

•	would result in the applicable closing condition to the merger not being satisfied; and

•	is not curable or, if curable, is not cured within 30 days after written notice is given by Peoples Energy to WPS Resources (provided that Peoples Energy is not then in material breach of any representation, warranty or covenant in the merger agreement);

•	if the WPS Resources board of directors (1) recommends the approval or adoption of a takeover proposal from another party, (2) withdraws or modifies, in a manner adverse to Peoples Energy, its recommendation to its shareholders regarding the share issuance, the proposal to amend the restated articles of incorporation of WPS Resources to change its name or any of the other transactions, in each case, contemplated by the merger agreement, (3) recommends that its shareholders reject the share issuance, the proposal to amend the restated articles of incorporation of WPS Resources to change its name or any of the other transactions, in each case, contemplated by the merger agreement, (4) fails to recommend to its shareholders that they approve the share issuance, the proposal to amend the restated articles of incorporation of WPS Resources to change its name or any of the other transactions, in each case, contemplated by the merger agreement, or (5) approves or recommends, or proposes publicly to approve or recommend any other takeover proposal;

•	if, in light of a superior proposal from another party, a majority of the members of Peoples Energy board of directors has determined in good faith, after consultation with outside counsel, that it is necessary for Peoples Energy board of directors to withdraw or modify its approval or recommendation of the merger agreement or the merger or accept a superior proposal in order to comply with its fiduciary duty under applicable law and after compliance with all notice and other requirements in the merger agreement, (x) pays, if it has not previously paid, the termination fee due and (y) enters into a definitive agreement for the implementation of such superior proposal.

Termination Fees and Expenses May Be Payable Under Some Circumstances (see page [•])

        Fees Payable by WPS Resources:

        WPS Resources will be required to reimburse Peoples Energy for its fees and expenses (1) up to a limit of $15 million if the merger agreement is terminated because of a breach by WPS Resources of its representations and warranties or covenants (and such breach would give rise to the failure of a condition precedent and cannot or has not been remedied within 30 days) or WPS Resources shareholders fail to approve the transactions contemplated by the merger agreement (and prior to the WPS Resources shareholder meeting at which the WPS Resources shareholder approval was not obtained relating to such termination, any third party has made a takeover proposal which was not withdrawn at least 10 business days prior to such shareholder meeting) or (2) up to a limit of $5 million, if the merger agreement is terminated because WPS Resources’ shareholders fail to approve the transactions contemplated by the merger agreement (if no such takeover proposal has been made or was so withdrawn).

        WPS Resources will be required to pay a termination fee of $45 million to Peoples Energy (provided that any termination fee payable will be reduced by the amount of any fees and expenses previously reimbursed) in the event that:

•	WPS Resources terminates the merger agreement in order to enter into a superior proposal from another party;

•	Peoples Energy terminates the merger agreement because the WPS Resources board of directors (1) recommends the approval or adoption of a takeover proposal from another party, (2) withdraws or modifies, in a manner adverse to Peoples Energy, its recommendation to its shareholders regarding the share issuance, the proposal to amend the restated articles of incorporation of WPS Resources to change its name or any of the other transactions, in each case, contemplated by the merger agreement, (3) recommends that its shareholders reject the share issuance, the proposal to amend the restated articles of incorporation of WPS Resources to change its name or any of the other transactions, in each case, contemplated by the merger agreement, (4) fails to recommend to its shareholders that they approve the share issuance, the proposal to amend the restated articles of incorporation of WPS Resources to change its name or any of the other transactions, in each case, contemplated by the merger agreement, or (5) approves or recommends, or proposes publicly to approve or recommend any other takeover proposal; or

•	the merger agreement is terminated (a) because (1) the merger has not been consummated by July 8, 2007 (or January 8, 2008 if extended), (2) WPS Resources shareholders fail to approve the transactions contemplated by the merger agreement or (3) WPS Resources has breached its representations and warranties or covenants, and (b) prior to such termination (or, in the case of any termination following a failure to obtain the WPS Resources shareholder approval, prior to or at the time of the shareholder meeting at which such failure occurred) a third party has made a takeover proposal, which has not been withdrawn (1) in the case of any termination following a failure to obtain WPS Resources shareholder approval, at least 10 business days prior to such shareholder meeting and (2) in the case of any termination due to failure to consummate the transactions prior to July 8, 2007 (or January 8, 2008 if extended) at least 30 days prior to such date and (c) at or within twelve months of such termination, WPS Resources enters into a definitive agreement to consummate or consummates a takeover proposal with a third party.

        Fees Payable by Peoples Energy:

        Peoples Energy will be required to reimburse WPS Resources for its fees and expenses (1) up to a limit of $15 million if the merger agreement is terminated because of a breach by Peoples Energy of its representations and warranties or covenants (and such breach would give rise to the failure of a condition precedent and cannot or has not been remedied within 30 days) or Peoples Energy’s shareholders fail to approve the merger agreement (and prior to the Peoples Energy shareholder meeting at which the Peoples Energy’s shareholder approval was not obtained relating to such termination, any third party has made a takeover proposal which was not withdrawn at least 10 business days prior to such shareholder meeting) or (2) up to a limit of $5 million, if the merger agreement is terminated because Peoples Energy’s shareholders fail to approve the merger agreement (if no such takeover proposal has been made or was so withdrawn).

        Peoples Energy will be required to pay a termination fee of $45 million to WPS Resources (provided that any termination fee payable will be reduced by the amount of any fees and expenses previously reimbursed) in the event that:

•	Peoples Energy terminates the merger agreement in order to enter into a superior proposal from another party;

•	WPS Resources terminates the merger agreement because the Peoples Energy board of directors (1) recommends the approval or adoption of a takeover proposal from another party, (2) withdraws or modifies, in a manner adverse to WPS Resources, its recommendation to its shareholders regarding the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, (3) recommends that its shareholders reject the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, (4) fails to recommend to its shareholders that they approve the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, or (5) approves or recommends, or proposes publicly to approve or recommend any other takeover proposal; or

•	the merger agreement is terminated (a) because (1) the merger has not been consummated by July 8, 2007 (or January 8, 2008 if extended), (2) Peoples Energy’s shareholders fail to approve the merger or the merger agreement or (3) Peoples Energy has breached its representations and warranties or covenants, and (b) prior to such termination (or, in the case of any termination following a failure to obtain the Peoples Energy shareholder approval, prior to or at the time of the shareholder meeting at which such failure occurred) a third party has made a takeover proposal, which has not been withdrawn (1) in the case of any termination following a failure to obtain Peoples Energy shareholder approval, at least 10 business days prior to such shareholder meeting and (2) in the case of any termination due to failure to consummate the transactions prior to July 8, 2007 (or January 8, 2008 if extended) at least 30 days prior to such date and (c) at or within twelve months of such termination, Peoples Energy enters into a definitive agreement to consummate or consummates a takeover proposal with a third party.

WPS Resources Common Stock Will Be Listed on the New York Stock Exchange (see page [•])

        Subsequent to the merger, the shares of WPS Resources common stock will be listed on the New York Stock Exchange under a new ticker symbol, “[•]".

Peoples Energy Shareholders Will Hold Approximately [•]% of the Outstanding Shares of WPS Resources Common Stock Following Completion of the Merger (see page [•])

        Upon completion of the merger, WPS Resources will issue up to approximately [•] million shares of WPS Resources common stock to Peoples Energy shareholders as contemplated by the merger agreement. Immediately following completion of the merger, it is expected that there will be approximately [•] million shares of WPS Resources common stock issued and outstanding on a fully diluted basis. The shares of WPS Resources common stock to be issued to Peoples Energy shareholders will represent approximately [•]% of the outstanding WPS Resources common stock after the merger on a fully diluted basis. This information is based on the number of WPS Resources and Peoples Energy shares and Peoples Energy equity-based awards and securities convertible into shares of Peoples Energy common stock outstanding on [•], 2006.

Differences Exist Between the Rights of WPS Resources Shareholders and Peoples Energy Shareholders (see page [•])

        The rights of WPS Resources’ and Peoples Energy’s shareholders under their respective business corporation laws are different. There are additional differences in the rights of WPS Resources shareholders and Peoples Energy shareholders as a result of the provisions of the articles of incorporation, by-laws and other corporate documents of each company. See “Comparison of Shareholders’ Rights” beginning on page [•] of this joint proxy statement/prospectus.

The Merger and the Performance of the Combined Company are Subject to a Number of Risks (see page [•])

        There are a number of risks relating to the merger and to the businesses of WPS Resources, Peoples Energy and the combined company following the merger. See “Risk Factors” beginning on page [•] of this joint proxy statement/prospectus for a discussion of these and other risks and see also the documents that we have filed with the SEC and which we have incorporated by reference into this joint proxy statement/prospectus.

Post-Merger Governance and Management (see page [•])

        Upon completion of the merger, the combined company will establish its headquarters in Chicago, Illinois. The headquarters of each of the utilities of the combined company will continue to be located in the same place as immediately prior to the completion of the merger. The non-regulated energy marketing business of the combined company will be headquartered in the Green Bay, Wisconsin area.

        As provided in the merger agreement, upon completion of the merger, the board of directors of the combined company will be composed of seven of the Peoples Energy directors (or others designated by Peoples Energy) and the nine WPS Resources directors (or others designated by WPS Resources). Larry Weyers, Chairman of the Board, President and CEO of WPS Resources, will serve as President and CEO of the combined company. James Boris, the current lead director for Peoples Energy, will serve as non-executive Chairman of the Board for the combined company. The combined company board of directors will have an executive committee comprised of Mr. Weyers and Robert Gallagher, lead director of the WPS Resources board of directors, and James Boris and Keith Bailey from the Peoples Energy board of directors.

Selected Historical Financial Information

        The following selected historical financial information is being provided to assist you in your analysis of the financial aspects of the merger. The WPS Resources annual historical information is derived from the audited consolidated financial statements of WPS Resources as of and for each of the years in the five-year period ended December 31, 2005. The Peoples Energy annual historical information is derived from the audited consolidated financial statements of Peoples Energy as of and for each of the years in the five-year period ended September 30, 2005. The information as of and for the six months ended June 30, 2006 and 2005 has been derived from unaudited interim financial statements of WPS Resources, and, in the opinion of WPS Resources’ management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim periods. The information as of and for the nine months ended June 30, 2006 and 2005 has been derived from unaudited interim financial statements of Peoples Energy, and, in the opinion of Peoples Energy’s management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim periods. The information is only a summary and should be read in conjunction with the consolidated financial statements included in: (1) WPS Resources’ current report on Form 8-K dated and filed August 9, 2006; (2) Peoples Energy’s current report on Form 8-K dated and filed June 30, 2006; (3)  WPS Resources’ quarterly report on Form 10-Q for the period ended June 30, 2006; and (4) Peoples Energy’s quarterly report on Form 10-Q for the period ended June 30, 2006, which have been incorporated by reference into this joint proxy statement/prospectus, as well as other information that has been filed with the SEC. See “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus for information on where you can obtain copies of this information. The historical results included below and elsewhere in this joint proxy statement/prospectus are not necessarily indicative of the future performance of WPS Resources, Peoples Energy or the combined company.

WPS Resources Selected Historical Financial Information (Amounts in millions, except per share data)

	As of and for the six months ended		As of and for the year ended December 31
	June 30, 2006	June 30, 2005	2005	2004	2003	2002	2001
	(Unaudited)
Total revenues (1)	$3,480.1	$2,776.6	$6,847.3	$4,890.6	$4,321.3	$1,461.1	$1,345.4
Income from continuing operations	101.0	91.9	153.0	156.2	110.6	118.5	87.6
Preferred stock dividends of subsidiary	1.6	1.6	3.1	3.1	3.1	3.1	3.1
Income available for common shareholders	95.0	89.8	157.4	139.7	94.7	109.4	77.6
Total assets	5,978.5	4,452.5	5,462.5	4,376.8	4,292.3	3,671.2	3,346.5
Long-term debt and capital lease obligation
(excluding current portion) (2)	865.7	869.6	867.1	865.7	871.9	824.4	727.8
Average shares of common stock
Basic	41.2	37.9	38.3	37.4	33.0	31.7	28.2
Diluted	41.3	38.2	38.7	37.6	33.2	32.0	28.3
Earnings per common share (Basic)
Income from continuing operations	$2.41	$2.38	$3.91	$4.09	$3.26	$3.64	$3.00
Earnings per common share	2.31	2.37	4.11	3.74	2.87	3.45	2.75
Earnings per common share (Diluted)
Income from continuing operations	2.41	2.36	3.87	4.07	3.24	3.61	2.99
Earnings per common share	2.30	2.35	4.07	3.72	2.85	3.42	2.74
Dividends per share of common stock	1.13	1.11	2.24	2.20	2.16	2.12	2.08

(1)	Approximately $1,127 million of the increase in revenue in 2003 compared to 2002 related to WPS Energy Services’ required adoption of Issue No. 02-03, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities,” effective January 1, 2003.

(2)	At December 31, 2001, there was a $72.1 million long-term capital lease obligation recorded in WPS Resources’ financial statements related to an agreement with Calpine Corporation to purchase power from Calpine’s De Pere Energy Center. The capital lease was extinguished in December 2002 when WPS Resources completed the purchase of the De Pere Energy Center.

Peoples Energy Selected Historical Financial Information (Amounts in millions, except per share data)

	As of and for the nine months ended		As of and for the year ended September 30
	June 30, 2006	June 30, 2005	2005	2004	2003	2002	2001
Revenues	$2,632.9	$2,220.2	$2,599.6	$2,260.2	$2,138.4	$1,482.5	$2,270.2
Income from continuing operations	1.5	77.7	66.8	74.7	97.2	83.0	84.9
Net income	3.6	80.4	78.1	81.6	103.9	89.1	96.9
Total assets	3,543.7	3,202.0	3,537.8	3,094.8	2,928.5	2,723.6	2,976.1
Long-term debt (excluding current portion) .	893.6	897.1	895.6	897.4	744.3	554.0	644.3
Average shares of common stock outstanding
Basic	38.3	37.9	38.0	37.3	36.1	35.5	35.4
Diluted	38.5	38.1	38.1	37.5	36.2	35.5	35.4
Earnings per common share (Basic)
Income from continuing operations	$0.04	$2.05	$1.76	$2.01	$2.69	$2.34	$2.40
Earnings per common share	0.09	2.12	2.06	2.19	2.88	2.51	2.74
Earnings per common share (Diluted)
Income from continuing operations	0.04	2.04	1.75	2.00	2.68	2.34	2.40
Earnings per common share	0.09	2.11	2.05	2.18	2.87	2.51	2.74
Dividends per share of common stock	1.635	1.63	2.175	2.15	2.11	2.07	2.03

Selected Unaudited Pro Forma Condensed Combined Financial Information

        The merger will be accounted for under the purchase method of accounting, which means the assets and liabilities of Peoples Energy will be recorded, as of completion of the merger, at their respective fair values and added to those of WPS Resources. For a more detailed description of purchase accounting, see “The Proposed Merger — Accounting Treatment” beginning on page [•] of this joint proxy statement/prospectus.

        The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Information beginning on page [•] of this joint proxy statement/prospectus. The Selected Unaudited Pro Forma Condensed Combined Financial Information presented below:

•	reflects the purchase method of accounting and gives effect to the merger, in the case of the statements of income, as though the merger had occurred as of January 1, 2005 and, in the case of the balance sheet information, as though the merger had occurred as of June 30, 2006;

•	has been prepared giving effect to the issuance of 0.825 shares of WPS Resources common stock in exchange for each outstanding share of Peoples Energy common stock;

•	may have been different had the companies actually been combined as of January 1, 2005 for the year ended December 31, 2005 and the six months ended June 30, 2006;

•	does not reflect the effect of asset dispositions, if any, or synergies that may result from the merger;

•	reflects the presumed receipt of cash from sale at carrying value of the assets held for sale associated with the intention of Peoples Energy to exit the power generation business which is expected to be sold prior to the closing; and

•	has been derived from, and should be read in conjunction with, the WPS Resources and Peoples Energy Unaudited Pro Forma Condensed Combined Financial Information beginning on page [•] of this joint proxy statement/prospectus.

        You should not rely on the Selected Unaudited Pro Forma Condensed Combined Financial Information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after completion of the merger.

Unaudited Pro Forma Condensed Combined Financial Information (Amounts in millions, except per share data)

	Six Months Ended June 30, 2006	Year Ended December 31, 2005
Statement of income information
Total revenues	$4,951.0	$9,617.3
Operating income	213.8	250.5
Income from continuing operations	120.0	196.0
Preferred stock dividends of subsidiary	1.6	3.1
Income from continuing operations available for
common shareholders	118.4	192.9
Earnings per common share from continuing operations
Basic	$1.62	$2.76
Diluted	$1.62	$2.74
Weighted average number of common shares
Basic	72.9	70.0
Diluted	73.0	70.4

As of June 30, 2006
Balance sheet information
Cash and cash equivalents	$188.0
Total assets	10,339.7
Long-term debt	1,770.7
Total liabilities (excluding long-term debt)	5,431.5
Shareholders’ equity	3,137.5
Common shareholders’ equity	3,086.4
Common shareholders’ equity per share	$41.43

Comparative Historical and Unaudited Pro Forma Combined Per Share Information

        The following table sets forth selected pro forma combined and historical per share information of WPS Resources and Peoples Energy, respectively, and unaudited pro forma combined per share information reflecting the merger between WPS Resources and Peoples Energy, under the purchase method of accounting. You should read this information in conjunction with (a) the selected historical financial information included elsewhere in this joint proxy statement/prospectus; (b) the consolidated financial statements and notes included in WPS Resources’ current report on Form 8-K dated and filed August 9, 2006 and the consolidated financial statements and notes included in Peoples Energy’s current report on Form 8-K dated and filed June 30, 2006; and (c) the consolidated financial statements and notes included in the WPS Resources quarterly report on Form 10-Q for the period ended June 30, 2006 and the Peoples Energy quarterly report on Form 10-Q for the period ended June 30, 2006, which have been incorporated by reference into this joint proxy statement/prospectus and the Unaudited Pro Forma Condensed Combined Financial Information beginning on page [•] of this joint proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the WPS Resources and Peoples Energy Unaudited Pro Forma Condensed Combined Financial Information beginning on page [•] of this joint proxy statement/prospectus. The historical per share information is derived from the audited financial statements of WPS Resources and the audited financial statements of Peoples Energy as of and for their respective fiscal 2005 year ends and the unaudited financial statements of WPS Resources and Peoples Energy for their respective quarters ended June 30, 2006.

        The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of WPS Resources and Peoples Energy would have been had the companies been combined during the periods presented or to project WPS Resources’ and Peoples Energy’s results of operations that may be achieved after completion of the merger.

	Six Months Ended June 30, 2006	Year Ended December 31, 2005
Unaudited pro forma combined
Income from continuing operations per share
Basic	$1.62	$2.76
Diluted	1.62	2.74
Dividends declared per common share(1)	1.13	2.24
Common shareholders' equity per share	41.43	N/A
WPS Resources - historical
Income from continuing operations per share
Basic	$2.41	$3.91
Diluted	2.41	3.87
Dividends declared per common share	1.13	2.24
Common shareholders' equity per share	35.97	32.76
Peoples Energy - historical(2)
Income from continuing operations per share
Basic	$0.52	$0.67
Diluted	0.52	0.67
Dividends declared per common share	1.09	2.18
Common shareholders’ equity per share	21.62	20.95
Unaudited Peoples Energy equivalents based on combination of WPS
Resources and Peoples Energy(3)
Income from continuing operations per share
Basic	$1.34	$2.28
Diluted	1.34	2.26
Dividends declared per common share	0.93	1.85
Common shareholders’ equity per share	34.18	N/A

(1)	The pro forma cash dividends declared per share of common stock are equal to the dividend declared by WPS Resources during the periods presented, and do not give effect to the intended quarterly dividend of $0.66 per share of the combined company upon completion of the merger.

(2)	The Peoples Energy historical data has been derived from the historical financial statements of Peoples Energy; however, the periods presented were selected to conform more closely with WPS Resources’ calendar year-end rather than the historical presentation of Peoples Energy’s fiscal year-end of September 30.

(3)	The unaudited Peoples Energy equivalents based on combination of WPS Resources and Peoples Energy, is calculated by multiplying the unaudited pro forma combined amounts by the Exchange Ratio of 0.825 shares of WPS Resources common stock for each share of Peoples Energy common stock.

Comparative Per Share Market Price and Dividend Information

        WPS Resources common stock and Peoples Energy common stock are each listed on the New York Stock Exchange. WPS Resources trading symbol is “WPS” and Peoples Energy’s trading symbols is “PGL”. The following table shows, for the calendar quarters indicated, based on published financial sources: (a) the high and low sale prices of shares of WPS Resources and Peoples Energy common stock as reported on the New York Stock Exchange Composite Transaction Tape and (b) the cash dividends paid per share of WPS Resources and Peoples Energy common stock.

	Peoples Energy Common Stock			WPS Resources Common Stock
(Based on Calendar Years)
2004	High	Low	Dividends	High	Low	Dividends
1st Quarter	$46.03	$41.37	$0.530	$48.93	$44.99	$0.545
2nd Quarter	$45.19	$38.91	$0.540	$48.70	$43.50	$0.545
3rd Quarter	$43.86	$38.50	$0.540	$48.81	$44.85	$0.555
4th Quarter	$45.38	$41.05	$0.540	$50.53	$45.35	$0.555
2005
1st Quarter	$45.10	$41.11	$0.540	$54.90	$47.67	$0.555
2nd Quarter	$44.97	$38.72	$0.545	$56.90	$51.11	$0.555
3rd Quarter	$45.52	$38.71	$0.545	$60.00	$54.50	$0.565
4th Quarter	$39.90	$34.34	$0.545	$58.95	$51.50	$0.565
2006
1st Quarter	$37.97	$35.11	$0.545	$57.75	$49.02	$0.565
2nd Quarter	$38.66	$35.10	$0.545	$51.60	$47.39	$0.565
3rd Quarter (as of [•])	$ --	$ --	$0.545	$ --	$ --	$0.575

RISK FACTORS

        WPS Resources shareholders and Peoples Energy shareholders should carefully consider the following factors, in addition to those factors discussed elsewhere herein and in the documents that we have filed with the SEC and which we have incorporated by reference into this joint proxy statement/prospectus and the other information in this joint proxy statement/prospectus, before voting at their respective special meetings.

Risks Relating to the Merger

The merger may not be completed, which could adversely affect WPS Resources’ and/or Peoples Energy’s business operations and stock prices.

        To complete the merger, WPS Resources shareholders must approve the issuance of shares of WPS Resources common stock as contemplated by the merger agreement and the amendment to WPS Resources’ restated articles of incorporation to change its name, and Peoples Energy shareholders must approve the merger agreement. In addition, each of WPS Resources and Peoples Energy must also make certain filings with and obtain certain other approvals and consents from various federal and state governmental and regulatory authorities.

        WPS Resources and Peoples Energy have not yet obtained all regulatory clearances, consents and approvals required to complete the merger. Governmental or regulatory agencies could still seek to block or challenge the merger or could impose restrictions they deem necessary or desirable in the public interest as a condition to approving the merger. If these approvals are not received, or they are not received on terms that satisfy the conditions set forth in the merger agreement, then neither WPS Resources nor Peoples Energy will be obligated to complete the merger.

        WPS Resources and Peoples Energy are each subject to termination fees of $45 million or the reimbursement of up to $15 million of merger-related out-of-pocket expenses if it terminates the merger under certain circumstances specified in the merger agreement.

        In addition, the merger agreement contains other customary closing conditions, which are described in “The Merger Agreement — Conditions” beginning on page [•], which may not be satisfied or waived. If WPS Resources and Peoples Energy are unable to complete the merger, WPS Resources and Peoples Energy would be subject to a number of risks, including the following:

•	WPS Resources and Peoples Energy would not realize the anticipated benefits of the merger, including any synergies from combining the two companies; and

•	the trading price of WPS Resources common stock and/or Peoples Energy common stock may decline to the extent that the current market prices reflect a market assumption that the merger will be completed.

        The occurrence of any of these events individually or in combination could have a material adverse effect on the results of operations or the trading price of WPS Resources common stock or Peoples Energy common stock.

WPS Resources and Peoples Energy will be subject to business uncertainties and contractual restrictions while the merger is pending that could adversely affect their businesses.

        Uncertainty about the effect of the merger on employees may have an adverse effect on WPS Resources and Peoples Energy, regardless of whether the merger is eventually completed, and, consequently, on the combined company. Although WPS Resources and Peoples Energy have taken steps designed to reduce any adverse effects, this uncertainty may impair WPS Resources’ or Peoples Energy’s ability to attract, retain and motivate key personnel until the merger is completed or the merger agreement is terminated, and for a period of time thereafter. Furthermore, this uncertainty could cause customers, suppliers and others that deal with WPS Resources or Peoples Energy to seek to change existing business relationships with WPS Resources or Peoples Energy.

        Employee retention and recruitment may be particularly challenging during the pendency of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company. The departure of existing key employees or the failure of potential key employees to accept employment with either of the companies, despite WPS Resources’ and Peoples Energy’s retention and recruiting efforts, could have a material adverse impact on the business, financial condition and operating results of WPS Resources or Peoples Energy, regardless of whether the merger is eventually completed.

        The pursuit of the merger and the preparation for the combination of WPS Resources and Peoples Energy will place a significant burden on management and internal resources. The diversion of management attention away from day-to-day business concerns and any difficulties encountered in the transition process could have a material adverse impact on Peoples Energy’s or WPS Resources’ business, financial condition and operating results, regardless of whether the merger is eventually completed.

        In addition, the merger agreement restricts each of WPS Resources and Peoples Energy, without the other party’s consent, from making certain acquisitions and taking other specified actions until the merger occurs or the merger agreement terminates. These restrictions may prevent WPS Resources and Peoples Energy from pursuing otherwise attractive business opportunities and making other changes to their businesses prior to completion of the merger or termination of the merger agreement. See “The Merger Agreement – Covenants” beginning on page [•] for a description of the restrictive covenants applicable to WPS Resources and Peoples Energy.

The value of shares of WPS Resources common stock to be received by Peoples Energy shareholders in the merger will fluctuate.

        In the merger, each share of Peoples Energy common stock outstanding immediately prior to completion of the merger (other than shares of Peoples Energy common stock owned by the parties to the merger agreement and shares of Peoples Energy common stock held by Peoples Energy shareholders who have perfected their dissenters’ rights) will be converted into the right to receive 0.825 shares of WPS Resources common stock (with cash paid in lieu of fractional shares). The Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to the completion of the merger.

        The market prices of WPS Resources common stock and Peoples Energy common stock immediately prior to the effective time of the completion of the merger may vary significantly from their market prices at the date of this joint proxy statement/prospectus and at the date of the special meetings of the shareholders of WPS Resources and Peoples Energy. See “Summary — Comparative Per Share Market Price and Dividend Information” beginning on page [•] for more detailed share price information. These variations may be the result of various factors, including:

•	changes in the business, operations or prospects of WPS Resources and/or Peoples Energy;

•	speculation regarding the likelihood that the merger will be completed and the timing of the completion;

•	general market and economic conditions; and

•	regulatory developments and/or litigation.

        The merger may not be completed until a significant period of time has passed after the WPS Resources and Peoples Energy shareholder approvals are received. At the time of their respective special meetings, WPS Resources shareholders and Peoples Energy shareholders will not know the exact market value of the WPS Resources common stock that will be received as a result of the merger.

        Shareholders of WPS Resources and shareholders of Peoples Energy are urged to obtain current market quotations for WPS Resources common stock and Peoples Energy common stock.

The merger is subject to receipt of consent or approval from governmental entities that could delay or prevent the completion of the merger or impose conditions that could have a material adverse effect on the combined company or that could cause abandonment of the merger.

        To complete the merger, WPS Resources and Peoples Energy need to obtain approvals or consents from, or make filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities, including, among others, FERC, FTC, DOJ, PSCW and ICC.

        While WPS Resources and Peoples Energy each believe that they will receive the required statutory approvals and other clearances for the merger, there can be no assurance as to the timing of these approvals and clearances or their ability to obtain these approvals and clearances on satisfactory terms or otherwise. There can be no assurance that any of these approvals will be obtained or, if obtained, that these approvals will not contain terms or conditions that could reasonably be expected to have a material adverse effect on the combined company following completion of the merger. See “The Proposed Merger — Regulatory Matters Relating to the Merger” beginning on page [•] for more detail.

        The special meetings at which the WPS Resources shareholders and the Peoples Energy shareholders will vote on the transactions contemplated by the merger agreement may take place before all such approvals have been obtained and, in certain cases where they have not been obtained, before the terms of any conditions to obtain such approvals that may be imposed are known. As a result, if shareholder approval of the transactions contemplated by the merger agreement is obtained at such meetings, WPS Resources and Peoples Energy may make decisions after the special meetings to waive a condition or approve certain actions required to obtain necessary approvals without seeking further shareholder approval. Such actions could have an adverse effect on the combined company.

The anticipated benefits of combining WPS Resources and Peoples Energy may not be realized.

        WPS Resources and Peoples Energy entered into the merger agreement with the expectation that the merger would result in various benefits, including, among other things, synergies, cost savings and operating efficiencies.

        Although we expect to achieve the anticipated benefits of the merger, including the synergies, achieving them is subject to a number of uncertainties, including:

•	whether United States federal and state public utility, antitrust and other regulatory authorities whose approval is required to complete the merger impose conditions on the merger, or the extent to which these regulatory authorities will require the combined company to share a disproportionate amount of the expected or achieved synergies of the merger with customers, any of which may have an adverse effect on the combined company;

•	resolution of pending and future rate cases and negotiations (including the recovery of deferred costs) and other regulatory decisions impacting WPS Resources’ and Peoples Energy’s regulated businesses, including the rate treatment of synergies and the cost to achieve those synergies;

•	the ability of the two companies to combine certain of their operations or take advantage of expected growth opportunities;

•	general market and economic conditions;

•	general competitive factors in the marketplace; and

•	higher than expected costs required to achieve the expected synergies.

        No assurance can be given that these benefits will be achieved or, if achieved, the timing of their achievement. Failure to achieve these anticipated benefits could result in increased costs and decreases in the amount of expected revenues or net income of the combined company.

The integration of WPS Resources and Peoples Energy following the merger will present significant challenges that may result in a decline in the anticipated potential benefits of the merger.

        The merger involves the combination of two companies that previously operated independently. The difficulties of combining the companies’ operations include:

•	combining the best practices of two companies, including utility operations, non-regulated energy marketing operations and staff functions;

•	the necessity of coordinating geographically separated organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	reducing the costs associated with each company’s operations; and

•	preserving important relationships of both WPS Resources and Peoples Energy and resolving potential conflicts that may arise.

        The process of combining operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the possible loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial condition or prospects of the combined company after the merger.

        WPS Resources and Peoples Energy expect the merger to generate potential pre-tax cost synergies of $94 million for the combined company on an annualized basis by the end of the fifth full year of operations following completion of the merger (excluding costs of integration). These savings may not be realized within the time periods contemplated, or at all. See “The Proposed Merger — Estimated Potential Synergies Attributable to the Merger” beginning on page [•] for more detail.

Each of WPS Resources and Peoples Energy will incur significant transaction, merger-related and restructuring costs in connection with the merger.

        WPS Resources and Peoples Energy expect to incur costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the merger. The combined company also will incur restructuring and integration costs in connection with the merger. The estimated total cost to WPS Resources (and ultimately the combined company) of accomplishing the merger and achieving synergies and cost savings is approximately $186 million in transaction and integration costs, most of which will be incurred through 2010. The costs related to restructuring will be treated as a liability and will be included in the total purchase price or expensed as a cost of the ongoing results of operations of either WPS Resources or Peoples Energy or the combined company, depending on the nature of the restructuring activity. Although WPS Resources and Peoples Energy expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term, or at all.

The combined company will record goodwill that could become impaired and adversely affect the combined company’s operating results.

        The merger will be accounted for as a purchase by WPS Resources in accordance with generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Peoples Energy will be recorded, as of completion, at their respective fair values and added to those of WPS Resources. The reported financial condition and results of operations of WPS Resources issued after completion of the merger will reflect Peoples Energy balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Peoples Energy for periods prior to the merger. Following completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [•].

        Under the purchase method of accounting, the total purchase price will be allocated to Peoples Energy’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the merger. The excess of the purchase price over those fair values will be recorded as goodwill. We expect that the merger will result in the creation of goodwill based upon the application of purchase accounting. To the extent the value of goodwill or intangibles becomes impaired, the combined company may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on the combined company’s operating results.

Members of the management and boards of directors of WPS Resources and Peoples Energy have interests in the merger that are different from, or in addition to, those of other shareholders and that could have influenced their decision to support or approve the merger.

        In considering whether to approve the transactions contemplated by the merger agreement, WPS Resources shareholders and Peoples Energy shareholders should recognize that some of the members of management and the boards of directors of WPS Resources and Peoples Energy have interests in the merger that differ from, or are in addition to, their interests as shareholders of WPS Resources and shareholders of Peoples Energy. These interests are described in “Additional Interests of WPS Resources’ and Peoples Energy’s Directors and Executive Officers in the Merger” beginning on page [•].

Risks Relating to the Businesses of WPS Resources, Peoples Energy and the Combined Company

The business of the combined company will be subject to risks currently affecting the businesses of WPS Resources and Peoples Energy.

        After the completion of the merger, the business of the combined company, as well as the price of WPS Resources common stock, will be subject to numerous risks currently affecting the businesses of WPS Resources and Peoples Energy. Some of these risks are discussed below. For a discussion of additional risks to consider respecting the businesses of WPS Resources and Peoples Energy, see the risk factors sections of WPS Resources’ annual report on Form 10-K for the fiscal year ended December 31, 2005, as updated by its quarterly report on Form 10-Q for the quarter ended June 30, 2006 and Peoples Energy’s annual report on Form 10-K/A for the fiscal year ended September 30, 2005, as updated by its quarterly report on Form 10-Q for the quarter ended June 30, 2006, and the other filings with the SEC by WPS Resources and Peoples Energy that are incorporated by reference into this joint proxy statement/prospectus.

WPS Resources may not successfully integrate pending or future acquisitions into its operations or otherwise achieve the anticipated benefits of those acquisitions.

        As part of WPS Resources growth strategy, it continues to pursue a disciplined acquisition strategy. While it expects to identify cost savings and growth opportunities before it acquires companies or assets, it may not be able to achieve these anticipated benefits due to, among other things:

•	Delays or difficulties in completing the integration of acquired companies or assets;

•	Higher than expected costs or a need to allocate additional resources to manage unexpected operating difficulties;

•	Parameters imposed or delays caused by regulatory agencies;

•	Reliance on inaccurate assumptions in evaluating the expected benefits of a given acquisition;

•	Inability to retain key employees or customers of acquired companies; and

•	Assumption of liabilities not identified in the due diligence process.

        These risks apply to WPS Resources’ recently completed acquisition of Aquila’s Michigan and Minnesota natural gas distribution assets, and will apply to the combined company.

WPS Resources may not complete construction projects within estimated project costs.

        WPS Resources is currently in the process of constructing the 500-megawatt Weston 4 base-load generation facility at an estimated cost of $779 million (including the coal trains). WPS Resources’ subsidiary, Wisconsin Public Service Corporation, will be responsible for approximately 70% of these costs. Wisconsin Public Service Corporation (sometimes referred to as WPSC) is also considering the possible construction of additional generation facilities in the future. These and other projects also may be subject to joint ownership or operation agreements, completion of which will impact estimated project costs.

        These are very large and complex construction projects, subject to numerous unpredictable events that could affect WPS Resources’ and the combined company’s ability to timely complete construction of these projects within estimated costs. WPS Resources may not be able to meet these construction estimates due to, among other things:

•	Fluctuating or unanticipated construction costs;

•	Supply delays;

•	Legal claims; and

•	Environmental regulation.

WPS Resources may not earn Section 29/45K synthetic fuel production tax credits or match related hedge earnings to production due to increasing oil prices.

        WPS Resources has significantly reduced its consolidated federal income tax liability for the past several years through tax credits available to it under Section 29/45K of the Internal Revenue Code for the production and sale of solid synthetic fuel from coal. The Internal Revenue Code provides Section 29/45K federal tax credits based on the price of crude oil. As the price of oil rises above certain thresholds, the allowable tax credit decreases. If the price of oil rises high enough, the credit is eliminated. In order to manage exposure to the risk that an increase in oil prices could reduce or eliminate the recognizable amount of Section 29/45K federal credits, WPS Resources has entered into a series of derivative contracts (options) covering a specified number of barrels of oil. These derivatives mitigate substantially all of the Section 29/45K federal tax credit exposure related to rising oil prices in 2006 and approximately 40% of the exposure in 2007. However, the accounting period in which gains on these hedge agreements are recognized may not coincide with the accounting period projected for recognition of tax credits. As a result, if the price of oil rises above the Internal Revenue Code thresholds, income may be recognized in periods other than the period for which the Section 29/45K federal tax credits are projected.

The companies’ operations are subject to risks beyond our control, including but not limited to the demand for electricity and natural gas, which is driven in large part by weather conditions, and potentially by terrorist attacks or acts of war.

        The revenues of WPS Resources and Peoples Energy are affected by, and the combined company will be affected by, the demand for electricity and natural gas. That demand can vary greatly based upon:

•	Weather conditions, seasonality and temperature extremes;

•	Fluctuations in economic activity and growth in regulated service areas; and

•	The amount of additional energy available from current or new competitors.

        Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities. The gas distribution business generally delivers less natural gas, and consequently earns less income, when weather conditions are milder than normal during the heating season. The electric utility business generally delivers less electricity, and consequently earns less income, when weather conditions are cooler than normal during the cooling season. Although the companies may from time to time utilize weather insurance or financial weather derivatives to manage this risk, such measures result in increased costs and expose the companies to the credit risk of the counterparties in such transactions and, moreover, there can be no assurance that such measures will fully protect from the effects of mild weather.

        In addition, the cost of repairing damage to facilities due to storms, natural disasters, wars, terrorist acts, acts of war and other catastrophic events may adversely impact results of operations, financial condition and cash flows. The occurrence or risk of occurrence of future terrorist activity or acts of war and the high cost or potential unavailability of insurance to cover such activity may impact results of operations and financial condition in unpredictable ways. These actions could also result in disruptions of power and fuel markets. In addition, natural gas distribution system and pipelines could be directly or indirectly harmed by future terrorist activity or acts of war.

Costs of environmental compliance, liabilities, fines, penalties and litigation could exceed the companies’ estimates.

        Compliance with current and future federal and state environmental laws and regulations may result in increased capital, operating and other costs, including remediation and containment expenses and monitoring obligations. Neither WPS Resources nor Peoples Energy can predict with certainty the amount and timing of all future expenditures (including the potential or magnitude of fines or penalties) related to environmental matters because of the difficulty of estimating clean-up and compliance costs and the possibility that changes will be made to the current environmental laws and regulations. Any future changes in the interpretation of the Clean Air Act’s New Source Review provisions could potentially increase operating and maintenance costs substantially.

        On March 15, 2005, the Environmental Protection Agency (sometimes referred to as the EPA), adopted the Clean Air Mercury Rule, which is intended to reduce mercury emissions from coal-fired generation plants. The EPA has also issued the Clean Air Interstate Rule requiring reductions of sulfur dioxide and nitrogen oxide emissions. In addition, the possibility exists of future regulation of greenhouse gases emitted from generation facilities. The companies cannot be certain how these rules will affect them or the combined company. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liabilities on all potentially responsible parties.

        Citizen groups that feel there are compliance issues not sufficiently enforced by environmental regulatory agencies may bring citizen enforcement actions against us. Such actions could seek penalties, injunctive relief and costs of litigation. The Sierra Club, Inc. and Clean Wisconsin, Inc. filed a complaint in the United States District Court, Eastern District of Wisconsin, claiming that WPSC’s Pulliam facility violated provisions of its air permit.

        On November 15, 2004, the Sierra Club filed a petition with the Wisconsin Department of Natural Resources (sometimes referred to as the WDNR), under Section 285.61 of the Wisconsin Statutes, seeking a contested case hearing on the air permit issued for the Weston 4 generation station. In February 2006, the Administrative Law Judge affirmed the Weston 4 air permit with modifications to the emission limits for sulfur dioxide and nitrogen oxide from the coal-fired boiler and particulate from the cooling tower. The modifications, which must be implemented by the WDNR in a revised permit, set limits that are more stringent than those originally set by the WDNR. The Sierra Club and WPSC filed petitions for judicial review of the Administrative Law Judge’s decision with the circuit court. WPSC subsequently dismissed its petition and has moved for dismissal of the Sierra Club petition. The circuit court action has not stayed the Administrative Law Judge’s decision on the air permit. WPS Resources believes that the WDNR intends to revise the air permit consistent with the Administrative Law Judge’s decision unless otherwise directed by the court. However, until the WDNR issues the revised air permit interpreting the Administrative Law Judge’s decision, WPS Resources will not be able to make a final determination of the probable cost impact of compliance with the revised air permit on its future operating costs.

        Peoples Energy’s subsidiaries are accruing liabilities and deferring costs (recorded as regulatory assets) incurred in connection with the subsidiaries’ former manufactured gas sites, including related legal expenses, pending recovery through rates or from other entities. At June 30, 2006, regulatory assets of $311 million have been recorded. This amount reflects the net amount of (1) costs incurred to date, (2) carrying costs, (3) amounts recovered from insurance companies, other entities and from customers, and (4) the best estimates of Peoples Energy’s management of the costs the utilities will spend in the future for investigating and remediating the manufactured gas sites ($284 million for Peoples Energy on a consolidated basis). Peoples Energy’s management has recorded liabilities for the amounts described in clause (4) of the preceding sentence. Peoples Energy’s management believes that any such costs that are not recoverable from other entities or from insurance carriers are recoverable through rates for utility services under ICC-approved mechanisms for the recovery of prudently incurred costs. A change in these rate recovery mechanisms, or a decision by the ICC that some or all of these costs were not prudently incurred, could result in the present recognition as expense with no rate recovery of some or all of these costs.

Future regulations imposed by FERC could negatively impact earnings of the combined company.

        The FERC has authorized WPS Resources to sell generation from its non-regulated facilities at market prices. The FERC retains the authority to modify or withdraw our market based rate authority. If the FERC determines that the market is not workably competitive, that WPS Resources possess market power or that its is not charging just and reasonable rates, the FERC may require WPS Resources’ non-regulated subsidiaries to sell power at a price based upon the costs incurred in producing the power. Any reduction by the FERC of the rates WPS Resources may receive could reduce WPS Resources’ revenues and profit margins.

        Peoples Energy’s midstream gas services are regulated by the FERC. Additional or different regulations imposed by the FERC could affect the profitability of the midstream services business.

Fluctuating commodity prices may reduce regulated and non-regulated energy margins.

        WPSC’s regulated energy margins are directly affected by, and the combined company’s regulated energy margins will be directly affected by, commodity costs related to coal, natural gas and other fuels used in the electric generation process. The commodity price of market purchases of electricity also directly affects WPS Resources’ (and will affect the combined company’s) regulated energy margins. In the case of each of WPS Resources’ and Peoples Energy’s gas distribution operations, costs for purchased gas and pipeline transportation and storage services are fully recovered through a gas charge, but increases in gas costs affect total retail prices and, therefore, the competitive position of the gas distribution businesses relative to electricity and other forms of energy.

        Higher commodity prices increase energy prices and may impact customer demand for energy in the non-regulated market and increase counterparty risk. This may stress margins at the non-regulated subsidiaries.

        ESI may experience increased expenses, including interest costs and uncollectibles, higher working capital requirements and possibly some reduction in volumes sold as a result of any increase in the cost of fuel or purchased power. If market prices for electric energy decline below the cost of production at our non-regulated facilities, these units may be temporarily shut down and alternative sources of energy found to meet energy commitments.

        Peoples Energy’s earnings growth and the carrying value of Peoples Energy’s oil and gas producing properties depends in part upon the prices received for its natural gas and oil production. Natural gas and oil prices historically have been volatile and are likely to continue to be volatile in the future. The prices for natural gas and oil are subject to a variety of factors that are beyond Peoples Energy’s control. These factors include, but are not limited to, the level of consumer demand for, and the supply of, natural gas and oil, commodity processing, gathering and transportation availability, the level of imports of, and the price of, foreign natural gas and oil, the price and availability of alternative fuel sources, weather conditions, political conditions or hostilities in natural gas and oil producing regions. Further, because approximately 93% of Peoples Energy’s proved reserves at September 30, 2005, were natural gas reserves, Peoples Energy is substantially more sensitive to changes in natural gas prices than to changes in oil prices. Declines in natural gas and oil prices would not only reduce revenue, but could reduce the amount of natural gas and oil that can be produced economically and, as a result, could adversely affect the financial results of the oil and gas production business.

WPS Resources and Peoples Energy are subject to changes in government regulation, which may have a negative impact on their business, financial position and results of operations.

        The companies are subject to comprehensive regulation by several federal and state regulatory agencies, which significantly influences their operating environment and may affect their ability (and the ability of the combined company) to recover costs from utility customers. The companies are required to have numerous permits, approvals and certificates from these agencies to operate their businesses.

        Specifically, Peoples Energy’s utility subsidiaries are subject to the jurisdiction of and regulation by the ICC, which has general supervisory and regulatory powers over practically all phases of the public utility business in Illinois, including rates and charges, issuance of securities, services and facilities, systems of accounts, investments, safety standards, transactions with affiliated interests and other matters. Recently, credit rating agencies have issued negative alerts on some Illinois utilities, citing as a concern a heightened level of politicizing of the regulatory process in Illinois, particularly with regard to electric utilities. If Peoples Gas’ and North Shore Gas’ tariff rates were reduced in a future proceeding, or if the ICC denied recovery of certain costs presently allowed to be recovered through rates, the profitability of the utilities’ businesses could be reduced.

        For each Peoples Energy utility subsidiary, the ICC conducts annual proceedings regarding the reconciliation of revenues from the gas charge and related gas costs. In these proceedings, the accuracy of the reconciliation of revenues and costs is reviewed and the prudence of gas costs recovered through the gas charge is examined by interested parties. If the ICC were to find that the reconciliation was inaccurate or any gas costs were imprudently incurred, the ICC would order the utility to refund the affected amount to customers. Proceedings regarding Peoples Energy’s utility subsidiaries for the fiscal years 2001, 2002, 2003 and 2004 were recently settled, which resulted in a significant credit to customers.

        The rates the regulated utilities are allowed to charge for their retail and wholesale services are some of the most important items influencing the companies’ business, financial position, results of operations and liquidity.

        The companies are unable to predict the impact on their businesses and operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations may require the companies to incur additional expenses or change business operations, which may have an adverse impact on results of operations. In addition, federal regulatory reforms may produce unexpected changes and costs in the public utility industry.

The use of derivative instruments could result in financial losses and liquidity constraints.

        WPS Resources and Peoples Energy use derivative instruments (and the combined company will use derivative instruments), including futures, forwards, options and swaps, to manage commodity and financial market risks. In addition, the companies purchase and sell commodity-based contracts in the natural gas and electric energy markets for trading purposes. In the future, the companies could recognize financial losses on these contracts as a result of volatility in the market values of the underlying commodities or if a counterparty fails to perform under a contract. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these contracts involves the judgment of the applicable company’s management or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. Additionally, realized values could differ from values previously determined.

WPS Resources is subject (and the combined company will be subject) to provisions that can limit merger and acquisition opportunities for its shareholders.

        The Wisconsin Public Utility Holding Company Law precludes the acquisition of 10% or more of the voting shares of a holding company of a Wisconsin public utility unless the PSCW has first determined that the acquisition is in the best interests of utility consumers, investors and the public. Those interests may, to some extent, be mutually exclusive. This provision and other requirements of the Wisconsin Public Utility Holding Company Law may delay, or reduce the likelihood of, a sale or change of control, thus reducing the likelihood that shareholders of WPS Resources will receive a takeover premium for their shares.

        Provisions of WPS Resources’ restated articles of incorporation and by-laws may delay or frustrate the removal of incumbent directors and may prevent or delay a merger, tender offer or proxy contest involving WPS Resources that is not approved by WPS Resources’ board of directors, even if the shareholders believe that such events may be beneficial to their interests. In addition, WPS Resources’ shareholder rights plan may have anti-takeover effects by delaying, deferring or preventing an unsolicited acquisition proposal not approved by WPS Resources’ board of directors, even if the shareholders believe that the proposal may be beneficial to their interests. (WPS Resources’ board of directors intends to let the rights plan expire on December 11, 2006, pursuant to its terms.) Further, the Wisconsin Business Corporation Law contains provisions that may have the effect of delaying or making more difficult attempts by others to obtain control of WPS Resources without the approval of our board of directors.

A downgrade in the combined company’s credit ratings could negatively affect its ability to access capital.

        WPS Resources, Peoples Energy and their respective subsidiaries rely on access to capital markets as a source of liquidity for capital requirements not satisfied by operating cash flows. If any of their respective credit ratings or the credit ratings of the combined company were to be downgraded, especially below investment grade, its ability to raise capital on favorable terms, including the commercial paper markets, could be hindered, and their and the combined company’s borrowing costs would increase. Also, reductions in credit ratings could require the affected company to post additional collateral related to current trading contracts which could reduce its liquidity.

        In addition, the inability of the regulated utility businesses of WPS Resources and Peoples Energy to timely recover their costs of providing service could have a material adverse effect on the credit ratings of the utilities and of the combined company.

Customer growth in service areas may affect results of operations and cash flows.

        WPS Resources’ and Peoples Energy’s results of operations are affected by the growth in customer accounts. Customer growth can be affected by population growth as well as economic factors, including job and income growth, housing starts and new home prices. Customer growth will directly influence the demand for electricity and gas and the need for additional power generation and energy delivery facilities of the combined company.

The combined company is subject to employee workforce factors that could affect its businesses and financial condition.

        The combined company is subject to employee workforce factors, including loss or retirement of key executives and other employees, availability of qualified personnel, collective bargaining agreements with union employees and work stoppages that could affect the businesses and financial condition of the combined company.

WPS Resources and Peoples Energy are holding companies and their assets consist primarily of investments in their subsidiaries; covenants in certain of their financial instruments may limit their ability to pay dividends, thereby adversely impacting thevaluation of their common stock and access to capital.

        WPS Resources’ and Peoples Energy’s assets, and the combined company’s assets will, consist primarily of investments in subsidiaries. Each company’s payment of common stock dividends depends on the earnings, financial condition and capital requirements of its subsidiaries, principally WPSC with respect to WPS Resources and Peoples Gas and North Shore Gas with respect to Peoples Energy, and the distribution or other payment of earnings from its subsidiaries in the form of dividends, loans, advances or repayment of loans and advances. The subsidiaries are distinct legal entities and have no obligation to pay any dividends or make advances or loans to the companies. The ability of each company to pay dividends on its common stock may also be limited by existing or future regulatory restrictions or agreement covenants limiting the right of its subsidiaries to pay dividends on their common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents that are incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” and other similar words. Although the companies believe they have been prudent in their plans and assumptions, there can be no assurance that indicated results will be realized. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from those anticipated.

        Forward-looking statements include, but are not limited to, the information in this joint proxy statement/prospectus relating to:

•	management forecasts, projections and estimates;

•	regulatory matters;

•	economies of scale and the ability to achieve operational efficiencies, synergies and cost savings;

•	income and margins;

•	earnings per share;

•	combined operations;

•	the economy;

•	future economic performance;

•	conditions to, and the timetable for, completing the merger;

•	future acquisitions and dispositions;

•	litigation;

•	potential and contingent liabilities;

•	management’s plans;

•	taxes; and

•	merger and integration-related expenses.

        All written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus and attributable to WPS Resources or Peoples Energy or any person acting on either company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date on which they are made, and the companies undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise. The companies recommend that you consult any further disclosures they make on related subjects in their filings on Form 10-Q, Form 8-K, and Form 10-K to the SEC.

        You should understand that the following important factors, in addition to those discussed in “Risk Factors” beginning on page [•] and elsewhere in this joint proxy statement/prospectus, and in the documents which are incorporated by reference into this joint proxy statement/prospectus, could affect the future results of WPS Resources and Peoples Energy, and of the combined company after the completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	timely and successful completion of the merger (including receipt of acceptable regulatory approvals, including but not limited to, approval by ICC, FERC and PSCW, and the ability of WPS Resources and Peoples Energy to satisfy all of the other conditions precedent to the completion of the merger);

•	unexpected costs or unexpected liabilities related to the merger, or the effects of purchase accounting that may be different from WPS Resources’ and Peoples Energy’s expectations;

•	successful combination of the operations of WPS Resources and Peoples Energy;

•	the combined company may be unable to achieve synergies or it may take longer or cost more than expected to achieve synergies;

•	the credit ratings of the combined company or its subsidiaries may be different from what WPS Resources and Peoples Energy expect;

•	the successful integration of both the Michigan and Minnesota natural gas distribution operations recently acquired by WPS Resources;

•	resolution of pending and future rate cases and negotiations (including the recovery of deferred costs) and other regulatory decisions impacting WPS Resources’ and Peoples Energy’s regulated businesses, including the rate treatment of synergies and the cost to achieve those synergies;

•	the impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric and gas utility industries, changes in environmental, tax and other laws and regulations to which WPS Resources and Peoples Energy and their subsidiaries are subject, as well as changes in application of existing laws and regulations;

•	current and future litigation, regulatory investigations, proceedings or inquiries, including manufactured gas plant site cleanup, pending EPA investigations of WPSC’s generation facilities and the Weston 4 air permit;

•	resolution of audits by the Internal Revenue Service and various state revenue agencies;

•	the effects, extent, and timing of additional competition or regulation in the markets in which WPS Resources’ and Peoples Energy’s subsidiaries operate;

•	the impact of fluctuations in commodity prices, interest rates, and customer demand;

•	available sources and costs of fuels and purchased power;

•	ability to control costs;

•	investment performance of employee benefit plan assets;

•	advances in technology;

•	effects of and changes in political, legal, and economic conditions and developments in the United States and Canada;

•	the performance of projects undertaken by non-regulated businesses and the success of efforts to invest in and develop new opportunities;

•	potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed (such as the merger, construction of the Weston 4 power plant, additional investment in the American Transmission Company LLC (sometimes referred to as ATC) related to construction of the Wausau, Wisconsin, to Duluth, Minnesota, transmission line, and the disposition of the non-regulated electric generation assets of Peoples Energy);

•	the direct or indirect effect resulting from terrorist incidents, natural disasters, or responses to such events;

•	financial market conditions and the results of financing efforts, including credit ratings and risks associated with commodity prices (particularly natural gas and electricity), interest rates, and counterparty credit;

•	weather and other natural phenomena, in particular the effect of weather on natural gas and electricity sales; and

•	the effect of accounting pronouncements issued periodically by standard-setting bodies.

        Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference.

THE COMPANIES

WPS Resources Corporation

        WPS Resources (NYSE: WPS) is a holding company incorporated in Wisconsin on December 3, 1993. WPS Resources’ wholly-owned subsidiaries include four regulated utilities, WPSC, Upper Peninsula Power Company (sometimes referred to as UPPCO), Michigan Gas Utilities Corporation (sometimes referred to as Michigan Gas Utilities) and Minnesota Energy Resources Corporation (sometimes referred to as Minnesota Energy Resources).

        WPSC, the primary regulated utility of WPS Resources, accounted for 52% of WPS Resources’ consolidated net income in 2005. WPSC began operations in 1883 and is a regulated electric and natural gas utility serving an 11,000 square mile service territory in northeastern Wisconsin and an adjacent portion of the Upper Peninsula of Michigan. In 2005, WPSC served 424,615 electric customers and 307,540 natural gas customers. Wholesale electric service is provided to various customers, including municipal utilities, electric cooperatives, energy marketers, other investor owned utilities and municipal joint action agencies. WPSC is currently allowed an 11.00% authorized return on equity in its Wisconsin rates.

        UPPCO, a Michigan corporation began operations in 1884 and was acquired by WPS Resources in 1998. UPPCO is a regulated electric utility serving a 4,500 square mile area of Michigan’s Upper Peninsula. In 2005, UPPCO provided retail electric service to 52,130 customers and wholesale electric service to 37 customers. In 2005, total revenues for UPPCO consisted of 77% retail sales and 23% wholesale sales. UPPCO is currently allowed a 10.75% authorized return on equity.

        Michigan Gas Utilities acquired the Michigan natural gas distribution assets of Aquila, Inc. on April 1, 2006. The Michigan natural gas assets provide gas distribution service to approximately 161,000 customers, primarily in southern Michigan in 147 cities and communities. Annual natural gas throughput is approximately 36 billion cubic feet per year. These assets operate under a cost-of-service environment and are currently allowed an 11.4% authorized return on equity on a 45% equity component of the regulatory capital structure.

        On July 1, 2006, Minnesota Energy Resources acquired the Minnesota natural gas distribution assets of Aquila, Inc. The Minnesota natural gas assets provide gas distribution service to about 200,000 customers throughout the state in 165 cities and communities. Annual natural gas throughput is approximately 76.1 billion cubic feet per year, roughly equal to that of WPS Resources’ 2005 regulated natural gas operations. The assets operate under a cost-of-service environment and are currently allowed an 11.71% authorized return on equity on a 50% equity component of the regulatory capital structure.

        WPS Resources primary non-regulated subsidiary is ESI. ESI was established in 1994. Although ESI has a widening array of products and services, revenues are primarily derived through sales of electricity and natural gas to retail and wholesale customers primarily in the northeastern quadrant of the United States and adjacent portions of Canada. In addition, in 2005, ESI began operations in Texas. ESI also owns and operates, through its subsidiaries, electric generation facilities in Wisconsin, Maine, Pennsylvania and New York in the United States and New Brunswick in Canada, a 23.3% interest in a synthetic fuel processing facility located in Kentucky and steam production facilities located in Arkansas and Oregon.

        In addition, at June 30, 2006, WPS Resources owned through one of its subsidiaries a 32.74% interest in ATC. ATC started business on Jan. 1, 2001, as a transmission-only utility. ATC provides electric transmission service starting in the Upper Peninsula of Michigan, throughout the eastern half of Wisconsin and into portions of Illinois. It owns and operates 8,900 miles of high-voltage transmission lines and 480 substations providing communities with access to local and regional energy sources.

Peoples Energy Corporation

        Peoples Energy Corporation (NYSE: PGL) is a holding company incorporated in Illinois on August 3, 1967. Peoples Energy’s income is derived principally from its two regulated utility subsidiaries, Peoples Gas and North Shore Gas. Peoples Energy also derives income from other subsidiaries: Peoples Energy Resources, Peoples Energy Services and Peoples Energy Production.

        Peoples Energy’s core business is gas distribution through Peoples Gas and North Shore Gas, which accounted for 65% of its revenues, 77% of its operating income and 81% of its capital assets for fiscal year 2005. Peoples Gas and North Shore Gas purchase, store, distribute, sell and transport natural gas to approximately one million customers through a 6,000-mile distribution system serving Chicago and 54 communities in northeastern Illinois. Peoples Gas was formed in 1855 and has approximately 814,000 residential, commercial and industrial retail sales and transportation customers in Chicago. North Shore Gas was formed in 1900 and has approximately 155,000 residential, commercial and industrial retail sales and transportation customers within its service area of approximately 275 square miles, located in northeastern Illinois.

        Peoples Energy Production acquires, develops and produces oil and gas reserves in selected onshore basins in the United States through direct ownership in oil, gas and mineral leases. Peoples Energy Production owns working interests in substantial oil and gas leasehold positions located in various areas of Texas, Louisiana, New Mexico, Arkansas, Oklahoma, Mississippi and North Dakota. Peoples Energy Production’s primary focus is on natural gas, with growth coming from low to moderate risk drilling opportunities and the acquisition of proved reserves with upside potential that can be realized through drilling, production enhancements and reservoir optimization programs.

        Peoples Energy Services provides gas, electricity and energy management services to industrial, commercial and residential customers regionally within Illinois, Michigan, and Ohio. The company is one of the largest nonutility energy marketers in the northern Illinois retail energy marketplace and it expects to enter the New York market later this year.

        Peoples Energy Resources provides wholesale gas transportation, storage and supply services to marketers, utilities, pipelines and gas-fired power generation facilities. Peoples Energy Resources owns a propane-based peaking plant and has several contractual assets for pipeline transportation and storage in the Midwest region. Peoples Energy Resources also owns approximately 40 miles of small diameter pipes, which are used to provide services to local refineries in the Chicago area.

        Peoples Energy Resources is an equal investor with Dominion Energy, Inc. in Elwood Energy LLC, which owns and operates a 1,400-megawatt peaking facility near Chicago. The plant capacity is sold through long-term contracts as wholesale sales of electricity at market-based rates to Exelon Generation Company, LLC and Constellation Energy Commodities Group, Inc. Peoples Energy announced in February 2006 its intention to exit the power generation business and expects to close on the sale of its remaining power generation assets by the end of calendar year 2006.

INFORMATION ABOUT THE WPS RESOURCES SPECIAL MEETING AND VOTE

        The WPS Resources board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of WPS Resources common stock for use at the special meeting of WPS Resources’ shareholders. WPS Resources is first mailing this joint proxy statement/prospectus and accompanying proxy card to WPS Resources shareholders on or about [•], 2006.

Date, Time and Place of WPS Resources Special Meeting

        The WPS Resources special meeting will be held on [•], 2006 at [•], local time, at [•].

Matters to be Considered

        The following matters will be considered at the meeting:

1.	Proposal to approve the issuance of shares of WPS Resources common stock as contemplated by the Agreement and Plan of Merger, dated as of July 8, 2006, among WPS Resources Corporation, Wedge Acquisition Corp. and Peoples Energy Corporation. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice. In the merger, each share of Peoples Energy common stock outstanding immediately prior to completion of the merger will be converted into the right to receive 0.825 shares of WPS Resources common stock.

2.	A proposal to approve an amendment to WPS Resources’ restated articles of incorporation to change the name of the company to “[•]".

3.	A proposal to adjourn WPS Resources’ special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares and/or the amendment to the restated articles of incorporation.

4.	Any other business properly brought before the special meeting and any adjournment or postponement thereof.

WPS Resources Record Date; Quorum; and Voting Rights

        The WPS Resources board of directors has fixed the close of business on [•], 2006 as the record date for determination of shareholders entitled to notice of and to vote at the WPS Resources special meeting.

        A quorum is the number of shares that must be represented at a meeting to lawfully conduct business. The presence of a majority of the shares entitled to vote constitute a quorum. As of the record date, a total of [•] shares were eligible to vote. The presence of [•] shares will constitute a quorum. Shares held by WPS Resources in its treasury do not count towards a quorum.

        Each shareholder is entitled to one vote at the WPS Resources special meeting for each share of WPS Resources common stock held by that shareholder at the close of business on the record date. Shares of WPS Resources common stock held by WPS Resources in its treasury are not voted.

Abstentions and Broker Non-Votes

        A shareholder will be deemed “present” at the meeting by proxy because the shareholder has returned a proxy by mail, by telephone or via the Internet (even if the proxy contains no instructions as to voting, abstains from voting, or constitutes a broker “non-vote”, if any). So, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum, as noted above, but do not constitute a vote “for” or “against” any proposal at the special meeting and will be disregarded in the calculation of “votes cast.”

        A broker non-vote occurs when the broker is not permitted to vote on an item without instruction from the beneficial owner of the shares of WPS Resources common stock and the beneficial owner gives no instruction as to voting of the shares. Under New York Stock Exchange rules, your broker or bank does not have discretionary authority to vote your shares on the proposals. Without your voting instructions on the proposals, a broker non-vote will occur if the broker submits a properly executed proxy.

Required Vote

        The proposal respecting the issuance of shares as contemplated by the merger agreement will be approved if a quorum is present and the number of votes cast in favor of the issuance exceeds the number of votes cast in opposition to it, and the total votes cast on the proposal represents over 50% of the shares of common stock entitled to vote on such proposal. The proposal respecting the amendment to the restated articles of incorporation of WPS Resources to change its name will be approved if a quorum is present and the number of votes cast in favor of the amendment exceeds the number of votes cast in opposition to it. The proposal respecting the adjournment of the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares and/or the amendment to the restated articles of incorporation will be approved if a quorum is present and the votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. A shareholder will be deemed “present” at the meeting by proxy because the shareholder has returned a proxy by mail, by telephone or via the Internet (even if the proxy contains no instructions as to voting, abstains from voting, or constitutes a broker “non-vote”). If you do not return your proxy card or submit your proxy by telephone or via the Internet or vote in person at the WPS Resources special meeting, your vote will not be counted and it will be less likely that a quorum to conduct business at the WPS Resources special meeting will be obtained and that the vote necessary for approval of the proposals will be obtained.

Dissenters’ Rights

        WPS Resources’ shareholders are not entitled to dissenters’ rights in connection with the proposals.

Directors and Executive Officers of WPS Resources

        Biographical information regarding WPS Resources’ executive officers is included in WPS Resources annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this joint proxy statement/prospectus. For biographical information regarding WPS Resources’ directors, information concerning the compensation paid to the chief executive officer and the other four most highly compensated executive officers of WPS Resources for the 2005 fiscal year as well as any information regarding certain relationships and related transactions involving WPS Resources’ directors and executive officers for the 2005 fiscal year, see WPS Resources’ proxy statement used in connection with its 2006 annual meeting of shareholders and WPS Resources’ annual report on 10-K for the year ended December 31, 2005, both of which are incorporated by reference into this joint proxy statement/prospectus.

Shares Beneficially Owned by WPS Resources Directors and Officers

        WPS Resources’ directors and officers beneficially owned [•] shares of WPS Resources common stock on [•], 2006, the record date for the special meeting. These shares represent in total less than [•]% of the total voting power of WPS Resources’ voting securities outstanding and entitled to vote as of the record date. WPS Resources currently expects that WPS Resources’ directors and officers will vote their shares in favor of all the proposals to be voted on at the special meeting, although none of them has entered into any agreements obligating them to do so.

        For information regarding the beneficial ownership of WPS Resources common stock by certain beneficial owners, each current WPS Resources director, executive officers of WPS Resources and all directors and executive officers as a group, see WPS Resources’ proxy statement used in connection with its 2006 annual meeting of shareholders and WPS Resources’ annual report on 10-K for the year ended December 31, 2005, both of which are incorporated by reference into this joint proxy statement/prospectus.

How Shares are Voted; Proxies; Revocation of Proxies

        Shareholders of record may vote in person by ballot at the special meeting or by submitting their proxies:

•	by telephone, by calling the toll-free number [o] in the United States or Canada on a touch-tone phone and following the recorded instructions;

•	by accessing the Internet website at www.voteproxy.com and following the instructions on the website; or

•	by mail, by indicating your vote on each proxy card you receive, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied that proxy card.

        Telephone and Internet voting are available 24 hours a day and will be accessible until [•] p.m. on [•], 2006. WPS Resources’ telephone and Internet voting procedures are designed to identify existing shareholders by using individual control numbers.

        Shareholders of WPS Resources who hold their shares in “street name” by a broker, nominee, fiduciary or other custodian should refer to the proxy card or other information forwarded by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.

        WPS Resources recommends you submit your proxy even if you plan to attend the special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted. If you properly give your proxy and submit it to WPS Resources in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

        If you are a shareholder of record and submit your proxy but do not make specific choices, your proxy will follow the WPS Resources board of directors’ recommendations and your shares will be voted:

1.	FOR the proposal to approve the issuance of shares of WPS Resources common stock as contemplated by merger agreement.

2.	FOR the proposal to approve an amendment to WPS Resources’ restated articles of incorporation to change the name of the company to “[•]".

3.	FOR the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares and/or the amendment to the restated articles of incorporation.

        You have the right to revoke your proxy at any time prior to the time your shares are voted at the special meeting. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by entering a new vote by telephone or the Internet;

•	by delivering a written revocation to WPS Resources’ Secretary prior to the WPS Resources special meeting;

•	by submitting another valid proxy bearing a later date that is received prior to the WPS Resources special meeting; or

•	by attending the WPS Resources special meeting and voting your shares in person.

        However, if your shares are held in “street name” through a bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

        If you own stock in the WPSC ESOP, you may vote your shares by any of the following three methods:

•	over the Internet at www.voteproxy.com;

•	over the telephone by calling toll-free 1-800-776-9437; or

•	through the mail by returning your completed, signed and dated proxy card in the enclosed prepaid envelope.

        Your vote must be received by [•], 2006 to be voted at the special meeting. Stock owned in the WPSC ESOP may NOT be voted in person at the special meeting.

        The results of the vote received from WPSC ESOP participants will serve as voting instructions to the plan trustee, Wells Fargo Bank N.A. The trustee will vote the plan shares as instructed by plan participants. The trustee will not vote any proxy not voted by participants. The plan trustee will follow your voting instructions unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. American Stock Transfer & Trust Company will tabulate the WPSC ESOP vote. American Stock Transfer and Wells Fargo will keep how you vote your shares confidential.

Solicitation of Proxies

        WPS Resources will pay the costs of soliciting proxies from WPS Resources shareholders. In addition to this mailing, proxies may be solicited by directors, officers or employees of WPS Resources in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. WPS Resources has retained Georgeson, Inc. to assist in the distribution and solicitation of proxies. WPS Resources will pay Georgeson a fee of $10,000, plus reasonable expenses, for these services.

        The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by mail, by telephone or via the Internet. WPS Resources also reimburses brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Other Business; Adjournments

        WPS Resources is not currently aware of any other business to be acted upon at the WPS Resources special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

        Any adjournment (other than an adjournment to solicit additional votes) may be made from time to time by the affirmative vote of a majority of the votes cast by holders of shares of WPS Resources common stock present in person or by proxy at the WPS Resources special meeting whether or not a quorum is present, without further notice other than by announcement at the meeting.

        If the special meeting is adjourned to a different place, date or time, WPS Resources need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is or must be set for the adjourned meeting. The board of directors must fix a new record date if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

WPS Resources Shareholder Account Maintenance

        WPS Resources’ transfer agent is American Stock Transfer & Trust Company. All communications concerning accounts of WPS Resources shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling American Stock Transfer & Trust Company, toll-free at (800) 236-1551. For other information about WPS Resources, WPS Resources shareholders can visit WPS Resources’ web site at www.wpsr.com. Information on WPS Resources’ website does not constitute part of this joint proxy statement/prospectus.

INFORMATION ABOUT THE PEOPLES ENERGY SPECIAL MEETING AND VOTE

        The Peoples Energy board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Peoples Energy common stock for use at the special meeting of Peoples Energy’s shareholders. Peoples Energy is first mailing this joint proxy statement/prospectus and accompanying proxy card to Peoples Energy shareholders on or about [•], 2006.

Date, Time and Place of Peoples Energy Special Meeting

        The Peoples Energy special meeting of shareholders will be held on [•], 2006 at [•], local time at [•].

Matters to be Considered

        At the Peoples Energy special meeting, holders of Peoples Energy common stock will be asked to:

1.	Approve the Agreement and Plan of Merger, dated as of July 8, 2006, among WPS Resources Corporation, Wedge Acquisition Corp. and Peoples Energy Corporation. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice. In the merger, each share of Peoples Energy common stock outstanding immediately prior to completion of the merger will be converted into the right to receive 0.825 shares of WPS Resources common stock.

2.	Approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.

3.	Transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

        The Peoples Energy board of directors has adopted the merger agreement and approved the merger and recommends that Peoples Energy shareholders vote FOR the approval of the merger agreement and FOR adjourning the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Peoples Energy Record Date; Voting Rights

        The Peoples Energy board of directors has fixed the close of business on [•], 2006 as the record date for determination of shareholders entitled to notice of and to vote at the Peoples Energy special meeting.

        Each shareholder is entitled to one vote for each share of common stock owned. To vote by telephone or via the Internet, see the instructions attached to your proxy card.

        As of [•], 2006, there were outstanding [•] shares of common stock of Peoples Energy held by approximately [•] holders of record.

Quorum, Abstentions and Broker Non-Votes

        In order to conduct the special meeting, a simple majority of the outstanding shares of Peoples Energy common stock is required to be present in person or by proxy at the special meeting for there to be a quorum.

        All shares of Peoples Energy common stock represented at the Peoples Energy special meeting, including abstentions and “broker non-votes,” if any, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. “Broker non-votes” are shares held by a broker or other nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal, and the broker does not have discretionary voting power on such proposal. Under NYSE rules, your broker or bank does not have discretionary authority to vote your shares of Peoples Energy common stock on the proposal to approve the merger agreement or the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. Without voting instructions on such proposal, a broker non-vote will occur, if the broker submits a properly executed proxy.

Required Vote

        The merger agreement will be approved upon receiving the affirmative vote of at least two-thirds of the votes of the Peoples Energy shares entitled to vote on the merger agreement. Abstentions and broker non-votes will have the effect of votes AGAINST the merger.

        In order for shareholders to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement, the votes cast in favor of the proposal must exceed the votes cast against the proposal. In the case of such a proposal to adjourn the special meeting, a failure to vote on this proposal, a vote to abstain or a broker non-vote will be counted in determining whether a quorum exists, and if a quorum is present, will have no effect on the outcome of the voting.

Dissenter’s Rights

        Illinois law requires that Peoples Energy shareholders have dissenters’ rights in connection with the merger. Therefore, a shareholder of Peoples Energy may elect to be paid cash for such shareholder’s shares in accordance with the procedures set forth in the IBCA.

        The following is a summary of the material terms of the statutory procedures to be followed by holders of Peoples Energy common stock in order to dissent from the merger under the IBCA. The following discussion is not a complete description of the law relating to dissenters’ rights available under Illinois law and is qualified in its entirety by the full text of Article 11 of the IBCA, which is reprinted in its entirety as Annex B to this joint proxy statement/prospectus. If you wish to exercise dissenters’ rights, you should review carefully the following discussion and Annex B; Peoples Energy urges you to consult a lawyer before electing or attempting to exercise these rights.

        Under Article 11, all shareholders entitled to dissenters’ rights in the merger must be notified in the meeting notice relating to the merger that shareholders are entitled to assert dissenters’ rights. This joint proxy statement/prospectus constitutes that notice.

        If you are a Peoples Energy shareholder and desire to dissent and receive cash payment of the fair value of your Peoples Energy common stock, you must:

•	deliver to Peoples Energy before the vote is taken at the special meeting of shareholders a written demand for payment for your shares if the proposed action is consummated; and

•	not vote in favor of the merger agreement and merger.

        Within 10 days after the date on which the merger is consummated or 30 days after the shareholder delivers to Peoples Energy the written demand for payment, whichever is later, Peoples Energy will send each shareholder who has delivered a written demand for payment:

•	a statement setting forth the opinion of Peoples Energy as to the estimated fair value of the shares;

•	Peoples Energy’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement;

•	the statement of income for that year and the latest available interim financial statements; and either:

•	a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to Peoples Energy of the certificate or certificates, or other evidence of ownership, with respect to the shares, or

•	instructions to the dissenting shareholder to sell his or her shares on the public market within 10 days after delivery of Peoples Energy’s statement to the shareholder. If the shareholder does not sell on the public market within that 10 day period after being so instructed by Peoples Energy, the shareholder will be deemed to have sold his or her shares at the average closing price of the shares during that 10 day period.

        If the shareholder does not agree with the opinion of Peoples Energy as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the Peoples Energy’s statement of value, must notify Peoples Energy in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by Peoples Energy or the proceeds of sale by the shareholder, as applicable.

        If, within 60 days from delivery to Peoples Energy of the shareholder notification of estimate of fair value of the shares and interest due, Peoples Energy and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, Peoples Energy will either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by Peoples Energy or the proceeds of sale by the shareholder, whichever amount is applicable.

        In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold Peoples Energy common stock and are considering dissenting from the approval of the merger agreement and the merger and exercising your dissenters’ rights under the IBCA, you should consult a lawyer promptly.

        All written communications from shareholders with respect to the exercise of dissenters’ rights should be mailed to:

Peoples Energy Corporation 130 East Randolph Drive 24thFloor Chicago, IL 60601 Attention: Peter H. Kauffman, Secretary

        Peoples Energy recommends that such communications be sent by registered or certified mail, return receipt requested.

Directors and Executive Officers of Peoples Energy

        Biographical information regarding Peoples Energy’s executive officers is included in Peoples Energy annual report on Form 10-K for the year ended September 30, 2005, as amended, which is incorporated by reference into this joint proxy statement/prospectus. For biographical information regarding Peoples Energy’s directors, information concerning the compensation paid to the chief executive officer and the other four most highly compensated executive officers of Peoples Energy for the 2005 fiscal year as well as any information regarding certain relationships and related transactions involving Peoples Energy’s directors and executive officers for the 2005 fiscal year, see Peoples Energy’s proxy statement used in connection with its 2006 annual meeting of shareholders and Peoples Energy’s annual report on 10-K for the year ended September 30, 2005, as amended, both of which are incorporated by reference into this joint proxy statement/prospectus.

Shares Beneficially Owned by Peoples Energy Directors and Officers

        Peoples Energy directors and officers beneficially owned [•] shares of Peoples Energy common stock on [•], 2006 the record date for the Peoples Energy special meeting. These shares represent less than [•]% of the total voting power of Peoples Energy’s voting securities outstanding and entitled to vote as of [•], 2006. Peoples Energy currently expects that Peoples Energy’s directors and officers will vote their shares in favor of all proposals to be voted on at the special meeting, although none of them has entered into any agreements obligating them to do so.

        For information regarding beneficial ownership of Peoples Energy common stock by certain beneficial owners, each current Peoples Energy director, executive officers of Peoples Energy and all directors and executive officers as a group, see Peoples Energy’s proxy statement used in connection with its 2006 annual meeting of shareholders and Peoples Energy’s annual report on 10-K for the year ended September 30, 2005, as amended, both of which are incorporated by reference into this joint proxy statement/prospectus.

How Shares are Voted; Proxies; Revocation of Proxies

        If you are a shareholder of record, you may vote in person by ballot at the Peoples Energy special meeting or by submitting a proxy. Peoples Energy recommends you submit your proxy even if you plan to attend the special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

        Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Peoples Energy in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

Peoples Energy 401(k) Plan Participants and ESOP Participants

        If you are a participant in the Peoples Energy Capital Accumulation Plan or the Peoples Energy Thrift Plan, The Northern Trust Company, as trustee of the trust established for these plans, will vote the shares in the exercise of its fiduciary duty.

        If you are a participant in the Peoples Energy ESOP, you may vote your shares by submitting your voting instruction card for those shares in accordance with the instructions included with the voting instruction card. Plan participant voting directions will be treated confidentially. The plan trustee will follow participants’ voting directions unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. If you elect not to provide voting directions, the plan trustee will vote Peoples Energy shares allocated to your plan account in the same proportion as those votes cast by other plan participants submitting voting instructions. Because the plan trustee must process voting instructions from participants before the date of the Peoples Energy special meeting, you are urged to deliver your instructions well in advance of the Peoples Energy special meeting so that the instructions are received no later than [•], 2006.

How to Vote by Proxy

        By Telephone or Internet. If you are a shareholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card, 1-866-207-3912, or you can submit your proxy via the Internet by accessing the Internet website identified on your proxy card, www.eproxyvote.com/PGL. Telephone and Internet voting are available 24 hours a day and will be accessible until 11:59 p.m. on [•], 2006. If you hold your shares through a bank, broker, custodian or other recordholder, please refer to your proxy card or the voting instruction form provided by your bank, broker, custodian or other recordholder for information on telephone or Internet voting. If you submit your proxy by telephone or Internet, please do not mail your proxy card. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions with respect to voting by telephone.

        By Mail. If you are a shareholder of record and choose to submit your proxy by mail, please complete each proxy card you receive, date and sign it, and return it in the prepaid envelope which accompanied that proxy card. If you hold your shares through a bank, broker, custodian or other recordholder, please refer to your proxy card or the voting instruction form provided to you by your bank, broker, custodian or other recordholder.

Revocation of Proxies

        You may revoke your proxy at any time prior to the time your shares are voted. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by entering a new vote by telephone or the Internet;

•	by delivering a written revocation to Peoples Energy’s Secretary that is received prior to the Peoples Energy special meeting;

•	by submitting another valid proxy bearing a later date that is received prior to the Peoples Energy special meeting; or

•	by attending the Peoples Energy special meeting and voting your shares in person.

        However, if your shares are held in “street name” through a bank, broker, custodian, or other recordholder (including the trustee of the Peoples Energy Plan), you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

Solicitation of Proxies

        Peoples Energy will pay the cost of preparing, assembling, and mailing proxy soliciting material to Peoples Energy shareholders. In addition to solicitation by mail, there may be incidental personal solicitations made by directors, officers, and regular employees of Peoples Energy. The cost of solicitation, including payments to brokers, nominees, or fiduciaries who mail such material to their clients, will be borne by Peoples Energy.

        Peoples Energy has retained Georgeson, Inc. to assist in the distribution and solicitation of proxies. Peoples Energy will pay Georgeson a fee of $10,000, plus reasonable expenses, for these services.

Other Business; Adjournments

        Peoples Energy is not currently aware of any other business to be acted upon at the Peoples Energy special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

        Any adjournment (other than an adjournment to solicit additional votes) may be made from time to time by the affirmative vote of a majority of the votes cast by holders of shares of Peoples Energy common stock present in person or by proxy at the Peoples Energy special meeting whether or not a quorum is present, without further notice other than by announcement at the meeting.

Peoples Energy Shareholder Account Maintenance

        Peoples Energy’s transfer agent is LaSalle Bank N.A. All communications concerning accounts of Peoples Energy shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling the Peoples Energy Shareholder Services department at 1-800-901-8878, or by calling LaSalle Bank N.A., toll-free at 1-800-228-688. For other information about Peoples Energy, Peoples Energy shareholders can visit Peoples Energy’s web site at www.peoplesenergy.com. Information on Peoples Energy’s website does not constitute part of this joint proxy statement/prospectus.

THE PROPOSED MERGER

General

        The WPS Resources board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of WPS Resources common stock for use at the WPS Resources special meeting. The Peoples Energy board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Peoples Energy common stock for use at the Peoples Energy special meeting.

WPS Resources Merger Proposals

        At the WPS Resources special meeting, holders of shares of WPS Resources common stock will be asked to vote on the issuance of shares of WPS Resources common stock as contemplated by the merger agreement and on amending the restated articles of incorporation of WPS Resources to change its name to “[•]".

        The merger will not be completed unless WPS Resources shareholders approve the issuance of shares of WPS Resources common stock as contemplated by the merger agreement and the amendment to the restated articles of incorporation of WPS Resources to change its name.

        The parties may agree to waive the condition to the merger that the shareholders approve the amendment to the restated articles of incorporation, but they are not required to do so. A separate vote by the holders of WPS Resources common stock on the merger agreement or the merger itself is not required under Wisconsin law.

Peoples Energy Merger Proposal

        At the Peoples Energy special meeting, holders of shares of Peoples Energy common stock will be asked to vote on the approval of the merger agreement and thereby approve the merger.

        The merger will not be completed unless Peoples Energy’s shareholders approve the merger agreement and thereby approve the merger.

Background of the Merger

        The senior management teams and boards of directors of each of WPS Resources and Peoples Energy historically monitored and assessed developments in the energy industry on an active basis and were generally aware of the business activities of other major energy companies, including each other. Executives from each of WPS Resources and Peoples Energy periodically interacted with each other at industry gatherings and as part of various energy industry organizations.

        Over the past several years, senior management and the boards of directors of each of WPS Resources and Peoples Energy have regularly reviewed strategic opportunities in the energy industry in response to developments within their respective businesses, industry trends, competitive conditions and changes in legislation and regulation. For several years, the WPS Resources board of directors and management have been engaged in a strategic planning process designed to position WPS Resources to take advantage of growth opportunities in its industry. As a part of this process, WPS Resources has periodically evaluated a variety of possible business combinations in light of its evolving acquisition criteria and opportunities presented by various potential transactions.

        Peoples Energy’s long-term strategy has been to enhance its core utility business, build its diversified energy businesses and carefully manage risk. During 2004, the Peoples Energy board of directors and senior management recognized that the growth trend of Peoples Energy’s non-regulated businesses would cause those businesses to be overweighted and the core utility business to be underweighted in the company’s business mix.

        In response to the trend regarding the company’s business mix, Peoples Energy engaged Morgan Stanley & Co., Incorporated to act as its financial advisor and to help prepare a formal process to identify strategic opportunities to enlarge the company’s utility assets, including potential candidates for a strategic business combination with Peoples Energy. On December 3, 2004 at a regular meeting of the Peoples Energy board, members of senior management and representatives of Morgan Stanley identified to the board a number of candidates that met a series of screening criteria, including size of business, geographic location, strategic fit, financial strength and potential synergies, among others, designed to highlight the most attractive partners for a potential strategic business combination with Peoples Energy. In the course of the board’s discussion, two important considerations in pursuing any strategic business combination transaction were identified: (i) the preservation of Peoples Energy’s current dividend level for its shareholders and (ii) the maintenance of a significant presence in Chicago following the transaction, preferably with the headquarters of any company resulting from such a strategic transaction located in Chicago. The board directed senior management to continue its analysis and contact selected candidates as appropriate.

        Following this meeting, Peoples Energy’s senior management, working with Morgan Stanley, identified a small number of candidates, including WPS Resources, to be contacted to engage in preliminary discussions regarding a potential business combination transaction, and began to contact these candidates. At regular meetings of the Peoples Energy board of directors held on February 4, 2005 and February 25, 2005, members of senior management, including Thomas M. Patrick, Chairman, President and Chief Executive Officer of Peoples Energy, discussed with the board the status of the strategic initiative, and reported to the board on the results of preliminary contacts with certain candidates. As a result of this process, WPS Resources emerged as an attractive candidate with which to pursue additional discussions.

        In February, 2005, Mr. Patrick called Larry Weyers, Chairman of the Board, President and Chief Executive Officer of WPS Resources to arrange a meeting for the purpose of discussing whether the companies could pursue jointly any strategic business opportunities.

        In March, 2005, Messrs. Weyers and Patrick met in Kohler, Wisconsin to have a general discussion about developments in the energy industry and their two companies. During this conversation, they discussed strategic trends and opportunities within their respective companies and in the energy industry generally. In addition, they discussed briefly, and generally, the possibility of a strategic transaction between WPS Resources and Peoples Energy. Although no specific potential terms or proposals were discussed, they agreed to meet later to discuss the possibility of a strategic transaction further. (A confidentiality agreement was entered into by the parties on May 31, 2005, as discussed below. The meetings prior to this date, which are discussed below, did not include the exchange of confidential information.)

        On April 8, 2005, Messrs. Weyers and Patrick met in Milwaukee, Wisconsin. They discussed primarily high-level issues relating to the companies’ businesses and a potential business combination, including strategic, management and governance matters.

        On April 14, 2005, at a regularly scheduled meeting of the WPS Resources board of directors, Mr. Weyers briefed the members of the WPS Resources board of directors about his discussions to date with Mr. Patrick. Specific terms of a potential transaction were not discussed. Mr. Weyers indicated his expectation that he would have further discussions with Mr. Patrick and that the senior management team would begin to evaluate Peoples Energy more closely as a potential merger partner based on publicly available information.

        On April 19, 2005, Messrs. Weyers and Patrick met again in Kohler, Wisconsin. Mr. Weyers provided Mr. Patrick with a summary outline of possible key terms for a potential stock-for-stock merger. Their discussion focused primarily on the potential strategic benefits of a combination of the two companies’ businesses and various governance issues that would be raised by a merger.

        At a regular meeting of the Peoples Energy board of directors held on April 22, 2005, members of senior management, including Mr. Patrick, together with representatives of Morgan Stanley, updated the board on the status of the strategic initiative, and identified a small group of the most attractive candidates, which included WPS Resources, to the board for further consideration based on a variety of factors, including geographic proximity, opportunity for regulatory diversification, strategic fit, potential synergies and complementary businesses, among other things. At the conclusion of the presentation, the board authorized senior management to continue analyzing a strategic transaction with the candidates included in this small group, and commence preliminary negotiations as appropriate.

        During the second half of April and during May and June of 2005, senior management of WPS Resources and Peoples Energy had numerous discussions regarding various issues relating to a potential merger in addition to those described below.

        On April 30, 2005, Messrs. Weyers and Patrick met at an industry conference in New Orleans, Louisiana and continued to discuss strategic and business considerations of a possible merger, as well as to review the potential terms and timetable for such a transaction.

        On May 6, 2005, Messrs. Weyers and Patrick and Mr. Robert C. Gallagher (lead independent director of WPS Resources’ board of directors) and Mr. James R. Boris (lead director of Peoples Energy’s board of directors) met in Chicago, Illinois. They discussed the outline of possible key terms for a potential stock-for-stock merger, focusing on the potential strategic benefits of a combination of the two companies. They also discussed various governance issues that would be raised by a merger. Following this discussion, Mr. Weyers advised outside legal counsel and an investment banker, respectively, about the discussions to date on a potential merger with Peoples Energy.

        On May 19, 2005, at a regularly scheduled meeting of the WPS Resources board of directors, Mr. Weyers briefed the members of the WPS Resources board of directors about his continued discussions with Mr. Patrick. Following this meeting, on May 20, 2005, Messrs. Weyers and Patrick talked by telephone to discuss further details of a potential merger, including a discussion on a possible management team for the combined company as well as economic, governance and other key terms. They also agreed that the companies should enter into a mutual confidentiality agreement and begin to exchange business information. The companies entered into a confidentiality agreement on May 31, 2005.

        At a meeting of the Executive Committee of the Peoples Energy board of directors held on May 17, 2005 and at meetings of the Peoples Energy non-management directors and board of directors held on June 7 and 8, 2005, Mr. Patrick, together with other members of senior management and representatives of Morgan Stanley at the June 8 meeting, reported to the board on the status of senior management’s preliminary negotiations with, and due diligence investigation of, WPS Resources.

        On May 31, 2005, senior executives of WPS Resources and Peoples Energy met in Milwaukee, Wisconsin, to exchange initial presentations on their companies’ respective businesses.

        During the month of June 2005, certain members of senior management of each of WPS Resources and Peoples Energy met regularly with each other and with their respective outside legal, financial and other outside professional advisors to discuss the structure of a potential merger, regulatory considerations and approvals, potential synergies, legal considerations and other matters that would arise in the course of a potential merger between the two companies.

        On June 15, 2005, Messrs. Weyers and Patrick met in Kohler, Wisconsin to continue discussions about the potential merger. They also discussed proceedings that the ICC had brought against Peoples Energy relating to the reconciliation of revenues from Peoples Energy’s gas charges for fiscal years 2000 to 2004 and related gas costs.

        On June 22, 2005, the Peoples Energy board of directors held a special meeting to consider a potential strategic transaction with WPS Resources. At the meeting, members of senior management, including Mr. Patrick, updated the board with respect to preliminary negotiations with WPS Resources and with respect to the due diligence investigation that had been conducted to date. Representatives of Morgan Stanley attended the meeting, and reviewed with the board preliminary valuation analyses of Peoples Energy and WPS Resources, as well as various pro forma financial analyses relating to the potential strategic transaction with WPS Resources. A representative of Navigant Consulting, Inc. also attended the meeting and reviewed its analysis of WPS Resources operations with the board, and representatives of LeBoeuf Lamb, Peoples Energy’s legal counsel in connection with the merger, and Katten Muchin Rosenman LLP, special counsel to the non-management directors of Peoples Energy (sometimes referred to as Katten Muchin) attended the meeting and reviewed with the board the legal obligations and fiduciary duties of the directors and officers of Peoples Energy in connection with engaging in a potential strategic transaction with WPS Resources, and the laws and regulations applicable to such a transaction. Meeting in separate executive session on the same day, the Peoples Energy board of directors discussed other aspects of the potential strategic transaction with Mr. Patrick, including the economic and other terms of the transaction, the anticipated timing of the transaction, the due diligence effort that would need to be undertaken and the fact that both companies used the same independent registered public accounting firm. The board also asked that the change-in-control agreements of both Peoples Energy and WPS Resources be examined to determine the effect that they could have on the transaction. At the conclusion of discussion, the board directed senior management to continue negotiations with WPS Resources.

        On June 23, 2005, during a special meeting of the WPS Resources board of directors, Mr. Weyers briefed the members of the WPS Resources board of directors about his recent discussions with Mr. Patrick, including information about the gas charge reconciliation proceedings.

        On June 28, 2005, senior management of and legal counsel for both WPS Resources and Peoples Energy met together to discuss the gas charge reconciliation proceedings and the potential impact the proceedings might have on Peoples Energy and the combined company if a merger were consummated. They also discussed other legal considerations related to the potential merger. The following day, on June 29, 2005, Messrs. Weyers, Gallagher, Patrick and Boris met in Chicago, Illinois to discuss the potential merger and the impact of the gas charge reconciliation proceedings on the transaction. They also discussed other legal considerations related to the potential merger, and ultimately concluded that it would be difficult to continue discussions until the gas charge reconciliation proceedings had been resolved.

        On June 30, 2005, during a special meeting of the WPS Resources board of directors, Mr. Weyers briefed the members of the WPS Resources board of directors on the recent discussions with Peoples Energy and the concerns related to the gas charge reconciliation proceedings. In light of the gas charge reconciliation proceedings, and after careful deliberation, the board of directors, based on management’s recommendation, instructed Mr. Weyers to terminate discussions with Peoples Energy. The following day, on July 1, 2005, Mr. Weyers informed Mr. Patrick by telephone, e-mail and letter that WPS Resources was terminating its discussions with Peoples Energy. Mr. Patrick then advised the Peoples Energy board of WPS Resources’ decision.

        On July 12, 2005, the board of directors of Peoples Energy, meeting in executive session, discussed the termination of discussions with WPS Resources relating to a potential strategic transaction, resulting from the uncertainty relating to the resolution of certain gas charge reconciliation matters of Peoples Energy pending before the ICC. Mr. Patrick reviewed for the board the circumstances of the termination of discussions, and indicated that Mr. Weyers had left open the possibility of renewing discussions once there was more certainty with respect to the resolution of the gas charge reconciliation matters, and depending on other factors such as intervening developments in each company’s business.

        In September 2005, Mr. Patrick received a call from and was invited to meet with the chief executive officer of a utility holding company that had been identified as a potential candidate for a potential business combination transaction early in 2005 (sometimes referred to as Company 1). At this meeting, Mr. Patrick and the chief executive officer of Company 1 discussed in general terms a variety of industry trends and potential business opportunities, including the possibility of a strategic transaction between Peoples Energy and Company 1, and agreed to schedule a follow-up meeting with additional members of senior management from both Peoples Energy and Company 1 in attendance.

        On September 15, 2005, at a regularly scheduled meeting of the WPS Resources board of directors, Mr. Weyers reported to the board of directors on the current status of Peoples Energy and the gas charge reconciliation proceedings, based on publicly available information.

        On October 11, 2005, at a regular meeting of the Peoples Energy board of directors, Mr. Patrick and another member of Peoples Energy senior management made a presentation to the board analyzing the effect WPS Resources’ recently announced acquisition of Aquila, Inc.‘s natural gas distribution operations in Michigan and Minnesota would have on a potential strategic transaction between Peoples Energy and WPS Resources. In addition, the presentation included a pro forma analysis of a strategic transaction between Peoples Energy and Company 1 based on publicly available information. The board considered the benefits and risks, from a financial perspective, of each potential transaction.

        On October 26, 2005, at a meeting of the non-management directors of the Peoples Energy board of directors, with Mr. Patrick in attendance, Mr. Boris discussed with the board certain potential strategic transactions involving Peoples Energy, including a potential strategic transaction with Company 1. The directors discussed the potential transactions, and, concluded that although Peoples was not for sale at the present time, the opportunities presented should be examined in an effort to enhance shareholder value.

        On November 7, 2005, Mr. Patrick and other members of senior management of Peoples Energy met with members of senior management of Company 1 in Chicago, Illinois to discuss a potential strategic transaction between Peoples Energy and Company 1. Mr. Patrick discussed with the representatives of Company 1 the general financial parameters that would govern a potential transaction, the regulatory issues that would have to be addressed in the course of obtaining approval for a transaction, the operational philosophy and practices that Company 1 would bring to Peoples Energy, the potential timeline for completing a strategic transaction, the due diligence investigation that would be required, the integration issues that would face a combined company, and other aspects of a potential transaction. After considering the matters discussed at this meeting, Mr. Patrick believed that Company 1 was not as good a strategic fit for Peoples Energy as was WPS Resources. In particular, Mr. Patrick was concerned that Company 1‘s operational philosophy and practices were not consistent with those of Peoples Energy or those that had been approved by the ICC and might make it more difficult to obtain the necessary regulatory approval in connection with any potential strategic transaction, and that it was unclear whether a potential strategic transaction with Company 1 would meet the objective of maintaining a significant presence in Chicago, which could also increase the difficulty of obtaining regulatory approval. Also, the location of Company 1‘s headquarters outside of the Midwest, a significant distance from Chicago, raised further concerns about the ability of Peoples Energy to realize the benefits of a strategic transaction with Company 1. In addition, Company 1 indicated an interest in linking regulatory approval of a strategic proposal with the settlement of the gas charge cases. At the time, the settlement of those cases was in late stages of negotiation and Mr. Patrick did not consider this approach practical. Furthermore, after reviewing the preliminary financial analysis of a potential strategic transaction between Company 1 and Peoples Energy, Mr. Patrick was unsure whether it would be feasible to maintain Peoples Energy’s dividend policy. Mr. Patrick communicated these concerns to the People’s Energy board of directors.

        On December 2, 2005, at a regular meeting of the Peoples Energy board of directors, Mr. Patrick reported to the board on an opportunity to acquire certain natural gas utility businesses (sometimes referred to, collectively, as Company 2) through an auction process. The possibility of engaging in a potential strategic transaction with Company 2 had been identified as a potential candidate for a business combination transaction early in 2005. Mr. Thomas A. Nardi, Executive Vice President and Chief Financial Officer of Peoples Energy, reviewed with the board the screening criteria that had been developed for evaluating potential candidates for a strategic transaction, and discussed with the board the strategic and financial rationale for engaging in a strategic transaction with Company 2. A representative of Morgan Stanley then discussed with the board the preliminary financial analysis that Morgan Stanley had conducted with respect to a transaction between Peoples Energy and Company 2. At the conclusion of discussions, the board authorized senior management to continue due diligence efforts and engage in non-binding negotiations with Company 2 regarding a potential transaction. Shortly after the board meeting, management submitted a non-binding bid in the auction for Company 2, which ultimately was not accepted by Company 2.

        On January 17, 2006, Mr. Patrick called Mr. Weyers to inform Mr. Weyers that Peoples Energy had reached a settlement agreement related to its utilities’ fiscal years 2000 to 2004 gas charge reconciliation proceedings pending before the ICC. Mr. Patrick indicated that the City of Chicago, the Illinois Attorney General and the Citizens Utility Board were all in agreement with the settlement and that Peoples Energy looked forward to expeditious approval by the ICC. Following this conversation, Mr. Weyers notified certain members of WPS Resources’ senior management of the development. Then on the following day, January 18, 2006, Peoples Energy issued a press release to announce the settlement. Also, on that same day, certain members of WPS Resources’ senior management met to discuss renewing discussions with Peoples Energy on a potential merger.

        On January 24, 2006, certain members of WPS Resources’ senior management team, including Mr. Weyers, met with JPMorgan to discuss strategy in connection with merger discussions with Peoples Energy.

        On January 28, 2006, Messrs. Weyers and Patrick met in Milwaukee, Wisconsin. They discussed primarily high-level issues relating to renewed discussions respecting a combination of the companies’ businesses and next steps in the process. Both expressed interest in moving forward with merger discussions.

        On January 31, 2006, in a meeting of the non-management directors of the Peoples Energy board of directors and in a meeting of the Peoples Energy board of directors, meeting in executive session, Mr. Patrick reported to the board his discussions with members of senior management at WPS Resources, as well as his consultations with Morgan Stanley with respect to a potential transaction. Mr. Nardi, who was also in attendance at the meeting, reviewed with the board updated business and financial information with respect to WPS Resources and a combination between the two companies. The board discussed engaging in a potential strategic transaction with WPS Resources and the pricing, timing and strategic benefits that would arise from such a transaction, as well as the potential negative consequences of such a transaction. At the conclusion of the discussion, the board authorized Mr. Patrick to continue discussions with WPS Resources to determine whether a strategic transaction could be consummated on terms favorable to Peoples Energy.

        On February 3, 2006, Mr. Patrick called Mr. Weyers to discuss concerns that the ICC had raised about the settlement relating to the gas charge reconciliation proceedings. Then on February 9, 2006, Mr. Patrick called Mr. Weyers to inform him that the ICC was issuing a data request to ensure that the proposed settlement would resolve all of the open issues. On that same day, at a regularly scheduled meeting of the WPS Resources board of directors, Mr. Weyers reported to the board of directors on his discussions with Mr. Patrick.

        In the remainder of February and from March through June, senior management and the lead directors of WPS Resources and Peoples Energy had numerous discussions regarding a potential strategic transaction and the potential terms thereof, in addition to those described below.

        On February 24, 2006, in a meeting of the board of directors of Peoples Energy, meeting in executive session, Mr. Patrick discussed with the board his conversations with Mr. Weyers that had occurred since the last meeting and an inquiry management had received from Company 1 about meeting to renew discussions about potential business opportunities. The board discussed these contacts, and the benefits and drawbacks of entering into a strategic transaction at the present time. At the conclusion of this discussion, the board authorized Mr. Patrick to continue discussions with WPS Resources and to meet with Company 1 to learn more about potential opportunities with them. Following this discussion, the board discussed Mr. Patrick’s expressed intention to retire within 1 year.

        On March 2, 2006, Mr. Nardi, Mr. William E. Morrow, Executive Vice President of Operations of Peoples Energy, Mr. Phillip M. Mikulsky, Executive Vice President – Development of WPS Resources and Boris Brevnov, Vice President, Business Development and Implementation of WPS Energy Services met in Milwaukee and discussed the potential transaction and timeline.

        On March 6, 2006, Peoples Energy announced that the ICC had agreed to an amended settlement agreement relating to the gas charge reconciliation proceedings.

        On March 15, 2006, Mr. Patrick and Mr. Morrow met with the CEO and two other members of senior management of Company 1 to review their respective businesses and to discuss a potential strategic transaction between Peoples Energy and Company 1. At the meeting, Mr. Patrick discussed with the representatives of Company 1 the operations of Company 1, the complementary aspects of Peoples Energy’s business and Company 1‘s business, the regulatory environment of each of the companies, a potential structure and timeline for pursuing a strategic transaction, among other matters relating to a potential transaction. Company 1 discussed generally without details, its views concerning location of headquarters, dividend level and use of cash as part of the merger consideration. Mr. Patrick agreed to consider further the proposal put forth by Company 1, but believed that the views expressed by Company 1 were not consistent with the strategic objectives of Peoples Energy with respect to a variety of matters and that a merger transaction with WPS Resources would be a better strategic fit with Peoples Energy.

        On March 20, 2006, at a meeting of the Executive Committee of the Peoples Energy board of directors, the committee discussed the progress to date on the strategic opportunities currently available, including with respect to the type of transaction that was in the best interest of Peoples Energy, the process that the board and management should pursue, and what level of premium would be appropriate. In addition, the committee discussed a process for finding a replacement upon the retirement of Mr. Patrick. As part of this discussion, Mr. Patrick reviewed with the committee his discussions with Company 1 held on March 15, 2006. The committee agreed with Mr. Patrick that a merger with Company 1 would be less strategically attractive than a merger with WPS Resources. In light of that, the committee directed Mr. Patrick to focus on a potential transaction with WPS Resources, but not to terminate discussions with Company 1.

        On March 24, 2006, Messrs. Weyers and Patrick met in Milwaukee, Wisconsin to discuss the potential terms of the merger, as well as Mr. Patrick’s announcement that he would retire in a year as Peoples Energy’s Chairman of the Board, President and Chief Executive Officer.

        Also on March 24, 2006, an organizational meeting was held in Milwaukee among Messrs. Weyers and Patrick, and the companies’ respective investment bankers and senior management. At this meeting, the parties and their advisors discussed financial projections, business strategy and their respective operations, and discussed various issues and potential terms for a strategic transaction.

        Throughout the months of April, May and June, the companies and their advisors exchanged and discussed high-level information about their businesses, including with respect to financial, operational, accounting and compensation and benefits matters.

        On April 6, 2006, at a regularly scheduled meeting of the WPS Resources board of directors, Mr. Weyers briefed the members of the WPS Resources board of directors about his recent discussions with Mr. Patrick. Terms of a potential transaction were discussed, as were recent developments related to Peoples Energy. It was agreed that management should continue the merger discussions with Peoples Energy.

        On April 17, 2006, Messrs. Weyers and Gallagher and Patrick and Boris met in Chicago, Illinois. They discussed possible key terms for a potential stock-for-stock merger, focusing on the potential strategic benefits of a combination of the two companies. They also discussed various governance issues that would be raised by a merger.

        On April 25, 2006, the Peoples Energy board of directors held a regular meeting. At the meeting, Mr. Nardi reviewed with the board updated business and financial information regarding WPS Resources, and the status of the proposed strategic transaction, including potential exchange ratio ranges. In addition, representatives of LeBoeuf Lamb and Katten Muchin attended the meeting in part, and reviewed with the board the directors’ duties in the context of considering a strategic transaction, the legal standards applicable to such duties, the board’s responsibilities in the event of multiple competitive transactions and the governmental approvals that would be required. The board asked questions of the representative and discussed these matters in depth.

        On April 26, 2006, in response to inquiries from the CEO and senior management of Company 1 concerning the status of discussions with Peoples Energy, Mr. Patrick called the CEO of Company 1 and informed the CEO that a merger with Company 1 did not appear consistent with the strategic objectives of Peoples Energy.

        On May 17, 2006, a meeting of the Executive Committee of the Peoples Energy board of directors was held. At this meeting, Mr. Patrick and Mr. Nardi reported to the committee with respect to the status of the potential strategic transaction with WPS Resources. Mr. Patrick reviewed with the committee Peoples Energy’s rationale for pursuing a strategic transaction, the criteria that had been developed to assess potential candidates with which to engage in a strategic transaction, the most favorable candidates that were identified, the strategic rationale for pursuing a transaction with WPS Resources and the status of social and governance issues with respect to the potential transaction. Mr. Nardi then reviewed with the committee the status of management’s due diligence investigation, the status of financial issues, valuations of the two companies, and financial projections and a proposed timeline for completing a transaction. At the conclusion of these presentations, the committee discussed the transaction at length with Mr. Patrick and Mr. Nardi and authorized them to continue their efforts.

        On May 18, 2006, at a regularly scheduled meeting of the WPS Resources board of directors, certain members of the senior management of WPS Resources provided the directors with a high-level overview of the possible merger and Peoples Energy’s business, financial condition and management based upon publicly available information and information provided by Peoples Energy over the past several weeks. The board of directors discussed with management the strategic rationale for a possible merger with Peoples Energy, the matters that Mr. Weyers and Mr. Patrick had been discussing and a possible timetable for due diligence and the negotiation of a definitive agreement. The WPS Resources board of directors instructed management to proceed with its discussions of a potential merger with Peoples Energy.

        On May 25, 26 and 31, 2006, members of senior management of Peoples Energy met with representatives of Morgan Stanley regarding various matters relating to the strategic transaction with WPS Resources, including the valuation of certain of Peoples Energy’s properties, and with a representative of Booz Allen Hamilton, a consultant being considered to be engaged to assist the managements of WPS Resources and Peoples Energy in assessing the level of potential synergies in the transaction.

        On May 31, 2006, Messrs. Weyers, Gallagher, Patrick and Boris met in Green Bay, Wisconsin to discuss the transaction structure for the proposed merger, including a discussion respecting the possible exchange ratio to be used. They also discussed management and governance issues, executive compensation matters and a proposed schedule for due diligence and the negotiation of a definitive agreement.

        On June 6 and 7, 2006, the Peoples Energy board of directors held a regular meeting. At the meeting, members of senior management, including Mr. Patrick and Mr. Nardi, updated the board with respect to negotiations with WPS Resources, the current status of the transaction, and the results of the due diligence investigation that had been conducted to date. Representatives of Morgan Stanley attended the meeting, and reviewed with the board preliminary analyses of Peoples Energy and WPS Resources. The board discussed the status of the transaction and the various analyses presented with the advisors present. Following discussion of the proposed transaction, the board discussed making certain amendments to the change-in-control agreements in place for members of Peoples Energy management in order to address the lack of uniformity in providing post employment health insurance, as well as amendments necessary to comply with Section 409A of the Internal Revenue Code, to clarify the definition of “term”, and to add a provision which would provide benefits to the employee upon a termination of employment without cause within six months of a change in control. At the conclusion of the meetings on June 7, the board agreed that management should continue negotiations with WPS Resources and conduct in-depth due diligence in support of the potential merger transaction. Following this meeting, Peoples Energy engaged Ernst & Young, Navigant Consulting, Inc., Sargent & Lundy LLC, LeBoeuf Lamb and Ungaretti & Harris LLP to provide assistance in the final stages of the due diligence investigation of WPS Resources.

        On June 13, 2006, at a strategy retreat of the WPS Resources board of directors, management reported on the status of the preliminary merger discussions with Peoples Energy. The results of the preliminary investigation presented to the WPS Resources board of directors included analysis of various factors that would affect the value of the potential transaction to WPS Resources, including, but not limited to, earnings per share accretion/dilution, synergies and scalability, consistency of state regulatory models, regional diversity, opportunities for diversification, social issues, size of transaction and credit considerations. After considering the factors relevant to the evaluation of alternatives and the nature of discussions with Peoples Energy, the WPS Resources board of directors accepted management’s recommendation that WPS Resources continue to pursue a possible business combination with Peoples Energy.

        On June 14, 2006, Mr. Weyers called Mr. Patrick to inform him of the WPS Resources board of directors’ decision to proceed to negotiate a potential merger with Peoples Energy. They discussed transaction structure, pricing, management and governance issues, executive compensation matters and a proposed schedule for due diligence and the negotiation of a definitive agreement, and Mr. Weyers reiterated WPS Resources’ willingness to preserve People Energy’s current dividend level for its shareholders. During the conversation, they discussed that the transaction would be a stock-for-stock deal involving a fixed exchange ratio and that Peoples Energy shareholders would receive a premium consistent with comparable transactions. In addition, they agreed that the headquarters of the combined company would be in Chicago, Illinois, and discussed the size of the combined company board of directors and various other governance matters. They also discussed their respective management roles in a combined business, generally agreeing that Mr. Weyers would be the chief executive officer and that Mr. Boris would serve as a non-executive chairman.

        During the later half of June and into early July, Cravath, Swaine & Moore, LLP and Foley & Lardner LLP, outside legal counsel for WPS Resources, and LeBoeuf Lamb and Ungaretti & Harris LLP, outside legal counsel for Peoples Energy, had several discussions, including with respect to legal documentation, the specific terms of a merger agreement and due diligence matters. The parties also commenced “due diligence” investigations of each other, and their respective outside legal counsel circulated drafts of transaction documents to the companies and their respective advisors for discussion.

        On June 21, 2006, Mr. Boris received an unsolicited call from the chief executive officer of a company with electric and gas utility holdings (sometimes referred to as Company 3) expressing an interest in discussing a potential business combination with Peoples Energy. Mr. Boris returned this call the next day and, due to the preliminary nature of the inquiry, advised the executive that because of a variety of matters that were ongoing at Peoples Energy, Peoples Energy was not in a position to engage in discussions with Company 3 at this time, but that Mr. Boris would contact him if circumstances changed. Mr. Boris subsequently discussed this call with the Peoples Energy board of directors, and explained that in his judgment, given the advanced stage of the discussions with WPS Resources, it would not be advisable to commence discussions with Company 3 unless discussions with WPS Resources broke down. Mr. Boris’ primary concern was that there was no assurance that discussions with Company 3 would lead to a transaction as favorable as the one with WPS Resources and that pursuing such discussions at that time would have jeopardized the potential transaction with WPS Resources. The board concurred with Mr. Boris’ judgment.

        On June 28, 2006, the Peoples Energy board of directors held a special meeting to consider the proposed strategic transaction with WPS Resources. At the meeting, members of senior management, including Mr. Patrick, updated the board with respect to negotiations with WPS Resources and with respect to the preliminary results of the due diligence investigation, including the reviews by Peoples Energy’s outside experts and advisors, that had been conducted to date. Representatives of Booz Allen Hamilton attended the meeting and described to the board the scope of the analysis to be conducted of potential synergies that could be realized from the transaction and the cost to achieve those synergies. Representatives of Morgan Stanley also attended the meeting, and reviewed with the board updated preliminary valuation analyses of Peoples Energy and WPS Resources, as well as various pro forma financial analyses. Representatives of LeBoeuf, Lamb and Katten Muchin were also in attendance at the meeting, and reviewed with the board in detail the provisions of the draft merger agreement that had been negotiated, discussing all of the material terms of the agreement and noting areas where the two companies had not reached agreement. Following this review, the board indicated to Mr. Boris and Mr. Patrick its positions with respect to certain key provisions in the merger agreement. The board also received a report from a member of senior management and a representative of Schiff Hardin LLP in attendance with respect to the Illinois regulatory approval that would be required to consummate the proposed transaction. Following conclusion of the board meeting, Messrs. Weyers and Gallagher attended a dinner with the board for introductory purposes and to express their aspirations for the potential new company.

        Throughout the week of July 3, 2006, the companies’ respective outside legal counsel continued to exchange drafts of the merger agreement which were discussed among the companies and their respective advisors. During that week, each company also distributed to the other initial drafts of its disclosure letter. The proposed form of the amended and restated WPS Resources by-laws also was prepared and negotiated.

        On July 5, 2006, certain members of senior management of WPS Resources and Peoples Energy met with representatives of Moody’s and Standard & Poor’s to discuss the proposed transaction and its potential impact on credit ratings.

        On July 6, 2006, a news report was published regarding negotiations between WPS Resources and Peoples Energy relating to a potential merger. The companies publicly acknowledged that they were in discussions.

        On July 6, 2006, at a special meeting of the WPS Resources board of directors, the senior management team updated the directors on due diligence, the status of discussions regarding terms of the potential merger with Peoples Energy and the key open due diligence items remaining to be addressed by each company. Outside counsel reviewed the board of directors’ fiduciary obligations in the context of a potential merger transaction, discussed the due diligence reports, discussed the potential key terms of a merger agreement and outlined for the board of directors the various regulatory approvals that would be required and the likely timing for securing such approvals. Representatives of JPMorgan discussed with the board of directors various preliminary valuation matters regarding a potential transaction based on discussions completed to date.

        From July 3, 2006, following the WPS Resources board meeting, through July 7, 2006, Messrs. Weyers and Patrick discussed economic terms in a series of telephone calls. Their respective financial advisors participated in several of these calls. The focus of the discussion was on a proposed exchange ratio for the merger. Over the course of these discussions, the parties narrowed the range between their positions.

        On July 6, 2006, Mr. Boris received an unsolicited call from a member of senior management at Company 1, prompted by the news report that discussed the possibility that Peoples Energy was in discussions about a merger with WPS Resources. The next day, Mr. Boris called the Chief Executive Officer of Company 1, to elicit additional information on Company 1‘s proposal, and after briefly discussing the proposal, Company 1 agreed to send a written proposal to Peoples Energy that day.

        On July 7, 2006, Company 1 subsequently delivered to Peoples Energy a written proposal to enter into discussions with respect to a business combination between the companies. The proposal indicated that Company 1 would be prepared to offer a premium of approximately 20% over the market price of Peoples Energy’s shares prior to the July 6 news report regarding the potential merger, with consideration consisting of an unspecified mixture of stock and cash, subject to satisfactory completion of due diligence, negotiation of a definitive agreement and other contingencies. The proposal further expressed a willingness to explore mutually acceptable solutions with respect to maintaining the headquarters of Peoples Energy in Chicago, but did not address dividend policy on a going forward basis and did not discuss the regulatory plan that Company 1 would present to the ICC in connection with obtaining approval of the transaction.

        On July 7, 2006, Mr. Boris called the chief executive officer of Company 3 to advise him that Peoples Energy would be willing to entertain a proposal from Company 3, but that Company 3 would need to move quickly as Peoples Energy was close to reaching a definitive agreement with WPS Resources. The chief executive officer responded that although Company 3 had an interest in Peoples Energy, it was not prepared to move quickly to make a proposal, and therefore would not pursue a transaction with Peoples Energy at this time.

        On July 7, 2006, the Peoples Energy board of directors held a special meeting to consider the proposed strategic transaction with WPS Resources, with members of senior management and representatives of Peoples Energy’s advisors in attendance. The board heard reports from Mr. Nardi on the final results of the due diligence review and the final results of the synergies analysis prepared by the managements of WPS Resources and Peoples Energy with the assistance of Booz Allen. Representatives of Morgan Stanley provided an update of their various preliminary financial analyses. Representatives of LeBoeuf Lamb and Katten Muchin then reviewed with the board the key terms of the current draft of the merger agreement, including those that had been resolved since the prior meeting, and identified the remaining items in the draft merger agreement that were not yet agreed. Mr. Boris noted that two of the key open issues were the exchange ratio and the regulatory approvals condition to closing. After board discussion of these points, the board instructed Mr. Boris and Mr. Patrick to seek a higher exchange ratio than the exchange ratio of 0.815 proposed by WPS Resources and to seek a regulatory approvals condition that would be less difficult to satisfy. The board also discussed the proposal received earlier that day from Company 1. Mr. Patrick reviewed with the board the proposal and the general terms and conditions for a transaction that had previously been discussed with Company 1 at prior meetings between Mr. Patrick and representatives of Company 1. Representatives from LeBoeuf Lamb and Katten Muchin reviewed with the board its legal responsibilities with respect to the proposed transaction with WPS Resources, as well as the proposal received from Company 1. The board discussed extensively the terms and conditions outlined in the proposal and determined that they were not specific enough to permit comparison of the benefits and risks of engaging in a business combination transaction with Company 1 as opposed to those inherent in the proposed transaction with WPS Resources. The board directed Mr. Boris and Mr. Patrick to gather additional information on the proposal, and in particular with respect to the price and consideration being offered, the timing of a transaction, regulatory strategy, dividend policy and its commitment to maintaining a presence in Chicago.

        On July 7, 2006 and early July 8, 2006, there were several phone calls between Mr. Patrick and Mr. Weyers and among Messrs. Weyers, Gallagher, Patrick and Boris. During these calls unresolved issues concerning, among other things, the exchange ratio and conditions to closing, were discussed.

        On July 8, 2006, the WPS Resources board of directors held a special meeting by telephone at 9:00 a.m. to consider the proposed merger. At the meeting, senior management updated the directors on the results of merger agreement negotiations. The board of directors discussed with management the business, operational and financial aspects of the proposed merger. Representatives of Cravath, Swaine & Moore LLP and Foley & Lardner LLP again reviewed with the board of directors their fiduciary obligations in the context of considering a proposed merger. They also reviewed with the board of directors in detail the terms of the then-current draft of the proposed merger agreement. They reported that all of the material terms had been negotiated and agreed, other than the exchange ratio. They also discussed with the board of directors the current drafts of the disclosure letters and the post-merger governance issues. The board of directors then adjourned the meeting until later that day.

        Subsequent to the WPS Resources board of directors meeting, Mr. Weyers and Mr. Patrick discussed the exchange ratio for the proposed merger, and Mr. Weyers advised Mr. Patrick that WPS Resources would agree to an exchange ratio of 0.825, but was not prepared to agree to an exchange ratio that was any higher. In addition, Mr. Weyers indicated to Mr. Patrick that if the negotiations were not completed by Sunday, July 9th, the WPS Resources board might reconsider its latest proposal and potentially withdraw from the transaction.

        On July 8, 2006, Mr. Boris, Mr. Patrick and other members of Peoples Energy senior management participated in a conference call with members of senior management of Company 1 and discussed the price and consideration being offered by Company 1, the timing of a transaction, Company 1‘s regulatory strategy, Company 1‘s proposed dividend policy following a merger and Company 1‘s commitment to maintaining a presence in Chicago.

        On July 8, 2006, the Peoples Energy board of directors held a special telephonic meeting to provide the board with the results of the conference call with Company 1 and to update the board on the merger negotiations with WPS Resources, with members of senior management and representatives of Peoples Energy’s advisors in attendance. Mr. Patrick reviewed with the board Company 1‘s positions on the various items of the board’s concern, and noted that Company 1‘s proposal included a significant cash component as part of the consideration, which could result in the transaction being taxable to Peoples Energy shareholders, the potential premium cited in Company 1‘s proposal was based upon the market price of Peoples Energy stock prior to the increase of the stock price after the publication of the July 6 news report regarding the potential merger, and that there were other uncertainties associated with premium that might be obtained from Company 1, Company 1 would need several weeks to complete its due diligence and enter into a definitive agreement, the regulatory strategy outlined by Company 1, whereby ICC approval of the strategic transaction and utility rate cases would be sought simultaneously, appeared to entail greater risk than that of the proposed transaction with WPS Resources, Company 1 did not commit to maintaining Peoples Energy’s current dividend level and that Company 1 was not willing to locate the headquarters of the combined company in Chicago, Illinois. The board of directors then discussed the foregoing factors, as well as Peoples Energy’s prior negotiations with Company 1, the substantially complete transaction that had been negotiated with WPS Resources, the certainty of that transaction and the risk inherent in delaying that transaction, as well as the other factors outlined under the heading “—Peoples Energy’s Reasons for the Merger; Recommendation of the Board of Directors.” The board of directors also considered the possibility that WPS Resources might withdraw its offer if Peoples Energy sought to delay the transaction. Based on these factors, the board concluded that the proposal from Company 1 should not be pursued further unless a definitive agreement relating to a transaction could not be reached with WPS Resources. The board then reviewed the revised proposal from WPS Resources with respect to the exchange ratio, an increase from 0.815 to 0.825. After discussion by the board, Morgan Stanley rendered its oral opinion to the effect that, as of such date and based upon and subject to the assumptions made, matters considered and limitations on the review undertaken, the exchange ratio of 0.825 pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of common stock of Peoples Energy, which was subsequently confirmed in writing. See “—Opinion of Peoples Energy’s Financial Advisor” beginning on page [•]. The board subsequently determined that, based on all of the factors considered, the proposed ratio was acceptable. Mr. Patrick then reviewed with the board the resolutions of the remaining open items, and after further discussion, the board unanimously approved the merger agreement with WPS Resources, and authorized senior management to conclude negotiations and finalize the agreement consistent with the terms discussed with the board.

        The WPS Resources board of directors then met again on July 8, 2006 at a special meeting by telephone at 3:00 p.m. At the meeting, senior management updated the directors on the results of merger agreement negotiations. They reported that all of the material terms had been negotiated and agreed. Representatives of JPMorgan separately reviewed with the directors their financial analyses of the proposed merger. JPMorgan indicated that, based upon these analyses, it was prepared to render an opinion to the WPS Resources board of directors that, based upon and subject to the assumptions, qualifications and limitations described by it and to be set forth in its written opinions, the exchange ratio of 0.825 shares of WPS Resources common stock for each share of Peoples Energy common stock pursuant to the merger agreement was fair, from a financial point of view, to the WPS Resources shareholders. See “Opinion of WPS Resources’ Financial Advisor” beginning on page [•].

        At the conclusion of the discussion, by unanimous vote of all of the directors present, the WPS Resources board of directors approved the merger agreement (subject to final negotiation to be completed by WPS Resources’ senior executives, in their discretion) and the merger, as well as the issuance of shares of WPS Resources common stock in connection with the merger and the proposed amendment to the WPS Resources charter to change the company’s name. The board of directors recommended that the issuance of shares of WPS Resources common stock in connection with the merger and the proposed name change be submitted for approval to the WPS Resources shareholders.

        Following completion of the respective meetings of the boards of directors of WPS Resources and Peoples Energy, Messrs. Weyers and Patrick advised each other that their respective boards of directors had approved the proposed merger. They agreed to work out all final changes with the objective of signing the definitive documents in time for a public announcement on Monday, July 10, 2006. The companies and their outside legal counsel then agreed upon all final revisions to the definitive documents (in each case consistent with the terms that were approved by the respective boards of directors), including the disclosure letters. The companies then executed the definitive merger agreement and approved a joint press release for issuance on Monday morning, July 10, 2006, to announce the execution of the merger agreement.

WPS Resources’ Reasons for the Merger; Recommendation of the Board of Directors

        The WPS Resources board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of WPS Resources common stock as contemplated by the merger agreement and the amendment of the restated articles of incorporation of WPS Resources to change its name to “[•]", are advisable, fair to and in the best interests of WPS Resources and WPS Resources shareholders and unanimously recommends that WPS Resources shareholders vote FOR the proposal to approve the issuance of shares of WPS Resources common stock as contemplated by the merger agreement and vote FOR the proposal to approve the amendment to the restated articles of incorporation of WPS Resources to change its name.

        In reaching its decision to recommend that the WPS Resources shareholders approve the issuance of shares of WPS Resources common stock as contemplated by the merger agreement and approve the amendment to the restated articles of incorporation of WPS Resources to change its name to “[•]", the WPS Resources board of directors consulted with WPS Resources management, as well as JPMorgan, WPS Resources’ financial advisor in connection with the merger, and Cravath, Swaine & Moore LLP and Foley & Lardner LLP, each of which serve as outside counsel to WPS Resources in connection with the merger, and considered various other factors. The following discussion of the information and factors considered by the WPS Resources board of directors is not intended to be exhaustive. In view of the wide variety of factors considered by the WPS Resources board of directors in connection with its evaluation of the merger, the WPS Resources board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described below, individual members of the WPS Resources board of directors may have given different weight to different factors. The WPS Resources board of directors considered this information as a whole and considered overall the information and factors to be favorable to, and in support of, its determinations and recommendations. The material information and factors considered by the WPS Resources board of directors were the following:

        Strategic Considerations. The WPS Resources board of directors considered a number of factors pertaining to the strategic rationale for the merger, including the following:

•	Increased Scale, Scope and Regulatory Diversification. The WPS Resources board of directors considered that the merger will create a combined company with increased scale and scope in both regulated utility and non-regulated businesses. The merger will create a larger company with total assets of approximately $9.2 billion calculated on a pro forma historical combined basis. The combined company will have non-regulated natural gas volumes of approximately 692 (BcF) and non regulated electric volumes of approximately 9,986 (Gwh), in each case calculated on a pro forma historical combined basis. The WPS Resources board of directors considered that the increased scale of the combined company and the adoption of “best practices” by the combined company is expected to create value for WPS Resources stakeholders through the realization of synergies from the merger, although the WPS Resources board of directors noted that there is no assurance that any particular level of synergies will be achieved. The WPS Resources board of directors considered that the combined company will have greater diversification of regulatory regimes. By extending its operations across several states, the merger will diversify WPS Resources regulatory risk by increasing utility operations in multiple jurisdictions, with combined company regulated utility businesses in Wisconsin, Michigan, Minnesota and Illinois. The WPS Resources board of directors considered the regulatory diversification provided by the merger as a continuation of the regulatory diversification achieved through WPS Resources’ recent purchase of Aquila’s natural gas distribution assets in Michigan and Minnesota. Additionally, the WPS Resources board of directors considered that the increased scale and diversification of the combined company’s operations are expected to support the combined company’s strategic initiatives and provide additional financial flexibility.

•	Stronger Regulated Utility Platform. The WPS Resources board of directors considered that the merger should result in a large percentage of the combined company’s earnings being derived from the more stable regulated businesses. The combined company will own a stronger portfolio of regulated utility businesses with over 1.6 million regulated natural gas customers and 477,000 regulated electric customers, in each case, calculated on a pro forma historical combined basis. The combined company will have significant capital investment opportunities in its regulatory operations, including the completion of the Weston 4 project and accelerated infrastructure capital expenditures in Illinois (subject to appropriate rate recovery treatment).

•	Complimentary Geography and Non-regulated Energy Marketing. The WPS Resources board considered that the combined company will operate regulated utility businesses in four adjacent states in the Midwest, which should be beneficial in the integration and management of the combined company. The WPS Resources board considered that WPS Resources and Peoples Energy have complementary non-regulated energy marketing businesses, which will provide the combined company with a strong growth platform and more diversified presence in attractive markets. The combined company will have strategic opportunities to grow its current non-regulated services by focusing on WPS Resources’ and Peoples Energy’s combined non-regulated retail and wholesale operations, disciplined risk management, and expanding into new territories.

•	Shared Vision. The WPS Resources board of directors considered that WPS Resources and Peoples Energy share a common vision of the future of consolidation in the utility sector and the present and future effect of deregulation on energy companies. WPS Resources believes this shared vision will ease the integration of WPS Resources and Peoples Energy and better enable the combined company to effectively implement its business plan following consummation of the merger.

•	Combined Expertise. The WPS Resources board of directors considered that the merger will combine complementary areas of expertise of each company. The combined company is expected to be able to draw upon the intellectual capital, technical expertise, processes, practices and experience of a deeper, more diverse workforce and to leverage the best practices of WPS Resources and Peoples Energy.

•	Enhancement of Equity Market Profile. The WPS Resources board of directors considered that the combined company should have a larger market capitalization, which is expected to enhance the equity market profile of the combined company. The merger will create a larger public company with an estimated market capitalization of $3.6 billion. The WPS Resources board of directors considered that a larger market capitalization will make the combined company a more attractive investment to institutional investors, increase the analyst coverage of the combined company and increase the liquidity of the publicly traded common stock of the combined company.

        Impact of the Merger on Customers, Employees and Suppliers. The WPS Resources board of directors evaluated the expected impact of the merger on WPS Resources’ customers, employees and suppliers and the benefits that are expected to be derived from the merger, including increased operating efficiencies, reduced costs and better system reliability. The WPS Resources board of directors considered that there should be more opportunities for employees in a larger, more competitive company.

        Impact of the Merger on Communities. The WPS Resources board of directors evaluated the expected impact of the merger on the communities served by WPS Resources and the benefits that will likely result to these communities from the greater strength of the combined company as compared to WPS Resources on a stand-alone basis and the likely improvements in the overall reliability and quality of service. The WPS Resources board of directors also determined that WPS Resources’ regulated utility, WPSC, will maintain its headquarters in Green Bay, Wisconsin and that the non-regulated energy marketing business of the combined company will be headquartered in the Green Bay, Wisconsin area, and that the combined company will maintain a civic, community and philanthropic presence in the communities their regulated utilities serve.

        Financial Considerations. The WPS Resources board of directors considered the expected financial impact of the merger on WPS Resources, including that the merger is expected to be accretive to shareholders of the combined company in 2008 (assuming closing in the first calendar quarter of 2007), excluding transaction costs and the effects of purchase accounting, and that the accretive nature of the transaction should result in increased earnings per share of the combined company. The WPS Resources board of directors also considered the historic financial condition, operating results and businesses of WPS Resources and Peoples Energy, including information with respect to their respective earnings histories. The WPS Resources board of directors also considered that the merger was expected to result in an increased dividend for holders of WPS Resources common stock at or just prior to the merger.

        Opinion of Financial Advisors. The WPS Resources board of directors considered the financial analyses and presentations of JPMorgan, as presented to the WPS Resources board of directors on July 6, 2006 and July 8, 2006, and JPMorgan’s oral opinion given on July 8, 2006 (and subsequently confirmed in writing as of July 8, 2006) that as of that date and subject to and based upon the assumptions, qualifications and limitations discussed in such opinion, the Exchange Ratio pursuant to the merger agreement was fair, from a financial point of view, to WPS Resources. See “—Opinion of WPS Resources’ Financial Advisor” beginning on page [•].

        Strategic Alternatives. The WPS Resources board of directors considered the trends and competitive developments in the industry and the range of strategic alternatives available to WPS Resources, including the possibility of business combinations with other participants in the industry or continuing to operate as a stand-alone entity.

        Synergies. The WPS Resources board of directors considered that, although no assurance can be given that any particular level of cost savings and other synergies will be achieved, based on an analysis developed by the managements of WPS Resources and Peoples Energy with the assistance of an outside consultant, an estimated $80 million of annual synergies could be realized by the end of the third full year of operations following completion of the merger, with approximately $72 million derived from the regulated businesses and $8 million from the non-regulated businesses (these numbers have subsequently been revised to an estimated $94 million of annual synergies that could be realized by the end of the fifth full year of operations, with approximately $87 million derived from the regulated businesses and $7 million from the non-regulated businesses). The WPS Resources board of directors took note of the fact that the synergy numbers were estimates, that they may change, that regulators could establish requirements for returning to customers some or all of the synergies derived from regulated businesses and that achieving the synergies is subject to a number of uncertainties. See “Risk Factors — Risks Relating to the Merger” beginning on page [•] for more details.

        Terms of the Merger Agreement. The WPS Resources board of directors reviewed and considered the terms of the merger agreement, including the fixed nature of the Exchange Ratio, the restrictions on each party’s operations between the signing of the merger agreement and the closing of the transaction, the representations and warranties of each party, the conditions to each party’s obligation to complete the merger, the rights of each party to consider and engage in negotiations regarding potentially superior proposals, the rights of each party to withdraw or otherwise change its recommendation to its shareholders in favor of the proposals related to the merger agreement, the rights of each party to terminate the merger agreement and the obligations of each party to pay a termination fee or reimburse the other party for expenses. See “The Merger Agreement” beginning on page [•] for a detailed discussion of the terms and conditions of the merger agreement.

        Likelihood of Completion of the Merger. The WPS Resources board of directors considered the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions. The WPS Resources board of directors took note of the closing condition in the merger agreement that neither WPS Resources nor Peoples Energy is required to complete the merger if any governmental authority were to impose terms or conditions in connection with the required statutory approvals that would reasonably be expected to have a material adverse effect on either party. The WPS Resources board of directors also took note of the closing condition in the merger agreement that neither WPS Resources nor Peoples Energy is required to complete the merger if the merger and any related affiliated interest agreements have not been approved by the ICC or the PSCW, as applicable, with only such terms or conditions as in the aggregate would not reasonably be expected to have a material adverse effect on the regulatory prospects of Peoples Energy and its subsidiaries taken as a whole in the State of Illinois or the regulatory prospects of WPS Resources and its subsidiaries taken as a whole in the State of Wisconsin. The WPS Resources board of directors further considered the potential length of the regulatory approval process and that the merger agreement provides that, subject to certain exceptions, it may not be terminated until July 8, 2007, which may be extended to January 8, 2008 under specified circumstances.

        Post-Merger Corporate Governance. The WPS Resources board of directors considered the corporate governance provisions of the merger agreement and the amended by-laws of WPS Resources to be adopted upon completion of the merger, including that, upon completion of the merger, the board of directors of the combined company will be composed of seven of the Peoples Energy directors (or others designated by Peoples Energy) and the nine WPS Resources directors (or others designated by WPS Resources), that Mr. James Boris, the current lead director of Peoples Energy, will serve as non-executive Chairman of the board of directors of the combined company and Mr. Larry Weyers, current Chairman of the board of directors, Chief Executive Officer and President of WPS Resources, will serve as the Chief Executive Officer and President of the combined company. See “—Post-Merger Governance and Management” beginning on page [•] for further information.

        The WPS Resources board of directors also considered potential risks associated with the merger, including the following:

        Peoples Energy Business Risks. The WPS Resources board of directors considered certain risks associated with Peoples Energy’s business and operations, including the potential impact of Peoples Energy’s relationship with the ICC, the regulatory and legislative environment in Illinois, the prospect of a new rate application by Peoples Energy’s regulated utility subsidiaries, the potential impact of the Settlement and Release Agreement with the Illinois Attorney General, the City of Chicago and the Citizens Utility Board, the ICC review of People’s corrosion control inspection and Peoples Energy’s various contingent liabilities.

        Termination Fee; Alternative Proposals. The WPS Resources board of directors considered the risk that, although WPS Resources has the right under certain limited circumstances to consider and participate in negotiations with respect to proposals for alternative transactions, the provisions of the merger agreement relating to the potential payment of a termination fee of $45 million may have the effect of discouraging such proposals. In addition, the WPS Resources board of directors considered that the merger agreement includes other customary restrictions on the ability of WPS Resources to solicit offers for alternative proposals or engage in discussions regarding such proposals, subject to exceptions, which could have the effect of discouraging such proposals from being made or pursued. The WPS Resources board of directors understood that these provisions may have the effect of discouraging alternative proposals and may make it less likely that the transactions related to such proposals would be negotiated or pursued, even if potentially more favorable to the shareholders of WPS Resources than the merger. See “—The Merger Agreement — Termination of Merger Agreement — Termination Fees/Reimbursement of Expenses Payable by WPS Resources” beginning on page [•] for further information regarding such fees and expenses.

        Employee Matters. The WPS Resources board of directors considered the impact that business uncertainty pending completion of the merger could have on the ability to attract, retain and motivate key personnel until the merger is completed. The WPS Resources board of directors noted that the consummation of the merger will not trigger payments or other benefits under the terms of WPS Resources’ various employee benefit plans and agreements.

        Additional Interests of Executive Officers and Directors. The WPS Resources board of directors considered that certain executive officers and directors of WPS Resources may have interests with respect to the merger in addition to their interests as shareholders of WPS Resources. See “—Additional Interests of Peoples Energy’s and WPS Resources’ Directors and Executive Officers in the Merger” beginning on page [•] for further information.

        Diversion of Management. The WPS Resources board of directors considered the possible diversion of management’s time and attention from WPS Resources’ ongoing business due to the substantial time and effort necessary to complete the merger and plan for and implement the integration of the operations of WPS Resources and Peoples Energy.

        The WPS Resources board of directors realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding potential synergies. It should be noted that this explanation of the WPS Resources board of directors’ reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Note Regarding Forward-Looking Statements” beginning on page [•].

        The WPS Resources board of directors concluded that, overall, the potential benefits of the merger to WPS Resources and its shareholders outweighed the risks.

Opinion of WPS Resources’ Financial Advisor

        Pursuant to an engagement letter dated May 13, 2005, as extended by a letter agreement dated May 31, 2006, WPS Resources retained JPMorgan to serve as its financial advisor and deliver a fairness opinion in connection with the merger.

        At the meeting of the WPS Resources board of directors on July 8, 2006, JPMorgan rendered its oral opinion to the WPS Resources board of directors (as subsequently confirmed in writing in an opinion dated July 8, 2006) that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Exchange Ratio pursuant to the merger agreement was fair, from a financial point of view, to WPS Resources. No limitations were imposed by the WPS Resources board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion.

        The full text of the written opinion of JPMorgan dated July 8, 2006, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. WPS Resources’ shareholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the WPS Resources board of directors, is directed only to the Exchange Ratio in the merger and does not constitute a recommendation to any shareholder of WPS Resources as to how such shareholder should vote at the WPS Resources special meeting. The summary of the opinion of JPMorgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

        In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated July 7, 2006 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning WPS Resources and Peoples Energy and the industries in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of WPS Resources and Peoples Energy with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of WPS Resources common stock and Peoples Energy common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of WPS Resources and Peoples Energy relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the merger;

•	reviewed reserve reports prepared by independent oil and gas engineers with respect to certain production assets of Peoples Energy; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

        JPMorgan also held discussions with certain members of the management of WPS Resources and Peoples Energy with respect to certain aspects of the merger, the past and current business operations of WPS Resources and Peoples Energy, the financial condition and future prospects and operations of WPS Resources and Peoples Energy, the effects of the merger on the financial condition and future prospects of WPS Resources, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

        JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by WPS Resources and Peoples Energy or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities (other than the reserve reports referred to above), nor did JPMorgan evaluate the solvency of WPS Resources or Peoples Energy under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, including the synergies and reserve reports referred to above, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best then currently available estimates and judgments by management as to the expected future results of operations and financial condition of WPS Resources and Peoples Energy to which such analyses or forecasts relate (and in the case of the reserve reports, the best currently available estimates and judgments of the engineers who prepared such reserve reports). JPMorgan expressed no view as to such analyses or forecasts (including the synergies and reserve reports) or the assumptions on which they were based. JPMorgan also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to JPMorgan. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on WPS Resources or Peoples Energy or on the contemplated benefits of the merger, and that all other conditions to the merger will be satisfied in all material respects.

        The projections furnished to JPMorgan for WPS Resources and Peoples Energy were prepared by the respective managements of each company. Neither WPS Resources nor Peoples Energy publicly discloses internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

        JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, to WPS Resources of the Exchange Ratio in the merger, and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any class of securities, creditors or other constituencies of WPS Resources or as to the underlying decision by WPS Resources to engage in the merger. JPMorgan expressed no opinion as to the price at which the WPS Resources common stock or Peoples Energy common stock will trade at any future time.

        JPMorgan’s opinion and financial analyses were only one of many factors considered by the WPS Resources board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the WPS Resources board of directors or management with respect to the merger or the Exchange Ratio.

        In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses performed by JPMorgan in connection with providing its opinion to the WPS Resources board of directors on July 8, 2006. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

        Comparable Publicly Traded Companies Analysis. Using publicly available information, JPMorgan compared selected financial data of WPS Resources and Peoples Energy with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be reasonably comparable to the businesses of WPS Resources and Peoples Energy.

        JPMorgan reviewed the trading and operating statistics of the following selected publicly traded companies in the power and utility industry:

WPS Resources Public Comparables	Peoples Energy Public Comparables
Allete, Inc.	Equitable Resources, Inc.
Alliant Energy Corporation	National Fuel Gas Company
Idacorp, Inc.	Nicor Inc.
MDU Resources Group, Inc.	Northwest Natural Gas Company
Otter Tail Corporation	ONEOK, Inc.
Wisconsin Energy Corporation	Piedmont Natural Gas Company Inc.
Xcel Energy Inc.	Questar Corporation

        Based on the above companies’ closing stock prices on July 5, 2006, JPMorgan calculated the ratio of stock price to 2006 and 2007 estimated earnings per share (sometimes referred to in this joint proxy statement/prospectus as EPS) and the ratio of firm value (calculated as equity value, plus debt, plus minority interest, less cash and cash equivalents) to 2006 and 2007 estimated EBITDA (earnings before interest, taxes, depreciation and amortization).

        This analysis indicated the following firm value and stock price multiples:

	Stock price as a multiple of estimated EPS		Firm value as a multiple of estimated EBITDA
WPS Resources Public Comparables	2006E	2007E	2006E	2007E
Median	15.8x	15.1x	8.0x	7.4x
Mean	16.1x	15.0x	8.0x	7.6x

	Stock price as a multiple of estimated EPS		Firm value as a multiple of estimated EBITDA
Peoples Energy Public Comparables	2006E	2007E	2006E	2007E
Median	16.6x	15.2x	8.0x	7.5x
Mean	16.6x	15.3x	8.3x	7.7x

        Based on the current trading multiples of the comparable companies, JPMorgan applied a range of multiples of estimated 2006 and 2007 EBITDA and EPS to the corresponding financial data regarding WPS Resources and to normalized financial data regarding Peoples Energy provided to JPMorgan by WPS Resources management, without giving effect to potential net synergies related to the merger, to derive an implied range of values for shares of WPS Resources and Peoples Energy common stock. WPS Resources management indicated its belief that 2006 and 2007 financial projections for Peoples Energy did not accurately represent ongoing profitability of Peoples Energy’s regulated natural gas distribution business. Therefore, in order to more accurately approximate ongoing profitability of the regulated natural gas distribution business of Peoples Energy, JPMorgan utilized normalized financial data for Peoples Energy for the 2006 and 2007 fiscal years assuming normalized EBITDA and EPS for the Peoples Energy regulated natural gas distribution business based on a three-year historical average. Based on the share values derived from this analysis, JPMorgan determined the following implied exchange ratio ranges of shares of WPS Resources common stock for each share of Peoples Energy common stock, as compared to the Exchange Ratio of 0.825 in the merger:

Metrics	Implied exchange ratio range
Firm value as a multiple of 2006 estimated EBITDA	0.630x — 0.971x
Firm value as a multiple of 2007 estimated EBITDA	0.550x — 0.848x
Stock price as a multiple of 2006 estimated EPS	0.607x — 0.780x
Stock price as a multiple of 2007 estimated EPS	0.536x — 0.700x

        In addition, WPS Resources management indicated that Peoples Energy’s regulated natural gas distribution business is likely to return to a profitability level more comparable with historical levels in fiscal year 2008. As limited information was available on 2008 trading multiples for WPS Resources’ and Peoples Energy’s public company peers, JPMorgan applied a range of multiples of estimated 2007 EBITDA and EPS to the corresponding 2008 financial data regarding WPS Resources and Peoples Energy provided to JPMorgan by WPS Resources management, without giving effect to potential net synergies related to the merger, to derive an implied range of values for shares of WPS Resources and Peoples Energy common stock. JPMorgan discounted back the implicit share prices for each company by one year. Based on the share value ranges derived from this analysis, JPMorgan determined the following implied exchange ratio ranges of shares of WPS Resources common stock for each share of Peoples Energy common stock, as compared to the Exchange Ratio of 0.825 in the merger:

Metrics	Implied exchange ratio range
Firm value as a multiple of adjusted 2007 estimated EBITDA	0.678x — 1.028x
Stock price as a multiple of adjusted 2007 estimated EPS	0.594x — 0.775x

        JPMorgan noted that none of the selected comparable companies is either identical or directly comparable to WPS Resources or Peoples Energy and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies. The financial estimates for Peoples Energy were adjusted to a calendar year basis to estimate a December 31 fiscal year end.

        Selected Transaction Analysis. Using publicly available information, JPMorgan examined selected transactions where JPMorgan judged the target business to be reasonably comparable with Peoples Energy’s business. Specifically, JPMorgan reviewed the following transactions:

Integrated companies

Target	Acquirer
KeySpan Corporation	National Grid TransCo plc
Constellation Energy Group, Inc.	FPL Group, Inc.
PacifiCorp	MidAmerican Energy Company
Cinergy Corp.	Duke Energy Corporation
Public Service Enterprise Group Incorporated	Exelon Corporation
TNP Enterprises, Inc.	PNM Resources, Inc.
Illinois Power Company	Ameren Corporation
UniSource Energy Corporation	Financial consortium
Portland General Electric Company	Texas Pacific Group
CILCORP Inc.	Ameren Corporation
RGS Energy Group, Inc.	Energy East Corporation
Conectiv	Potomac Electric Power Company
GPU, Inc.	FirstEnergy Corp.
Unicom Corporation	PECO Energy Company
New Century Energies, Inc.	Northern States Power Company
Central & South West Corporation	American Electric Power Company, Inc.

Gas distribution

Target	Acquirer
Dominion Resources, Inc. - LDC assets	Equitable Resources, Inc.
Southern Union Company - Rhode Island gas distribution assets	National Grid plc
PG Energy	UGI Corporation
Aquila, Inc. - LDC assets	WPS Resources Corporation
TXU Gas Company	Atmos Energy Corporation
North Carolina Natural Gas Corporation	Piedmont Natural Gas, Inc.
Southern Union Company - Texas gas distribution assets	ONEOK, Inc.

Firm value as a multiple of EBITDA for the trailing twelve-months prior to transaction announcement
	Mean	Median
Integrated companies	8.2x	8.1x
Gas distribution	9.2x	9.3x

        Based on these precedent transactions, JPMorgan applied a range of 9.0x to 10.0x EBITDA multiple to Peoples Energy’s EBITDA for the twelve months ended March 31, 2006 to derive an implied range of values for shares of Peoples Energy common stock. To derive an implied range of values for shares of WPS Resources common stock, JPMorgan assumed the average valuation range for WPS Resources derived from the Comparable Publicly Traded Companies analysis described above. Based on these value ranges, JPMorgan determined an implied exchange ratio range of 0.690x to 0.966x shares of WPS Resources common stock for each share of Peoples Energy common stock, as compared to the Exchange Ratio of 0.825 in the merger.

        In addition, based on the precedent transactions, JPMorgan applied a premium of 13% to 21% to Peoples Energy’s price per share as of July 5, 2006 and compared the resulting price range to WPS Resources’ price per share as of the same date. Based on these value ranges, JPMorgan determined an implied exchange ratio range of 0.810x to 0.868x shares of WPS Resources common stock for each share of Peoples Energy common stock, as compared to the Exchange Ratio of 0.825 in the merger.

        JPMorgan noted that none of the target companies in the selected comparable transactions is either identical or directly comparable to Peoples Energy and that any analysis of comparable transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction valuation of the selected transactions.

        Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for WPS Resources and Peoples Energy for the purpose of determining the fully diluted equity value for each share of the companies’ respective common stocks based on the expected future cash flows to be generated by each company, as described below. Utilizing these implied values, JPMorgan then calculated implied exchange ratio ranges.

        WPS Resources: JPMorgan calculated the unlevered free cash flows that WPS Resources is expected to generate during fiscal years 2006 through 2010, based upon financial projections prepared by the management of WPS Resources through the years ended 2010 and upon management projections adjusted by JPMorgan to reflect more moderate growth in revenues and lower operating margins during the terminal-year period. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. JPMorgan also calculated a range of terminal asset values of WPS Resources at the end of the five-year period ending 2010 by applying a perpetual growth rate ranging from 1.75% to 2.25% of the unlevered free cash flow of WPS Resources during the final year of the five-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a weighted average discount rate of 7.25%, which was chosen by JPMorgan based upon an analysis of the weighted average cost of capital of WPS Resources. The value of WPS Resources common stock was derived from the discounted cash flow range by subtracting WPS Resources’ debt and adding cash and cash equivalents outstanding as of March 31, 2006, adjusted for recent company events, based on estimates provided by Peoples Energy management.

        Peoples Energy: JPMorgan calculated the unlevered free cash flows that Peoples Energy is expected to generate, excluding cash flows from Peoples Energy’s oil and gas production business, during fiscal years 2006 through 2010, with and without giving effect to potential net synergies related to the merger, based upon financial projections prepared by Peoples Energy management, as adjusted by WPS Resources management and provided to JPMorgan by WPS Resources management. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. JPMorgan also calculated a range of terminal asset values at the end of the five-year period ending 2010 by applying a perpetual growth rate ranging from 1.25% to 1.75% of the unlevered free cash flows during the final year of the five-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a weighted average discount rate of 6.75%, which was chosen by JPMorgan based upon an analysis of the weighted average cost of capital of Peoples Energy, excluding the oil and gas production business. JPMorgan performed a separate valuation of Peoples Energy’s oil and gas production business based on a net asset value analysis utilizing reserve and operating data provided by Peoples Energy management. JPMorgan calculated the unlevered free cash flows that Peoples Energy’s oil and gas production business is expected to generate based on the current reserve life of the assets. The unlevered free cash flows were then discounted to present values using a weighted average discount rate of 8.0%, which was chosen by JPMorgan based upon an analysis of the weighted average cost of capital of similar oil and gas operations. The value of Peoples Energy common stock was derived from the sum total of these discounted cash flow ranges by subtracting Peoples Energy’s debt and adding cash and cash equivalents outstanding as of March 31, 2006, adjusted for recent company events.

        Using the range of implied equity values for WPS Resources and Peoples Energy computed as described above, JPMorgan then calculated a range of implied exchange ratios. The high and the low implied exchange ratio were calculated by dividing the highest per share value for Peoples Energy by the lowest per share value for WPS Resources and the lowest per share value for Peoples Energy by the highest per share value for WPS Resources, respectively. This analysis indicated the following implied exchange ratio ranges (with and without giving effect to potential net synergies related to the merger), as compared to the Exchange Ratio of 0.825 in the merger.

Implied exchange ratio without net synergies	Implied exchange ratio with net synergies
0.661x — 0.882x	0.820x — 1.069x

        Historical Exchange Ratio Analysis. JPMorgan reviewed the historical average exchange ratio between WPS Resources and Peoples Energy common stocks as of July 5, 2006 and for the one-month, six-month, one-year and two-year periods ending July 5, 2006. The historical average exchange ratios were calculated by dividing the average closing price per share of Peoples Energy common stock by the average closing price per share of WPS Resources common stock for the indicated periods. This review indicated the implied exchange ratios set out in the table below, as compared to the Exchange Ratio of 0.825 in the merger.

Period ended July 5, 2006	Exchange ratio
One-day	0.717x
One-month average	0.739x
Six-month average	0.712x
One-year average	0.702x
Two-year average	0.770x

        JPMorgan also reviewed the respective one-year trading ranges of WPS Resources and Peoples Energy and calculated the implied exchange ratios by dividing Peoples Energy’s 52-week high by WPS Resources’ 52-week low and by dividing Peoples Energy’s 52-week low by WPS Resources’ 52-week high. This resulted in an exchange ratio range of 0.572x to 0.961x shares of WPS Resources common stock for each share of Peoples Energy common stock, as compared to the proposed Exchange Ratio of 0.825 in the merger.

        Analysis of Merger Impact on Earnings. JPMorgan analyzed the expected impact of the merger on WPS Resources’ estimated EPS for years 2007, 2008 and 2009, after giving effect to potential synergies related to the merger, but excluding transaction related expenses and purchase accounting adjustments. Based on the terms of the merger and using financial projections for WPS Resources provided by WPS Resources management, financial projections for Peoples Energy prepared by Peoples Energy management, as adjusted by WPS Resources management and provided to JPMorgan by WPS Resources management, and estimates of potential synergies provided jointly by WPS Resources and Peoples Energy management, JPMorgan’s analysis indicated that the merger can be expected to be accretive to WPS Resources’ EPS in 2008 and 2009. JPMorgan noted that actual results may vary from projected results and the variations may be material.

        Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to WPS Resources or Peoples Energy, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of WPS Resources or Peoples Energy. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to WPS Resources or Peoples Energy and the transactions compared to the merger.

        As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to serve as financial adviser to WPS Resources with respect to the merger and to deliver an opinion to the WPS Resources board of directors with respect to the merger on the basis of such experience and its familiarity with WPS Resources.

        For services rendered in connection with the merger and the delivery of its opinion, WPS Resources has agreed to pay JPMorgan a fee of $7 million, one-third of which was paid upon the execution of the merger agreement, one-third of which is payable upon Peoples Energy shareholder approval of the merger agreement and WPS Resources shareholder approval of the share issuance and the amendment to the restated articles of incorporation of WPS Resources to change its name, and one-third of which is payable upon completion of the merger. At the closing of the transaction, WPS Resources may pay JPMorgan an additional fee of $2 million, in its sole discretion, based on the results obtained in connection with the merger and any other factors that WPS Resources deems relevant. In addition, WPS Resources has agreed to reimburse JPMorgan for its expenses incurred in connection with its services including the reasonable fees of counsel (provided that reimbursable expenses may not exceed $150,000 without prior approval of WPS Resources), and WPS Resources has agreed to indemnify JPMorgan for certain liabilities arising out of its engagement. JPMorgan and its affiliates have provided in the past, and may in the future provide, investment banking, commercial banking and other financial services for each of WPS Resources and Peoples Energy. Such past services for WPS Resources have included acting as financial advisor to WPS Resources in connection with its acquisition of the Michigan and Minnesota natural gas distribution assets of Aquila, Inc. in April and July 2006 and providing bridge financing in connection therewith, acting as a lead arranger, bookrunner and agent on certain credit facilities of WPS Resources in November 2005 and June 2006, and acting as a bookrunner and structuring agent of an offering by WPS Resources of its common equity in November 2005 (including a forward sale agreement which settled in May 2006). Such past services for Peoples Energy have included acting as a lead arranger, bookrunner and/or agent on certain credit facilities of Peoples Energy and its affiliates, including in July 2005, November 2005 and June 2006, and acting as placement agent in offerings of Peoples Energy’s tax exempt bonds in 2004, 2005 and 2006. JPMorgan’s commercial bank affiliates are lenders to each of WPS Resources and Peoples Energy. In the ordinary course of JPMorgan’s businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of WPS Resources or Peoples Energy for JPMorgan’s own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Peoples Energy’s Reasons for the Merger; Recommendation of the Board of Directors

        The Peoples Energy board of directors has approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Peoples Energy and its shareholders, and unanimously recommends that Peoples Energy shareholders vote FOR the proposal to approve the merger agreement and FOR the proposal to adjourn the Peoples Energy special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

        In reaching its determination to recommend the approval of the merger agreement and the merger, the Peoples Energy board of directors consulted with management, as well as Morgan Stanley & Co. Incorporated, Peoples Energy’s financial advisor, LeBoeuf Lamb, and Katten Muchin, as well as Schiff Hardin LLP, People’s Energy’s regulatory counsel, and Ungaretti & Harris LLP, People’s Energy’s corporate counsel, and considered various material factors, which are discussed below. The following discussion of the information and factors considered by the Peoples Energy board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with the merger, the Peoples Energy board of directors did not consider it practical to, and did not attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Peoples Energy board of directors may have given different weights to different factors. The Peoples Energy board of directors considered this information and these factors as a whole, and overall considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendations. Among the material information and factors considered by the Peoples Energy board of directors were the following:

        Strategic Considerations. The Peoples Energy board of directors considered a number of factors pertaining to the strategic rationale for the merger, including the following:

•	Increased Scale and Scope. The merger will create a combined company with increased scale and scope in energy delivery, including four natural gas utilities, one electric utility, and one integrated electric and natural gas utility in Wisconsin, Illinois, Michigan and Minnesota, serving approximately 1.6 million natural gas customers and 477,000 regulated electric customers. As a result, the combined company will be better positioned to compete in a consolidating industry.

•	Achieve Regulatory Diversity. The regulated operations of the combined company will have greater diversification of regulators and regulatory regimes. By extending its operations into new states, the merger will diversify Peoples Energy’s regulatory risk by subjecting the combined company’s regulated operations to the jurisdictions of multiple state regulators rather than solely Illinois.

•	Achieve Market Diversity. The merger will create a combined company with greater diversification of markets, which should make the combined company less vulnerable to a downturn in any particular market.

•	Addition of Electric Generation and Distribution Portfolio. The operations of the combined company will include electric generation and delivery, which, among other things, will make the business of the combined company less seasonal than Peoples Energy’s current business and provide additional opportunities for growth.

•	Complementary Non-regulated Energy Marketing Businesses. The merger will combine the complementary non-regulated wholesale and retail energy marketing businesses of Peoples Energy and WPS Resources, which will create a larger and more geographically diverse business, which will be positioned to leverage the expertise, reputation and assets of both companies. This in turn is expected to provide expansion opportunities for the combined company in the Northeast United States and adjacent portions of Canada and Texas. In addition, the combined company is expected to be well positioned to compete when the Illinois electric market fully opens to competition in 2007.

•	Anticipated Financial Strength and Flexibility. The increased scale and diversification of the combined company’s operations are expected to provide improved earnings and cash flows, resulting in greater financial stability. In addition, because of the combined company’s focus on its core regulated electric and natural gas operations, it is anticipated that the combined company will maintain a strong credit profile and may have an improved credit rating as compared to Peoples Energy’s current rating.

•	Combined Expertise and Reputation. The merger will combine the technical and operational expertise of WPS Resources and Peoples Energy and create a combined company which would be able to draw upon the intellectual capital, technical expertise, and experience of a deeper, more diverse workforce. In addition, WPS Resources’outstanding industry reputation makes it an attractive partner for the merger.

•	Cost Savings and Synergies. The Peoples Energy board of directors considered that, although no assurance can be given that any particular level of cost savings and other synergies will be achieved, based on the analysis prepared by WPS Resources’ and Peoples Energy’s management with the assistance of an outside consultant, an estimated $80 million of annual synergies could be realized by the end of the third full year of operations following completion of the merger, with approximately $72 million derived from the regulated businesses and $8 million from the non-regulated businesses (these numbers have subsequently been revised to an estimated $94 million of annual synergies that could be realized by the end of the fifth full year of operations, with approximately $87 million derived from the regulated businesses and $7 million from the non-regulated businesses). The Peoples Energy board of directors noted that the cost savings and synergies identified by management are estimates, that they may change and that achieving the synergies is subject to a number of risks and uncertainties. See “Risk Factors — Risks Relating to the Merger” beginning on page [•] for more details.

•	Share Prices and Tax-Free Exchange. The Peoples Energy board of directors considered the historical stock prices of WPS Resources and Peoples Energy, and noted that the Exchange Ratio in the merger represents a premium of approximately 14.2% over the average of the closing prices for the 20 trading days ending July 5, 2006 of Peoples Energy common stock and a premium of approximately 15% over the closing price of Peoples Energy’s common stock on July 5, 2006, the last trading day prior to the publication of an article in The Wall Street Journal regarding the merger. In addition, the Peoples Energy board of directors considered that shareholders will receive WPS Resources common stock in the transaction, which will provide them with the opportunity to share in the potential appreciation in value of WPS Resources’ common stock following the merger. Furthermore, the Peoples Energy board of directors also considered that the merger is designed to be tax-free to the holders of Peoples Energy common stock.

•	Impact on Communities. The Peoples Energy board of directors evaluated the expected impact of the merger on the communities in which Peoples Energy is located and which it serves. The Peoples Energy board of directors believes that the merger will benefit the municipalities currently served by Peoples Energy by creating a strong combined company that will have its headquarters in Chicago, Illinois, immediately following the merger, and that the future success of the utility subsidiaries of Peoples Energy could be negatively impacted by a failure of the combined company to maintain a significant presence in Chicago.

•	Financial Considerations and Stand Alone Alternative. The Peoples Energy board of directors considered the expected financial impact of the merger on Peoples Energy, including the expected earnings, cash flow, balance sheet and dividend impact of the merger, the expected market reaction to the merger and the financial prospects of the combined company as compared to the prospects inherent in Peoples Energy’s stand-alone business plan, taking into account the board’s assessment of achieving those prospects. The Peoples Energy board of directors also considered the historical financial condition and operating results of WPS Resources and Peoples Energy as well as historical stock market information. The Peoples Energy board of directors further considered WPS Resources’ history of consistent dividend payments. Further to the foregoing, the Peoples Energy board of directors believes that there is a greater likelihood that the stock of the combined company after the merger will be included in the S&P 500 Index, whereas if Peoples Energy remained independent, there is the possibility that its stock could be removed from that important market index. In addition, the Peoples Energy board of directors believes that the benefits of the merger are likely to be achieved on a more accelerated basis and with less uncertainty of execution than under Peoples Energy’s stand-alone business plan, and that the merger will be immediately accretive to Peoples Energy’s shareholders, and is likely to be accretive to all shareholders of the combined company in calendar year 2008, excluding residual transaction costs and the effects of purchase accounting, once the companies have been integrated and the regulatory plans have been executed.

•	Opinion of Financial Advisor. The Peoples Energy board of directors considered the opinion of Morgan Stanley delivered to it that, as of July 8, 2006, and subject to and based on the considerations, assumptions and limitations discussed in that opinion, the Exchange Ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Peoples Energy common stock. See “—Opinion of Peoples Energy’s Financial Advisor” beginning on page [•].

•	Recommendation of Management. The Peoples Energy board of directors took into account management’s presentations to the board and recommendation in support of the merger.

•	Results of Due Diligence Investigation. The Peoples Energy board of directors considered the scope of the due diligence investigation of WPS Resources, including with respect to WPS Resources’ recent acquisitions and divestitures, by management and Peoples Energy’s outside advisors, and evaluated the results of this investigation.

•	Dividend Policy. The Peoples Energy board of directors considered the agreement by WPS Resources to adopt a dividend policy, which will be evaluated over time as future business needs dictate, to increase its quarterly dividend to $0.66 per share and WPS Resources’ history of paying regular dividends for several decades. The Peoples Energy board of directors noted that the $0.66 per share quarterly dividend is equal to Peoples Energy’s dividend on an Exchange Ratio adjusted basis.

•	Terms of the Merger Agreement. The Peoples Energy board of directors considered the course of the negotiations of the merger agreement and reviewed the terms of the merger agreement. This review included the representations, warranties, obligations and rights of the parties under the merger agreement, the conditions to each party’s obligation to complete the merger, the rights of each party to consider and engage in negotiations regarding potentially superior proposals, the rights of each party to withdraw or otherwise change its recommendation to its shareholders in favor of the proposals related to the merger agreement, the instances in which each party is permitted to terminate the merger agreement and the related termination fees payable by each party in the event of termination of the merger agreement under specified circumstances. See “The Merger Agreement” beginning on page [•], for a detailed discussion of the terms and conditions of the merger agreement.

•	Strategic Alternatives. The Peoples Energy board of directors considered the trends and developments in the industry and the range of strategic alternatives available to Peoples Energy, including the possibility of business combinations with other participants in the industry. See “—Background of the Merger” beginning on page [•], for a description of possible alternative strategic transactions considered by the Peoples Energy board of directors concurrently with the merger.

•	Likelihood and Timing of Completion of the Merger. The Peoples Energy board of directors considered the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions, including conditions that would have a material adverse effect on the regulatory prospects of the combined company following the merger, and the likelihood that the merger will be completed on a timely basis.

        The Peoples Energy board of directors also considered the potential risks of the merger, including the following:

•	Regulatory Approvals. The Peoples Energy board of directors considered the various regulatory approvals required to complete the merger and the risk that governmental authorities and third parties may seek to impose unfavorable terms or conditions as part of granting the required approvals or that the approvals may not be obtained at all. The Peoples Energy board of directors considered the potential length of the regulatory approval process and the period of time that Peoples Energy may be subject to the merger agreement.

•	Additional Closing Conditions. The Peoples Energy board of directors considered the conditions to the parties’ respective requirements to complete the merger, other than the receipt of required regulatory approvals, and the risk that those conditions may not be satisfied.

•	Increased Regulation. The Peoples Energy board of directors considered that the combined company would operate in new jurisdictions and be subject to additional regulatory oversight as compared to Peoples Energy’s operations prior to the merger.

•	Diversion of Management. The Peoples Energy board of directors considered the possible diversion of management attention away from Peoples Energy’s ongoing operations resulting from the substantial time and effort necessary to complete the merger and integrate the operations of WPS Resources and Peoples Energy following the completion of the merger.

•	Fixed Exchange Ratio. The Peoples Energy board of directors considered that the merger is structured with a fixed exchange ratio and there is the possibility that the market price of the WPS Resources common stock or the Peoples Energy’s common stock could be more or less at closing than at the time of the execution of the merger agreement and that the value of the WPS Resources common stock received by Peoples Energy shareholders in the merger could decrease.

•	Restrictions on Interim Operations. The Peoples Energy board of directors considered the provisions of the merger agreement placing restrictions on Peoples Energy’s operations during the period prior to the completion of the merger, and the extent of those restrictions as negotiated between the parties.

•	Integration. The Peoples Energy board of directors considered the challenges inherent in the combination of two large companies such as WPS Resources and Peoples Energy, including the possibility of not achieving the anticipated cost savings and synergies, and other benefits that are expected to be obtained from the merger.

•	Personnel. The Peoples Energy board of directors considered the fact that the uncertainty pending completion of the merger could have an adverse impact on Peoples Energy’s ability to attract, retain and motivate key personnel until the merger is completed. The Peoples Energy board of directors also considered the potential reductions in staff associated with the achievement of the anticipated cost savings and synergies associated with the merger.

•	Termination Fee. The Peoples Energy board of directors considered the risk that, although Peoples Energy has the right under certain limited circumstances to consider and participate in negotiations with respect to alternative acquisition proposals, the provisions of the merger agreement relating to the potential payment of a termination fee by Peoples Energy of $45 million or the reimbursement by Peoples Energy of WPS Resources’ expenses of up to $15 million under certain circumstances, may have the effect of discouraging alternative proposals, even if they are potentially more favorable to the shareholders of Peoples Energy than the merger.

•	Interests of Directors and Officers. The Peoples Energy board of directors considered that certain executive officers and directors of Peoples Energy may have interests with respect to the merger in addition to their interests as shareholders of Peoples Energy. See “Additional Interests of WPS Resources’ and Peoples Energy’s Directors and Executive Officers in the Merger – Additional Interests of Peoples Energy’s Directors and Executive Officers in the Merger” beginning on page [•].

        The Peoples Energy board of directors also considered the corporate governance provisions of the merger agreement and the amendments to WPS Resources’ by-laws to be adopted upon completion of the merger, including that upon completion of the merger, the board of directors of the combined company will be composed of seven of the Peoples Energy directors (or others designated by Peoples Energy) and the nine WPS Resources directors (or others designated by WPS Resources). See “Additional Interests of WPS Resources’ and Peoples Energy’s Directors and Executive Officers in the Merger — Positions with the Combined Company — Directors” on page [•] for more details on the composition of the board of directors of the combined company.

        The Peoples Energy board of directors realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the reasoning of the Peoples Energy board of directors and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [•].

        The Peoples Energy board of directors believed that, overall, the potential benefits of the merger to Peoples Energy and its shareholders outweighed the risks which are mentioned above.

Opinion of Peoples Energy’s Financial Advisor

        At the meeting of the Peoples Energy board of directors on July 8, 2006, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of July 8, 2006, and based upon and subject to the assumptions, qualifications and limitations discussed in its opinion, the Exchange Ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of shares of Peoples Energy common stock.

        The full text of Morgan Stanley’s opinion, dated July 8, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The summary of Morgan Stanley’s fairness opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Shareholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of directors of Peoples Energy, addresses only the fairness from a financial point of view to holders of Peoples Energy common stock of the Exchange Ratio pursuant to the merger agreement, and does not address any other aspect of the merger. Morgan Stanley’s opinion does not constitute a recommendation to any shareholder of Peoples Energy as to how such shareholder should vote with respect to the merger agreement.

        In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Peoples Energy and WPS Resources, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Peoples Energy and WPS Resources prepared by the managements of Peoples Energy and WPS Resources, respectively;

•	reviewed certain financial projections prepared by the managements of Peoples Energy, which were based upon the assumption that Peoples Energy’s Illinois-based utility subsidiaries would file a rate case in the second half of fiscal 2006 and new rates would become effective eleven months later, among others, and WPS Resources, respectively;

•	discussed the past and current operations and financial condition and the prospects of Peoples Energy and WPS Resources with senior executives of Peoples Energy and WPS Resources, respectively;

•	discussed the strategic rationale for the merger with senior executives of Peoples Energy and WPS Resources;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger prepared by the managements of Peoples Energy and WPS Resources, respectively;

•	reviewed the reported prices and trading activity for the Peoples Energy common stock and the WPS Resources common stock;

•	compared the financial performance of Peoples Energy and WPS Resources and the prices and trading activity of the Peoples Energy common stock and the WPS Resources common stock with that of certain other publicly-traded companies comparable with Peoples Energy and WPS Resources respectively and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

•	participated in discussions and negotiations among representatives of Peoples Energy, WPS Resources and their financial and legal advisors;

•	reviewed the draft merger agreement dated July 7, 2006, and certain related documents; and

•	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the future financial performance of Peoples Energy and WPS Resources. Morgan Stanley also relied without independent verification on the assessments of senior management of Peoples Energy and WPS Resources respectively of the strategic rationale for the merger. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger would be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley assumed that in connection with the receipt of all necessary regulatory approvals for the merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Peoples Energy or of WPS Resources, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Peoples Energy with respect to such issues. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of July 8, 2006. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Peoples Energy or any of its assets.

        The following is a summary of the financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion, dated July 8, 2006. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

        In connection with its analysis, Morgan Stanley calculated the implied consideration to be paid for each share of Peoples Energy common stock by multiplying the closing price of WPS Resources common stock of $50.17 as of July 5, 2006 (the last day of trading prior to The Wall Street Journal article dated July 6, 2006) by the merger exchange ratio of 0.825 which results in an implied consideration of $41.39 per share.

        Historical Trading and Exchange Ratio Analysis. Morgan Stanley reviewed the historical trading ranges of Peoples Energy and WPS Resources and the historical exchange ratios for various periods ending on July 5, 2006 to provide it with background and perspective for how each company’s stock has historically traded on a standalone basis and relative to each other.

        Morgan Stanley noted that for the 52-week period ending July 5, 2006 the range of traded prices for Peoples Energy common stock was $34.34 to $45.52 and for WPS Resources common stock was $47.39 to $60.00. Morgan Stanley also observed the following:

Period Ending July 5, 2006	Average Peoples Price Per Share	Average WPS Price Per Share	Average Historical Trading Ratio
1 Month Prior	$36.35	$49.12	0.740x
3 Months Prior	$36.39	$49.45	0.736x
6 Months Prior	$36.46	$51.37	0.712x
1 Year Prior	$37.82	$53.87	0.703x
2 Years Prior	$40.13	$52.07	0.775x

        Morgan Stanley noted that the implied consideration to be paid for each share of Peoples Energy common stock based on the exchange ratio of 0.825 was $41.39 as of July 5, 2006.

        Comparable Public Companies Analysis. Morgan Stanley performed a comparable company analysis on Peoples Energy and WPS Resources, which attempted to provide an implied value for Peoples Energy and WPS Resources by comparing them to similar companies. For purposes of its analysis, Morgan Stanley reviewed and compared certain publicly available and internal financial information, ratios and publicly available market multiples relating to Peoples Energy and WPS Resources to corresponding financial data for selected publicly-traded utility companies that shared characteristics with Peoples Energy and WPS Resources to derive an implied valuation range for each company.

        The companies included in the Peoples Energy comparable public companies analysis and the WPS Resources comparable public companies analysis were:

Peoples Energy Comparable Public Companies	WPS Resources Comparable Public Companies
AGL Resources Inc.	DTE Energy Company
Atmos Energy Corporation	Northeast Utilities
New Jersey Resources Corporation	PG&E Corporation
Nicor Inc.	PNM Resources, Inc.
The Laclede Group, Inc.	PPL Corporation
WGL Holdings, Inc.	Wisconsin Energy Corporation

        Morgan Stanley then reviewed both publicly available and internal financial information for Peoples Energy to compare financial metrics of the companies included in the Peoples Energy comparable public companies analysis to the following metrics for Peoples Energy based on publicly available and internal financial information:

•	stock price to 2006 estimated EPS;

•	stock price to 2007 estimated EPS;

•	Aggregate Value (defined as equity value plus estimated non-convertible debt, minority interest, capital lease obligations and preferred stock less cash and cash equivalents as of March 31, 2006) to the estimated 2006 EBITDA;

•	Aggregate Value to the estimated 2007 EBITDA; and

•	Dividend Yield (defined as current annual dividend per share divided by stock price).

        The following table reflects the results of this analysis. The multiples in the table below are based on average statistics of earnings and EBITDA estimates obtained from I/B/E/S, a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors, adjusted to remove certain estimates deemed to be outdated for Peoples Energy.

	Price to EPS		Aggregate Value to EBITDA		Dividend Yield
	2006E	2007E	2006E	2007E	7/5/06
Representative range derived from:
Peoples Energy comparable companies	14.0x - 15.5x	13.0x - 14.5x	7.25x - 8.25x	6.75x - 7.75x	4.0%-5.5%
Peoples Energy multiples	19.8x	16.0x	7.6x	6.9x	6.1%

        Applying a representative range of multiples derived from the comparable public company analysis, Morgan Stanley calculated a range of implied equity values per share of Peoples Energy based on projected and public financial results with respect to the following metrics for Peoples Energy:

Implied Equity Value
	I/B/E/S	Projected
Stock price to 2006 estimated EPS	$25.31 - $28.02	$22.89 - $25.34
Stock price to 2007 estimated EPS	$29.28 - $32.66	$24.88 - $32.38
Stock price to 2008 estimated EPS		$29.33 - $40.97
Aggregate Value to the estimated 2006 EBITDA		$27.60 - $34.77
Aggregate Value to the estimated 2007 EBITDA		$34.33 - $43.02
Dividend Yield		$39.64 - $54.50

        Based on this analysis, Morgan Stanley derived a range of implied equity values per share of Peoples Energy common stock of $22.89 to $54.50. Morgan Stanley noted that the exchange ratio of 0.825 results in an implied consideration to Peoples Energy of $41.39 per share, based on a closing price of WPS Resources common stock of $50.17 as of July 5, 2006.

        Morgan Stanley then reviewed both publicly available and internal financial information for WPS Resources to compare financial metrics of the companies included in the WPS Resources comparable public companies analysis to the following metrics for WPS Resources based on publicly available and internal financial information:

•	stock price to 2006 estimated EPS;

•	stock price to 2007 estimated EPS;

•	Aggregate Value to the estimated 2006 EBITDA;

•	Aggregate Value to the estimated 2007 EBITDA; and

•	Dividend Yield.

        The following table reflects the results of this analysis based on average statistics of earnings and EBITDA estimates obtained from I/B/E/S:

	Price to EPS		Aggregate Value to EBITDA		Dividend Yield
	2006E	2007E	2006E	2007E	7/5/06
Representative range derived from:
WPS Resources comparable companies	14.0x - 15.5x	13.0x - 14.5x	7.5x - 8.5x	7.0x - 8.0x	3.5% - 5.0%
WPS Resources multiples	13.6x	12.8x	8.6x	7.4x	4.5%

        Applying a representative range of multiples derived from the comparable public companies analysis, Morgan Stanley calculated a range of implied equity values per share of WPS Resources based on projected financial results, projected financial results adjusted for certain alternative regulatory rate of return and unregulated growth assumptions, and public financial results with respect to the following metrics for WPS Resources:

Implied Equity Value
	I/B/E/S	Projected
Stock price to 2006 estimated EPS	$46.22 - $51.06	$42.71 - $49.79
Stock price to 2007 estimated EPS	$47.94 - $53.35	$51.25 - $59.56
Aggregate Value to the estimated 2006 EBITDA		$40.57 - $52.16
Aggregate Value to the estimated 2007 EBITDA		$44.04 - $56.86
Dividend Yield		$45.20 - $64.57

        Based on this analysis, Morgan Stanley derived a range of implied equity values per share of WPS Resources common stock of $40.57 to $64.57. Morgan Stanley noted that the closing price of WPS Resources common stock on July 5, 2006 was $50.17.

        No company utilized in the comparable public companies analysis is identical to Peoples Energy or WPS Resources. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Peoples Energy and WPS Resources and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Peoples Energy or WPS Resources, such as the impact of competition on Peoples Energy and WPS Resources and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Peoples Energy and WPS Resources or the industry or in the financial markets in general. Mathematical analysis, such as determining the mean, median or average, is not in itself a meaningful method of using comparable company data.

        Discounted Cash Flow Analysis. Morgan Stanley also performed discounted cash flow analyses for Peoples Energy and WPS Resources. A discounted cash flow analysis is designed to provide insight into the value of a company as a function of its future cash flows and terminal value. Morgan Stanley performed a discounted cash flow analysis based on consolidated financial projections provided by the management of Peoples Energy for fiscal years 2006 through 2011 and WPS Resources for fiscal years 2006 through 2010. Morgan Stanley also performed a discounted cash flow analysis based on consolidated financial projections provided by the management of WPS Resources for fiscal years 2006 through 2010 adjusted for certain alternative regulatory rate of return and unregulated growth assumptions. Unlevered free cash flows were calculated as net income available to common shareholders plus the aggregate of depreciation and amortization, deferred taxes, and other noncash expenses and after-tax net interest expense less the sum of capital expenditures and investment in noncash working capital.

        For the Peoples Energy discounted cash flow analysis, Morgan Stanley calculated a range of terminal values at the end of the projection period by applying to projected 2011 EBITDA for Peoples Energy a multiple range of Aggregate Value to EBITDA of 7.0x to 8.0x. The free cash flows and range of terminal values were then discounted to present values using a range of discount rates which were selected by Morgan Stanley based upon analysis of market discount rates applicable to comparable companies. The weighted average cost of capital range used in each case was 7.5% to 8.5%. From this analysis, Morgan Stanley calculated a range of equity values per share of Peoples Energy common stock as of July 5, 2006 of $30.19 to $45.14. Morgan Stanley noted that the exchange ratio of 0.825 results in an implied consideration to Peoples Energy of $41.39 per share, based on a closing price of WPS Resources common stock of $50.17 as of July 5, 2006.

        For the WPS Resources discounted cash flow analysis, Morgan Stanley calculated a range of terminal values at the end of the projection period by applying a multiple to projected 2010 EBITDA for WPS Resources, provided by WPS Resources management, and to such projections as adjusted for certain alternative regulatory rate of return and unregulated growth assumptions, a multiple range of Aggregate Value to EBITDA of 7.0x to 8.0x. The free cash flows and range of terminal values were then discounted to present values using a range of discount rates which were selected by Morgan Stanley based upon analysis of market discount rates applicable to comparable companies. The weighted average cost of capital range used in each case was 6.5% to 7.5%. From this analysis, Morgan Stanley calculated a range of equity value per share of WPS Resources common stock as of July 5, 2006 of $42.07 to $63.13. Morgan Stanley noted that the closing price of WPS Resources common stock on July 5, 2006 was $50.17.

        Sum-of-Parts Analysis. Given the different nature of businesses in which Peoples Energy and WPS Resources participate, Morgan Stanley also analyzed each company as the sum of its constituent businesses, or as the “sum of its parts” and performed a comparable companies and discounted cash flow analysis (as described earlier) on each of its constituent businesses.

        Using Peoples Energy management estimates, Morgan Stanley compared certain publicly available financial measures of selected comparable companies to those of the relevant business within Peoples Energy. Morgan Stanley selected these comparable companies based upon its views as to the comparability of the financial and operating characteristics of these companies to the relevant businesses of Peoples Energy. Morgan Stanley calculated reference value ranges for the Peoples Energy businesses by applying various multiples derived from these comparable companies to selected financial measures of the relevant Peoples Energy businesses based on information provided by Peoples Energy management. Based on this analysis, Morgan Stanley calculated per share values for Peoples Energy common stock ranging from $28.59 to $42.94. Morgan Stanley noted that the exchange ratio of 0.825 results in an implied consideration to Peoples Energy of $41.39 per share, based on a closing price of WPS Resources common stock of $50.17 as of July 5, 2006.

        Using WPS Resources management estimates and such estimates as adjusted for certain alternative regulatory rate of return and unregulated growth assumptions where applicable, Morgan Stanley calculated reference value ranges for the WPS Resources businesses by applying various multiples derived from selected comparable companies to selected financial measures of the relevant WPS Resources businesses. With respect to WPS Resources synthetic fuel assets and projected land sales, Morgan Stanley conducted a separate discounted cash flow analysis covering the entire period during which WPS Resources synthetic fuel assets and land sales were projected to provide cash flow; therefore, a comparable public companies multiple based approach was not used for these businesses. Based on this analysis, Morgan Stanley calculated per share values for WPS Resources common stock ranging from $44.72 to $54.12. Morgan Stanley noted that the closing price of WPS Resources common stock on July 5, 2006 was $50.17.

        For the Peoples Energy sum-of-parts discounted cash flow analysis, Morgan Stanley performed discounted cash flow analyses on the following business segments with the noted assumptions and considerations using segment financial projections provided by management of Peoples Energy for fiscal years 2006 through 2011 (in the table, the weighted average cost of capital is referred to as WACC):

Business Segment	Terminal Value Multiple	Discount Rate
Gas Distribution	14.5x - 15.5x 2011 earnings	5.75% - 6.75% WACC
Oil and Gas Production	4.0x - 5.5x 2009 EBITDA	8.0% - 10.0% WACC
Energy Marketing	5.0x - 7.0x 2011 EBITDA	10.25% - 11.25% WACC
Energy Assets	8.0x - 9.0x 2011 EBITDA	7.75% - 8.75% WACC
Corporate and Other	7.0x - 8.0x 2011 EBITDA	7.5% - 8.5% WACC

        Based on this analysis, Morgan Stanley calculated a range of equity value per share of Peoples Energy common stock of $32.33 to $41.98. Morgan Stanley noted that the exchange ratio of 0.825 results in an implied consideration to Peoples Energy of $41.39 per share, based on a closing price of WPS Resources common stock of $50.17 as of July 5, 2006.

        For the WPS Resources sum-of-parts discounted cash flow analysis, Morgan Stanley performed discounted cash flow analyses on the following business segments with the noted assumptions and considerations using segment financial projections provided by management of WPS Resources for fiscal years 2006 through 2010 and using segment financial projections for the same period provided by management of WPS Resources as adjusted for certain alternative regulatory rate of return and unregulated growth assumptions where applicable:

Business Segment	Terminal Value Multiple	Discount Rate
Wisconsin Public Service Corporation and Upper	14.0x - 15.0x 2010 earnings	6.0% - 7.0% WACC
Peninsula Power Company
Michigan Gas Utilities Corporation and Minnesota	14.5x - 15.5x 2010 earnings	5.75% - 6.75% WACC
Energy Resources Corporation
WPS Energy Services	5.0x - 7.0x 2010 EBITDA	10.25% - 11.25% WACC
WPS Investments	16.5x - 17.5x 2010 earnings	7.5% - 8.5% cost of equity
WPS Resources and Other	7.0x - 8.0x 2010 EBITDA	6.5% - 7.5% WACC

        Based on this analysis, Morgan Stanley calculated a range of equity value per share of WPS Resources common stock of $42.48 to $58.58. Morgan Stanley noted that the closing price of WPS Resources common stock on July 5, 2006 was $50.17.

        Dividend Discount Analysis. Morgan Stanley also analyzed the implied values of Peoples Energy and WPS Resources as a function of the present value of their respective dividend payments. Morgan Stanley performed these analyses based on consolidated financial projections provided by the management of Peoples Energy for fiscal years 2006 through 2011 and the management of WPS Resources for fiscal years 2006 through 2010. Morgan Stanley calculated terminal values by applying a range of multiples to the estimated EPS in 2011 for Peoples Energy and 2010 for WPS Resources, and the dividend streams and terminal values were then discounted to the present using a range of discount rates representing an estimated range of the cost of equity for each of Peoples Energy and WPS Resources. For Peoples Energy, Morgan Stanley used a terminal value multiple range of 14.0x to 15.5x and a cost of equity range of 9.5% to 10.5%. For WPS Resources, Morgan Stanley used a terminal value multiple range of 14.0x to 15.5x and a cost of equity range of 8.75% to 9.75%. Based on this analysis, Morgan Stanley calculated per share values for Peoples Energy ranging from $30.63 to $39.83. Morgan Stanley noted that the Exchange Ratio of 0.825 results in an implied consideration to Peoples Energy of $41.39 per share, based on a closing price of WPS Resources common stock of $50.17 as of July 5, 2006. In addition, based on this analysis, Morgan Stanley calculated per share values for WPS Resources of $53.11 to $67.94 and noted that the closing price of WPS Resources common stock on July 5, 2006 was $50.17.

        Analysis of Selected Precedent Transactions. Morgan Stanley also performed an analysis of selected precedent transactions, for the purpose of providing an implied value for Peoples Energy by comparing it to other companies involved in business combinations. Using publicly available information, Morgan Stanley considered selected transactions from three sets of announced or completed transactions:

•	Utility sector modified merger-of-equal transactions (sometimes referred to as Utility MMOEs), since September, 1995;

•	Utility sector corporate transactions (sometimes referred to as Utility Transactions), since November, 2003; and

•	Utility sector transactions involving gas local distribution companies (sometimes referred to as Gas LDC Transactions), since 1997.

        Morgan Stanley compared certain financial and market statistics of the three sets of selected precedent transactions. Based on an assessment of the Utility MMOEs, Morgan Stanley applied a premium to the unaffected market price ranging from 10% to 20% which resulted in per share values for Peoples Energy common stock of $39.58 to $43.18. Based on an assessment of the Utility Transactions, Morgan Stanley applied a multiple to Peoples Energy 2007 estimated earnings ranging from 15.0x to 18.0x which resulted in per share values for Peoples Energy common stock of $28.65 to $40.20. Based on an assessment of the Gas LDC Transactions, Morgan Stanley applied an Aggregate Value to 2007 EBITDA multiple for Peoples Energy ranging from 7.0x to 8.0x which resulted in per share values for Peoples Energy common stock of $32.97 to $45.19. Morgan Stanley noted that the Exchange Ratio of 0.825 results in an implied consideration to Peoples Energy of $41.39 per share, based on a closing price of WPS Resources common stock of $50.17 as of July 5, 2006.

        No company or transaction utilized as a comparison in the analysis of selected precedent transactions is identical to the merger in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Peoples Energy and WPS Resources and other factors that would affect the value of the companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond the control of Peoples Energy and WPS Resources, such as the impact of competition on Peoples Energy and WPS Resources and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Peoples Energy, WPS Resources or the industry or the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

        Pro Forma Transaction Analysis. Using financial projections provided by Peoples Energy and WPS Resources management adjusted for certain alternative regulatory rate of return and unregulated growth assumptions, Morgan Stanley reviewed the pro forma impact of the merger on Peoples Energy and WPS Resources estimated EPS for the years 2007-2010. For purposes of this analysis, Morgan Stanley assumed the transaction closed on January 1, 2007.

        Using each company’s forward-looking financial information as the basis of comparison, the pro forma impact on Recurring Earnings Per Share (defined as earnings based on all projected merger-related adjustments to EPS except for impacts relating to costs to achieve synergies and certain purchase accounting adjustments) was found to be accretive to earnings from 2007 to 2010 for Peoples Energy and accretive to earnings from 2008 to 2010 for WPS Resources at the Exchange Ratio of 0.825.

        Using each company’s forward-looking financial information as the basis of comparison, the pro forma impact on Reported Earnings Per Share (defined as earnings based on all projected merger-related adjustments to EPS except for impacts relating to costs to achieve synergies and including certain purchase accounting adjustments) was found to be accretive to earnings from 2007 to 2010 for Peoples Energy and not accretive to earnings for the same period for WPS Resources at the Exchange Ratio of 0.825.

        Contribution Analysis. Morgan Stanley also performed a contribution analysis which reviewed the pro forma contribution of each of Peoples Energy and WPS Resources to the combined entity and implied contributions based on other financial metrics. Morgan Stanley reviewed the pro forma effect of the merger and computed the implied equity contribution of Peoples Energy and WPS Resources for the years ended December 31, 2007 and December 31, 2008. Such financial results included EBITDA and net income. The computation showed, among other things, that Peoples Energy implied equity contribution based on 2007 and 2008 projected EBITDA was 41% and 43%, respectively; and based on 2007 and 2008 projected net income, Peoples Energy implied equity contribution was 30% and 37%, respectively. In addition, Morgan Stanley calculated the implied equity contribution of Peoples Energy and WPS Resources based on the results of the Sum-of-Parts Discounted Cash Flow, Sum-of-Parts Comparable Public Companies, Dividend Discount, and Discounted Cash Flow analyses. The computations showed, among other things, that Peoples Energy implied equity contribution based on these four analyses was 38%, 35%, 40% and 39%, respectively. Morgan Stanley noted that the Exchange Ratio of 0.825 would result in pro forma ownership of the combined company for holders of Peoples Energy common stock equal to approximately 42%.

        In connection with the review of the transaction by the Peoples Energy board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley’s analyses and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Peoples Energy or WPS Resources common stock.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Peoples Energy or WPS Resources. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. The analyses performed were performed solely as part of Morgan Stanley’s analysis of the fairness from a financial point of view of the Exchange Ratio pursuant to the merger agreement to the holders of shares of Peoples Energy common stock and were conducted in connection with the delivery of Morgan Stanley’s opinion dated July 8, 2006 to the Peoples Energy board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Peoples Energy common stock or WPS Resources common stock might actually trade. The Exchange Ratio applicable to each share of Peoples Energy common stock under the merger agreement and other terms of the merger agreement were determined through arm’s length negotiations between Peoples Energy and WPS Resources and approved by the Peoples Energy board of directors. Morgan Stanley provided advice to Peoples Energy during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Peoples Energy or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. The written opinion of Morgan Stanley dated July 8, 2006, was one of a number of factors taken into consideration by Peoples Energy board of directors in making its decision to approve the merger agreement and the transactions contemplated by the merger agreement. Consequently, Morgan Stanley’s analyses described above should not be viewed as determinative of the opinion of the Peoples Energy board of directors with respect to the value of Peoples Energy or WPS Resources. See “—Peoples Energy’s Reasons for the Merger; Recommendation of the Board of Directors” beginning on page [•] for further information relating to Peoples Energy’s decision to enter into this merger transaction.

        Morgan Stanley, as part of its investment banking businesses, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Peoples Energy selected Morgan Stanley as its financial advisor based upon the firm’s qualifications, experience and expertise and because it is an internationally recognized investment banking firm with substantial experience in transactions similar to the merger. In the ordinary course of its trading and brokerage activities, Morgan Stanley and its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for their own accounts or for the accounts of customers, in the equity or debt securities or senior loans of Peoples Energy or WPS Resources or any currency or commodity related to Peoples Energy or WPS Resources. Pursuant to the terms of its engagement, Peoples Energy has agreed to pay Morgan Stanley a transaction fee of $11.5 million. The fee is payable as follows: one-third of the fee was due upon the execution of the merger agreement, one-third of the fee is payable upon the approval of the merger agreement by Peoples Energy’s shareholders and the approval of the share issuance and the proposal to amend the restated articles of incorporation of WPS Resources to change its name by WPS Resources shareholders and one-third of the fee is payable upon the completion of the merger. Peoples Energy has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, Peoples Energy has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions. Morgan Stanley is a participant in certain of the credit facilities of Peoples Energy. Morgan Stanley also may in the future seek to provide financial advice or financing services to Peoples Energy and may receive fees for such services.

Forward-Looking Financial Information

        The WPS Resources forward-looking financial information for years 2006 through 2010 were prepared for WPS Resources and its subsidiaries and the Peoples Energy forward-looking financial information were prepared for Peoples Energy and its subsidiaries. The forward-looking financial information prepared by each of the companies is not intended to be added together, and adding the forward-looking financial information for the two companies would not represent the results the combined company will achieve if the merger is completed and does not represent forward-looking financial information for the combined company.

WPS Resources Forward-Looking Financial Information

        WPS Resources does not as a matter of course make public projections as to future revenues, earnings or other results. However, in the course of its discussions with Peoples Energy leading up to the execution of the merger agreement, WPS Resources provided Peoples Energy with some business and financial information which WPS Resources believes was not publicly available. The information provided to Peoples Energy included forward-looking financial information for years 2006 through 2010 based upon projections developed by WPS Resources through a regular internal planning and forecasting process that included input from WPS Resources’ business units and a corporate level review. The information provided to Peoples Energy and summarized below was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of WPS Resources’ management, the information was prepared on a reasonable basis and reflected the best available estimates and judgments at the time of its preparation, and presented at the time of its preparation, to the best of WPS Resources management’s knowledge and belief, the expected course of action and a reasonable projection of future financial performance of WPS Resources. However, the information provided to Peoples Energy has not been updated, is not fact and should not be relied upon as being indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to rely on this forward-looking financial information.

        Neither WPS Resources’ independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information.

        The following table is a portion of the forward-looking financial information WPS Resources provided to Peoples Energy for years 2006 through 2010.

	For the Year Ending December 31,
	2006	2007	2008	2009	2010
Net Income (Millions)	$162	$221	$235	$253	$270
Earnings Per Share	$3.62	$4.49	$4.77	$5.18	$5.56
Total Common Dividends Per Share	$2.28	$2.32	$2.36	$2.40	$2.44

        The WPS Resources forward-looking financial information was based upon various assumptions, including the following principal assumptions:

•	Normal weather in the forward-looking periods;

•	Based on second quarter and third quarter 2006 acquisitions of the Aquila gas distribution operations which occurred after the profitable first quarter 2006 winter heating season, and considering transition costs, these acquisitions would contribute a loss in 2006, but would contribute positively to earnings in 2007;

•	The significant construction program under way in the electric utility would result in significant additions to rate base and increased revenues from rate increases;

•	WPS Resources would earn its authorized rates of return in its regulated operations;

•	Continued investment in ATC and related increases in earnings from this investment;

•	Partial phase-out of tax credits from synfuel operations in 2006 and 2007 with no tax credits from synfuel operations after 2007; and

•	Gains on sales of land under WPS Resources’ asset management program.

        The estimates and assumptions underlying the forward-looking financial information are inherently uncertain and, though considered reasonable by the management of WPS Resources as of the date of its preparation, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking financial information, including, among other things, risks and uncertainties, rate recovery, weather, electric and gas commodity prices and competition. See “Risk Factors” beginning on page [•]. Accordingly, there can be no assurance that the forward-looking results are indicative of the future performance of WPS Resources or that actual results will not differ materially from those presented in the forward-looking financial information. Inclusion of the forward-looking financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the forward-looking financial information will be achieved.

        See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [•].

        WPS Resources does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, WPS Resources does not intend to update or otherwise revise the forward-looking financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, WPS Resources does not intend to update or revise the forward-looking financial information to reflect changes in general economic or industry conditions.

        The information concerning forward-looking financial information provided by WPS Resources is not included in this joint proxy statement/prospectus in order to induce any shareholder to vote in favor of the merger agreement or to acquire securities of WPS Resources.

Peoples Energy Forward-Looking Financial Information

        Peoples Energy does not as a matter of course make public projections as to future revenues, earnings or other results. However, in the course of its discussions with WPS Resources leading up to the execution of the merger agreement, Peoples Energy provided WPS Resources with some business and financial information which Peoples Energy believes was not publicly available. The information provided to WPS Resources included forward-looking financial information for years 2006 through 2011 based upon projections developed by Peoples Energy through an internal planning and forecasting process that included input from Peoples Energy’ business units and a corporate level review. The information provided to WPS Resources and summarized below was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of Peoples Energy’s management, the information was prepared on a reasonable basis and reflected the best available estimates and judgments at the time of its preparation, and presented at the time of its preparation, to the best of Peoples Energy management’s knowledge and belief, the expected course of action and a reasonable projection of future financial performance of Peoples Energy. However, the information provided to WPS Resources has not been updated, is not fact and should not be relied upon as being indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to rely on this forward-looking financial information.

        Neither Peoples Energy’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information.

	For the Year Ending September 30,
	2006	2007	2008	2009	2010	2011
Net Income (Millions)	$18	$74	$122	$130	$132	$138
Earnings Per Share	$0.48	$1.86	$2.99	$3.17	$3.21	$3.34
Total Common Dividends Per Share	$2.18	$2.18	$2.18	$2.18	$2.18	$2.18

        The Peoples Energy forward-looking financial information provided to WPS Resources was based upon various assumptions, including the following principal assumptions:

•	Normal weather in the forward-looking periods;

•	The year ending September 30, 2006 includes charges, not expected to recur in future years, totaling $107.3 million pre-tax ($1.68 per share after tax) for settlement of prior years’ gas charge proceedings;

•	the Illinois based utility subsidiaries would file a rate case in the second half of fiscal 2006 and new rates would become effective eleven months later, and that these utilities would receive fair rate treatment and reasonable allowed returns from the ICC (in connection with the merger, the filing of the rate case has been delayed to allow for clear focus by all parties on the merger filing with the ICC);

•	the Oil and Gas segment would continue its strategy of acquiring and developing properties;

•	the completion of the announced divestiture of the power generation assets;

•	the Energy Assets segment would make capital investments and make reasonable after-tax returns;

•	the Energy Marketing segment would experience organic growth in both customer and unit volumes; and

•	the financing of investments would be at levels appropriate for its current credit rating.

        The estimates and assumptions underlying the forward-looking financial information are inherently uncertain and, though considered reasonable by the management of Peoples Energy as of the date of its preparation, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking financial information, including, among other things, risks and uncertainties, rate recovery, weather, electric and gas commodity prices and competition. Accordingly, there can be no assurance that the forward-looking results are indicative of the future performance of Peoples Energy or that actual results will not differ materially from those presented in the forward-looking financial information. Inclusion of the forward-looking financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the forward-looking financial information will be achieved.

        See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [•].

        Peoples Energy does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Peoples Energy does not intend to update or otherwise revise the forward-looking financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Peoples Energy does not intend to update or revise the forward-looking financial information to reflect changes in general economic or industry conditions.

        The information concerning forward-looking financial information provided by Peoples Energy is not included in this joint proxy statement/prospectus in order to induce any shareholder to vote in favor of the merger agreement or to acquire securities of Peoples Energy.

Estimated Potential Synergies Attributable to the Merger

        The merger is expected to produce significant synergies and cost savings over time. We expect the combined company’s regulated and non-regulated businesses to realize synergies and cost savings due to consolidation of corporate headquarters and utility support staffing, duplicative general and administrative functions, including administrative and public company costs, savings and consolidations relevant to information technology integration, supply chain economies of scale and gas supply planning integration, among other areas. These savings should be achieved without any adverse impacts to service quality, reliability or safety as the areas identified do not relate to direct operating areas.

        WPS Resources and Peoples Energy have already identified approximately $94 million of annual synergies that could be realized by the end of the fifth full year of operations for the combined company as a whole. Of this $94 million, approximately $87 million relates to the regulated businesses of the combined company and the remaining $7 million relates to the non-regulated businesses of the combined company.

        The combination of WPS Resources and Peoples Energy is expected to provide the potential for approximately $402 million in total gross synergy savings over the first five years following the closing of the merger. A preliminary allocation of these synergy savings shows an allocation of approximately $373 million to corporate, shared services and the combined company’s regulated businesses and approximately $29 million to the combined company’s non-regulated businesses.

        The estimated total cost to WPS Resources (and ultimately the combined company) of accomplishing the merger and achieving synergies and cost savings is approximately $186 million in transaction and integration costs, most of which will be incurred through 2010. Of this amount, approximately $8 million relates directly to the non-regulated businesses and the remaining $178 million is allocable between the combined company’s regulated and non-regulated businesses. Of the $178 million allocable between the regulated and non-regulated businesses, an estimated $36 million relates to change-in-control and transaction costs, with the remaining $142 million comprised of other costs, such as systems integration, separation costs, retention costs, relocation costs, regulatory costs and facilities integration.

        The estimated synergies and cost savings referenced above reflect the consensus of both WPS Resources and Peoples Energy and were jointly developed by management of WPS Resources and Peoples Energy, with the assistance of an outside consultant. The estimated synergies and cost savings reflect the potential creation of cost reduction or cost avoidance opportunities through the ability to consolidate separate, stand-alone operations into a single entity. This consolidation and integration thus may enable duplicative functions and positions to be eliminated; similar activities to be combined, avoided or reduced in scope; external purchases of commodities and services to be standardized, rationalized and aggregated; and certain capital expenditures to be avoided. However, as in any merger transaction, shareholders assume the risk that the combined company will not achieve the strategic, financial, and operational benefits set forth as the rationale for the merger.

Accounting Treatment

        The merger will be accounted for as a purchase by WPS Resources in accordance with generally accepted accounting principles in the United States. Under the purchase method of accounting, the assets and liabilities of Peoples Energy will be recorded, as of completion of the merger, at their respective fair values and added to those of WPS Resources. The reported financial condition and results of operations of WPS Resources issued after completion of the merger will reflect Peoples Energy balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Peoples Energy for the pre-merger periods. Following completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired non-regulated assets. See Note 1 to the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [•].

Material United States Federal Income Tax Consequences of the Merger

General

        The following discussion describes the material United States federal income tax consequences of the exchange of shares of Peoples Energy common stock for WPS Resources common stock pursuant to the merger that are generally applicable to United States Holders (as defined below) of Peoples Energy common stock. With respect to Non-United States Holders (as defined below), the following discussion addresses the applicability of the FIRPTA Tax (as defined below) in connection with the merger but does not address any other United States federal, state, or local tax consequences. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (sometimes referred to as the Code), existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to holders of shares of Peoples Energy common stock as described herein.

        As used herein, a United States Holder means a holder of shares of Peoples Energy common stock who holds those shares as capital assets within the meaning of Section 1221 of the Code (generally, for investment purposes) and is for United States federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (3) a trust (x) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all substantial decisions of the trust or (y) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person or (4) an estate that is subject to United States federal income tax on its income regardless of its source. As used herein, a Non-United States Holder means any holder of shares of Peoples Energy common stock that (i) is an individual or is an entity classified as a corporation for United States federal income tax purposes and (ii) is not a United States Holder. The discussion below addresses the applicability of the FIRPTA Tax to Non-United States Holders in connection with the merger but does not address the applicability of the FIRPTA Tax to any trust or estate that is not a United States Holder.

        This discussion does not address all aspects of United States federal income taxation that may be relevant to particular United States Holders in light of their personal investment or tax circumstances or to United States Holders that are subject to special tax rules. In addition, this discussion does not address the tax treatment of special classes of holders of Peoples Energy common stock, including, without limitation: brokers or dealers in securities or foreign currencies; traders in securities that use a mark-to-market method of accounting for securities holdings; tax-exempt organizations; United States expatriates; entities treated as partnerships for United States federal income tax purposes or investors in such entities; United States Holders who have a functional currency other than the United States dollar; banks, mutual funds, financial institutions or insurance companies; holders who hold Peoples Energy common stock as part of an integrated investment, including a straddle, hedge or other risk-reduction strategy, or as part of a conversion transaction or constructive sale; United States Holders whose Peoples Energy common stock is “qualified small-business stock” for purposes of Section 1202 of the Code; holders who acquired their shares through any plan intended to qualify under Section 401(k) of the Code, deferred compensation plan or other retirement plan; or holders who acquired Peoples Energy common stock in connection with stock option or stock purchase plans or in other compensatory transactions. This discussion does not address the United States federal income tax considerations applicable to holders of options or warrants, if any, to purchase Peoples Energy common stock, or holders of debt instruments convertible into Peoples Energy common stock. If an entity treated as a partnership for United States federal income tax purposes holds Peoples Energy common stock, the tax treatment of a partner will depend on the status of the partners and the activities of the partnership. Any entity treated as a partnership for United States federal income tax purposes that holds Peoples Energy common stock, and any investors in such partnership, should consult their tax advisors.

        In connection with the filing of the registration statement of which this document forms a part, Cravath, Swaine & Moore LLP has delivered an opinion to WPS Resources, and LeBoeuf, Lamb, Greene & MacRae LLP has delivered an opinion to Peoples Energy, that (i) the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of WPS Resources, Peoples Energy and Wedge Acquisition Corp. will be a party to that “reorganization” within the meaning of Section 368(b) of the Code and (ii) the discussion under the heading “Material United States Federal Income Tax Consequences of the Merger” constitutes in all material respects, a fair and accurate summary of the United States federal income tax consequences resulting from the merger under existing law subject to the qualifications and conditions set forth in the registration statement. The full text of the opinions of Cravath, Swaine & Moore LLP and LeBoeuf, Lamb, Greene & MacRae LLP are attached as Annex G and Annex H, respectively, to this joint proxy statement/prospectus. The obligations of the parties to complete the merger are also conditioned upon the receipt by WPS Resources and Peoples Energy of opinions from Cravath, Swaine & Moore LLP and LeBoeuf, Lamb, Greene & MacRae LLP, respectively, in each case dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of WPS Resources, Peoples Energy and Wedge Acquisition Corp. will be a party to that “reorganization” within the meaning of Section 368(b) of the Code.

        The opinions filed in connection with the registration statement have been, and the opinions that will be dated as of the closing date will be, rendered on the basis of factual representations and covenants, including the representations and warranties requested by LeBoeuf, Lamb, Greene & MacRae LLP and Cravath, Swaine & Moore LLP as set forth in officers’ certificates provided by Peoples Energy and WPS Resources to such firms, and representations and covenants that the merger will be completed in accordance with this joint proxy statement/prospectus and the merger agreement, all of which must be true and accurate in all respects as of the date hereof and must continue to be true and accurate as of the effective time of the merger. If any of those assumptions or representations are inaccurate, incomplete or untrue or any of the covenants are breached, the conclusions contained in the opinions referred to in this paragraph or stated below could be affected. Neither WPS Resources nor Peoples Energy is currently aware of any facts or circumstances that would cause any such representations made to counsel to be untrue or incorrect in any material respect. The opinions filed in connection with the registration statement also assume that none of the terms and conditions contained in the merger agreement will have been waived or modified in any respect on or prior to the closing date.

        Cravath, Swaine & Moore LLP and LeBoeuf, Lamb, Greene & MacRae LLP are under no obligation to update the opinions described above as a result of a change in law or discovery of any inaccuracy in such representations. Neither the tax opinions referred to in the preceding paragraph nor the discussion that follows will be binding on the IRS or any court and no rulings will be sought from the Internal Revenue Service regarding the tax treatment of the merger. Accordingly, there can be no certainty that the Internal Revenue Service will not challenge the conclusions set forth in any of the opinions stated or referred to herein or that a court would not sustain such a challenge.

        This discussion does not address the tax consequences of any transaction other than the merger. In addition, no information is provided with respect to the consequences of the merger under any federal tax law relating to taxes other than federal income taxes, and no information is provided with respect to the consequences of the merger under any state, local or foreign tax law. Peoples Energy shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable federal, state, local and foreign tax consequences.

The Merger

        Assuming that the opinions set forth above are correct, and subject to the qualifications and limitations set forth herein, the United States federal income tax consequences of the merger will be as described below:

        Consequences to Non-Dissenting United States Holders.

•	No gain or loss will be recognized by United States Holders upon the exchange of such holders’ Peoples Energy common stock for shares of WPS Resources common stock pursuant to the merger (except for gain or loss resulting from cash received in lieu of fractional shares).

•	The aggregate tax basis of the WPS Resources common stock received by each United States Holder pursuant to the merger will be the same as the aggregate tax basis of the Peoples Energy common stock surrendered by such Peoples Energy shareholder in exchange therefor reduced by any tax basis in such Peoples Energy common stock allocable to a fraction of a WPS Resources share for which cash is received.

•	The holding period of the WPS Resources common stock received by each United States Holder pursuant to the merger will include the period for which the Peoples Energy common stock surrendered in exchange therefor was considered to be held, provided that the Peoples Energy common stock so surrendered is held as a capital asset at the time of the merger. If a United States Holder has differing bases or holding periods in respect of shares of Peoples Energy common stock, such holder should consult the holder’s tax advisor prior to the merger with regard to identifying the bases or holding periods of the particular shares of WPS Resources common stock received in the merger.

•	Any cash payment received by a United States Holder in lieu of a fractional share of WPS Resources common stock will be treated as if such fractional share had been issued pursuant to the merger and then redeemed by WPS Resources. A United States Holder receiving such cash generally will recognize gain or loss upon such payment, measured by the difference, if any, between the amount of cash received and the portion of the tax basis of the Peoples Energy common stock allocable to the fractional share. The gain or loss will be capital gain or loss if the shares of Peoples Energy common stock were held as capital assets and will be long-term capital gain or loss if the Peoples Energy common stock exchanged for that fractional share of WPS Resources common stock had been held for more than one year at the time of the merger.

        Consequences to Dissenting United States Holders.

        If a United States Holder dissents to the merger and receives solely cash in exchange for such shareholder’s common stock, such cash will be treated as a distribution in redemption of such holder’s Peoples Energy common stock. The United States Holder generally should recognize gain or loss measured by the difference between the amount of cash received and the adjusted tax basis of the Peoples Energy common stock surrendered. However, in certain situations when the United States Holder owns WPS Resources stock directly or indirectly by reason of certain attribution rules set forth in the Code, the cash received could be treated as dividend income to the holder that is not reduced by the holder’s tax basis in the holder’s Peoples Energy common stock.

        Consequences to Non-United States Holders.

        It is not clear whether either WPS Resources or Peoples Energy is or has been a “United States Real Property Holding Corporation” (sometimes referred to as a USRPHC) as defined under the provisions of Section 897 of the Code which were enacted under the Foreign Investment in Real Property Tax Act of 1980 (sometimes referred to as FIRPTA). A corporation generally is characterized as a USRPHC if the fair market value of the United States real property interests (sometimes referred to as USRPIs) owned by the corporation and its subsidiaries equals or exceeds 50% of the sum of (i) the fair market value of the worldwide real property interests owned by the group and (ii) the other assets used or held for use by the group in a trade or business. USRPIs include any interest (other than an interest solely as a creditor) in real property located in the United States or the Virgin Islands. Real property includes land and unsevered natural products of the land, improvements on land (e.g., pipelines, and the inherently permanent structural components of power plants) and personal property associated with the use of real property.

        If Peoples Energy is or has been a USRPHC at any time during the Testing Period (as defined below), then in the circumstances described in the immediately following paragraph any Non-United States Holder that is a “Significant Shareholder” (as defined below) and that receives shares of WPS Resources common stock in the merger will be subject to United States federal income tax at the regular graduated rates imposed under Section 897 of the Code (sometimes referred to as the FIRPTA Tax) on the gain that is inherent in its shares of Peoples Energy common stock. In addition, if Peoples Energy is or has been a USRPHC at any time during the Testing Period, then any Non-United States Holder that is a Significant Shareholder and that receives cash pursuant to an exercise of dissenters’ rights will be subject to the FIRPTA Tax. The FIRPTA Tax will not apply to any Non-United States Holder that is not a Significant Shareholder.

        As used herein, the Testing Period means, with respect to a Non-United States Holder, the shorter of (i) the five year period preceding the effective time of the merger and (ii) the period during which the Non-United States Holder held its Peoples Energy common stock, and a Significant Shareholder means a Non-United States Holder that has owned, directly or indirectly, more than 5% of the Peoples Energy common stock at any time during the Testing Period. A non-dissenting Significant Shareholder that receives shares of WPS Resources common stock in the merger will be subject to the FIRPTA Tax if both of the following conditions are met:

•	Peoples Energy has been a USRPHC at any time during the Testing Period; and

•	either (i) WPS Resources is not a USRPHC immediately after the merger, (ii) the Significant Shareholder does not own, directly or indirectly, more than 5% of the WPS Resources common stock immediately after the merger, or (iii) certain federal income tax filing requirements are not satisfied by the Significant Shareholder.

        For purposes of determining whether any Non-United States Holder owns more than 5% of the Peoples Energy common stock or the WPS Resources common stock, ownership is determined by applying the constructive ownership rules of Section 318 of the Code as modified by Section 897(c)(6)(C) of the Code. Generally, those rules treat a shareholder as owning (i) shares owned by certain relatives, related corporations, partnerships, estates or trusts, and (ii) shares that the shareholder has an option to acquire.

        The amount of gain recognized by a Significant Shareholder that is subject to the FIRPTA Tax will equal the excess of (i) the sum of the amount of any cash received and the fair market value of the WPS Resources common stock received in the merger over (ii) the shareholder’s tax basis in the Peoples Energy common stock exchanged therefor. Loss generally may not be recognized by a Significant Shareholder in connection with the merger.

        A Significant Shareholder subject to the FIRPTA Tax will be required to file a United States federal income tax return with the Internal Revenue Service. An exemption from the FIRPTA tax or a reduced tax rate may be available under certain United States income tax treaties. In the case of a Significant Shareholder that is subject to the FIRPTA Tax, such holder’s aggregate tax basis in the WPS Resources common stock received in the merger will equal the fair market value of such stock as of the effective time of the merger; and such holder’s holding period in the WPS Resources common stock received in the merger will begin the day after the effective time of the merger.

        If WPS Resources is a USRPHC immediately after the merger, a Non-United States Holder may be subject to United States federal income tax on gain recognized on future dispositions of shares of WPS common stock after the merger, if that Non-United States Holder has held, directly or indirectly, at any time during the five year period ending on the date of the disposition, more than 5% of the WPS Resources common stock and was not eligible for any treaty exemption.

        Under Section 1445 of the Code, a person acquiring stock in a USRPHC from a Non-United States Holder generally is required to deduct and withhold a tax equal to 10% of the amount realized by that Non-United States Holder on the sale or exchange of that stock (sometimes referred to as FIRPTA Withholding). However, Section 1445(b)(6) of the Code exempts from FIRPTA Withholding stock that is regularly traded on an established securities market. Peoples Energy believes that Peoples Energy common stock will continue to be regularly traded on the New York Stock Exchange at all times leading up to and as of the effective time of the merger, so that Peoples Energy common stock should be considered to be “regularly traded on an established securities market” for purposes of Section 1445(b)(6) of the Code. Assuming that this expectation proves to be correct, neither Peoples Energy, WPS Resources nor the exchange agent will be required to, nor will they, deduct and withhold amounts on account of FIRPTA Withholding with respect to a Non-United States Holder’s exchange of Peoples Energy common stock pursuant to the merger.

        Because of the complexity of the FIRPTA rules, Non-United States Holders are urged to consult their tax advisors to determine the possible application of the FIRPTA Tax and availability of an exemption or tax reduction under an applicable United States income tax treaty.

Tax Reporting

        Each Peoples Energy shareholder that receives WPS Resources common stock in the merger that owned immediately before the merger (i) 5% or more by vote or value of the stock of Peoples Energy or (ii) securities of Peoples Energy with a tax basis of $1,000,000 or more will be required to file a statement with the shareholder’s federal income tax return setting forth the shareholder’s basis in the shares of Peoples Energy common stock surrendered, the fair market value of the shares of Peoples Energy common stock surrendered in the merger, the date of the merger and the name and employer identification number of WPS Resources, Peoples Energy and Wedge Acquisition Corp., and will be required to retain permanent records of this information.

United States Federal Backup Withholding

        A noncorporate holder of Peoples Energy common stock may be subject, under some circumstances, to backup withholding at a rate of 28% with respect to certain payments made in the merger unless the holder provides proof of an applicable exemption or correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s United States federal income tax liability, if the required information is furnished to the Internal Revenue Service.

        The foregoing discussion is not intended to constitute a complete description of all tax consequences relating to the merger. Tax matters are complicated and the tax consequences of the merger to you will depend upon the facts of your particular situation. Because individual circumstances may differ, we urge you to consult with your tax advisor regarding the applicability to you of the rules discussed above and the particular tax effects to you of the merger, including the application of state, local and foreign tax laws.

Regulatory Matters Relating to the Merger

General

        To complete the merger, WPS Resources and Peoples Energy need to obtain approvals or consents from, or make filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities. The material United States federal and state regulatory approvals, consents and filings are described below, and are collectively referred to in this joint proxy statement/prospectus as the “required statutory approvals.”

        It is a condition to completion of the merger that “final orders” are obtained for the required statutory approvals and that such orders do not (in addition to specific requirements described below for certain required statutory approvals) impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have (a) a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of WPS Resources and its subsidiaries, taken as a whole, or (b) a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Peoples Energy and its subsidiaries, taken as a whole. A “final order” means an action by the relevant regulator that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the merger may be consummated has expired or been terminated, and as to which all conditions to the consummation of the merger prescribed by law, regulation or order have been satisfied. The merger agreement provides that each party to the agreement will cooperate and promptly prepare and file all necessary documentation, applications, notices, petitions and filings and use its “reasonable best efforts” to obtain all approvals and authorizations (including the required statutory approvals) necessary to effect the merger.

        As used in the context of obtaining required statutory approvals, the term “reasonable best efforts” will not require either WPS Resources or Peoples Energy to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of its assets or limits on such party’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the merger relating to the HSR Act or other antitrust, competition or premerger notification, trade regulation law, regulation or order or to the required statutory approvals or to avoid the entry of any order in any suit or proceeding relating to antitrust laws, other than dispositions, limitations or consents or commitments (1) that, individually or in the aggregate, have not had and would not reasonably be expected to (a) have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of WPS Resources and its subsidiaries, taken as a whole, (b) have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Peoples Energy and its subsidiaries, taken as a whole or (c) the combined company and (2) that otherwise are consistent with the satisfaction of the conditions set forth in the merger agreement.

        The required statutory approvals, described in greater detail below, include: (1) the filing of notification and report forms with the Department of Justice and the Federal Trade Commission under the HSR Act, and expiration or early termination of any applicable waiting periods under the HSR Act; (2) approval of the merger and related affiliated interest agreement by the ICC, with only such terms or conditions as in the aggregate would not reasonably be expected to have a material adverse effect on the “regulatory prospects” in the State of Illinois of Peoples Energy and its subsidiaries taken as a whole; (3) approval of the related affiliated interest agreement and approval of the merger, if applicable, by the PSCW, with only such terms or conditions as in the aggregate would not reasonably be expected to have a material adverse effect on the “regulatory prospects” in the State of Wisconsin of WPS Resources and its (current, pre-merger) subsidiaries taken as a whole; (4) approval by the Federal Communications Commission of the change in control of certain licenses that will result from the merger; and (5) approval of the merger by the Federal Energy Regulatory Commission. For the purposes of the merger agreement, “regulatory prospects” means the ability of Peoples Energy’s or WPS Resources’ respective public utility subsidiaries to recover and to be authorized to earn a reasonable rate of return on their prudently incurred capital investment in accordance with ratemaking laws, regulations and practices in the State of Illinois or the State of Wisconsin, as the case may be, in effect at the time of the consummation of the merger.

        While WPS Resources and Peoples Energy each believe that they will receive the required statutory approvals and other clearances for the merger, there can be no assurance that any of these approvals will be obtained or, if obtained, that these approvals will not contain terms or conditions that could reasonably be expected to have a material adverse effect on the combined company following completion of the merger. Based on the current status of the regulatory approval process, the parties are working, assuming all other conditions to completion of the merger are satisfied, to complete the merger in the first calendar quarter of 2007. If one or more regulatory agencies conduct hearings or proceedings or otherwise open an investigation, the closing of the merger may not occur until later in 2007, if at all.

        Each of WPS Resources and Peoples Energy currently intends to submit the merger proposals to its respective shareholders at a special meeting as noted above in Section [•]. It is possible that a governmental agency will not have approved the merger by the date of such special meetings, which could delay or prevent completion of the merger for a significant period of time after WPS Resources’ shareholders and Peoples Energy’s shareholders have approved the proposals relating to the merger. Any delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty surrounding the transaction. In addition, it is possible that, among other things, a governmental agency could condition its approval of the merger upon WPS Resources and Peoples Energy entering into an agreement to divest a portion of their combined businesses or assets, or could restrict the operations of the combined businesses in accordance with specified business conduct rules. See “Risk Factors” beginning on page [•]. A governmental agency also could impose significant additional costs on the business of the combined company, including requiring the combined company to share a disproportionate amount of the expected or achieved synergies of the merger with utility customers. Acceptance of any such conditions could diminish the benefits of the merger to the combined company and result in additional costs, loss of revenue or other effects. Alternatively, rejection of such conditions could result in WPS Resources and Peoples Energy litigating with a governmental entity, which could delay the merger or cause the merger to be abandoned.

        No additional shareholder approval is expected to be required for any decision by WPS Resources or Peoples Energy after the special meetings are held relating to any terms and conditions necessary to resolve any regulatory objections to the merger and, possibly, to proceed with consummation of the merger.

        Each of WPS Resources and Peoples Energy has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable to complete and make effective in the most expeditious manner reasonably practicable the merger and the other transactions contemplated by the merger agreement including (1) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the completion of the transactions contemplated thereby, and (2) the execution and delivery of any additional instruments necessary to complete the transactions contemplated by the merger agreement.

        As more fully described in “The Merger Agreement — Termination of Merger Agreement” beginning on page [•], the merger agreement may be terminated by WPS Resources or Peoples Energy if the merger is not consummated on or before July 8, 2007; provided, however, that if the conditions to closing relating to antitrust, governmental approvals of the merger or final orders relating to the required statutory approvals have not been satisfied, but all other conditions to closing are fulfilled or are capable of being fulfilled as of July 8, 2007, then either WPS Resources or Peoples Energy may extend such date to January 8, 2008. A party may not terminate the merger agreement if the cause of the merger not being completed is that party’s failure to fulfill its obligations under the merger agreement.

Antitrust and HSR Act Matters

        The FTC, and the Antitrust Division of the DOJ, frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of WPS Resources, Peoples Energy or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result of such challenge.

        WPS Resources and Peoples Energy plan to file their respective Pre-Merger Notification and Report Forms with the FTC and the DOJ under the HSR Act in September 2006. The HSR Act, and the rules and regulations thereunder, provide that certain merger transactions, including the merger, may not be consummated until required information and materials have been furnished to the DOJ and the FTC and certain waiting periods have expired or been terminated. The waiting period is 30 calendar days unless either early termination of the waiting period is granted, or the waiting period is extended by the issuance of a request for additional information.

State Regulatory Approvals

        Illinois Commerce Commission. WPS Resources and Peoples Energy filed for ICC approval on August 2, 2006, and have sought expedited review. It is currently anticipated that among the required statutory approvals, the ICC approval represents the critical path to closing the merger by the end of the first calendar quarter of 2007. If expedited review is not granted, the time that is allowed for review of the merger application with the ICC is 11 months after the filing of the application, subject to potential extension.

        Illinois law requires approval by the ICC of the merger and certain associated transactions and arrangements. The merger will result in a “reorganization” of Peoples Energy’s Illinois public utility subsidiaries (Peoples Gas and North Shore Gas) as that term is defined under Section 7-204 of the Public Utilities Act (sometimes referred to as the PUA). Section 7-204(b) of the PUA requires the following findings by the ICC before it may approve a “reorganization” such as the merger:

•	the proposed reorganization will not diminish the utility’s ability to provide adequate, reliable, efficient, safe and least cost public utility service;

•	the proposed reorganization will not result in the unjustified subsidization of non utility activities by the utility or its customers;

•	costs and facilities are fairly and reasonably allocated between utility and non utility activities in such a manner that the Commission may identify those costs and facilities which are properly included by the utility for ratemaking purposes;

•	the proposed reorganization will not significantly impair the utility’s ability to raise necessary capital on reasonable terms or to maintain a reasonable capital structure;

•	the utility will remain subject to all applicable laws, regulations, rules, decisions and policies governing the regulation of Illinois public utilities;

•	the proposed reorganization is not likely to have a significant adverse effect on competition in those markets over which the Commission has jurisdiction; and

•	the proposed reorganization is not likely to result in any adverse rate impacts on retail customers.

        Section 7-204(c) of the PUA further requires that the ICC rule on the allocation of any savings resulting from the merger, and whether the applicants should be allowed to recover any costs incurred in accomplishing the merger and, if so, the amount of costs eligible for recovery and how the costs will be allocated. In addition, ICC approval of the addition of Peoples Gas and North Shore Gas to a WPS Resources affiliated interest agreement was also requested. Finally, the ICC may condition its approval of the merger on the imposition of such terms, conditions and requirements as in the ICC’s judgment are necessary to protect the interests of Peoples Energy’s gas public utilities and their customers. In prior orders approving mergers under Section 7-204, the ICC has imposed significant conditions on the applicants.

        On July 26, 2006, the Chicago City Council entered a resolution requesting that the Committee on Finance and the Committee on Energy, Environmental Protection and Public Utilities hold a joint public hearing regarding the potential impact of the merger on Chicago. The resolution also requested that the ICC refrain from granting approval of the merger until the proposed hearing takes place. No hearing date has yet been established.

        Public Service Commission of Wisconsin. In connection with the merger, WPS Resources has filed for PSCW approval of amendments to its “affiliated interest” agreements so that they include and apply to Peoples Energy and its subsidiaries, as appropriate, upon closing of the merger. These agreements govern the provision by and among WPS Resources and its regulated and non-regulated subsidiaries of services, property, and other things of value. Modification of these agreements requires the approval of the PSCW. WPS Resources filed for PSCW approval of the amended agreements on August 15, 2006. WPS Resources has concluded that no other PSCW approvals are required prior to the closing of the merger. However, on August 9, 2006, the PSCW issued a notice of investigation of the merger to consider, among other things, whether the PSCW has jurisdiction and approval authority over the merger. The PSCW did not request comments on the merger or establish any other procedures associated with its investigation.

        Other States. In connection with the merger, WPS Resources will seek approval of the Michigan Public Service Commission and the Minnesota Public Utilities Commission for amendments to its “affiliated interest” agreements so that they include and apply to Peoples Energy and its subsidiaries, as appropriate, upon closing of the merger. The approvals of these state commissions are not required prior to completing the merger.

Federal Energy Regulatory Commission

        Each of WPS Resources and Peoples Energy currently has public utility subsidiaries subject to the jurisdiction of FERC under the Federal Power Act (sometimes referred to as the FPA). Section 203 of the FPA provides that no holding company in a holding company system that includes a transmitting utility or an electric utility may merge or consolidate with a holding company system that includes a transmitting utility or electric utility company without first having obtained authorization from FERC. In addition, even if, prior to consummation of the merger, Peoples Energy divests all of its public utility subsidiaries that are subject to FERC’s jurisdiction under the FPA, established FERC precedent under other provisions of FPA Section 203 suggest that pre-approval of the merger by FERC is required.

        Assuming this approval is required, FERC will approve the merger if its finds that it will be consistent with the public interest. Consistent with this standard, FERC’s Merger Policy Statement and the relevant filing requirements established by FERC regulations, FERC’s approval of the merger will require the following four findings:

•	There will be no adverse effect on FERC-jurisdictional rates;

•	There will be no adverse effect on competition in wholesale electric power markets;

•	There will be no adverse effect on state or federal regulation of the applicants; and

•	The merger will not result in the cross-subsidization by public utility subsidiaries of other subsidiaries or improper encumbrances or pledges of utility assets or, if such cross-subsidization or encumbrances were to occur, that they will be consistent with the public interest.

        WPS Resources and Peoples Energy filed their joint application for FERC approval on August 15, 2006.

Federal Communications Commission

        Various subsidiaries of WPS Resources and Peoples Energy hold certain radio station licenses issued by the FCC which are utilized in connection with their utility operations. FCC approval is required prior to the transfer of control of any entity holding such FCC licenses. The FCC will review whether the transfer of control of such entities and licenses is in the public interest. WPS Resources and Peoples Energy will timely file their application with the FCC.

Other Regulatory Approvals

        The merger may also be subject to review by the governmental authorities of various other federal, state or local jurisdictions under the antitrust and utility regulation or other applicable laws of those jurisdictions. As noted above, the Chicago City Council has requested that a hearing regarding the potential impact of the merger on Chicago be held, and has requested that the ICC refrain from granting approval of the merger until the proposed hearing takes place.

        There can be no assurance that the reviewing authorities will permit the applicable statutory waiting periods to expire or that the reviewing authorities will terminate the applicable statutory waiting periods at all, or otherwise approve the merger without restrictions or conditions (which are difficult to predict or quantify) that would have a material adverse effect on the combined company if the merger were completed.

Dissenters’ Rights

        Under the Wisconsin Business Corporation Act, dissenters’ rights are not available to shareholders of WPS Resources in connection with the transactions contemplated by the merger agreement.

        Under the IBCA, Peoples Energy shareholders have dissenters’ rights in connection with the merger. Therefore, a shareholder of Peoples Energy may elect to be paid cash for such shareholder’s shares in accordance with the procedures set forth in the IBCA. See “Information About the Peoples Energy Special Meeting – Dissenter’s Rights” beginning on page [•] for more detail.

Federal Securities Laws Consequences; Stock Transfer Restrictions

        All shares of WPS Resources stock received by shareholders of Peoples Energy in the merger who are not affiliates of Peoples Energy prior to the merger will be freely transferable. However, shares of WPS Resources stock received by persons who are deemed to be affiliates of Peoples Energy prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act of 1933, or Rule 144 promulgated under the Securities Act in the case of such persons who become affiliates of WPS Resources, or as otherwise permitted under the Securities Act. Persons deemed to be affiliates of Peoples Energy are those individuals or entities that control, are controlled by, or are under common control with, Peoples Energy. Affiliates generally include executive officers and directors of Peoples Energy as well as certain principal shareholders of Peoples Energy. This joint proxy statement/prospectus does not cover any resales of WPS Resources’ common stock received by affiliates of Peoples Energy in the merger.

Stock Exchange Listing; Delisting and Deregistration of Peoples Energy’s Common Stock

        It is a condition to the merger that the shares of WPS Resources common stock issuable pursuant to the merger be approved for listing on the NYSE, subject to official notice of issuance. Shares of WPS Resources common stock will continue to be traded on the NYSE, but will be traded under the symbol “[•]” immediately following the completion of the merger. If the merger is completed, Peoples Energy common stock will cease to be listed on the NYSE and its shares will be deregistered under the Securities Exchange Act of 1934.

Business Relationships between WPS Resources and Peoples Energy

        In the ordinary course of its electric retail business, Peoples Energy Services has purchased from ESI electric supply for the Commonwealth Edison Company and Ameren Illinois Power service territories and capacity for the Commonwealth Edison Company service territory. Peoples Energy Services also has contracted with ESI to provide scheduling services behind Midwest Independent Transmission System Operator (sometimes referred to as MISO) to support operations for various electric utilities.

        In the ordinary course of its natural gas wholesale marketing business, Peoples Energy Wholesale Marketing, LLC has purchased and sold natural gas with WPSC and ESI. Peoples Energy Wholesale Marketing, LLC has also regularly provided natural gas exchanges services to WPSC, whereby WPSC would deliver gas to Peoples Energy Wholesale Marketing, LLC during the summer and Peoples Energy Wholesale Marketing, LLC would return during the following winter period.

        In the ordinary course of its natural gas hub services activity, Peoples Gas has transacted with ESI. All transactions were done pursuant to the operating statement of Peoples Gas under 18 C.F.R. Section 284.224. Under this operating statement, Peoples Gas’ hub offers services that have maximum and minimum rates approved by the FERC. For all transactions entered into pursuant to the operating statement, the rate charged must remain within the established maximum and minimum rates.

ADDITIONAL INTERESTS OF WPS RESOURCES’ AND PEOPLES ENERGY’S
DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Positions with the Combined Company

Directors

        Upon completion of the merger, the board of directors of the combined company will be composed of seven of the Peoples Energy directors (or others designated by Peoples Energy) and the nine WPS Resources directors (or others designated by WPS Resources). The nine current directors of WPS Resources are Richard A. Bemis, Albert J. Budney, Jr., Ellen Carnahan, Robert C. Gallagher, Kathryn M. Hasselbald-Pascale, James L. Kemerling, John C. Meng, William F. Protz, Jr. and Larry L. Weyers. Two of the Peoples Energy designated directors will be James Boris, current lead director of the Peoples Energy board of directors, and Keith Bailey, a current director of Peoples Energy. The combined company board of directors will have an executive committee comprised of Messrs. Weyers, Gallagher, Boris and Bailey.

        James Boris, the current lead director of the Peoples Energy board of directors, will serve as non-executive Chairman of the Board for the combined company.

Executive Officers

        Larry Weyers, Chairman of the Board, President and CEO of the WPS Resources, will serve as President and CEO of the combined company. Thomas Patrick, Chairman, President, and CEO of Peoples Energy, will retire upon completion of the merger.

Additional Interests of WPS Resources’ Directors and Executive Officers in the Merger

        In considering the recommendations of the board of directors of WPS Resources to approve the issuance of common stock in connection with the merger and the amendment to the restated articles of incorporation of WPS Resources to change its name, you should be aware that certain of WPS Resources’ executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of WPS Resources’ shareholders generally. The board of directors was aware of these interests and considered them along with other matters when they determined to recommend the merger.

Directors

        As of [•], 2006, directors of WPS Resources as a group controlled the voting or dispositive power over [•] shares of WPS Resources common stock, representing approximately [•]% of the outstanding shares of common stock. This percentage ownership will decrease to [•]%, if the merger is completed. See “—Positions with the Combined Company – Directors” above for information on the board of directors of the combined company.

Executive Officers

        The WPS Resources board of directors has determined that the transactions contemplated by the merger agreement will not constitute a change in control within the meaning of WPS Resources’ employee benefit plans, nor the employment and severance agreements that WPS Resources has with its executive officers. See “—Positions with the Combined Company – Executive Officers” above for information on those executive officers of WPS Resources that will serve as executive officers of the combined company.

        As of [•], 2006, executive officers of WPS Resources as a group controlled the voting or dispositive power over [•] shares of WPS Resources common stock, representing less than [•]% of the outstanding shares of common stock. This percentage ownership will decrease to less than [•]%, if the merger is completed.

Additional Interests of Peoples Energy’s Directors and Executive Officers in the Merger

        In considering the recommendations of the board of directors of Peoples Energy to approve the merger agreement, you should be aware that certain of Peoples Energy’s executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Peoples Energy’s shareholders generally. The board of directors was aware of these interests and considered them along with other matters when they determined to recommend the merger.

Directors

        See “—Positions with the Combined Company – Directors” above for information on the board of directors of the combined company.

        Directors Stock and Option Plan. Pursuant to the Peoples Energy directors stock and option plan, Peoples Energy has granted Peoples Energy deferred shares and Peoples Energy stock options to its directors. The deferred shares will be paid in shares of Peoples Energy common stock upon shareholder approval of the merger agreement. The number of Peoples Energy deferred shares held by directors of Peoples Energy as of July 8, 2006 (other than Mr. Patrick who holds no deferred shares under the plan) and assuming a closing date of January 1, 2007 are shown in the table below.

Director	Number of Peoples Energy Deferred Shares	Number of Shares of WPS Resources for which Exchangeable
Keith E. Bailey	2,059	1,698
James R. Boris	4,348	3,587
William J. Brodsky	4,348	3,587
Pastora San Juan Cafferty	4,348	3,587
Diana S. Ferguson	2,059	1,698
John W. Higgins	3,175	2,619
Dipak C. Jain	4,348	3,587
Michael E. Lavin	4,348	3,587
Homer J. Livingston	4,348	3,587
Richard P. Toft	4,348	3,587

        With respect to the directors’ stock options, the merger agreement provides that upon completion of the merger, these options will be converted into WPS Resources stock options based on the Exchange Ratio of 0.825. The number of Peoples Energy stock options held by directors of Peoples Energy as of July 8, 2006, assuming a closing date of January 1, 2007, is shown in the table below.

Director	Number of Peoples Energy Stock Options	Number of WPS Resources Stock Options into which Convertible
James R. Boris	9,000	7,425
William J. Brodsky	9,000	7,425
Pastora San Juan Cafferty	9,000	7,425
Dipak C. Jain	3,000	2,475
Homer J. Livingston	9,000	7,425
Richard P. Toft	9,000	7,425

        Directors Deferred Compensation Plan. The merger agreement provides that upon completion of the merger, each outstanding share equivalent of Peoples Energy common stock under the Peoples Energy directors deferred compensation plan will be converted into a number of share equivalents equal to 0.825, which will be paid to such participating director with shares of common stock of WPS Resources on the same schedule as provided in such participating director’s election. The number of Peoples Energy share equivalents that will be converted into WPS Resources share equivalents upon completion of the merger for directors of Peoples Energy as of July 8, 2006 (other than Messrs. Bailey, Higgins, Lavin and Patrick and Ms. Cafferty who hold no share equivalents under the plan) and assuming a closing date of January 1, 2007 are shown in the table below.

Director	Number of Peoples Energy Share Equivalents	Number of WPS Resources Share Equivalents into which Convertible
James R. Boris	19,645	16,207
William J. Brodsky	15,004	12,378
Diana S. Ferguson	3,103	2,559
Dipak C. Jain	5,894	4,862
Homer J. Livingston	13,008	10,731
Richard P. Toft	11,797	9,732

Executive Officers

        See “—Positions with the Combined Company – Executive Officers” above for information on those executive officers of Peoples Energy that will serve as executive officers of the combined company.

        Equity Compensation Awards. The merger agreement provides that upon completion of the merger, each Peoples Energy stock option and stock appreciation right, including those held by executive officers of Peoples Energy, will be converted into WPS Resources stock options and stock appreciation rights based on the Exchange Ratio of 0.825.

Executive	Number of Peoples Energy Stock Options	Number of WPS Resources Stock Options into which Convertible
William E. Morrow	21,000	17,325
Steven W. Nance	12,100	9,982
Thomas A. Nardi	18,600	15,345
Thomas M. Patrick	112,400	92,730
Desiree G. Rogers	16,800	13,860
Theodore R. Tetzlaff	--	--
All other executive officers (1)	36,300	29,947

(1)	Includes 1,200 Peoples Energy SARs held by one executive officer convertible into 990 WPS Resources SARs.

        The Peoples Energy Long-Term Incentive Compensation Plan provides that, upon completion of the merger, each share of Peoples Energy restricted stock, including those held by executive officers, will vest in full. Accordingly, such restricted stock will be exchangeable for shares of WPS Resources common stock in the merger. Based on Peoples Energy equity compensation awards held by executives of Peoples Energy as of July 8, 2006 (excluding outstanding awards that will vest prior to January 1, 2007) and assuming a closing date of January 1, 2007, upon completion of the merger, the number of restricted shares as shown in the table below will vest.

Executive	Number of Peoples Energy Restricted Shares	Number of Shares of WPS Resources for which Exchangeable
William E. Morrow	7,365	6,076
Steven W. Nance	4,200	3,465
Thomas A. Nardi	7,150	5,898
Thomas M. Patrick	22,855	18,855
Desiree G. Rogers	6,075	5,011
Theodore R. Tetzlaff	--	--
All other executive officers	13,190	10,881

        Upon completion of the merger, each performance share award granted under the Peoples Energy Long-Term Incentive Compensation Plan prior to the date of the merger agreement, will be paid, as provided for by the Plan, based upon target performance levels and pro rated to recognize the completed months of the performance cycle. Based on performance share awards held by executives of Peoples Energy as of July 8, 2006 (excluding outstanding awards that will vest prior to January 1, 2007) and assuming a closing date of January 1, 2007, upon completion of the merger, the number of performance shares that will vest and be exchangeable in the merger are set forth below.

Executive	Number of Peoples Energy Performance Shares	Number of Shares of WPS Resources for which Exchangeable
William E. Morrow	5,456	4,501
Steven W. Nance	--	--
Thomas A. Nardi	5,175	4,269
Thomas M. Patrick	18,186	15,003
Desiree G. Rogers	4,525	3,733
Theodore R. Tetzlaff	--	--
All other executive officers	9,198	7,588

        Long-Term Cash Awards. The Peoples Energy Long-Term Incentive Plan for Diversified Business Units provides cash awards based upon the achievement of operating and financial performance measures over a three-year performance cycle. As provided in the Plan, upon a Change in Control, Peoples Energy may cause the performance period applicable to any outstanding performance award to lapse and the performance award to be paid out either (i) based on actual satisfaction or attainment of the applicable performance measures at such time or (ii) as if the applicable performance measures were satisfied at the minimum, target or maximum level. As provided under the plan, maximum cash awards that may be paid to executives of Peoples Energy for current performance cycles that may lapse assuming a closing date of January 1, 2007 are listed in the table below.

Executive	Cash Award
William E. Morrow	--
Steven W. Nance	$1,024,500
Thomas A. Nardi	--
Thomas M. Patrick	--
Desiree G. Rogers	--
Theodore R. Tetzlaff	--
All other executive officers	--

        Retention Bonuses. Prior to completion of the merger, the merger agreement provides that Peoples Energy may provide for retention bonuses to corporate employees, including executive officers, not in excess of $2 million in the aggregate. As of the date hereof, no such retention bonuses have been granted to any executive officers.

        Change in Control Severance Agreements. Prior to execution of the merger agreement, Peoples Energy entered into change in control severance agreements with all ten of its executive officers. The merger constitutes a change in control for purposes of the severance agreements.

        The term of each severance agreement commences six months prior to, and ends three years after, the date the merger is completed. Each severance agreement provides for payment of severance benefits to the executive in the event that, during the term of the severance agreement (1) the executive’s employment is terminated by Peoples Energy, except for “cause” (as this term is defined in the severance agreement), death or disability; or (2) the executive’s employment is terminated due to a constructive discharge, which includes (a) a material change in the executive’s responsibilities, which change would cause the executive’s position with Peoples Energy to become of less dignity, responsibility, prestige or scope; (b) reduction, which is more than de minimis, in total compensation; (c) assignment without the executive’s consent to a location more than 50 miles from the current place of employment; or (d) liquidation, dissolution, consolidation, merger, or sale of all or substantially all of the assets of Peoples Energy (items (1) and (2) above are sometimes collectively referred to as a qualifying termination).

        The principal severance benefits payable under each severance agreement consist of the following: (1) the executive’s base salary and accrued benefits through the date of termination; and (2) a lump sum cash payment equal to from one to three years (depending on the officer’s rank) of the sum of the executive’s base salary, the average of the short-term incentive (bonus) compensation paid to the executive during the three years preceding termination of employment and the economic equivalent value of any long-term incentive compensation awards received by the executive in the calendar year preceding termination (items (1) and (2) above are sometimes collectively referred to as salary and incentive-based compensation).

        Based upon compensation in effect on [•], 2006, and assuming a closing date of January 1, 2007 and a qualifying termination occurring immediately thereafter, each executive officer would be entitled to receive the cash severance payment set forth below in connection with his or her termination (other than Mr. Patrick, who is not entitled to a cash severance payment, except as described in the paragraphs below the table).

Executive	Cash Severance Payment (1)(2)
William E. Morrow	$2,634,345
Steven W. Nance	$2,020,854
Thomas A. Nardi	$2,593,345
Desiree G. Rogers	$2,193,829
Theodore R. Tetzlaff	--
All other executive officers	$3,935,652

(1)	Excludes (1) post-termination health benefits with a present value of $60,809 for Mr. Morrow, $64,064 for Mr. Nance, $74,832 for Mr. Nardi, $16,292 for Ms. Rogers and $113,376 for all other executive officers; (2) outplacement services with a value of $20,000 with respect to each executive officer; and (3) life insurance benefits with a de minimis present value with respect to each executive officer.

(2)	Assumes a price per share of Peoples Energy common stock of $41.81 for purposes of calculating the economic equivalent value of long-term incentive compensation awards. This price per share is the mean market price of Peoples Energy common stock on August 21, 2006.

        Peoples Energy and Mr. Patrick have agreed upon the terms of an Employment and Retention Agreement that will replace his change in control severance agreement. Under the new agreement, Mr. Patrick will give up the severance payments he would have otherwise received under his change in control severance agreement, including without limitation the obligation of Peoples Energy to pay Mr. Patrick an amount sufficient on an after-tax basis to satisfy any golden parachute excise tax liability imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. Mr. Patrick has also waived the obligation of Peoples Energy to fund certain of his nonqualified retirement benefits under a trust maintained by Peoples Energy, commonly called a rabbi trust; instead, such benefits will be paid with general corporate assets.

        Peoples Energy has agreed to retain Mr. Patrick on an at will basis at his current salary, subject to increase from time to time in accordance with salary increases generally granted to company executives. Mr. Patrick shall remain eligible to participate in all bonus programs, incentive arrangements, employee benefit plans and perquisite plans for which he is eligible in accordance with their terms. Peoples Energy has also agreed that if Mr. Patrick elects to receive his supplemental retirement benefit in the form of an annuity and such payments are delayed six months to comply with tax laws, Mr. Patrick’s first payment will equal the total of the annuity payments he otherwise would have received during the six months immediately following his employment termination.

        Mr. Patrick is eligible to receive an incentive bonus and a success bonus under the agreement. Mr. Patrick will receive an incentive bonus in consideration for, among other things, terminating his change in control severance agreement if he remains employed by Peoples Energy through November 30, 2006 or dies or experiences a disability, as disability is defined under the agreement, on or before that date. $1,000,000 of the bonus will be paid on December 1, 2006 and the remainder of $1,775,000 will be paid six months after his employment termination.

        Mr. Patrick will be paid a success bonus of $2,000,000 if he remains employed with the company as of:

(i)	the later of (A) the completion date of the merger or (B) at Peoples Energy’s option the three-month anniversary date of the completion date of the merger; or

(ii)	if the merger is abandoned and does not close, the later of (A) the date Peoples Energy hires a new chief executive officer and he or she commences service in such position, or (B) at Peoples Energy’s option the three-month anniversary date of the new chief executive officer’s first day of service; or

(iii)	the date Peoples Energy terminates his employment due to death, disability or a reason other than cause, as cause is defined in the agreement, before the occurrence of an event described in (i) or (ii) above.

        The success bonus will be paid six months after Mr. Patrick’s employment termination.

        Mr. Morrow’s severance agreement provides that in addition to the salary and incentive-based compensation, Mr. Morrow is entitled to receive from Peoples Energy, within ten business days after termination (or such later date as provided by the agreement), the amount of his vested accrued benefit under Peoples Energy’s Supplemental Retirement Benefits Plan (sometimes referred to as the SRB Plan) on the date of his termination, determined as if Mr. Morrow had received credit for an additional three years of service. Mr. Morrow’s severance agreement further provides that Mr. Morrow is entitled to continuation of coverage under Peoples Energy’s welfare benefit plans (e.g., life insurance and medical benefits) or equivalent individual coverage for a period that is the longer of (1) three years after termination, or (2) the period commencing with the date of termination and ending on the last day of the first month in which Mr. Morrow may retire under Peoples Energy’s pension plan and receive an annuity under the plan without actuarial reduction, provided that such benefits shall cease upon Mr. Morrow becoming eligible for such coverage under another employer’s plans.

        Mr. Nardi’s severance agreement provides that in addition to the salary and incentive-based compensation, Mr. Nardi is entitled to receive from Peoples Energy, within ten business days after termination (or such later date as provided by the agreement), an amount equal to the remainder of (1) the value of the benefits that would have been accrued by Mr. Nardi under Peoples Energy’s retirement plan and the SRB Plan on the date of termination of employment, determined as if Mr. Nardi had received credit for an additional twenty-one years of service and had commenced participation in Peoples Energy’s retirement plan and the SRB Plan as of his first day of actual employment with Peoples Energy Services Corporation, less (2) the value of Mr. Nardi’s benefits accrued under the Peoples Energy retirement plan on the date of termination of his employment. The amount payable to Mr. Nardi is computed without actuarial reduction for early receipt of the benefit and is calculated using the formula under the Peoples Energy’s retirement plan which would result in the greater benefit. Mr. Nardi’s severance agreement further provides that Mr. Nardi is entitled to a continuation of coverage under Peoples Energy’s welfare benefit plans (e.g., life insurance and medical benefits) or equivalent individual coverage for the longer of: (1) three years after termination, or (2) the period commencing with the date of termination and ending on the date that Mr. Nardi reaches age 65, provided that such benefits shall cease upon Mr. Nardi becoming eligible for such coverage under another employer’s plans.

        Ms. Rogers’ severance agreement provides that in addition to the salary and incentive-based compensation, if Ms. Rogers is vested under Peoples Energy’s retirement plan, Ms. Rogers is entitled to receive from Peoples Energy, within ten business days after termination (or such later date as provided by the agreement), the amount of her vested accrued benefit under the SRB Plan on the date of her termination, computed as if Ms. Rogers had completed three years of additional service. If on the date of termination, Ms. Rogers is at least age 47 but less than age 50, the portion of Ms. Rogers’ severance benefit resulting from the additional three years of benefit service under the SRB Plan shall be calculated based on the benefits percentage under the SRB Plan that Ms. Rogers would be entitled to if she had reached age 50 by the time of termination. Ms. Rogers’ severance agreement further provides that Ms. Rogers is entitled to continuation of coverage under Peoples Energy’s welfare benefit plans (e.g., life insurance and medical benefits) or equivalent individual coverage for a period of three years after termination, provided that such benefits shall cease upon Ms. Rogers becoming eligible for such coverage under another employer’s plans.

        Mr. Nance’s severance agreement provides that if, on the date of Mr. Nance’s termination, he is vested under Peoples Energy’s retirement plan, Mr. Nance would be entitled to a payment, within ten business days after his termination, equal to the amount of the benefit accrued under Peoples Energy’s SRB Plan on the date of termination, plus an additional three years accrued benefit (as determined in accordance with Mr. Nance’s severance agreement). If Mr. Nance is not vested under Peoples Energy’s retirement plan, he would receive a payment, within ten business days after his termination, in an amount equal to the sum of the value of the benefit accrued under the SRB Plan on the date of termination plus an additional three years accrued benefit (as determined in accordance with Mr. Nance’s severance agreement with reference to Peoples Energy’s retirement plan but payable under the SRB Plan), with the value of Mr. Nance’s benefit accrued under the SRB Plan on his date of termination determined as if (1) Mr. Nance had commenced participation in Peoples Energy’s retirement plan and the SRB Plan as of the date of his actual employment with Peoples Energy Production Company, (2) received credit for one year of benefit service under Peoples Energy’s retirement plan and the SRB Plan for each year or partial year during which he was employed by Peoples Energy, and (3) Mr. Nance were fully vested in his accrued benefit under the SRB Plan at all times. Mr. Nance’s severance agreement further provides that Mr. Nance is entitled to a continuation of coverage under Peoples Energy’s welfare benefit plans (e.g., life insurance and medical benefits or equivalent individual coverage for the longer of: (1) three years after termination, or (2) the period commencing with the date of termination and ending on the date Mr. Nance reaches age 65, provided that such benefits shall cease upon Mr. Nance becoming eligible for such coverage under another employer’s plans.

        Based upon compensation and benefit levels in effect on January 1, 2006 (without assuming any increases thereof), and assuming a closing date of January 1, 2007 and a qualifying termination occurring immediately thereafter, each executive officer would be entitled to receive the amounts shown in the table below in connection with his or her termination.

Executive	Current vested benefit under SRB Plan (A)	Enhancement if terminated (B)	Total potential value if terminated (A+B)
William E. Morrow	$448,680	$136,154	$584,834
Steven W. Nance	$35,485	$162,642	$198,127
Thomas A. Nardi	$2,699,752	--	$2,699,752
Thomas M. Patrick	$3,680,074	--	$3,680,074
Desiree G. Rogers	$29,081	$73,122	$102,203
Theodore R. Tetzlaff	--	--	--
All other executive officers	$542,625	$178,501	$721,126

        Peoples Energy is also obligated under each severance agreement to pay an additional amount to the executive sufficient on an after-tax basis to satisfy any golden parachute excise tax liability imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

        Finally, during the first twenty-four months of the coverage period under each of the severance agreements, the executive may request Peoples Energy to provide him or her with outplacement services. In the event such a request is made, Peoples Energy may, at its election, reimburse the executive for the cost of outplacement services actually incurred by the executive up to a maximum of $20,000, or arrange for the provision of outplacement services for the executive of an approximate value to the executive of $20,000.

        The benefits received by the executive under each agreement are in lieu of benefits under Peoples Energy’s termination allowance plan and the executive’s benefits under the SRB Plan. Each executive would be required to generally waive employment-related claims prior to receiving any severance benefits and to enter into a confidentiality and non-solicitation agreement.

Benefits with the Combined Company

        For a period of one year after the completion of the merger, WPS Resources will provide benefits to employees of Peoples Energy and its subsidiaries that are substantially comparable in the aggregate to those in effect for such employees on the date of the merger agreement. See “The Merger Agreement – Covenants – Employee Matters” beginning on page [•] for more information on these arrangements.

Indemnification of Directors and Executive Officers

        WPS Resources has agreed that:

•	all rights to indemnification and exculpation of current or former directors, officers and fiduciaries under benefit plans of Peoples Energy and its subsidiaries for liabilities arising from their acts or omissions occurring at or prior to closing as provided under their respective certificates of incorporation or by-laws or other agreements will survive the merger and, subject to applicable law, continue in full force and effect;

•	from and after the closing of the merger, directors, officers and fiduciaries under benefit plans currently indemnified by Peoples Energy or its subsidiaries who become directors, officers or fiduciaries under benefit plans of WPS Resources will be entitled to the indemnity rights and protections then afforded to directors, officers and fiduciaries under benefit plans of WPS Resources; and

•	for six years after the completion of the merger, WPS Resources will maintain either (a) the Peoples Energy’s current directors’ and officers’ insurance and indemnification policy to the extent that it provides coverage for events occurring prior to such time for Peoples Energy’s directors and officers, so long as the annual premium therefore would not be in excess of 200% of the last annual premium paid prior to the date of the merger agreement or (b) director and officer insurance with an insurer substantially comparable to the insurer under the director and officer insurance provided to such persons of at least the same coverage and amounts and containing terms and conditions no less advantageous to such persons; provided that the annualized premium for such director and officer insurance does not exceed such 200% maximum amount, in which case, WPS Resources will obtain the most favorable director and officer insurance available for such maximum amount.

        If the existing director and officer insurance expires, is terminated or canceled during such six-year period, WPS Resources will use all reasonable efforts to cause to be obtained as much director and officer insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the 200% maximum amount, on terms and conditions no less advantageous than the existing Peoples Energy director and officer insurance.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference. All shareholders of WPS Resources and Peoples Energy are urged to read the merger agreement carefully and in its entirety.

        The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about WPS Resources or Peoples Energy. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings each of WPS Resources and Peoples Energy makes with the SEC, which are available without charge at www.sec.gov. See “Where You Can Find More Information” beginning on page [•].

        The merger agreement contains representations and warranties WPS Resources and Peoples Energy made to each other as of specific dates. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement between WPS Resources and Peoples Energy and are subject to important, exceptions, qualifications, limitations and supplemental information agreed to by WPS Resources and Peoples Energy and in part contained in confidential disclosure letters delivered by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk between WPS Resources and Peoples Energy rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since the representations and warranties are subject, in important part, to the underlying disclosure letters.

General

        The merger agreement provides for the merger of a newly-formed, wholly-owned subsidiary of WPS Resources (Wedge Acquisition Corp.) with and into Peoples Energy, with Peoples Energy continuing as the surviving corporation. Upon completion of the merger, Peoples Energy will become a wholly-owned subsidiary of WPS Resources.

Closing Matters

        Closing. Unless the parties agree otherwise, the closing of the merger will take place on the second business day after all mutual closing conditions have been satisfied or waived, or if, on such day, any condition that is only applicable to one party has not been satisfied or waived as soon as practicable after all conditions have been satisfied or waived. See “—Conditions” below for a more complete description of the conditions that must be satisfied or waived prior to closing.

        Completion of the Merger. On the date the merger closes, WPS Resources and Peoples Energy will file articles of merger with the Secretary of State of Illinois in accordance with the relevant provisions of the IBCA and make all other required filings or recordings. The merger will become effective when the articles of merger duly filed or, to the extent within the time limitations provided in the IBCA, at such later time as WPS Resources and Peoples Energy agree and specify in the articles of merger.

        We are working to complete the merger in the first calendar quarter of 2007. However, because completion of the merger is subject to the receipt of regulatory approvals and the satisfaction or waiver of other conditions, we cannot predict the actual timing of the completion of the merger.

        Articles and By-laws. WPS Resources will amend its restated articles of incorporation and by-laws, with each amendment to be effective as of the effective time of the merger. See “—Post-Merger Governance and Management” beginning on page [•] for a description of the material terms and provisions of the restated articles of incorporation of WPS Resources, which is the subject of the proposal to amend the restated articles of incorporation of WPS Resources to change its name, and material terms and provisions of the amended by-laws of WPS Resources.

Consideration to be Received Pursuant to Merger

        The merger agreement provides that, at the completion of the merger, each share of Peoples Energy common stock issued and outstanding immediately prior to the completion of the merger, but excluding shares of Peoples Energy common stock owned by the parties and shares of Peoples Energy common stock held by Peoples Energy shareholders who have complied with the requirements for perfection of dissenters’ rights under the IBCA, will be converted into the right to receive 0.825 shares of WPS Resources common stock, and all outstanding options to purchase shares of Peoples Energy common stock granted under the Peoples Energy stock plans, all shares of Peoples Energy restricted stock granted under the Peoples Energy stock plans and all outstanding Peoples Energy other equity-based awards will be treated as described in the section entitled “—Covenants — Employee Matters” beginning on page [•].

Exchange of Certificates Pursuant to Merger

        Before the closing of the merger, WPS Resources will appoint a bank or trust company reasonably acceptable to Peoples Energy as the exchange agent to effectuate the exchange of Peoples Energy stock certificates for certificates representing shares of WPS Resources common stock. As soon as reasonably practicable after the closing of the merger, the exchange agent will send a letter of transmittal to each former Peoples Energy shareholder who holds one or more stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering Peoples Energy stock certificates. You should not return stock certificates with the enclosed proxy card.

        Peoples Energy shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive a certificate representing that number of whole shares of WPS Resources common stock into which their shares of Peoples Energy common stock were converted pursuant to the merger and cash in lieu of fractional shares.

        After the merger, each certificate that previously represented shares of Peoples Energy common stock will only represent the right to receive:

•	certificates representing the shares of WPS Resources common stock into which those shares of Peoples Energy common stock have been converted and any cash payable in lieu of fractional shares; and

•	dividends or other distributions, if any, of WPS Resources common stock which Peoples Energy shareholders are entitled to under the terms of the merger agreement.

        WPS Resources will not pay dividends declared with a record date after the completion of the merger to any holder of any Peoples Energy stock certificates until the holder surrenders the Peoples Energy stock certificates. However, once those certificates are surrendered, WPS Resources will pay to the holder, without interest, any dividends that have been declared and paid after the closing date of the merger on the shares into which those Peoples Energy shares have been converted, subject to the effect of applicable escheat or similar laws.

        After the completion of the merger, Peoples Energy will not register any transfers of shares of Peoples Energy common stock.

        Dissenting Shares. Holders of shares of Peoples Energy common stock who have complied with requirements for perfecting dissenters’ rights under the IBCA will be entitled to exercise such rights with respect to the shares as to which such rights have been perfected, to the extent available under the IBCA. Upon consummation of the merger, the dissenting shares will cease to be issued and outstanding and the holders thereof will only be entitled to receive such consideration as will be determined under the IBCA. If a holder of dissenting shares fails to perfect or otherwise waives, withdraws or loses its dissenters’ rights under the IBCA, such that dissenters’ rights can no longer be legally perfected or exercised under the IBCA with respect to such common stock of Peoples Energy, then the right of such holder to receive such consideration for dissenting shares will cease and such dissenting shares will become exchangeable solely for the right to receive WPS Resources common stock and cash in lieu of fractional shares as provided above.

Covenants

        We have each undertaken certain covenants in the merger agreement concerning the conduct of our respective businesses between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants:

        No Solicitation. Each of WPS Resources and Peoples Energy has agreed that it will not, and will not permit its respective officers, directors, employees or representatives to:

•	directly or indirectly solicit, initiate or encourage, including by way of furnishing information, the submission of, or take any action designed to facilitate, any inquiries or the making of any proposal that constitutes or is reasonably expected to lead to a “takeover proposal” of the type described below;

•	enter into any acquisition agreement related to any other takeover proposal; or

•	directly or indirectly enter or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a takeover proposal.

        Under the merger agreement, each of Peoples Energy and WPS Resources agreed to cease all existing activities, discussions or negotiations as of the date of the merger agreement with any parties with respect to a takeover proposal. Each party agreed to provide written notice to the other on receipt of any request for information by a person who is reasonably likely to make a takeover proposal or who has made a takeover proposal within 24 hours of receiving such request or proposal.

        Notwithstanding the above provisions, each of Peoples Energy and WPS Resources is permitted to participate in negotiations with, and furnish information with respect to itself to, a person making a takeover proposal, pursuant to a confidentiality and standstill agreement not less restrictive of the other party than the confidentiality and standstill agreement between WPS Resources and Peoples Energy, if:

•	the respective party’s shareholder meeting to vote on the approval of the merger agreement has not occurred;

•	a majority of the respective party’s board of directors determines in good faith after consultation with the applicable party’s outside counsel that such action is required by the fiduciary obligation of the applicable board of directors to the shareholders of the applicable party under applicable law in response to a bona fide written takeover proposal that is made by a person that the board of directors determines, in good faith, after consultation with the outside counsel and financial advisors constitutes or is reasonably expected to result in a superior proposal of the type described below that was not solicited by such party or its representatives and that did not otherwise result from a breach of the “no solicitation” covenant; and

•	within 24 hours of making such conclusion and prior to furnishing any information to a person making a takeover proposal, it has provided written notice to the other party stating that it has received a takeover proposal and has made the conclusion described above and specifying the principal terms and conditions of the takeover proposal and the identity of the person making such proposal or inquiry.

        A “takeover proposal” means any bona fide proposal or offer from any person relating to:

•	any direct or indirect acquisition or purchase of a business constituting 20% or more of the net revenues, net income or assets of the party and its subsidiaries or 20% or more of any class of voting securities of the party or any of its material subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of voting securities of the party or any of its material subsidiaries; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party or any of its material subsidiaries as a result of which a third party would acquire 20% or more of the voting securities of the party or any of its material subsidiaries, in each case, other than the transactions contemplated by the merger agreement or transactions solely among wholly-owned subsidiaries.

        A “superior proposal” means any written takeover proposal (as defined above, provided, however that 50% should be substituted for all references to 20% in the definition above) which the party’s board of directors determines in good faith (after consultation with a financial advisor of nationally-recognized reputation) to be more favorable to the party’s shareholders than the transactions contemplated by the merger agreement after taking into account, among other things, all financial considerations and aspects of the takeover proposal, all strategic considerations, all legal and regulatory considerations, the identity of the offeror, the conditions and likelihood of completion, the likelihood of the imposition of obligations in connection with obtaining necessary regulatory approval, any financing condition and the likelihood of financing occurring and the payment of any termination fee under the merger agreement.

        Board of Directors’ Covenant to Recommend. The WPS Resources board of directors has recommended that the WPS Resources shareholders approve the share issuance proposal and the proposal to amend the restated articles of incorporation of WPS Resources to change its name. Similarly, the Peoples Energy board of directors has recommended that the Peoples Energy shareholders approve the merger agreement.

        Neither WPS Resources nor Peoples Energy may (A) recommend the approval or adoption of a takeover proposal, (B) withdraw or modify in a manner adverse to the other party, its recommendation to its shareholders or (C) recommend that its shareholders reject the transactions contemplated by the merger agreement unless (i) the applicable board of directors determines in good faith, after consulting with outside counsel and financial advisors, that failure to take such action would reasonably be likely to result in a breach of the fiduciary obligations of such board of directors to the shareholders of the applicable party under applicable law and (ii) it has provided five business days prior written notice of its intent to make a change in its recommendation to the other party, and, if requested by the other party, negotiated in good faith with the other party during such five day period to avoid such a recommendation change. Additionally, neither WPS Resources nor Peoples Energy may (A) approve or adopt, or resolve, agree or propose publicly to approve or adopt, any other takeover proposal, (B) withdraw or modify, or resolve, agree or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or adoption by the applicable board of directors of the merger or any of the transactions contemplated by the merger agreement, (C) determine that the transactions contemplated by the merger agreement are no longer advisable to the extent such determination is necessary in order to validly submit such transactions to the applicable party’s shareholders or (D) cause or permit the applicable party to enter into any other takeover proposal (other than a permitted confidentiality and standstill agreement) or resolve, agree or propose publicly to take any such actions. Notwithstanding the foregoing, neither WPS Resources nor Peoples Energy is prohibited under the merger agreement from taking and disclosing to its shareholders a position with respect to any transaction in compliance with Rule 14e-2(a) under the Securities Exchange Act of 1934.

        Even if a party’s board of directors withdraws or modifies its recommendation to its shareholders in favor of the proposals related to the merger, the party is still required to submit the proposals relating to the merger agreement at the special meeting of its shareholders for consideration, unless the merger agreement is otherwise terminated. See “—Termination of Merger Agreement” beginning on page [•] for a discussion of each party’s ability to terminate the merger agreement.

        Restrictions on the Parties’ Businesses Pending Closing. In general, until either the completion of the merger or the termination of the merger agreement, WPS Resources and Peoples Energy and their respective subsidiaries are required to carry on their businesses in all material respects in the ordinary course and to use commercially reasonable efforts to preserve intact their current business organizations and keep available their existing relations with customers, suppliers, licensors, licensees, distributors and other business associates and to comply in all material respects with all laws, judgments and consents of and permits with all governmental entities applicable to them to the end that its goodwill and ongoing business shall not be impaired in any material respect at the time of the consummation of the merger.

        Peoples Energy has also agreed that (except as contemplated by the merger agreement or previously disclosed to WPS Resources) it will not and will not permit any of its subsidiaries (without the prior written consent of WPS Resources) to:

•	declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock other than (i) the payment of dividends or making of distributions from direct or indirect wholly-owned subsidiaries to their parent companies and (ii) regular quarterly cash dividends with respect to Peoples Energy common stock, not in excess of $0.545 per share, with usual declaration, record and payment dates and in accordance with the Peoples Energy’s past dividend policy;

•	split, combine or reclassify its outstanding shares of capital stock or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock;

•	except in connection with employee stock plans and in certain other defined circumstances, purchase, redeem or otherwise acquire, or permit any subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of WPS Resources capital stock or capital stock of any of its subsidiaries, or any other voting securities or equity interests of WPS Resources or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•	issue, deliver, sell or grant any shares of, or securities convertible into or rights of any kind to acquire, its capital stock or voting debt, or stock-based compensation awards, other than (i) the issuance of shares of its common stock and its stock options and other equity-based awards pursuant to its existing stock plans, (ii) the issuance of shares pursuant to the exercise or vesting of stock options and other equity-based awards outstanding as of the date of the merger agreement, (iii) in connection with the grant of equity-based or equity-related awards with respect to 300,000 additional shares of Peoples Energy common stock of Peoples Energy pursuant to its existing stock plans consistent with prior practice, (iv) in accordance with the terms of Peoples Energy’s dividend reinvestment plan and (v) the issuance of Peoples Energy common stock to the extent necessary to prevent the long-term credit rating of Peoples Energy from falling below investment grade; however Peoples Energy must obtain WPS Resources’ prior written consent unless such issuance is in the ordinary course of business consistent with past practice pursuant to Peoples Energy’s continuous equity offering plan in an aggregate amount not to exceed $30 million;

•	amend its certificate of incorporation or by-laws, except for such amendments (A) required by law or the rules and regulations of the SEC or the NYSE or (B) that do not have an adverse affect on the transactions contemplated by the merger agreement and would not materially restrict the operation of their businesses;

•	acquire or agree to acquire (A) by merging or consolidating with any business or (B) any assets that are material, individually or in the aggregate, to Peoples Energy and its subsidiaries, taken as a whole, other than (x) purchases of inventory in the ordinary course of business consistent with past practice and (y) capital expenditures or expenditures (1) in an amount not to exceed 110% in the aggregate of the amount of capital expenditures budget disclosed to WPS Resources (excluding any acquisition of a business and any acquisition by Peoples Energy Production Company of interests in real property for more than $5 million), (2) required by law or governmental entities or (3) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident; provided in each case, Peoples Energy must use its best efforts to notify WPS Resources in writing prior to making any such capital expenditure in excess of the aggregate budgeted amounts;

•	grant to any director, officer or employee any material increase in compensation or benefits, except in the ordinary course of business consistent with prior practice or to the extent required under certain existing employment agreements;

•	grant to any director, officer or employee any increase in severance, change in control, retention or termination compensation or benefits, except to the extent required under certain existing employment, severance or termination agreements;

•	enter into any employment, consulting, indemnification, retention, severance, change in control or termination agreement with any such director, officer or employee;

•	establish, adopt, enter into, amend or modify in any material respect or terminate any collective bargaining agreement or Peoples Energy benefit plan;

•	take any action to fund or secure, or accelerate the time of payment or vesting of any compensation or other rights, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement, Peoples Energy benefit plan or Peoples Energy benefit agreement;

•	make any changes to accounting methods, principles or practices that would materially affect its reported consolidated assets, liabilities or results of operations, except as may be required by law or a change in law or generally accepted accounting principles;

•	make any material elections with respect to taxes that will continue to be binding after the consummation of the merger, or settle or compromise any material tax liability or refund, except insofar as may be required by law or a change in law;

•	sell, lease, license or otherwise dispose of or encumber any of its assets or properties that are material individually or in the aggregate, to Peoples Energy and its subsidiaries taken as a whole, other than (i) dispositions or encumbrances having an aggregate principal amount not to exceed $20 million, (ii) sales of inventory and excessive obsolete assets or assets being replaced, in each case, in the ordinary course consistent with past practice, and (iii) grants of liens in connection with project financings;

•	incur any debt other than (i) short term borrowings in an aggregate principal amount not to exceed $550 million outstanding at any time, of which $250 million may be outstanding in respect of Peoples Energy’s regulated utility business, in each case, if incurring such short-term borrowings is not reasonably likely to cause the long-term credit rating of Peoples Energy to fall below investment grade; (ii) letters of credit if obtaining such letter of credit is not reasonably likely to cause the long-term credit rating of Peoples Energy to fall below investment grade; (iii) borrowings made in connection with the refinancing of existing indebtedness at its stated maturity or a lower cost of funds and (iv) additional indebtedness to be issued by Peoples Energy’s subsidiaries that are public utilities in an aggregate principal amount not to exceed $70 million, provided that the incurrence of such indebtedness is in compliance with applicable ICC rules and regulations and is not reasonably likely to cause the long-term credit rating of Peoples Energy to fall below investment grade;

•	make any loans to any person, other than a wholly-owned subsidiary;

•	except as required by applicable law, make any changes or propose any changes in its existing rates, standards of service or regulatory accounting, or effect any agreement with respect thereto, or amend the settlement and release agreement with the State of Illinois and the Citizens Utility Board or make any filing to change its rates, except for any change or other action (A) which is not reasonably expected to cause the return on equity in respect of Peoples Energy regulated business to be materially lower than the return on equity which Peoples Energy is authorized to receive in respect of such regulated business and (B) which would not reasonably be expected to lead to any material delay in obtaining or materially increase the risk of not obtaining any Peoples Energy required statutory approval (however, neither Peoples Energy nor any of its subsidiaries may submit any new rate application to the ICC without WPS Resources’ prior written consent, except as otherwise required by applicable law in which case Peoples Energy will provide WPS Resources such application reasonably in advance of filing and must consider WPS Resources’ comments in good faith prior to filing such application);

•	make capital expenditures (excluding any acquisition of a business and any acquisition by Peoples Energy Production Company of interests in real property for more than $5 million) in excess of 110% of the amount disclosed to WPS Resources in the capital expenditure plan, except emergency capital expenditures (i) it deems necessary in its reasonable judgment based on prudent utility practices to restore or maintain the provision of utility service to wholesale and retail customers or (ii) required by law or a governmental entity;

•	pay, discharge or satisfy any claims, liabilities or obligations, other than (1) in the ordinary course of business consistent with past practice, (2) in accordance with their terms, or (3) of liabilities reflected or reserved against in the most recent consolidated financial statements of Peoples Energy included in Peoples Energy’s filings with the SEC or incurred in the ordinary course of business consistent with past practice (however, Peoples Energy may not settle or pay any claims made in connection with the ICC’s claims regarding Peoples Energy’s and its subsidiaries compliance with safety inspections requirements or corrosion issues without the prior written consent of WPS Resources);

•	cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

•	enter into any power agreement, other than any such agreement entered into in the ordinary course of business that does not have a term longer than 3 years and does not exceed (1) a notional value of purchase and/or sale of electric energy or natural gas commitments outstanding at any given time of $175 million, (2) a fixed notional value of purchase and/or sale of electric or gas pipeline capacity of $6.0 million, (3) a notional value for the underlying sale of options of $15 million and (4) a notional value for the aggregate premiums paid in a calendar year for the purchase of options of $1 million;

•	enter into any hedging or similar contracts that expire after the consummation of the merger related to Peoples Energy Production;

•	(i) amend or modify its trading guidelines to be less restrictive, (ii) terminate such guidelines without adopting new guidelines which are at least as restrictive, or (iii) permit its net trading positions to be outside such guidelines’ risk parameters; or

•	enter into any agreement that materially restrains Peoples Energy’s or its subsidiaries ability to conduct business or take any action that violates any order or regulation of any governmental entity governing Peoples Energy’s or its subsidiaries operations and obligations to provide safe and reliable service to customers.

        WPS Resources has also agreed that (except as contemplated by the merger agreement or previously disclosed to Peoples Energy), without the prior written consent of Peoples Energy, it will not and will not permit any of its subsidiaries to:

•	declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock (other than (i) the payment of dividends or making of distributions from direct or indirect wholly-owned subsidiaries to their parent companies and (ii) regular quarterly cash dividends with respect to WPS Resources common stock, consistent with past practice (including normal course increases consistent with past practice));

•	split, combine or reclassify its outstanding shares of capital stock or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock;

•	except in connection with employee stock plans and in certain other defined circumstances, purchase, redeem or otherwise acquire, or permit any subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock of Peoples Energy or capital stock of any of its subsidiaries, or any other voting securities or equity interests of Peoples Energy or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•	issue, deliver, sell or grant any shares of, or securities convertible into or rights of any kind to acquire, its capital stock or voting debt, or stock-based compensation awards, other than (i) the issuance of shares of its common stock and its stock options and other equity-based awards pursuant to its existing stock plans or dividend reinvestment and savings investment plans, (ii) the issuance of shares pursuant to the exercise or vesting of stock options and other equity-based awards outstanding as of the date of the merger agreement, (iii) in connection with the grant of equity-based or equity-related awards with respect to 1,200,000 additional shares of common stock of WPS Resources pursuant to its existing stock plans consistent with prior practice, (iv) the issuance of shares upon the exercise of rights under WPS Resources’ rights plan and (v) the issuance of common stock of WPS Resources to the extent necessary to prevent the long-term credit rating of WPS Resources from falling below investment grade;

•	amend its restated articles of incorporation or by-laws, except for such amendments (A) required by law or the rules and regulations of the SEC or the NYSE or (B) that do not have an adverse affect on the transactions contemplated by the merger agreement and would not materially restrict the operation of their businesses;

•	acquire or agree to acquire (A) by merging or consolidating with any business or (B) any assets that are material, individually or in the aggregate, to WPS Resources and its subsidiaries, taken as a whole, other than any such acquisition or agreement that would not reasonably be expected to have (x) a material adverse effect on WPS Resources, (y) lead to any material delay in obtaining or materially increase the risk of not obtaining any WPS Resources required statutory approval or (z) materially alter the overall risk profile of the business of WPS Resources and its subsidiaries taken as a whole;

•	grant to any director, officer or employee any material increase in compensation or benefits, except in the ordinary course of business consistent with prior practice or to the extent required under certain existing employment agreements;

•	grant to any director, officer or employee any increase in severance, change in control, retention or termination compensation or benefits, except to the extent required under certain existing employment, severance or termination agreements;

•	enter into any employment, consulting, indemnification, retention, severance, change in control or termination agreement with any such director, officer or employee, except in the ordinary course of business consistent with past practice or except as would not reasonably be expected to have a material adverse effect on or materially delay WPS Resources’ ability to perform its obligations under the merger agreement;

•	establish, adopt, enter into, amend or modify in any material respect or terminate any collective bargaining agreement or WPS Resources benefit plan, except in the ordinary course of business consistent with past practice or except as would not reasonably be expected to have a material adverse effect on or materially delay WPS Resources’ability to perform its obligations under the merger agreement;

•	take any action to fund or secure, or accelerate the time of payment or vesting of any compensation, benefits or other rights, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement, WPS Resources benefit plan or WPS Resources benefit agreement;

•	make any changes to accounting methods, principles or practices that would materially affect its reported consolidated assets, liabilities or results of operations, except as may be required by law on a change in law or generally accepted accounting principles;

•	make any material elections with respect to taxes that will continue to be binding after the consummation of the merger, or settle or compromise any material tax liability or refund, except insofar as may be required by law or a change in law;

•	sell, lease, license or otherwise dispose of or encumber any of its assets or properties that are material individually or in the aggregate, to WPS Resources and its subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice or except as would not reasonably be expected to have a material adverse effect on WPS;

•	incur any debt other than (i) short term borrowings if incurring such short-term borrowings is not reasonably likely to cause the long-term credit rating of WPS Resources to fall below investment grade; (ii) letters of credit obtained if obtaining such letter of credit is not reasonably likely to cause the long-term credit rating of WPS Resources to fall below investment grade; (iii) borrowings made in connection with the refinancing of existing indebtedness at its stated maturity or a lower cost of funds, and (iv) additional indebtedness, provided that obtaining of such indebtedness is not reasonably likely to cause the long-term credit rating of WPS Resources to fall below investment grade;

•	make any material loans to any person other than a wholly-owned subsidiary;

•	except as required by applicable law, make any changes or propose any changes in its existing rates, standards of service or regulatory accounting, or effect any agreement with respect thereto, or make any filing to change its rates, except for any change or other action (A) which is not reasonably expected to cause the return on equity in respect of a WPS Resources regulated business to be materially lower than the return on equity which WPS Resources is authorized to receive in respect of such regulated business and (B) which would not reasonably be expected to lead to any material delay in obtaining or materially increase the risk of not obtaining any WPS Resources required statutory approval;

•	make capital expenditures in excess of 110% of the amount disclosed to Peoples Energy in the capital expenditure plan, other than (x) emergency capital expenditures or expenditures (i) it deems necessary in its reasonable judgment based on prudent utility practices to restore or maintain the provision of utility service to wholesale and retail customers or (ii) as required by law or a governmental entity or (y) any capital expenditures or expenditures that would not reasonably be expected to have a material adverse effect on WPS;

•	pay, discharge or satisfy any claims, liabilities or obligations, other than, (1) in the ordinary course of business consistent with past practice, (2) in accordance with their terms, (3) of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements of WPS Resources included in WPS Resources filings with the SEC or incurred in the ordinary course of business consistent with past practice or (4) as would not reasonably be expected to have a material adverse effect on WPS;

•	cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, other than a cancellation or waiver that would not reasonably be expected to have a material adverse effect on WPS;

•	enter into any power agreement, other than (x) any such agreement entered into in the ordinary course of business that does not exceed (1) a notional value of purchase and/or sale electric energy or natural gas commitments outstanding at any given time of $750 million, (2) a fixed notional value of purchase and/or sale of electric or gas pipeline capacity of $30 million, (3) a notional value for the underlying sale of options of $15 million and (4) a notional value for the aggregate premiums paid in a calendar year for the purchase of options of $90 million, and (y) such agreements that otherwise would not reasonably be expected to have a material adverse effect on WPS;

•	other than in the ordinary course, amend, modify or terminate its trading guidelines or fail to comply with its trading guidelines; or

•	enter into any agreement that materially restrains WPS Resources’ or its subsidiaries ability to conduct business or take any action that violates any order or regulation of any governmental entity governing WPS Resources’ or its subsidiaries operations and obligations to provide safe and reliable service to customers, except as would not reasonably be expected to have a material adverse effect on WPS Resources.

        Reasonable Best Efforts Covenant. We have each agreed to cooperate with each other and to use our reasonable best efforts to take or cause to be taken all actions and do or cause to be done and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including (i) obtaining all necessary regulatory approvals, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the defending of any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement. Reasonable best efforts does not require either party to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of its assets or limits on such party’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the merger relating to the HSR Act or other antitrust law or regulation or to the required statutory approvals, other than dispositions, limitations or consents or commitments (i) that, individually or in the aggregate, have not had and would not reasonably be expected to (A) have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of WPS Resources and its subsidiaries, taken as a whole or (B) have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Peoples Energy and its subsidiaries, taken as a whole and (ii) that otherwise are consistent with the satisfaction of the regulatory conditions to the merger.

        We also have agreed to take all action necessary to ensure that no state anti-takeover statutes or similar regulation becomes applicable to the merger and, if any state anti-takeover statute becomes applicable, to take all necessary actions to ensure that the merger and other provisions of the merger agreement be completed as soon as reasonably practicable and to minimize the effect of such statute on the merger.

        Employee Matters. Prior to the merger occurring, Peoples Energy will adjust the terms of awards outstanding under the Peoples Energy stock plans or otherwise to provide that:

•	each outstanding Peoples Energy stock option will be converted automatically into an option to acquire, on the same terms and conditions, including vesting, a number of shares of WPS Resources common stock (rounded down to the nearest whole share) equal to the number of shares that were subject to the Peoples Energy stock option multiplied by 0.825 at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the Peoples Energy common stock otherwise purchasable pursuant to such option divided by (B) 0.825;

•	each holder of a Peoples Energy stock appreciation right will be entitled to that number of stock appreciation rights with respect to common stock of WPS Resources (rounded down to the nearest whole right), determined by multiplying the number of Peoples Energy stock appreciation rights held by such holder immediately prior to the consummation of the merger by 0.825, at an exercise price with respect to each WPS Resources stock appreciation right (rounded up to the nearest whole cent) equal to (A) the exercise price in effect with respect to the corresponding Peoples Energy stock appreciation right immediately prior to the consummation of the merger divided by (B) 0.825;

•	with respect to Peoples Energy employee stock purchase plan, (A) participants in such plan may not increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement, (B) each participant’s outstanding right to purchase shares of common stock of Peoples Energy under such plan will terminate on the day immediately prior to the day on which the merger is consummated occurs, provided that all amounts allocated to each participant’s account under such plan as of such date will thereupon be used to purchase from Peoples Energy whole shares of common stock of Peoples Energy at the applicable price determined under the terms of such plan for the then outstanding offering period using such date as the final price date for such offering period, and (C) such plan will terminate immediately following such purchases of common stock of Peoples;

•	the terms of Peoples Energy directors deferred compensation plan and any elections made thereunder by any participating director will be adjusted to provide that (A) each share equivalent credited to the account of a participating director and not paid to such director as a share of common stock of Peoples Energy as of the day on which the merger is consummated will be, as of such date, converted into that number of share equivalents equal to the Exchange Ratio in the merger, which will be paid to such participating director in shares of common stock of WPS Resources on the same schedule as provided in such participating director’s election and (B) the number of share equivalents credited to the account of a participating director following the consummation of the merger will be determined as set forth in such plan and will be equivalent to shares of common stock of WPS Resources.

        For a period of one year after the consummation of the merger, WPS Resources will provide benefits to employees of Peoples Energy and its subsidiaries that are substantially comparable in the aggregate to those in effect for such employees on the date of the merger agreement.

        With respect to WPS Resources employee benefit plans in which employees of Peoples Energy or its subsidiaries will participate after the consummation of the merger, service with Peoples Energy or any of its subsidiaries will be treated as service with WPS Resources or its subsidiaries for purposes of determining eligibility to participate and vesting (but not for purposes of benefit accrual or level of benefits); provided, however, that such service will not be recognized to the extent that such recognition would result in any duplication of benefits. The merger agreement provides that no employee of Peoples Energy or its subsidiaries will be entitled to receive benefits or credits under formulae applicable to employees of WPS Resources or its subsidiaries hired prior to January 1, 2001.

        WPS Resources will waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by WPS Resources or any of its affiliates (other than Peoples Energy) in which employees of Peoples Energy and its subsidiaries and their eligible dependents) will be eligible to participate from and after the consummation of the merger, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Peoples Energy welfare benefit plan immediately prior to the consummation of the merger. WPS Resources will recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Peoples Energy employee (and his or her eligible dependents) during the calendar year in which the consummation of the merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the consummation of the merger to the extent such amounts were so recognized under the comparable Peoples Energy welfare benefit plan immediately prior to the consummation of the merger.

        Indemnification and Insurance. WPS Resources has agreed that:

•	all rights to indemnification and exculpation of current or former directors, officers and fiduciaries under benefit plans of Peoples Energy and its subsidiaries for liabilities arising from their acts or omissions occurring at or prior to closing as provided under their respective certificates of incorporation or by-laws or other agreements will survive the merger and, subject to applicable law, continue in full force and effect;

•	from and after the closing of the merger, directors, officers and fiduciaries under benefit plans currently indemnified by Peoples Energy or its subsidiaries who become directors, officers or fiduciaries under benefit plans of WPS Resources will be entitled to the indemnity rights and protections then afforded to directors, officers and fiduciaries under benefit plans of WPS; and

•	for six years after the completion of the merger, WPS Resources will maintain either (i) the Peoples Energy’s current directors’ and officers’ insurance and indemnification policy to the extent that it provides coverage for events occurring prior to such time for Peoples Energy’s directors and officers, so long as the annual premium therefore would not be in excess of 200% of the last annual premium paid prior to the date of the merger agreement or (ii) director and officer insurance with an insurer substantially comparable to the insurer under the director and officer insurance provided to such persons of at least the same coverage and amounts and containing terms and conditions no less advantageous to such persons; provided that the annualized premium for such director and officer insurance does not exceed such 200% maximum amount, in which case, WPS Resources will obtain the most favorable director and officer insurance available for such maximum amount.

        If the existing director and officer insurance expires, is terminated or canceled during such six-year period, WPS Resources will use all reasonable efforts to cause to be obtained as much director and officer insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the maximum amount, on terms and conditions no less advantageous than the existing Peoples Energy director and officer insurance.

        Expenses. We have each generally agreed to pay our own costs and expenses incurred in connection with the merger and the merger agreement, with the exception that we will each pay 50% of any expenses incurred in filing, printing and mailing the registration statement of which this joint proxy statement/prospectus forms a part. See “—Termination of the Merger Agreement — Termination Fees/Reimbursement of Expenses Payable by WPS Resources” beginning on page [•] and “—Termination of the Merger Agreement — Termination Fees/Reimbursement of Expenses Payable by Peoples Energy” beginning on page [•] for a description of the events that may result in one party being required to reimburse the other party for expenses in connection with the merger.

        Election to WPS Resources Board of Directors. At or prior to the completion of the merger, WPS Resources will expand its board of directors to sixteen members. Immediately after the completion of the merger, the board of directors of the combined company will be composed of seven of the Peoples Energy directors (or others designated by Peoples Energy) and the nine WPS Resources directors (or others designated by WPS Resources). See “Post-Merger Governance and Management — Board of Directors of WPS Resources” beginning on page [•].

        Dividends. We have agreed to coordinate our declaration and payment of dividends and the record dates and payment dates relating thereto. This coordination is designed to ensure that no holder of the respective common stock of WPS Resources and Peoples Energy receives two dividends, or fails to receive one dividend, for any single calendar quarter with respect to such holder’s shares of WPS Resources common stock and Peoples Energy common stock, as the case may be, and/or any shares of WPS Resources common stock any holder of Peoples Energy common stock receives pursuant to the merger. Also, WPS Resources has agreed to adopt a dividend policy immediately after the consummation of the merger, and in no event later than the first record date for the payment of dividends after the closing date of the merger, providing for a quarterly dividend of $0.66 per share of WPS Resources common stock, but this policy will be evaluated over time as future business needs dictate.

        Other Covenants. The merger agreement contains certain other covenants, including covenants relating to public announcements and employee communications, the creation and operation of a transition committee, access to information and tax matters.

Representations and Warranties

        The merger agreement contains customary representations and warranties, generally qualified by material adverse effect, made by each of WPS Resources and Peoples Energy to the other as of specified dates. In certain cases the representations and warranties extend to cover WPS Resources and Peoples Energy joint ventures. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement between WPS Resources and Peoples Energy and are subject to important qualifications and limitations agreed to by WPS Resources and Peoples Energy in connection with negotiating its terms.

        Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk between WPS Resources and Peoples Energy rather than establishing matters as facts.

        The representations and warranties relate to:

•	corporate existence, qualification to conduct business and corporate standing and power;

•	capital structure;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of the certificate of incorporation, by-laws, law or material agreements as a result of the merger;

•	required approvals and consents as a result of the merger;

•	filings with the SEC and other governmental entities;

•	absence of undisclosed liabilities;

•	required shareholder votes;

•	disclosure controls and procedures;

•	information supplied for use in this joint proxy statement/prospectus;

•	absence of certain changes or events;

•	tax matters;

•	absence of changes in employee benefit plans;

•	labor and employee matters;

•	matters relating to the Employee Retirement Income Security Act;

•	absence of excess parachute payments to certain individuals;

•	legal proceedings;

•	permits and compliance with laws;

•	payment of fees to finders or brokers in connection with the merger agreement;

•	opinions of financial advisors;

•	environmental matters;

•	filings of all contracts required to be filed with SEC and absence of defaults under such contracts;

•	title to property;

•	intellectual property;

•	energy trading;

•	regulatory proceedings; and

•	the lack of ownership of the other party’s capital stock.

        The merger agreement also contains certain representations and warranties made solely by WPS Resources with respect to (i) the inapplicability of a rights agreement between WPS Resources and American Stock Transfer & Trust Company, as Rights Agent, (ii) the absence of any nuclear power plant facilities and compliance with the Sale Agreement and the absence of contingent liabilities related to WPS Resources’ former interest in the Kewaunee Nuclear Power Plant and (iii) its wholly-owned merger subsidiary, including corporate authorization, absence of a breach of the certificate of incorporation or the by-laws, lack of prior business activities and capitalization.

        The merger agreement also contains certain representations and warranties made solely by Peoples Energy with respect to (i) the settlement agreement and release, dated January 17, 2006, among Peoples Energy, various of its subsidiaries, the State of Illinois, the City of Chicago and the Citizens Utility Board, (ii) certain tax exempt bonds under which its subsidiaries, Peoples Gas and North Shore Gas, are the obligors and (iii) its subsidiary, Peoples Energy Production.

        As used in the merger agreement, the term “material adverse effect” means with respect to either WPS Resources or Peoples Energy, as applicable, any change, effect, event, occurrence or state of facts:

•	that has had or would be reasonably expected to have a materially adverse effect on the business, properties, condition (financial or otherwise) or results of operations of such person and its subsidiaries taken as a whole, other than any change, effect, occurrence or state of facts to the extent relating to:

•	the United States regulated gas and electric utility industries in general to the extent not disproportionately affecting such person and its subsidiaries, taken as a whole, as compared to other similarly situated companies in such person’s industry;

•	general economic, financial or securities market conditions in the United States or elsewhere to the extent not disproportionately affecting such person and its subsidiaries, taken as a whole, as compared to other similarly situated companies in such person’s industry;

•	the commencement, occurrence, or intensification of any war, sabotage, armed hostilities or acts of terrorism that does not directly affect the assets or properties of, or the communities served by, such person or its subsidiaries;

•	fluctuations, in and of themselves, in the price of such person’s common stock;

•	any change in generally accepted accounting principles (or any interpretation thereof) by the Financial Accounting Standards Board, the SEC or any other applicable regulatory body;

•	changes in laws, rules or regulations of any governmental entity to the extent not disproportionately affecting such person and its subsidiaries, taken as a whole, as compared to similarly situated companies in such person’s industry; and

•	the announcement of the merger agreement or the consummation of the transactions contemplated in the merger agreement; or

•	that have a material adverse effect on or materially delay such person’s ability to perform its obligations under the merger agreement.

        The representations and warranties of the parties do not survive the completion of the merger.

Conditions

        Our respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

•	the receipt of the approval of the merger agreement and the transactions contemplated thereby by the Peoples Energy shareholders, and the receipt of the approval by the WPS Resources shareholders of the share issuance proposal and the proposal to amend the restated articles of incorporation of WPS Resources to change its name;

•	the absence of temporary restraining orders, preliminary or permanent injunction or other order issued by any court of competent jurisdictions or other legal restraint or prohibition preventing the consummation of the merger;

•	the SEC having declared effective, without any stop order or proceedings seeking a stop order, the WPS Resources registration statement of which this joint proxy statement/prospectus forms a part and WPS Resources has received any state securities or “blue sky” authorizations necessary for the share issuance;

•	the receipt of the approval for listing by the NYSE of the WPS Resources common stock to be issued pursuant to the merger, subject to official notice of issuance;

•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act has been terminated or has expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the merger, have been obtained or made;

•	the required statutory approvals of both WPS Resources and Peoples Energy having been obtained at or prior to the consummation of the merger, without, such approvals imposing terms or conditions that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of either party and its subsidiaries, taken as a whole; and

•	the merger and any related affiliated interest agreements have been approved by the ICC, with only such terms or conditions as in the aggregate would not reasonably be expected to have a material adverse effect on the “regulatory prospects” in the State of Illinois of Peoples Energy and its subsidiaries taken as a whole; and the merger, if applicable, and any related affiliated interest agreements have been approved by the PSCW, with only such terms or conditions as in the aggregate would not reasonably be expected to have a material adverse effect on the “regulatory prospects” in the State of Wisconsin of WPS Resources and its (current pre-merger) subsidiaries taken as a whole.

        For purposes of this condition, the term “regulatory prospects” means the ability of either party’s respective public utility subsidiaries to recover and to be authorized to earn a reasonable rate of return on their prudently incurred capital investment in accordance with ratemaking laws, regulations and practices in the State of Illinois or the State of Wisconsin, as the case may be, in effect when the merger is consummated.

        In addition, individually, our respective obligations to effect the merger are subject to the satisfaction or, the waiver of the following additional conditions:

•	the representations and warranties of the other party with respect to (i) due organization, standing and power of WPS Resources and Peoples Energy, as applicable, (ii) capital structure or (iii) due authorization of the transactions contemplated by the merger agreement, in each case, contained in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date of the merger in all material respects;

•	the representations and warranties of the other party being true and correct as of the date of the merger agreement and as of the closing date of the merger unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or exceptions) in respect of those representations and warranties, taking all the inaccuracies in respect of those representations and warranties together in their entirety, does not have, and would not be reasonably expected to have a material adverse effect on the applicable party;

•	the other party having performed in all material respects all obligations required to be performed and complied with by it under the merger agreement;

•	the receipt of an opinion of the party’s counsel which provides that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	since July 8, 2006, except as previously disclosed to the other party, there has been no event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the other party; and

•	the receipt by each party of a certificate from an executive officer of the other party with respect to the satisfaction of certain of the closing conditions.

        In addition, WPS Resources’ obligations to effect the merger are subject to the satisfaction or the waiver of the additional condition that the number of Peoples Energy dissenting shares does not exceed 10% of the outstanding common stock of Peoples Energy at the closing of the merger.

Termination of Merger Agreement

        Right to Terminate. The merger agreement may be terminated at any time prior to the completion of the merger in any of the following ways:

•	by mutual written consent of WPS Resources and Peoples Energy;

•	by either WPS Resources or Peoples Energy:

•	if the merger has not been completed by July 8, 2007, unless the failure to complete the merger is the result of breach of the merger agreement by the party seeking to terminate the merger agreement; provided that if all conditions to closing have been fulfilled or are capable of being fulfilled, other than receipt of the required statutory approvals, then either WPS Resources or Peoples Energy may extend this date to January 8, 2008;

•	if either the WPS Resources shareholders fail to approve the share issuance proposal or proposal to amend the restated articles of incorporation of WPS Resources to change its name or the Peoples Energy shareholders fail to approve the merger agreement; or

•	if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action has become final and nonappealable;

•	by WPS Resources:

•	if there has been a breach or failure to perform in any material respect any representation, warranty or covenants made by Peoples Energy in the merger agreement, and the breach or failure to perform:

•	would result in the applicable closing condition to the merger not being satisfied; and

•	is not curable or, if curable, is not cured within 30 days after written notice is given by WPS Resources to Peoples Energy (provided that WPS Resources is not then in material breach of any representation, warranty or covenant in the merger agreement);

•	if the Peoples Energy board of directors (1) recommends the approval or adoption of a takeover proposal, (2) withdraws or modifies, in a manner adverse to WPS Resources, its recommendation to its shareholders regarding the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, (3) recommends that its shareholders reject the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, (4) fails to recommend to its shareholders that they approve the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, or approves or recommends, or (5) proposes publicly to approve or recommend any other takeover proposal; or

•	if, in light of a superior proposal from another party, a majority of the members of WPS Resources board of directors has determined in good faith, after consultation with outside counsel, that it is necessary for WPS Resources board of directors to withdraw or modify its approval or recommendation of the share issuance or the proposal to amend the restated articles of incorporation of WPS Resources to change its name or accept a superior proposal in order to comply with its fiduciary duty under applicable law, and after compliance with all notice and other requirements in the merger agreement, (x) pays, if it has not previously paid, the termination fee due and (y) enters into a definitive agreement for the implementation of such superior proposal;

•	by Peoples Energy:

•	if there has been a breach or failure to perform in any material respect any representation, warranty, covenant or other agreement made by WPS Resources in the merger agreement, and the breach or failure to perform:

•	would result in the applicable closing condition to the merger not being satisfied; and

•	is not curable or, if curable, is not cured within 30 days after written notice is given by Peoples Energy to WPS Resources (provided that Peoples Energy is not then in material breach of any representation, warranty or covenant in the merger agreement);

•	if the WPS Resources board of directors (1) recommends the approval or adoption of a takeover proposal, (2) withdraws or modifies, in a manner adverse to Peoples Energy, its recommendation to its shareholders regarding the share issuance, the proposal to amend the restated articles of incorporation of WPS Resources to change its name or any of the other transactions, in each case, contemplated by the merger agreement, (3) recommends that its shareholders reject the share issuance, the proposal to amend the restated articles of incorporation of WPS Resources to change its name or any of the other transactions, in each case, contemplated by the merger agreement, (4) fails to recommend to its shareholders that they approve the share issuance, the proposal to amend the restated articles of incorporation of WPS Resources to change its name or any of the other transactions, in each case, contemplated by the merger agreement, or (5) approves or recommends, or proposes publicly to approve or recommend any other takeover proposal;

•	if, in light of a superior proposal from another party, a majority of the members of Peoples Energy board of directors has determined in good faith, after consultation with outside counsel, that it is necessary for Peoples Energy board of directors to withdraw or modify its approval or recommendation of the merger agreement or the merger or accept a superior proposal in order to comply with its fiduciary duty under applicable law and after compliance with all notice and other requirements in the merger agreement, (x) pays, if it has not previously paid, the termination fee due and (y) enters into a definitive agreement for the implementation of such superior proposal.

        Termination Fees/Reimbursement of Expenses Payable by WPS Resources. WPS Resources will be required to reimburse Peoples Energy for its fees and expenses (i) up to a limit of $15 million if the merger agreement is terminated because of a breach by WPS Resources of its representations and warranties or covenants (and such breach would give rise to the failure of a condition precedent and cannot or has not been remedied within 30 days) or WPS Resources shareholders fail to approve the merger agreement (and prior to the WPS Resources shareholder meeting at which the WPS Resources shareholder approval was not obtained relating to such termination, any third party has made a takeover proposal which was not withdrawn at least 10 business days prior to such shareholder meeting) and (ii) up to a limit of $5 million, if the merger agreement is terminated because WPS Resources’ shareholders fail to approve the transactions contemplated by the merger agreement (if no such takeover proposal has been made or was so withdrawn).

        WPS Resources will be required to pay a termination fee of $45 million to Peoples Energy (provided that any termination fee payable will be reduced by the amount of any fees and expenses previously reimbursed) in the event that:

•	WPS Resources terminates the merger agreement in order to enter into a superior proposal from another party;

•	Peoples Energy terminates the merger agreement because the WPS Resources board of directors (1) recommends the approval or adoption of a takeover proposal, (2) withdraws or modifies, in a manner adverse to Peoples Energy, its recommendation to its shareholders regarding the share issuance, the proposal to amend the restated articles of incorporation of WPS Resources to change its name or any of the other transactions, in each case, contemplated by the merger agreement, (3) recommends that its shareholders reject the share issuance, the proposal to amend the restated articles of incorporation of WPS Resources to change its name or any of the other transactions, in each case, contemplated by the merger agreement, (4) fails to recommend to its shareholders that they approve the share issuance, the proposal to amend the restated articles of incorporation of WPS Resources to change its name or any of the other transactions, in each case, contemplated by the merger agreement, or (5) approves or recommends, or proposes publicly to approve or recommend any other takeover proposal; or

•	the merger agreement is terminated (x) because any of (i) the merger has not been consummated by July 8, 2007 (or January 8, 2008 if extended), (ii) WPS Resources shareholders fail to approve the transactions contemplated by the merger agreement or (iii) WPS Resources has breached its representations and warranties or covenants, and (y) prior to such termination (or, in the case of any termination following a failure to obtain the WPS Resources shareholder approval, prior to or at the time of the shareholder meeting at which such failure occurred) a third party has made a takeover proposal, which has not been withdrawn (i) in the case of any termination following a failure to obtain WPS Resources shareholder approval, at least 10 business days prior to such shareholder meeting and (ii) in the case of any termination due to failure to consummate the transactions prior to July 8, 2007 (or January 8, 2008 if extended) at least 30 days prior to such date and (z) at or within twelve months of such termination, WPS Resources enters into a definitive agreement to consummate or consummates a takeover proposal with a third party.

        Termination Fees/Reimbursement of Expenses Payable by Peoples Energy. Peoples Energy will be required to reimburse WPS Resources for its fees and expenses (i) up to a limit of $15 million if the merger agreement is terminated because of a breach by Peoples Energy of its representations and warranties or covenants (and breach would give rise to the failure of a condition precedent and cannot or has not been remedied within 30 days) or Peoples Energy’s shareholders fail to approve the merger agreement (and prior to the Peoples Energy shareholder meeting at which the Peoples Energy’s shareholder approval was not obtained relating to such termination, any third party has made a takeover proposal which was not withdrawn at least 10 business days prior to such shareholder meeting) and (ii) up to a limit of $5 million, if the merger agreement is terminated because Peoples Energy’s shareholders fail to approve the merger agreement (if no such takeover proposal has been made or was so withdrawn).

        Peoples Energy will be required to pay a termination fee of $45 million to WPS Resources (provided that any termination fee payable will be reduced by the amount of any fees and expenses previously reimbursed) in the event that:

•	Peoples Energy terminates the merger agreement in order to enter into a superior proposal from another party;

•	WPS Resources terminates the merger agreement because the Peoples Energy board of directors (1) recommends the approval or adoption of a takeover proposal, (2) withdraws or modifies, in a manner adverse to WPS Resources, its recommendation to its shareholders regarding the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, (3) recommends that its shareholders reject the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, (4) fails to recommend to its shareholders that they approve the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, or (5) approves or recommends, or proposes publicly to approve or recommend any other takeover proposal; or

•	the merger agreement is terminated (x) because any of (i) the merger has not been consummated by July 8, 2007 (or January 8, 2008 if extended), (ii) Peoples Energy’s shareholders fail to approve the merger or the merger agreement or (iii) Peoples Energy has breached its representations and warranties or covenants, and (y) prior to such termination (or, in the case of any termination following a failure to obtain the Peoples Energy shareholder approval, prior to or at the time of the shareholder meeting at which such failure occurred) a third party has made a takeover proposal, which has not been withdrawn (i) in the case of any termination following a failure to obtain Peoples Energy shareholder approval, at least 10 business days prior to such shareholder meeting and (ii) in the case of any termination due to failure to consummate the transactions prior to July 8, 2007 (or January 8, 2008 if extended) at least 30 days prior to such date and (z) at or within twelve months of such termination, Peoples Energy enters into a definitive agreement to consummate or consummates a takeover proposal with a third party.

Amendments, Extensions and Waivers

        Amendments. The merger agreement may be amended by the parties, except that any amendment after a shareholders’ meeting that by law requires approval by shareholders may not be made without such approval. All amendments to the merger agreement must be in writing signed by each party.

        Extensions and Waivers. At any time prior to the completion of the merger, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of any other party;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to the restrictions described in the immediately preceding paragraph, waive compliance by any other party with any of the agreements or conditions contained in the merger agreement.

        All extensions and waivers must be in writing and signed on behalf of the applicable party.

POST-MERGER GOVERNANCE AND MANAGEMENT

        This section of this joint proxy statement/prospectus describes the material governance and management arrangements that will apply to WPS Resources upon completion of the merger.

Amended and Restated WPS Resources’ Articles of Incorporation and By-laws

        WPS Resources is proposing to amend its restated articles of incorporation to change the name of the company to “[•]", subject to shareholder approval. Also, in connection with the merger, WPS Resources will amend its by-laws to increase the number of directors from nine to sixteen and create the position of Non-Executive Chairman of the Board. The directors of WPS Resources will continue to be divided into three classes, with the term for one class expiring each year. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors.

        You should read the complete text of the amendment to the restated articles of incorporation of WPS Resources and the amended by-laws of WPS Resources, substantially in the form to become effective upon completion of the merger, which are attached as Annex E and Annex F, respectively, to this joint proxy statement/prospectus, in conjunction with this summary. The form of amended by-laws of WPS Resources that is attached as an annex to this joint proxy statement/prospectus is substantially similar to the form of such document attached as an exhibit to the merger agreement.

Corporate Offices

        Upon completion of the merger, WPS Resources will establish its headquarters in Chicago, Illinois. The headquarters of each of the utilities businesses of the combined company will continue to be located in the same place as immediately prior to the completion of the merger. The non-regulated energy marketing business of the combined company will be headquartered in the Green Bay, Wisconsin area.

Board of Directors of WPS Resources

        See “Additional Interests of WPS Resources’ and Peoples Energy’s Directors and Executive Officers in the Merger – Positions with the Combined Company – Directors” on page [•] for information on the combined company’s board of directors.

Executive Officers of WPS Resources

        See “Additional Interests of WPS Resources’ and Peoples Energy’s Directors and Executive Officers in the Merger – Positions with the Combined Company – Executive Officers” on page [•] for information on the combined company’s executive officers.

Dividends

        After the merger is consummated, it is intended that the quarterly dividend of the combined company will be $0.66 per share. This policy will be evaluated over time as future business needs dictate.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        WPS Resources and Peoples Energy have entered into a merger agreement pursuant to which WPS Resources will acquire Peoples Energy.

        The unaudited pro forma condensed combined financial statements presented below are derived from the historical consolidated financial statements of WPS Resources and Peoples Energy. The unaudited pro forma condensed combined financial statements are prepared using the purchase method of accounting, with WPS Resources treated as the acquirer and as if the acquisition of Peoples Energy had been completed on January 1, 2005 for statement of income purposes and on June 30, 2006 for balance sheet purposes. WPS Resources was determined to be the acquirer for accounting purposes as it is gaining control of Peoples Energy, as well as other qualitative factors. For a summary of the merger, see “The Proposed Merger” beginning on page [•].

        The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of WPS Resources and Peoples Energy adjusted to give effect to the merger. The pro forma amounts have been developed from and should be read in conjunction with (i) the audited consolidated financial statements for the year ended December 31, 2005 and notes thereto included in the WPS Resources current report on Form 8-K, filed with the SEC on August 9, 2006, (ii) the unaudited condensed consolidated financial statements and notes thereto included in the WPS Resources quarterly report on Form 10-Q for the period ended June 30, 2006, filed with the SEC on August 3, 2006, (iii) the audited consolidated financial statements and notes thereto of Peoples Energy for the year ended September 30, 2005 included in the Peoples Energy current report on Form 8-K, filed with the SEC on June 30, 2006, and (iv) the unaudited consolidated financial statements and notes thereto of Peoples Energy included in the Peoples Energy quarterly report on Form 10-Q for the period ended June 30, 2006, filed with the SEC on August 9, 2006, each of which has been incorporated by reference in this joint proxy statement/prospectus.

        WPS Resources has a December 31 calendar year-end and Peoples Energy has a fiscal year-end of September 30. As a result, the historical statements of income of Peoples Energy have been recast to present the statements of income of Peoples Energy on a calendar year basis for the year ended December 31, 2005 and for the six-month period ended June 30, 2006.

        As of the date of this document, WPS Resources has not completed all of the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the Peoples Energy assets to be acquired and the Peoples Energy liabilities to be assumed and the related allocations of purchase price. Additionally, the actual purchase price allocation will be based on the fair market values of the Peoples Energy assets and liabilities as of the closing date of the merger. Those values could differ materially from the estimated values as of the assumed closing date used in these unaudited condensed combined financial statements. However, as indicated in the notes to the unaudited pro forma condensed combined financial information, WPS Resources has made certain estimates of the fair values necessary to prepare these unaudited pro forma condensed combined financial statements. The excess of the purchase price over the historical net assets of Peoples Energy, as adjusted to reflect estimated fair values, will be allocated amongst goodwill and definite and indefinite-lived intangibles. Additionally, WPS Resources will continue to assess Peoples Energy accounting policies for any additional adjustments that may be required to conform Peoples Energy accounting policies to those of WPS Resources, other than those noted in the pro forma adjustments described below.

        The Peoples Energy gas distribution operations are regulated and will be accounted for pursuant to SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation”. Under the rate setting and recovery provisions currently in place and expected to continue in place for these regulated operations, revenues are derived from earning a return on, and a recovery of, the original cost of assets and liabilities. Accordingly, the fair values of the individual tangible and intangible assets and liabilities of the gas distribution operations are expected to approximate the carrying value or, if adjusted, any fair value adjustments are expected to be recorded with an offset to regulatory assets and liabilities.

        The unaudited pro forma condensed combined financial statements include estimates of potential adjustments for events that are:

•	Directly attributable to the merger;

•	Factually supportable; and

•	With respect to the statements of income, expected to have a continuing impact on the combined company’s results.

        The pro forma adjustments are described in the accompanying notes. Actual results may differ from these unaudited pro forma condensed combined financial statements as WPS Resources undergoes additional studies necessary to evaluate the purchase price allocation and identifies additional changes to be made to conform the Peoples Energy accounting policies with the accounting policies of WPS Resources. There can be no assurance that such finalization will not result in material changes.

        The unaudited pro forma condensed combined financial statements are provided for illustration purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of WPS Resources would have been had the Peoples Energy acquisition occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position.

WPS Resources Corporation
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2006
(Amounts in millions)

	WPS Resources Historical	Peoples Energy Historical	Pro Forma Adjustments		WPS Resources Combined Pro Forma
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$17.5	$116.5	$54.0	B	$188.0
Accounts receivable, net of reserves	754.2	263.8	(2.9)	A	1,015.1
Accrued unbilled revenues	66.0	49.7	--		115.7
Inventories	468.3	152.2	--		620.5
Current assets from risk management activities	801.4	32.5	(4.5)	A	829.4
Assets held for sale	22.9	74.3	(74.3)	B	22.9
Deferred income taxes	5.8	31.2	0.9	C	37.9
Other current assets	100.6	48.9	--		149.5

Current assets	2,236.7	769.1	(26.8)		2,979.0

Property, plant and equipment, net of reserves	2,276.5	2,128.4	28.9	D	4,453.8
			20.0	E
Regulatory assets	293.1	425.3	144.7	F	863.1
Long-term assets from risk management activities	282.6	7.7	(8.4)	A	281.9
Restricted cash for acquisition	333.3	--	--		333.3
Goodwill	189.2	--	699.7	H	888.9
Other	367.1	211.2	25.3	G	539.7
			31.6	P
			(94.0)	F
			(1.5)	I

Total assets	$5,978.5	$3,541.7	$819.5		$10,339.7

Liabilities and Shareholders’ Equity
Short-term debt	$1,002.8	$171.4	$--		$1,174.2
Current portion of long-term debt	4.2	--	--		4.2
Accounts payable	686.4	198.5	(2.9)	A	882.0
Current liabilities from risk management activities	670.1	151.5	(2.2)	A	819.4
Liabilities held for sale	6.7	--	--		6.7
Other current liabilities	145.2	372.3	26.6	M	544.1

Current liabilities	2,515.4	893.7	21.5		3,430.6

Long-term debt	865.7	893.6	11.4	I	1,770.7
Deferred income taxes	106.0	464.9	27.2	C	577.8
			(20.3)	B
Deferred investment tax credits	13.8	26.0	--		39.8
Regulatory liabilities	343.5	--	--		343.5
Environmental remediation liabilities	91.9	284.1	--		376.0
Pension and postretirement benefit obligations	106.9	36.2	27.0	F	210.8
			40.7	F
Long-term liabilities from risk management activities	228.1	30.3	(4.1)	A	254.3
Other	116.6	82.1	--		198.7

Long-term liabilities	1,872.5	1,817.2	81.9		3,771.6

Commitments and contingencies
Preferred stock of subsidiary with no mandatory	51.1	--	--		51.1
redemption
Common stock equity	1,539.5	830.8	(830.8)	J	3,086.4
			1,544.1	K
			2.8	L

Total liabilities and shareholders’ equity	$5,978.5	$3,541.7	$819.5		$10,339.7

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information

WPS Resources Corporation
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME
For the Year Ended December 31, 2005
(Amounts in millions, except per share data)

	WPS Resources Historical	Peoples Energy Historical	Pro Forma Adjustments		WPS Resources Combined Pro Forma
	(unaudited)	(unaudited)
Nonregulated revenue	$5,323.1	$1,022.2	$(19.6)	A	$6,362.2
			1.4	A
			35.1	N
Utility revenue	1,524.2	1,732.2	(1.3)	A	3,255.1

Total revenues	6,847.3	2,754.4	15.6		9,617.3
Nonregulated cost of fuel, natural gas, and purchased power	5,150.0	876.6	(19.7)	A	6,006.9
Utility cost of fuel, natural gas, and purchased power	801.2	1,218.0	(1.2)	A	2,018.0
Operating and maintenance expense	540.3	359.7	(2.7)	F	897.3
Depreciation, depletion, amortization and
decommissioning expense	142.6	109.6	7.6	G	267.5
			3.3	P
			3.6	D
			0.8	E
Gas charge settlement	--	91.7	--		91.7
Taxes other than income	47.5	37.9	--		85.4

Operating income	165.7	60.9	23.9		250.5
Miscellaneous income	86.2	24.3	--		110.5
Interest income (expense)	(62.0)	(51.3)	5.5	I	(107.8)
Minority interest	4.5	--	--		4.5

Other income (expense)	28.7	(27.0)	5.5		7.2
Income before taxes	194.4	33.9	29.4		257.7
Provision for income taxes	41.4	8.5	11.8	O	61.7

Income from continuing operations	153.0	25.4	17.6		196.0
Preferred stock dividends of subsidiary	3.1				3.1

Income from continuing operations available for
common shareholders	$149.9				$192.9

Average shares of common stock - Note 4
Basic	38.3				70.0
Diluted	38.7				70.4
Earnings per common share - basic
Income from continuing operations	$3.91				$2.76
Earnings per common share - diluted
Income from continuing operations	$3.87				$2.74

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information

WPS Resources Corporation
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME
For the Six Months Ended June 30, 2006
(Amounts in millions, except per share data)

	WPS Resources Historical	Peoples Energy Historical	Pro Forma Adjustments		WPS Resources Combined Pro Forma
	(unaudited)	(unaudited)
Nonregulated revenue	$2,691.5	$527.1	$(17.4)	A	$3,205.9
			(8.0)	A
			12.7	N
Utility revenue	788.6	956.5	--		1,745.1

Total revenues	3,480.1	1,483.6	(12.7)		4,951.0
Nonregulated cost of fuel, natural gas, and purchased power	2,549.0	443.8	(16.7)	A	2,976.1
Utility cost of fuel, natural gas, and purchased power	440.5	691.9	(0.7)	A	1,131.7
Operating and maintenance expense	251.2	197.1	(1.4)	F	446.9
Depreciation, depletion, and amortization expense	49.6	59.6	6.1	G	119.2
			1.6	P
			1.9	D
			0.4	E
Gas charge settlement	--	15.6	--		15.6
Taxes other than income	27.2	20.5	--		47.7

Operating income	162.6	55.1	(3.9)		213.8
Miscellaneous income	22.9	1.7	--		24.6
Interest income (expense)	(40.5)	(30.6)	2.7	I	(68.4)
Minority interest	2.4	--	--		2.4

Other income (expense)	(15.2)	(28.9)	2.7		(41.4)
Income before taxes	147.4	26.2	(1.2)		172.4
Provision for income taxes	46.4	6.4	(0.4)	O	52.4

Income from continuing operations	101.0	19.8	(0.8)		120.0
Preferred stock dividends of subsidiary	1.6				1.6

Income from continuing operations available for
common shareholders	$99.4				$118.4

Average shares of common stock - Note 4
Basic	41.2				72.9
Diluted	41.3				73.0
Earnings per common share - basic
Income from continuing operations	$2.41				$1.62
Earnings per common share - diluted
Income from continuing operations	$2.41				$1.62

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information

WPS RESOURCES CORPORATION
NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

        As of July 8, 2006, WPS Resources and Peoples Energy signed the merger agreement, and on July 10, 2006, announced the merger in which WPS Resources will acquire Peoples Energy and Peoples Energy will become a wholly-owned subsidiary of WPS Resources.

        The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary because the proposed merger has not yet been completed. The actual purchase price will be based on the value of WPS Resources shares issued to Peoples Energy shareholders, the fair value of the Peoples Energy share-based compensation that will be exchanged for WPS Resources’ share-based compensation, and the actual transaction-related costs of WPS Resources. The final allocation of the purchase price will be based on the fair value of the assets and liabilities of Peoples Energy on the date the merger is complete.

        The preliminary estimated total purchase price of the merger is as follows:

(Amounts in millions, except share and per share data)
Peoples Energy common shares outstanding (1)	38,426,474
Peoples Energy performance awards to be converted to WPS Resources shares (2)	38,556

Total Peoples Energy common shares to be converted to WPS Resources shares	38,465,030
WPS Resources share price (3)	$48.66
Exchange ratio into WPS Resources shares (4)	0.825
Equivalent number of WPS Resources shares (5)	31,733,650
Estimated fair value of WPS Resources shares issued (6)	$1,544.1
Estimated fair value of stock options exchanged (7)	$2.8
Estimated transaction-related costs (8)	$26.6

Total preliminary estimated purchase price	$1,573.5

Notes:

(1)	For pro forma purposes, the shares outstanding represent the total number of common shares of Peoples Energy outstanding as of June 30, 2006, the latest period available. The actual purchase price will be based on the total shares of Peoples Energy outstanding as of the effective date of the merger.

(2)	Represents the Peoples Energy outstanding performance based awards, which will be partially vested to recognize the completed months of the performance cycle as of June 30, 2006. The shares will initially be issued in Peoples Energy common stock which will then instantaneously convert to WPS Resources shares upon closing. The actual number of Peoples Energy performance awards will be those vested to recognize the completed months of the performance cycle as of the effective date of the merger.

(3)	The share price used herein is based on the average closing price for the period beginning two trading days before and ending two trading days after the announcement of the merger. The range of dates for WPS Resources was between July 6 and July 12, 2006, and is herein referred to as the WPS Resources share price.

(4)	The Exchange Ratio into WPS Resources shares issued to Peoples Energy shareholders is defined in the merger agreement.

(5)	The equivalent number of WPS Resources shares is based on the Peoples Energy common shares outstanding as of June 30, 2006, including Peoples Energy performance awards to be converted into WPS Resources shares, multiplied by the Exchange Ratio into WPS Resources shares.

(6)	The estimated fair value of WPS Resources shares issued is the equivalent number of WPS Resources shares multiplied by the WPS Resources Share Price.

(7)	The estimated fair value of the stock options exchanged in the merger is calculated using the Black-Scholes valuation model. The fair value of the new WPS Resources options issued for the purposes of these unaudited pro forma condensed combined financial statements may differ from the fair value determined at closing.

(8)	The estimated costs directly related to the merger transaction are comprised of WPS Resources financial advisory, legal, and other professional service fees, excluding all of the merger-related expenses of Peoples Energy.

        WPS Resources and Peoples Energy have already identified approximately $94 million of annual synergies that could be realized by the end of the fifth full year of operations for the combined company as a whole. Of this $94 million, approximately $87 million relates to the regulated businesses of the combined company, and the remaining $7 million relates to the non-regulated businesses of the combined company. The combination of WPS Resources and Peoples Energy is expected to provide the potential for approximately $402 million in total gross synergy savings over the first five years following the closing of the merger. A preliminary allocation of these synergy savings shows an allocation of approximately $373 million to corporate, shared services and the combined company’s regulated businesses and approximately $29 million to the combined company’s non-regulated businesses.

        The estimated total cost to WPS Resources (and ultimately the combined company) of accomplishing the merger and achieving synergies and cost savings is approximately $186 million in transaction and integration costs, most of which will be incurred through 2010. Of this amount, approximately $8 million relates directly to the non-regulated businesses, and the remaining $178 million is allocable between the combined company’s regulated and non-regulated businesses. Of the $178 million allocable between the regulated and non-regulated businesses, an estimated $36 million relates to change-in-control and transaction costs, with the remaining $142 million comprised of other costs, such as systems integration, separation costs, retention costs, relocation costs, regulatory costs and facilities integration.

        These synergy savings and the related costs to achieve these synergies have not been included in the pro forma condensed combined financial statements.

        The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities relating to Emerging Issues Task Force Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination” (EITF 95-3). Management of WPS Resources is in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for severance, relocation or other costs associated with the merger that would affect amounts in the unaudited pro forma condensed combined financial statements. The expected result of recording liabilities relating to EITF 95-3 will be an increase to goodwill. Management of WPS Resources estimates that certain synergy costs discussed above will be accrued as additional purchase price in accordance with EITF 95-3 and other synergy costs will be expensed as incurred.

        Under the purchase method of accounting, the total preliminary estimated purchase price as shown in the table above is allocated to the Peoples Energy current and non-current tangible assets, intangible assets (both definite and indefinite-lived), and current and non-current liabilities based on their estimated fair values as of June 30, 2006 for balance sheet purposes and January 1, 2005 for statement of income purposes. Management of WPS Resources and Peoples Energy have allocated the estimated purchase price based on preliminary estimates that are described in the introduction to these unaudited pro forma condensed combined financial statements. The final purchase price allocations, which will be based on third party appraisals, may result in different allocations than presented in these unaudited pro forma condensed combined financial statements, and those differences could be material.

        The preliminary internal valuation of WPS Resources’ management includes estimates and assumptions about numerous factors, including, but not limited to, forward prices for power, natural gas and oil, and the level of interest rates. These factors have exhibited significant volatility in the past, and changes in one or more of these factors prior to closing of the merger could have a significant effect on the final determinations of fair value. As a result, the final determinations of fair value may differ materially from those estimates presented in the unaudited condensed combined financial statements.

        The allocation of the preliminary estimated purchase price as of June 30, 2006 is as follows:

(Amounts in millions)
Net tangible assets and liabilities:
Current assets (excluding items specifically identified)	$719.8
Non-current assets (excluding items specifically identified)	618.0
Property, plant and equipment	2,177.3
Current liabilities (excluding items specifically identified)	(898.2)
Non-current liabilities (excluding items specifically identified) .	(430.9)
Pension and post-retirement benefits	(24.4)
Long-term debt	(905.0)
Net deferred tax liability	(439.7)
Identifiable intangible assets:
Non-derivative contracts-energy marketing	25.3
Customer relationships-energy marketing	29.9
Building lease contract	1.7
Goodwill	699.7

Total preliminary estimated purchase price	$1,573.5

        The excess of the purchase price, including the direct costs of the transaction, over the fair values of the identifiable net assets acquired and liabilities assumed will be classified as goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), goodwill will not be amortized, but instead will be tested for impairment at least annually (more frequently if certain indicators are present). Goodwill will be allocated to the reporting unit(s) of the combined company. In the event that management of WPS Resources determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the period in which the determination is made.

2.	Reclassifications

        Certain reclassifications have been made to the presentation of the historical financial statements of Peoples Energy in order to conform to the presentation of WPS Resources used in the unaudited pro forma condensed combined balance sheet and statements of income. These adjustments had no impact on the historical income from continuing operations.

        The most significant reclassification included in the unaudited pro forma condensed combined financial statements is related to the Illinois and municipal gas related revenue tax. Peoples Energy records Illinois gas revenue taxes on a gross basis, whereby the billed amounts for the recovery of the taxes are included in revenues, and offsetting amounts are included in expenses, primarily taxes other than income. WPS Resources’ presentation of similar transactions is to present the taxes on a net basis in revenue. For the six months ended June 30, 2006, and the year ended December 31, 2005, reclassifications of $89.0 million and $161.9 million, respectively, were made to reduce revenues and taxes other than income of Peoples Energy in order to present these amounts net in revenue in the unaudited pro forma condensed combined financial statements of income.

3.	Pro Forma Adjustments

        The pro forma adjustments reflect the allocation of the estimated purchase price, including amounts related to the Peoples Energy current and non-current tangible assets, intangible assets, and current and non-current liabilities at an amount equal to the preliminary estimate of their fair values; the amortization expense related to the estimated definite-lived intangible assets; changes in depreciation, depletion and amortization expense resulting from the estimated fair value adjustments to net tangible assets; elimination of intercompany transactions; and the income tax effect related to the pro forma adjustments.

        The pro forma combined provisions for income taxes do not reflect the amounts that would have resulted had WPS Resources and Peoples Energy filed consolidated income tax returns during the periods presented.

        The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

        A — Represents the pro forma adjustments required to eliminate the effects of transactions between WPS Resources and Peoples Energy included in each company’s historical balance sheet at June 30, 2006 and statements of income for the year ended December 31, 2005 and for the six months ended June 30, 2006. The underlying amounts in these adjustments relate primarily to purchases and sales of power and gas between the companies.

        B — Represents the pro forma adjustments to exclude the assets held for sale and the related deferred tax impact associated with the intention of Peoples Energy to exit the power generation business which is expected to be sold prior to the closing of the merger. Proceeds equal to the book value of the net assets held for sale have been presented, as no formal purchase commitment exists.

        C — Represents the pro forma adjustments to record the deferred tax impact related to the net amount assigned to the assets and liabilities of Peoples Energy other than goodwill in excess of the Peoples Energy historical carrying amount and the deferred tax impacts of the other pro forma adjustments. Income tax effects have been calculated using the Peoples Energy statutory rate of 35.7% or 39.7% depending on the jurisdiction to which the respective adjustment relates.

        D — Represents the pro forma adjustments to record at estimated fair value the oil and gas reserves held by Peoples Energy and to record the associated depletion expense resulting from the increased value using the successful efforts method of accounting. Capitalized costs are depleted on the unit-of production method based on estimated quantities of total proved reserves.

        E — Represents the pro forma adjustments to record the estimated fair value of certain Peoples Energy non-regulated energy assets and record the depreciation expense associated with the increased fair value.

        F — Represents the pro forma adjustments to the Peoples Energy pension and post-retirement benefit obligations to reflect the differences between the present value of the estimated accumulated obligation and the fair value of related plan assets, including elimination of previously deferred actuarial gains and losses, and unrecognized costs, and reversal of previously recognized prepaid pension costs in other long-term assets. Adjustments related to the regulated gas distribution business are reflected with an offset to regulatory assets.

        G — Represents the pro forma adjustments to record, at estimated fair value, Peoples Energy’s energy purchases and sales, gas storage and transportation contracts that are not derivatives or are accounted for as “normal purchase, normal sale” transactions under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The adjustments have been presented as a net increase in non-current assets to reflect an approximation of the overall fair value of the portfolio of these contracts. The actual adjustments at the closing of the merger will be recorded as current and non-current assets and liabilities reflecting the actual composition of the portfolio and market prices for the underlying commodities at that time.

        These adjustments will be amortized to earnings based on the value applicable to each settlement month within the individual contracts. Based upon the estimated fair value as of June 30, 2006, the amortization would result in decreases in pre-tax earnings of the combined company of $3.0 million for 2006, $11.7 million in 2007, $1.9 million in 2008, $2.3 million in 2009, $1.5 million in 2010, and $4.9 million in subsequent years, compared to Peoples Energy if the merger did not take place.

        These adjustments could be materially affected by changes in the composition of the portfolio, as well as changes in prices of energy prior to closing and the duration of contracts in existence as of the effective date of the merger. These factors have exhibited significant volatility in the past, and changes in one or more of these factors prior to closing of the merger could have a significant effect on the final determinations of fair value and the related amortization.

        H — Represents the pro forma adjustment to record goodwill, i.e. the excess of the purchase price over the fair value of the tangible and intangible assets of Peoples Energy acquired and liabilities assumed. Goodwill resulting from the merger is not amortized, in accordance with the provisions of SFAS 142.

        I — Represents the pro forma adjustments of the Peoples Energy long-term debt to record third-party debt of non-regulated operations at estimated fair value and the resulting decrease in interest expense, as well as the impact of eliminating the related unamortizated balance of debt issuance costs.

        J — Represents the pro forma adjustment to eliminate the historical equity of Peoples Energy.

        K — Represents the pro forma adjustment to record the fair value of the WPS Resources shares exchanged in the transaction.

        L — Represents the pro forma adjustment to record the fair value of the Peoples Energy stock options converted to WPS Resources stock options.

        M — Represents the pro forma adjustments to accrue the direct costs of the transaction, or anticipated transaction-related expenses of WPS Resources to be capitalized by the combined company, which include costs of financial advisors and other consultants.

        N — Represents the pro forma adjustment to reflect the reversal of reductions to revenue due to the elimination of Peoples Energy’s accumulated net loss on cash flow hedges deferred in accumulated other comprehensive loss during the twelve months ended December 31, 2005 and the six months ended June 30, 2006. These losses were transferred from other comprehensive loss to revenues as a reduction to realized revenue from physical oil and gas sales. These amounts do not include any changes in hedge value after January 1, 2005. At the merger date, there is no adjustment to the asset/liability carrying amount as the derivative contracts are reported at fair value and the balance of other comprehensive loss as part of shareholders’ equity is eliminated (see pro forma adjustment J). This adjustment could be materially impacted by new contracts entered into prior to the merger date and the changes in the fair values of contracts prior to the merger date.

        O — Represents the pro forma adjustment to adjust the tax provision to reflect the effects of the pro forma adjustments. Income tax effects have been calculated using the Peoples Energy statutory rate of 35.7% or 39.7% depending on the jurisdiction to which the respective adjustment relates.

        P — Represents the pro forma adjustments to record Peoples Energy’s identifiable intangible assets at fair value and the related amortization for customer relationships and building lease contracts which will be amortized over a period of approximately 6 to 10 years.

4.	Unaudited Pro Forma Income Per Share

        The following table sets forth the computation of unaudited pro forma basic and diluted income per share (in millions, except per share information):

(Amounts in millions, except per share data)	Year Ended December 31, 2005		Six Months Ended June 30, 2006
	Shares	Income per Share	Shares	Income per Share
Historical WPS Resources basic weighted average shares	38.3		41.2
Incremental shares issued in the merger	31.7		31.7

Pro forma combined basic weighted average shares	70.0	$2.76	72.9	$1.62

Historical WPS Resources diluted weighted average shares	38.7		41.3
Other pro forma dilutive securities (stock options)	--		--
Incremental shares issued in the merger	31.7		31.7

Pro forma combined diluted weighted average shares	70.4	$2.74	73.0	$1.62

5.	Purchase of Aquila’s Michigan and Minnesota Natural Gas Distribution Operations

        On September 21, 2005, WPS Resources, through its wholly owned subsidiaries, entered into two definitive agreements with Aquila, Inc. to acquire its natural gas distribution operations in Michigan and Minnesota for approximately $558 million, exclusive of direct costs of the acquisitions. This purchase price excluded adjustments for working capital balances, including accounts receivable, unbilled revenue, inventory, and certain other current assets, and is subject to other closing and post-closing adjustments. The Michigan acquisition was completed on April 1, 2006 with total consideration paid of $343.9 million. On July 1, 2006, WPS Resources completed the acquisition of Aquila’s operations in Minnesota which will be accounted for in the third quarter of 2006 with total consideration paid of $333.3 million. The final purchase price of the Minnesota acquisition is subject to post-closing adjustments. The financial results of these acquisitions are not reflected in the unaudited pro forma condensed combined financial statements presented herein as they are not significant as defined by Regulation S-X Rule 3-05, and WPS Resources management does not believe they are material to the unaudited pro forma condensed combined financial statements presented herein.

6.	Gas Charge Settlement

        On March 28, 2006, the ICC approved orders that settled gas charge reconciliation proceedings for fiscal years 2001 through 2004 for Peoples Energy and its utility subsidiaries. The orders, which became publicly available March 30, adopt a January 17, 2006 Settlement Agreement and Release, as amended by an Amendment and Addendum dated March 6, 2006.

        As a result of the Settlement Agreement, as amended, Peoples Energy reported a non-recurring $15.6 million pre-tax settlement charge in the six months period ended June 30, 2006 to reflect the $10.7 million impact of the change in accounting treatment for Hub activity revenues, as required by the Amendment and Addendum, for the 12 month period ended September 30, 2005 and the combined $5 million estimated impact on Peoples Gas and North Shore Gas’ reserves for uncollectible accounts due to termination of collection activities, as required by the Amendment and Addendum, on the $207 million of accounts previously written off. This amount is in addition to the $91.7 million charge recorded in the 12 month period ended December 31, 2005 by Peoples Energy in connection with the signing of the initial proposed Settlement Agreement and Release dated January 17, 2006.

7.	Pension Protection Act

        During August 2006, the Pension Protection Act was signed into law, which includes new funding and disclosure requirements related to pension plans. The impact of the Pension Protection Act on the combined company has not yet been determined and is currently under consideration by management of WPS Resources. Therefore, no adjustments related to the Pension Protection Act have been included in the unaudited pro forma condensed combined financial statements.

COMPARISON OF SHAREHOLDERS’ RIGHTS

        The rights of Peoples Energy shareholders under the IBCA, the Peoples Energy restated articles of incorporation, as amended (sometimes referred to as the Peoples Energy Charter), and the Peoples Energy amended and restated by-laws (sometimes referred to as the Peoples Energy By-laws) prior to the completion of the merger are in many instances similar to the rights that they will have as WPS Resources shareholders following the completion of the merger under the Wisconsin Business Corporation Law (sometimes referred to as the WBCL), the WPS Resources restated articles of incorporation (sometimes referred to as the WPS Resources Charter), as in effect prior to the merger and/or after the completion of the merger, as appropriate, and the WPS Resources amended and restated by-laws (sometimes referred to as the WPS Resources By-laws), as in effect prior to the merger and/or after the completion of the merger, as appropriate. Below we have summarized the material differences between the current rights of Peoples Energy shareholders and the rights those shareholders will have as WPS Resources shareholders following the merger. The summary in the following chart is not complete, and it does not identify all differences that may, under given situations, be material to shareholders and is subject in all respects by, and qualified by reference to, the WBCL, the IBCA, the Peoples Energy Charter, the Peoples Energy Bylaws, the WPS Resources Charter and the WPS Resources Bylaws.

        Copies of the Peoples Energy Charter and the Peoples Energy Bylaws are incorporated by reference into this joint proxy statement/prospectus and will be sent to WPS Resources shareholders and Peoples Energy shareholders upon request. Copies of the WPS Resources Charter, as currently in effect, and the WPS Resources Bylaws, as currently in effect, are incorporated by reference into this joint proxy statement/prospectus and will be sent to WPS Resources shareholders and Peoples Energy shareholders upon request. See “Where You Can Find More Information” beginning on page [•].

        You should read the complete text of the amendment to the restated articles of incorporation of WPS Resources and the amended by-laws of WPS Resources, substantially in the form to become effective upon completion of the merger, which are attached as Annex E and Annex F to this joint proxy statement/prospectus, respectively, in conjunction with this summary.

	WPS Resources Shareholder Rights	Peoples Energy Shareholder Rights
Corporate	Upon completion of the merger, the rights	The rights of Peoples Energy shareholders are
Governance:	of WPS Resources shareholders and former	currently governed by the IBCA, the Peoples
	Peoples Energy shareholders will be	Energy Charter, and the Peoples Energy Bylaws.
governed by the WBCL, the WPS Resources
Charter, and the WPS Resources Bylaws.
Authorized	WPS Resources’ authorized capital stock	Peoples Energy’s authorized capital stock
Capital Stock:	consists of two hundred million	consists of sixty million (60,000,000) shares
	(200,000,000) shares of common stock, one	of common stock without par value, and five
	dollar ($1) par value.	million (5,000,000) shares of serial preferred
stock without par value.

	WPS Resources Shareholder Rights	Peoples Energy Shareholder Rights
Number of	Before the merger: The existing WPS	The Peoples Energy Charter and Peoples Energy
Directors:	Resources Charter and WPS Resources Bylaws	Bylaws provide that the Peoples Energy board
	provide that the WPS Resources board of	of directors consists of no less than three
	directors consists of nine (9) directors.	(3) nor more than eleven (11) directors, with
	The directors are divided into three (3)	the exact number to be determined from time to
	classes, each class consisting of three (3)	time by the affirmative vote of a majority of
	members. Directors are elected for a term	the total directors on the board of
	to expire at the third annual meeting of	directors. The Peoples Energy board of
	shareholders after their election, with one	directors is not classified into more than one
	(1) class of directors up for election each	(1) class. Peoples Energy currently has
	year.	eleven (11) directors. Directors are elected
annually to serve until the next annual
	After the merger: The amended WPS	meeting or until his or her successor is
	Resources Charter and WPS Resources Bylaws	elected and qualified.
will provide that the WPS Resources board
of directors consists of sixteen (16)
directors. The directors will continue to
be divided into three (3) classes, with the
term for one class expiring each year.
Each class will consist, as nearly as may
be possible, of one-third of the total
number of directors constituting the entire
board of directors.
Rights of	WPS Resources has not authorized any	Peoples Energy has not issued any shares of
Preferred	preferred stock.	its authorized preferred stock.
Shareholders:
Nomination	The WPS Resources Bylaws provide that	The Peoples Energy Bylaws provide that
of Directors for	nominations for directors may be made at	nominations for directors may be made at
Election:	annual meetings by the board of directors	annual or special meetings pursuant to Peoples
	or by a shareholder who complies with the	Energy’s notice of meeting, by the board of
	advance notice procedures in the WPS	directors or by a shareholder who complies
	Resources Bylaws.	with the advance notice procedures in the
Peoples Energy Bylaws.
A shareholder who nominates a director must
	be a shareholder of record on the date that	A shareholder who nominates a director must be
	he or she gives the nomination notice to	a shareholder of record on the date he or she
	WPS Resources. The advance notice	gives the nomination notice to Peoples
	procedures in the WPS Resources Bylaws	Energy. The advance notice procedure in the
	requires that a shareholder’s notice must	Peoples Energy Bylaws requires that a
	be given timely and in proper written form	shareholder’s notice must be given timely and
	to WPS Resources’ Corporate Secretary.	in proper written form to Peoples Energy's
Secretary.

	WPS Resources Shareholder Rights	Peoples Energy Shareholder Rights
	Currently, in order to be timely, the	For nominations at annual meetings to be
	notice must be delivered to or mailed and	timely, notice must be delivered to or mailed
	received at WPS Resources’ principal	and received at Peoples Energy’s principal
	executive offices not less than forty-five	executive offices not less than sixty (60)
	(45) days nor more than seventy (70) days	days and not more than ninety (90) days prior
	prior to the first annual anniversary of	to the meeting. In the event that less than
	the mailing date of the WPS Resources’	seventy (70) days notice or prior public
	proxy statement for the immediately	disclosure of the date of the meeting is given
	preceding annual meeting.	or made to shareholders, notice by the
shareholder to be timely must be received not
	To be in proper written form, the notice	later than the close of business on the tenth
	must include, among other things,	day following the day on which the notice of
	information on the nominating shareholder	the date of the meeting was mailed or the
	and information regarding the nominee	public disclosure was made. Similar
	required by the proxy rules of the SEC.	requirements apply in order for shareholder
	The notice also must be accompanied by a	nominations at special meetings to be timely.
written consent of the proposed nominee
	consenting to being named as a nominee and	To be in proper written form, the notice must
	to serving as a director if elected.	include, among other things, the information
on the nominating shareholder and information
regarding the nominee required by the proxy
rules of the SEC and the rules of the NYSE.
The notice must also be accompanied by a
written consent of the proposed nominee
consenting to being named as a nominee and to
serving as a director if elected.
Election of	The WPS Resources Bylaws currently provide	At all elections of directors of Peoples
Directors:	that directors are elected by a plurality	Energy, the holders of shares of stock of
	of the votes cast at a meeting at which a	Peoples Energy are entitled to cumulative
	quorum is present.	voting. A cumulative voting election is
counted very similarly to a simple plurality
election with the winners being the top
vote-getters. However, cumulative voting
allows each shareholder to cast the number of
votes equal to the number of shares of common
stock owned by the shareholder multiplied by
the number of directors to be elected. All
votes can be cast for one nominee or divided
among more than one.

	WPS Resources Shareholder Rights	Peoples Energy Shareholder Rights
Vacancies on	The WPS Resources Charter provides that	The Peoples Energy Charter provides that the
the Board of	vacancies on the board of directors,	board of directors may, by action of a
Directors:	including vacancies created by an increase	majority of directors then in office, fill one
	in the number of directors, may be filled	or more vacancies arising between meetings of
	by the affirmative vote of a majority of	shareholders by reason of an increase in the
	the directors then in office, even if less	number of directors or for other reasons. At
	than a quorum, or by a sole remaining	no time may the number of directors selected
	director.	to fill vacancies during any interim period
exceed one-third of the total membership of
	The term of any director elected to fill a	the board of directors.
vacancy serves for the remainder of the
	full term of the class in which the vacancy	The IBCA provides that any vacancy occurring
	occurred and until a qualified successor is	in the board of directors and any directorship
	elected and qualified.	to be filled by reason of an increase in the
number of directors may be filled by election
at an annual meeting or at a special meeting
of shareholders called for that purpose.
A director elected by the shareholders to fill
a vacancy will hold office for the balance of
the term for which he or she was elected. A
director appointed to fill a vacancy will
serve until the next meeting of shareholders
at which directors are to be elected.
Removal of	The WPS Resources Charter provides that	The IBCA provides that shareholders may remove
Directors:	shareholders may remove a director only for	one or more directors, with or without cause.
	cause by the affirmative vote of	Therefore, any one or more directors may be
	shareholders possessing at least a majority	removed, with or without cause, with the
	of the voting power of the outstanding	approval of a majority of the outstanding
	shares of all classes of stock of the	shares entitled to vote; however, no director
	corporation generally possessing voting	may be removed (unless the entire board is
	rights in elections for directors.	removed) if the number of votes cast against
	However, if the board of directors by	the removal would be sufficient to elect the
	resolution recommends removal of a	director under cumulative voting.
director, shareholders may remove such
	director without cause. “Cause” is	The IBCA also provides that if a director is
	construed to exist only if the director	to be removed by the shareholders at a meeting
	whose removal is proposed has been	of the shareholders, the notice of the meeting
	convicted of a felony or has been adjudged	must state that the purpose or one of the
	to be liable for negligence or misconduct	purposes of the meeting is the removal of the
	in the performance of his duty to the	director.
corporation in a matter which has a
materially adverse effect on the business
of the corporation.
The WBCL also provides that if a director
is to be removed by the shareholders at a
meeting of the shareholders, the notice of
the meeting must state that the purpose or
one of the purposes of the meeting is the
removal of the director.

	WPS Resources Shareholder Rights	Peoples Energy Shareholder Rights
Calling of	Regular meetings of the board of directors	The Peoples Energy Bylaws allow the Chairman
Meeting of	may be held without call and without	of the Board, the Lead Director, or any
Directors:	notice, at such times and in such places as	two (2) directors to call a board meeting by
	the board may by resolution from time to	causing the secretary to send not less than
	time determine.	three (3) days' notice, by personal delivery,
mail, overnight courier, telegram or
	Special meetings of the board of directors	facsimile, to each director.
may be called at any time by the Chairman
of the Board or the Chief Executive Officer
and will be called by the Secretary of WPS
Resources upon the written request of three
(3) or more directors.
Indemnification	The WPS Resources Bylaws include an	The Peoples Energy Bylaws include an
of Directors	indemnification provision under which WPS	indemnification provision under which Peoples
and Officers:	Resources is required to indemnify current	Energy is required to indemnify current and
	and former directors and officers (whether	former directors and officers (whether serving
	serving WPS Resources or at its request any	Peoples Energy or at its request any other
	other entity) to the fullest extent	entity) to the fullest extent permitted under
	permitted under Wisconsin law. Other	Illinois law.
employees and agents will be indemnified to
	the extent authorized by the board of	Under the Peoples Energy Charter, to the
	directors or the bylaws and permitted by	extent permitted by Illinois law, directors
	law.	are not personally liable to Peoples Energy or
any shareholder for monetary damages. Under
	Furthermore, under the WPS Resources	applicable law, by virtue of such charter
	Bylaws, WPS Resources will indemnify all	provision, a director of Peoples Energy will
	directors, officers and employees to the	have no personal liability to Peoples Energy
	fullest extent permitted under Wisconsin	or its shareholders for monetary damages
	law and will pay or reimburse expenses in	except (i) for any breach of the director's
	advance of final disposition of a	duty of loyalty to Peoples Energy and its
	proceeding. The payment of such	shareholder, (ii) for acts or omissions not in
	indemnifiable amounts may be denied by WPS	good faith or that involve intentional
	Resources if (i) the board of directors by	misconduct or a knowing violation of the law;
	a majority vote determines that the	(iii) for violations of Section 8.65 of the
	director, officer, or employee has engaged	IBCA; or (iv) for any transaction from which
	in misconduct which constitutes a breach of	the director derived an improper personal
	duty; or (ii) a majority of the directors	benefit. These indemnity provisions survive
	of the corporation are a party in interest	repeal or amendment for claims arising out of
	to such action	periods in which the provisions were effective.
	Under the WPS Resources Charter, to the	Subject to certain limitations, the IBCA
	extent permitted by Wisconsin law,	provides that an Illinois corporation may
	directors and officers are not personally	indemnify any person who is or was a director,
	liable to WPS Resources or any shareholder	officer, employee or agent of the corporation
	for monetary damages. Under applicable	against liability incurred in any proceeding,
	law, by virtue of such charter provision, a	if such person acted in good faith and
	director or officer of WPS Resources will	reasonably believed that such actions were in
	have no personal liability to WPS Resources	the best interest of the corporation or, with
	or its shareholders for monetary damages	respect to any criminal proceeding, if such
	except to the extent that (i) it is proved	person had no reasonable cause to believe such
	that the director or officer actually	action was unlawful.
received an improper personal benefit or
	profit in money, property or services for	The IBCA also requires an Illinois corporation

	WPS Resources Shareholder Rights	Peoples Energy Shareholder Rights
	the amount of the improper personal benefit	to indemnify such person to the extent they
	or profit in money, property or services	are successful on the merits or otherwise in
	actually received, or (ii) a judgment or	defending a proceeding or if a court
	other adjudication adverse to the director	determines they should be indemnified. It
	or officer is entered in a proceeding based	also permits an Illinois corporation to
	on a finding in the proceeding that the	advance expenses incurred in defense of a
	director’s or officer’s action, or failure	proceeding on certain conditions.
to act, was the result of active and
	deliberate dishonesty and was material to	A corporation may indemnify such person
	the cause of action adjudicated in the	against expenses (including attorneys’ fees)
	proceeding. These indemnity provisions	actually and reasonably incurred by such
	survive repeal or amendment for claims	person in connection with the defense or
	arising out of periods in which the	settlement of such action or suit, if such
	provisions were effective.	person acted in good faith and in a manner he
or she reasonably believed to be in, or not
	The WBCL requires a Wisconsin corporation	opposed to, the best interests of the
	to indemnify such persons to the extent	corporation, provided that no indemnification
	they are successful on the merits or	may be made with respect to any claim, issue,
	otherwise in defending a proceeding, or if	or matter as to which such person has been
	a court orders that they should be	adjudged to have been liable to the
	indemnified. It also permits a Wisconsin	corporation, unless, and only to the extent
	corporation to advance expenses incurred in	that the court in which such action or suit
	defense of a proceeding on certain	was brought determines upon application that,
	conditions.	despite the adjudication of liability, but in
view of all the circumstances of the case,
such person is fairly and reasonably entitled
to indemnity for such expenses as the court
may deem proper.
These broader rights are applicable under the
Peoples Energy Bylaws, which provide as a
contract right that each director and officer
who is made or is threatened to be made a
party to, or was or is called as a witness, or
was or is otherwise involved in any proceeding
in connection with his or her status as a
director or officer will be indemnified and
held harmless by Peoples Energy to the fullest
extent permitted under Illinois law. The
Peoples Energy Bylaws also provide for
mandatory advancement of expenses subject to
certain conditions.
The WBCL also permits a Wisconsin
corporation to further indemnify and make
advances to such persons by other means
(such as by contract or by-law provision)
Call of Special	The WPS Resources Bylaws provide that a	The Peoples Energy Bylaws provide that, except
Meetings of	special meeting may be called only by (i)	as otherwise prescribed by the IBCA, special
Shareholders:	the board of directors, (ii) the Chairman	meetings of the shareholders for any purpose
	of the Board (including the non-executive	or purposes, may be called by the Chairman of
	Chairman of the Board after the merger is	the Board, the Vice Chairman of the Executive
	completed), (iii) the President or (iv) the	Committee, the Executive Committee or the
	Secretary and may be called by the Chairman	President. Such request must state the

	WPS Resources Shareholder Rights	Peoples Energy Shareholder Rights
	of the Board, the President or the	purpose or purposes of the proposed meeting.
Secretary upon the demand, in accordance
	with the WPS Resources Bylaws, of the	The IBCA additionally provides that a special
	holders of record of shares representing at	meeting of shareholders will be held on call
	least 10% of all the votes entitled to be	of the board of directors or the holders of
	cast on any issue proposed to be considered	not less than one-fifth of all the outstanding
	at the special meeting.	shares entitled to vote on the matter for
which the meeting is called.
Shareholders	The WPS Resources Bylaws provide that in	The Peoples Energy Bylaws provide that in
Proposals:	order for a shareholder to bring business	order for a shareholder to propose business
	before the annual meeting, the shareholder	before an annual meeting, the shareholder must
	must give timely notice in proper written	give timely notice in proper written form to
	form to WPS Resources’ Corporate Secretary.	Peoples Energy’s Corporate Secretary, and must
be a shareholder of record on the date that he
	A shareholder’s notice must be delivered to	or she gives the notice.
or mailed and received at WPS Resources’
	principal executive offices not less than	In order to be timely, the notice must be
	forty-five (45) days nor more than seventy	delivered to or mailed and received at Peoples
	(70) days prior to the first annual	Energy's principal executive offices not less
	anniversary of the mailing date of the WPS	than sixty (60) days and not more than ninety
	Resources’ proxy statement for the	(90) days prior to the meeting. In the event
	immediately preceding annual meeting, in	that less than seventy (70) days notice or
	order to be timely.	prior public disclosure of the date of the
meeting is given or made to shareholders,
	To be in proper written form, the notice	notice by the shareholder to be timely must be
	must include, among other things, a brief	received not later than the close of business
	description of the shareholder proposal,	on the tenth day following the day on which
	the reasons for making the proposal, the	the notice of the date of the meeting was
	name and address of the shareholder making	mailed or the public disclosure was made.
the proposal, the class and number of
	shares beneficially owned by such	To be in proper written form, the notice must
	shareholder, a representation that such	include, among other things, a brief
	shareholder is a shareholder of record	description of the business desired to be
	entitled to vote at the meeting and an	brought before the meeting and the reasons for
	explanation of any material interest such	conducting such business at the meeting, the
	shareholder may have in the subject matter	name and address of the shareholder making the
	of the proposal. The shareholder must also	proposal, the class and number of shares
	comply with all applicable requirements of	beneficially owned by such shareholder and an
	the Securities Exchange Act of 1934.	explanation of any material interest such
shareholder may have in the proposed
business. The shareholder must also comply
with all applicable requirements of the
Securities Exchange Act of 1934.

	WPS Resources Shareholder Rights	Peoples Energy Shareholder Rights
Appointment	The WPS Resources Bylaws provide that the	The Peoples Energy Bylaws provides for the
and Removal	officers are chosen by the board of	annual election of the following officers: a
of Officers:	directors or by the Chief Executive Officer	Chairman of the board of directors; a
	if so authorized by the board of directors.	President; such number of Executive Vice
Presidents, such number of Senior Vice
	The officers hold their offices for such	Presidents, such number of Vice Presidents and
	terms and exercise such powers and perform	such number of Assistant Vice Presidents as
	such duties as are determined from time to	the board of directors at the time may decide
	time by the board of directors. As a	upon; a Secretary; such number of Assistant
	matter of practice, the board of directors	Secretaries as the board of directors at the
	annually elects the officers to one-year	time may decide upon; a Treasurer; and such
	terms. Officers hold their offices until	number of Assistant Treasurers as the board of
	their successors are elected and qualified	directors at the time may decide upon. The
	or appointed, or until their earlier	board of directors, the Executive Committee,
	resignation or removal. The WPS Resources	the Chairman of the board of directors, or the
	Bylaws further provide that any officer,	President may from time to time appoint such
	agent, or employee may be removed, with or	other officers as may be deemed necessary.
without cause, at any time by the board of
	directors notwithstanding the contract	Any officer may be removed by the board of
	rights, if any, of the officer removed.	directors at any time with or without cause.

	WPS Resources Shareholder Rights	Peoples Energy Shareholder Rights
Anti-Takeover	Except as may otherwise be provided by law,	IBCA Section 5/11.75 provides that, unless a
Provisions and	the required affirmative vote of	specified exception is met, including if the
Interested	shareholders of a Wisconsin corporation for	corporation adopts an amendment to its
Shareholders:	certain significant corporate actions,	articles of incorporation or bylaws by
	including a merger or share exchange with	affirmative vote of a majority of the shares
	another corporation, sale of all or	entitled to vote, expressly electing not to be
	substantially all of the corporate property	governed by this section, an interested
	and assets, or voluntary liquidation, is a	shareholder (i.e., a person owning 15% or more
	majority of all the votes entitled to be	of a corporation’s outstanding voting stock)
	cast on the transaction by each voting	may not engage in a business combination
	group of outstanding shares entitled to	(including a merger or other significant
	vote on the transaction. Sections 180.1130	corporate transactions) with an Illinois
	through 180.1134 of the Wisconsin Business	corporation for a period of 3 years following
	Corporation Law provide generally that, in	the time that such shareholder became an
	addition to the vote otherwise required by	interested shareholder unless such transaction
	law or the restated articles of	is approved by two-thirds of the voting shares
	incorporation of a “resident domestic	of the corporation excluding the shares
	corporation,” business combinations must be	beneficially owned by the interested
	approved by (a) the holders of at least 80%	shareholder, or certain other conditions are
	of the votes entitled to be cast and (b)	met.
two-thirds of the votes entitled to be cast
by the corporation's outstanding voting
shares owned by persons other than a
“significant shareholder” who is a party to
the transaction or an affiliate or
associate of such significant shareholder
unless the business combination satisfies
certain adequacy-of-price standards
intended to provide a fair price for shares
held by disinterested shareholders. See
“Description of WPS Resources Capital Stock
- Statutory Provisions with Possible
Anti-takeover Effects” beginning on page
[•] for more detail.

	WPS Resources Shareholder Rights	Peoples Energy Shareholder Rights
Amendment to	According to the WBCL, a corporation’s	The IBCA provides that unless a corporation’s
Charter and	articles of incorporation generally may be	articles of incorporation provide otherwise,
By-laws:	amended by the board of directors adopting	the board of directors may amend certain items
	a resolution setting forth the amendment	of the corporation's articles of incorporation
	proposed, followed by the affirmative vote	without shareholder approval. Certain
	of the holders of a majority of the	amendments required to have shareholder
	outstanding shares entitled to vote.	approval must be recommended by the board of
directors and submitted to a vote at a meeting
	The board of directors has the authority to	of shareholders, where such amendments must be
	adopt, amend, or repeal the WPS Resources	adopted by a supermajority of the votes
	Bylaws upon affirmative vote of a majority	(two-thirds) entitled to be cast on the
	of the total number of directors at a	amendment. The IBCA also provides, unless
	meeting of the board, as long as the notice	provided otherwise in the articles of
	of the meeting included notice of the	incorporation or other provisions of the IBCA,
	proposed amendment. The board of directors	or as expressly provided in bylaws adopted or
	does not have the power to amend any bylaw	amended by shareholder action, that the board
	or to reinstate any bylaw repealed by the	of directors may amend or repeal the
	shareholders unless the shareholders confer	corporation’s bylaws.
such authority upon the board of directors.
The Peoples Energy Bylaws provide that the
	The shareholders have the power to adopt,	bylaws may be added to, amended or repealed at
	amend, or repeal any of the bylaws of the	any regular or special meeting of the board of
	corporation, at any regular or special	directors by a vote of a majority of the
	meeting of the shareholders. The notice of	membership of the board of directors.
such regular or special meeting must
include a statement of the nature of any
amendment that is proposed for the
consideration of the shareholders by the
holders of at least 5% of the voting stock
of the corporation in a writing delivered
to the Secretary of WPS Resources not less
than ninety (90) days prior to the date of
such meeting or by the board of directors.
Article III of the WPS Resources Bylaws,
relating to the general powers, number, and
classification of directors, may only be
amended by an affirmative vote of
three-fourths of the holders of the
outstanding shares of WPS Resources common
stock; provided, however, that Article III
may also be amended by a resolution adopted
by the board of directors by an affirmative
vote of two-thirds of the members of the
board of directors plus one director.

	WPS Resources Shareholder Rights	Peoples Energy Shareholder Rights
Preemptive	The WPS Resources Charter does not provide	The Peoples Energy Charter does not provide
Rights:	for any preemptive rights for WPS Resources	for any preemptive rights for Peoples Energy
	shareholders.	shareholders.
Rights of an	The WBCL generally provides that a	The IBCA provides a procedure for an objecting
Objecting	shareholder of a Wisconsin corporation is	shareholder to seek monetary compensation when
Shareholder:	not entitled to dissenters’ rights if the	the shareholder objects to certain corporate
	stock received in a merger is listed on a	actions, including the consummation of a plan
	national securities exchange or designated	of merger. If the corporate action giving
	as a national market system security on an	rise to the right to dissent is to be approved
	interdealer quotation system by the	at a meeting of shareholders, a shareholder
	National Association of Securities Dealers,	may assert dissenters’ rights only if the
	Inc.	shareholder delivers to the corporation before
the vote is taken a written demand for payment
for his or her shares if the proposed action
is consummated, and the shareholder does not
vote in favor of the proposed action. If the
corporate action giving rise to the right to
dissent is not to be approved at a meeting of
shareholders, a shareholder may assert
dissenters’ rights only if he or she delivers
to the corporation within 30 days from the
date of mailing the notice a written demand
for payment for his or her shares. See
“Information About the Peoples Energy Special
Meeting and Vote - Dissenter’s Rights”
beginning on page [•] for more information.
Shareholder	WPS Resources has in place a shareholder	Peoples Energy had in place a shareholder
Rights Plan:	rights plan containing customary terms and	rights plan, which expired on May 1, 2006.
conditions. See [•] beginning on page [•]
for additional information related to WPS
Resources’ shareholder rights plan. The
shareholder rights plan will expire on
December 11, 2006. WPS Resources board of
directors is expected to let the rights
expire on December 11, 2006.
Stock Repurchase	Under the WBCL, a Wisconsin corporation may	Under the IBCA, an Illinois corporation may
by Corporation:	acquire its own shares and all shares so	acquire its own shares and all shares so
	acquired after December 31, 1990 are	acquired after January 1, 1994 are considered
	considered issued shares but not	issued shares but not outstanding shares,
	outstanding shares, unless otherwise	unless otherwise provided for in the articles
	provided for in the articles of	of incorporation, or resolved by the board of
	incorporation, or resolved by the board of	directors.
directors.

	WPS Resources Shareholder Rights	Peoples Energy Shareholder Rights
Inspection of	Under WBCL, a shareholder of a corporation	Under the IBCA, an Illinois corporation must
Corporate	may inspect and copy the corporations	keep correct and complete books and records of
Records:	bylaws, if any, as then in effect, during	account and minutes of the proceedings of its
	regular business hours at the corporation’s	shareholders and board of directors meetings.
	principal office. To inspect bylaws under	The corporation must also keep at its
	this subsection, the shareholder must give	principal place of business in Illinois a
	the corporation written notice that	record of its shareholders.
complies with Section 180.0141 of his or
	her demand at least 5 business days before	Any person who is a shareholder of record has
	the date on which he or she wishes to	the right to examine the corporation's books
	inspect and copy the bylaws.	and records of account, minutes, voting trust
agreements filed with the corporation and
	A shareholder may further inspect and copy,	record of shareholders, subject to certain
	during regular business hours at a	conditions. In order to exercise this right,
	reasonable location specified by the	a shareholder must make written demand upon
	corporation, any of the following records	the corporation, stating with particularity
	of the corporation:	the records sought to be examined and the
purpose therefor.
• Excerpts from any minutes or records
	that the corporation is required to keep	If the corporation refuses examination, the
	as permanent records;	shareholder may file suit in the circuit court
of the county in which either the registered
	• Accounting records of the corporation;	agent or principal office of the corporation
is located to compel by mandamus or otherwise
	• The record of shareholders.	such examination as may be proper.
Upon the written request of any shareholder of
a corporation, the corporation must mail to
such shareholder within 14 days after receipt
of such request (or 14 days after they are
available) a balance sheet as of the close of
its latest fiscal year and a profit and loss
statement for such fiscal year.

DESCRIPTION OF WPS RESOURCES CAPITAL STOCK

        The following description of WPS Resources common stock summarizes all of the material terms and provisions of WPS Resources common stock. WPS Resources’ restated articles of incorporation and rights agreement are filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part and are incorporated by reference into this prospectus.

General

        WPS Resources is authorized to issue up to 200,000,000 shares of capital stock consisting of one class only, designated as “common stock” with a par value of $1.00 per share. As of August 18, 2006, 43,135,922 shares of WPS Resources common stock were issued and outstanding.

Dividend and Liquidation Rights

        All shares of WPS Resources common stock will participate equally with respect to dividends and rank equally upon liquidation, subject to the rights of holders of any prior ranking stock which WPS Resources shareholders may authorize in the future. In the event of WPS Resources’ liquidation, dissolution or winding up, the owners of WPS Resources common stock are entitled to receive pro rata the assets and funds remaining after satisfaction of all of WPS Resources creditors and payment of all amounts to which owners of prior ranking stock, if any, then outstanding may be entitled.

Voting Rights

        Except as otherwise described in the immediately following paragraphs and under “Statutory Provisions with Possible Anti-takeover Effects” below, every holder of WPS Resources common stock has one vote for each share.

        WPS Resources shareholders do not have cumulative voting rights. As a result, the holders of shares entitled to exercise more than 50% of the voting power of shares entitled to vote, represented at a meeting at which a majority of the shares entitled to vote is represented, are entitled to elect all of the directors to be elected at the meeting. Under WPS Resources’ restated articles of incorporation and by-laws, WPS Resources board of directors is divided into three classes. One class is elected each year for a three-year term.

Provisions of WPS Resources Restated Articles of Incorporation with Possible Anti-takeover Effects

        In addition to the provisions of WPS Resources restated articles of incorporation and by-laws dividing its board of directors into three classes, certain other provisions of its restated articles of incorporation may have the effect of delaying, deferring or preventing a change in control of WPS Resources.

        Article 5 of the restated articles of incorporation of WPS Resources provides that, subject to the exception discussed below, a director may be removed only for cause by the affirmative vote of shareholders possessing a majority of the voting power of the then outstanding shares of voting stock. As defined in article 5, “cause” exists only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or such director has been adjudged to be liable for negligence or misconduct in the performance of his duty to WPS Resources in a matter which has a materially adverse effect on WPS Resources’ business, and such adjudication is no longer subject to direct appeal. Article 5 also provides for the removal of a director by the shareholders without cause when such removal is recommended by the “requisite vote” of the directors and approved by the affirmative vote of shareholders possessing a majority of the voting power of the then outstanding shares of voting stock. WPS Resources’ restated articles of incorporation define the term “requisite vote” as the affirmative vote of at least two-thirds of the directors then in office plus one director. Unless “cause” is established or removal is recommended by the requisite vote of the directors, a director may not be removed from office even if shareholders possessing a majority of the voting power favor such action. Additionally, pursuant to article 5, vacancies on WPS Resources’ board of directors, including those resulting from the removal of a director, may be filled for the unexpired portion of the director’s term by the majority vote of the remaining members of the board.

        Article 5 of WPS Resources’ restated articles of incorporation provides that those sections of Article III of WPS Resources’ by-laws which set forth the general powers, number, qualifications and classification of directors may be amended or repealed only by the affirmative vote of shareholders possessing at least 75% of the voting power of the then outstanding shares of WPS Resources common stock generally possessing voting rights in the election of directors, or by the requisite vote of the directors. Article 5 of WPS Resources’ articles provides that article 5 may itself be amended or repealed only by the affirmative vote of shareholders possessing at least 75% of the voting power of the then outstanding shares of WPS Resources common stock generally possessing voting rights in the election of directors.

Statutory Provisions with Possible Anti-takeover Effects

        Section 180.1150 of the WBCL provides that the voting power of shares of a “resident domestic corporation,” which includes WPS Resources, which are held by any person holding in excess of 20% of the voting power in the election of directors of the issuing public corporation’s shares will be limited to 10% of the full voting power of such excess shares. This statutory voting restriction will not apply to shares acquired directly from WPS Resources, to shares acquired in a transaction incident to which WPS Resources’ shareholders vote to restore the full voting power of such shares, either before or after the acquisition of the shares, and under certain other circumstances.

        Except as may otherwise be provided by law, the required affirmative vote of shareholders of a Wisconsin corporation for certain significant corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote on the transaction. Sections 180.1130 through 180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the restated articles of incorporation of a “resident domestic corporation,” business combinations must be approved by (a) the holders of at least 80% of the votes entitled to be cast and (b) two-thirds of the votes entitled to be cast by the corporation’s outstanding voting shares owned by persons other than a “significant shareholder” who is a party to the transaction or an affiliate or associate of such significant shareholder unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. In general, these adequacy-of-price standards provide that the above-referenced vote does not apply if (1) the aggregate amount of the cash and the market value as of the valuation date of consideration other than cash to be received per share by shareholders of the resident domestic corporation in the business combination is at least equal to the highest of (a) the highest per share price received by any person selling common shares of the same class or series from the significant shareholder whether in the transaction in which the person became a significant shareholder or within the two years before the date of the business combination, (b) the market value per share of the same class or series on the date of the commencement of a tender offer initiated by the significant shareholder, on the date on which the person became a significant shareholder or on the date of the first public announcement of the proposed business combination, whichever is higher, or (c) the highest preferential amount per share to which the holder of shares of the class or series of shares is entitled in a voluntary or involuntary liquidation or dissolution of the resident domestic corporation and (2) the consideration to be received by holders of a class or series of outstanding shares is to be in cash or in the same form as the significant shareholder has previously paid for shares of the same class or series. Section 180.1130 defines “business combination” to include, subject to certain exceptions, a merger or share exchange of the resident domestic corporation or any of its subsidiaries with, or the sale or other disposition of substantially all assets of the resident domestic corporation to, any significant shareholder or affiliate thereof. The statute defines “significant shareholder” generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation.

        Sections 180.1140 through 180.1145 of the WBCL provides that a “resident domestic corporation,” which includes WPS Resources, may not engage in a “business combination” with an “interested stockholder” within three years after the date on which the interested stockholder acquired his or her 10% or greater interest, unless the corporation’s board of directors approved the business combination, or the acquisition of the 10% or greater interest, before the stock acquisition date. The statute defines “interested stockholder” as a person beneficially owning 10% or more of the aggregate voting power of the stock of such corporation. If the interested stockholder fails to obtain such approval by the board of directors, then even after the three-year period, the interested stockholder may complete a business combination with the corporation only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested stockholder, unless the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by non-interested shareholders.

        Section 196.795 of the Wisconsin statutes applies to holding companies of Wisconsin public utilities, i.e., companies owning beneficially 5% or more of the voting securities of entities owning, operating, managing or controlling a plant or equipment in the state of Wisconsin for the production, transmission, delivery or furnishing of heat, light, water or power directly or indirectly to or for the public. The statute states that no person may hold or acquire directly or indirectly more than 10% of the outstanding voting securities of a public utility holding company with the unconditional power to vote such securities unless the PSCW determines, after investigation and an opportunity for hearing, that such holding or acquisition is in the best interests of utility customers, investors and the public. Section 196.795 of the Wisconsin statutes applies to WPS Resources.

        The sections of the Wisconsin law described in the preceding paragraphs and certain provisions of WPS Resources’ articles and by-laws, could have the effect, among others, of discouraging takeover proposals for WPS Resources or impeding a business combination between WPS Resources and one of its major shareholders.

Preemptive Rights; Common Stock Purchase Rights

        No holder of WPS Resources common stock has any preemptive or subscription rights to acquire shares of WPS Resources common stock except for the common stock purchase rights attached to each share of WPS Resources common stock.

        On December 12, 1996, WPS Resources’ board of directors approved the issuance to shareholders as of December 16, 1996, of a dividend of one right for each outstanding share of WPS Resources common stock. Rights also attach to shares of WPS Resources common stock issued after that date. A right will attach to each share of WPS Resources common stock which WPS Resources may offer pursuant to this prospectus and a prospectus supplement. These rights are not presently exercisable, but ten days after a person or group acquires 15% or more of WPS Resources common stock or ten business days (subject to extension) after a person or group announces a tender offer to acquire at least 15% of WPS Resources common stock, the rights will become exercisable. These rights will entitle each holder of WPS Resources common stock to purchase one share of WPS Resources’ authorized but unissued common stock for each right. The exercise price of each right is $85. Upon the acquisition by any person or group of 15% or more of WPS Resources common stock, each right, other than rights held by an acquiring party, will entitle the holder to purchase, at the exercise price, shares of WPS Resources common stock having a market value of two times the exercise price. The agreement setting forth the terms of the rights excludes from its effect the inadvertent acquisition of 15% or more of WPS Resources common stock, provided there is prompt divestment to less than 15%. WPS Resources may redeem the rights or may, under certain circumstances, exchange the rights for shares of its common stock, all as provided and subject to the limitations set forth in the agreement setting forth the terms of the rights; otherwise, such rights expire on December 11, 2006. WPS Resources’ board of directors is expected to let the rights expire on December 11, 2006.

        The rights have anti-takeover effects. The rights will cause substantial dilution to a person who attempts to acquire control of WPS Resources without the prior approval of our board of directors. The rights will not affect a transaction approved by WPS Resources’ board of directors, because WPS Resources’ board has the power to redeem the rights in connection with a transaction that it approves.

Conversion Rights, Redemption Provisions and Sinking Fund Provisions

        WPS Resources common stock is not convertible, is not redeemable and has no sinking fund.

Restrictions on Dividends Payable by Subsidiaries

        WPS Resources is a holding company, and its ability to pay dividends is largely dependent upon the ability of its subsidiaries to pay dividends to it. If the merger is completed, the combined company’s ability to pay dividends will also largely be dependent upon the ability of its subsidiaries to pay dividends to it. WPS Resources’ subsidiaries both before and after the merger (assuming the merger is completed) will be distinct legal entities and have no obligation to pay any dividends or make advances or loans to WPS Resources. The ability of WPS Resources to pay dividends on its common stock may be limited by existing or future regulatory restrictions or agreement covenants limiting the right of its subsidiaries to pay dividends on their common stock.

        The PSCW has by order restricted WPS Resources’ principal subsidiary WPSC to paying normal dividends on its common stock of no more than 109% of the previous year’s common stock dividend. The PSCW also requires WPSC to maintain a capital structure (i.e., the percentages by which each of common stock, preferred stock and debt constitute the total capital invested in a utility) which has a common equity range of 50% to 55%. Each of these limitations may be modified by a future order of the PSCW. WPS Resources’ right to receive dividends on the common stock of WPSC is also subject to the prior rights of that corporation’s preferred shareholders and to provisions in that corporation’s restated articles of incorporation. The provisions in the restated articles of WPSC provide (1) that if WPSC’s “capitalization ratio” (namely, the ratio of the capital represented by WPSC’s common stock, including premiums on such common stock, plus the surplus accounts of WPSC to the total capital and surplus accounts of WPSC) is 25% or greater, then it may not make any dividend payments that would reduce the capitalization ratio below 25% unless there is no breach of (2) or (3) below; (2) that if the capitalization ratio is 20% or more, but less than 25%, then WPSC may make dividend payments that do not exceed 75% of its prior twelve month net income; or (3) that if the capitalization ratio is less than 20%, then WPSC may make dividend payments that do not exceed 50% of its prior twelve month net income.

EXPERTS

WPS Resources

        The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this joint proxy statement/prospectus by reference from WPS Resources’ current report on Form 8-K dated and filed August 9, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph relating to the adoption of new accounting principles, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Peoples Energy

        The consolidated financial statements and the related financial statement schedules, incorporated in this joint proxy statement/prospectus by reference from Peoples Energy’s current report on Form 8-K dated and filed June 30, 2006, and management’s report on the effectiveness of internal control over financial reporting, incorporated in this joint proxy statement/prospectus by reference from Peoples Energy’s annual report on Form 10-K, as amended by Form 10-K/A, for the year ended September 30, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

HOUSEHOLDING

WPS Resources

        As allowed under SEC rules, WPS Resources is delivering only one copy of this joint proxy statement/prospectus to multiple shareholders sharing an address unless it has received contrary instructions from one or more of the shareholders. Upon written or oral request, WPS Resources will promptly deliver a separate copy of this joint proxy statement/prospectus to any shareholder at a shared address to which a single copy of the document was delivered. If you are a shareholder and would like to request an additional copy of this joint proxy statement/prospectus now or with respect to future mailings (or to request to receive only one copy of this joint proxy statement/prospectus if you are currently receiving multiple copies), please call (920) 433-1050 or write to WPS Resources Corporation, Attention: Barth J. Wolf, Secretary and Manager — Legal Services, P. O. Box 19001, Green Bay, Wisconsin 54307-9001.

Peoples Energy

        As allowed under SEC rules, Peoples Energy is delivering only one copy of this joint proxy statement/prospectus to multiple shareholders sharing an address unless it has received contrary instructions from one or more of the shareholders. Upon written or oral request, Peoples Energy will promptly deliver a separate copy of this joint proxy statement/prospectus to any shareholder at a shared address to which a single copy of the document was delivered. If you are a shareholder and would like to request an additional copy of this joint proxy statement/prospectus now or with respect to future mailings (or to request to receive only one copy of this joint proxy statement/prospectus if you are currently receiving multiple copies), please call (312) 240-4366 or write to Peoples Energy, Attention: Peter H. Kauffman, Secretary, 130 East Randolph Drive, 24th Floor, Chicago, Illinois 60601.

LEGAL MATTERS

        The validity of the WPS Resources common stock offered by this joint proxy statement/prospectus will be passed upon for WPS Resources by Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

SHAREHOLDER PROPOSALS

WPS Resources

        Under Rule 14a-8 of the Exchange Act, shareholder proposals for WPS Resources’ 2007 annual meeting of shareholders must be received no later than December 8, 2006, to be included in the 2007 proxy statement. WPS Resources By-laws allow additional shareholder proposals for the 2007 annual meeting to be accepted between January 27, 2007, and February 21, 2007. However, proposals received in this time frame may not be included in the proxy statement sent to shareholders. In addition, shareholder proposals received outside of this window will be submitted to shareholder vote at the sole discretion of WPS Resources. If WPS Resources chooses to present such proposal at the 2007 annual meeting, the persons named in proxies solicited by the board of directors of WPS Resources for its 2007 annual meeting of shareholders may exercise discretionary voting power with respect to any such proposal. Shareholder proposals received after February 21, 2007, will not be considered for submission to shareholders. Proposals should be submitted to Barth J. Wolf, Secretary and Manager — Legal Services, WPS Resources Corporation, P.O. Box 19001, Green Bay, Wisconsin 54307-9001.

Peoples Energy

        Any proposals by shareholders that are intended to be presented for action at the 2007 annual meeting of shareholders of Peoples Energy must be received by Peoples Energy by September 8, 2006, to be considered for inclusion in the proxy statement and form of proxy relating to such meeting. Under Peoples Energy’s By-Laws, a shareholder’s proposal to be presented for action at the 2007 annual meeting of shareholders must be received by Peoples Energy no later than the tenth day after notice of that meeting is mailed to shareholders. Proposals should be submitted to Peoples Energy, Attention: Peter H. Kauffman, Secretary, 130 East Randolph Drive, 24th Floor, Chicago, Illinois 60601.

OTHER MATTERS

        As of the date of this joint proxy statement/prospectus, neither the WPS Resources board of directors nor the Peoples Energy board of directors expects a vote to be taken on any matters at the WPS Resources special meeting or the Peoples Energy special meeting other than as described in this joint proxy statement/prospectus. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other matters that properly come before the applicable special meeting.

WHERE YOU CAN FIND MORE INFORMATION

        WPS Resources and Peoples Energy file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings also are available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

        WPS Resources has filed a registration statement on Form S-4 to register with the SEC the WPS Resources common stock to be issued to Peoples Energy shareholders upon completion of the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of WPS Resources in addition to being a proxy statement of WPS Resources and Peoples Energy for their respective special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        The SEC allows us to “incorporate by reference” information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about our companies and their financial position.

WPS Resources SEC Filings (File No. 001-11337)	Filing Date
Annual Report on Form 10-K for the year ended December 31, 2005	February 28, 2006
Quarterly Report on Form 10-Q for the quarter ended March 31, 2006	May 4, 2006
Quarterly Report on Form 10-Q for the quarter ended June 30, 2006	August 3, 2006
Current Report on Form 8-K dated February 8, 2006	February 13, 2006
Current Report on Form 8-K dated June 9, 2006	June 15, 2006
Current Report on Form 8-K dated July 1, 2006	July 5, 2006
Current Report on Form 8-K dated July 8, 2006	July 11, 2006
Current Report on Form 8-K dated July 10, 2006	July 10, 2006
Current Report on Form 8-K dated July 12, 2006	July 12, 2006
Current Report on Form 8-K dated July 13, 2006	July 14, 2006
Current Report on Form 8-K dated August 9, 2006, revising indicated sections of WPS	August 9, 2006
Resources’ Annual Report on Form 10-K for the year ended December 31, 2005 and the
March 31, 2006 Form 10-Q for the impact of discontinued operations
Definitive Proxy Statement for 2006 Annual Meeting of Shareholders	April 7, 2006
Description of Common Stock contained in Registration Statement on Form 8-B	June 1, 1994
Description of Common Stock Purchase Rights contained in Registration Statement on	December 13, 1996
Form 8-A

Peoples Energy SEC Filings (File No. 001-05540)	Filing Date
Annual Report on Form 10-K for the year ended September 30, 2005, as amended on Form	December 12, 2005
10-K/A, filed on December 14, 2005
Quarterly Report on Form 10-Q for the quarter ended December 31, 2005	February 8, 2006
Quarterly Report on Form 10-Q for the quarter ended March 31, 2006	May 10, 2006
Quarterly Report on Form 10-Q for the quarter ended June 30, 2006	August 9, 2006
Current Report on Form 8-K dated November 15, 2005	November 16, 2005
Current Report on Form 8-K dated December 1, 2005	December 7, 2005
Current Report on Form 8-K dated January 17, 2006	January 19, 2006
Current Report on Form 8-K dated February 23, 2006	March 1, 2006
Current Report on Form 8-K dated March 6, 2006	March 10, 2006
Current Report on Form 8-K dated March 30, 2006	April 5, 2006
Current Report on Form 8-K dated April 20, 2006	April 25, 2006
Current Report on Form 8-K dated June 13, 2006	June 19, 2006
Current Report on Form 8-K dated June 30, 2006, revising indicated sections of	June 30, 2006
Peoples Energy’s Annual Report on Form 10-K for the year ended September 30, 2005, as amended, for the impact of both the change in segment reporting and discontinued
operations and the December 31, 2005 Form 10-Q for the impact of discontinued
operations
Current Report on Form 8-K dated July 8, 2006	July 10, 2006
Current Report on Form 8-K dated August 7, 2006	August 7, 2006
Definitive Proxy Statement for 2006 Annual Meeting of Shareholders	January 6, 2006
Description of Common Stock contained in Registration Statement on Form S-3	March 20, 2002

        We also are incorporating by reference additional documents that WPS Resources and Peoples Energy file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the date of the meetings.

        All information contained or incorporated by reference into this joint proxy statement/prospectus relating to WPS Resources has been supplied by WPS Resources, and all information about Peoples Energy has been supplied by Peoples Energy.

        If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain documents incorporated by reference into this joint proxy statement/prospectus or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

WPS Resources Corporation	Peoples Energy Corporation
Attention: Barth J. Wolf, Secretary and	Attention: Peter H. Kauffman, Secretary
Manager — Legal Services	130 East Randolph Drive
P.O. Box 19001	24th Floor
Green Bay, Wisconsin 54307-9001	Chicago, Illinois 60601
(920) 433-1727	(312) 240-4366

        If you would like to request documents from WPS Resources, please do so by [•], 2006, in order to receive them before the WPS Resources special meeting. If you would like to request documents from Peoples Energy, please do so by [•], 2006, in order to receive them before the Peoples Energy special meeting.

        You also can get more information by visiting WPS Resources’ web site at www.wpsr.com and Peoples Energy’s web site at www.peoplesenergy.com. Web site materials are not part of this joint proxy statement/prospectus.

        You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus to vote on the proposals to the WPS Resources shareholders and the Peoples Energy shareholders in connection with the merger, as the case may be. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], 2006. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of shares of WPS Resources common stock as contemplated by the merger agreement shall create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of July 8, 2006,

Among

WPS RESOURCES CORPORATION,

WEDGE ACQUISITION CORP.

And

PEOPLES ENERGY CORPORATION

TABLE OF CONTENTS

Page

ARTICLE I

The Merger

SECTION 1.01.	The Merger	1
SECTION 1.02.	Closing	2
SECTION 1.03.	Effective Time	2
SECTION 1.04.	Effects	2
SECTION 1.05.	Articles of Incorporation and By-laws	2
SECTION 1.06.	Directors	2
SECTION 1.07.	Officers	2
SECTION 1.08.	Name	2

ARTICLE II

Effect on Shares of the Constituent Corporations; Exchange of Certificates

SECTION 2.01.	Effect on Shares	3
SECTION 2.02.	Exchange of Certificates	3

ARTICLE III

Representations and Warranties of the Company

ARTICLE IV

Representations and Warranties of Parent

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01.	Conduct of Business	46
SECTION 5.02.	No Solicitation	57
SECTION 5.03.	No Solicitation by Parent	61

ARTICLE VI

Additional Agreements

ARTICLE VII

Conditions Precedent

SECTION 7.01.	Conditions to Each Party’s Obligation To Effect The Merger	77
SECTION 7.02.	Conditions to Obligations of Parent and Sub.	78
SECTION 7.03.	Conditions to Obligation of the Company	79

ARTICLE VIII

Termination, Amendment and Waiver

ARTICLE IX

General Provisions

SECTION 9.01.	Nonsurvival of Representations and Warranties	84
SECTION 9.02.	Notices	84

AGREEMENT AND PLAN OF MERGER dated as of July 8, 2006, among WPS RESOURCES CORPORATION, a Wisconsin corporation (“Parent”), WEDGE ACQUISITION CORP., an Illinois corporation (“Sub”), and a wholly owned subsidiary of Parent, and PEOPLES ENERGY CORPORATION, an Illinois corporation (the “Company”).

        WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the “Merger”) of Sub into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, no par value, of the Company (the “Company Common Stock”) not owned by Parent, Sub or the Company shall be converted into the right to receive 0.825 (the “Exchange Ratio”) shares of common stock, par value $1.00 per share, of Parent (the “Parent Common Stock”);

        WHEREAS for U.S. Federal income tax purposes it is intended that (a) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) this Agreement is intended to be, and is hereby, adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (c) Parent, Sub and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

        WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

        SECTION 1.01. The Merger.On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Illinois Business Corporation Act (the “IBCA”), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger, the issuance by Parent of Parent Common Stock in connection with the Merger (the “Share Issuance”), the Charter Amendment (as defined in Section 1.08) and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the “Transactions”.

2

        SECTION 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.05), waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

        SECTION 1.03. Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date the parties shall file with the Secretary of State of the State of Illinois, articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) executed in accordance with the relevant provisions of the IBCA and shall make all other filings or recordings required under the IBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Illinois, or, to the extent within the time limitations provided in the IBCA, at such other time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

        SECTION 1.04. Effects. The Merger shall have the effects set forth in Section 11.50 and any other applicable provision of the IBCA.

        SECTION 1.05. Articles of Incorporation and By-laws. (a) The Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        (b)     The By-laws of Sub as in effect immediately prior to the Effective Time, which shall be in the form of Exhibit A, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        SECTION 1.06. Directors.The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

        SECTION 1.08. Name. Parent and the Company agree to use their commercially reasonable efforts acting in good faith to agree on a new name for Parent prior to the mailing of the Joint Proxy Statement (as defined in Section 3.05(b)); provided that neither Parent nor the Company shall have any obligation to agree that the new Parent name (i) shall be WPS or Peoples or (ii) shall include the word “Wisconsin”. Subject to receipt of the Parent Shareholder Approval (as defined in Section 4.04), promptly following the Effective Time, Parent shall file with the Wisconsin Department of Financial Institutions an amendment to the Parent Charter (the “Charter Amendment”) to change the name of Parent.

3

ARTICLE II

Effect on Shares of theConstituent
Corporations; Exchange of Certificates

        SECTION 2.01. Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of Sub:

        (a)    Shares of Sub. Each issued and outstanding share of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (b)    Cancelation of Treasury Shares and Parent- Owned Shares. Each share of Company Common Stock that is owned by the Company or Parent shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

        (c)    Conversion of Company Common Stock. (1) Subject to Sections 2.01(b), 2.02(d) and 2.02(f), each issued share of Company Common Stock shall be converted into the right to receive a number of fully paid and nonassessable (except for statutory liability under Section 180.0622(2)(b) of the WBCL for unpaid employee wages) shares of Parent Common Stock equal to the Exchange Ratio. The shares of Parent Common Stock to be issued upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(f) are referred to collectively as “Merger Consideration”. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

        SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Promptly following the Effective Time, Parent shall deposit with a bank or trust company designated by Parent, and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.02(f). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

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        (b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock (together with cash in lieu of fractional shares) that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. Until such time as a certificate representing Parent Common Stock is issued to or at the direction of the holder of a surrendered Certificate, such Parent Common Stock shall not be voted on any matter. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the appropriate number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Subject to Section 2.02(d), until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

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        (c)    Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate formerly representing Company Common Stock with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

        (d)    Dissenting Shares. Holders of shares of Company Common Stock who have complied with requirements for perfecting dissenters’ rights under Section 11.70 of the IBCA will be entitled to exercise such rights with respect to the shares as to which such rights have been perfected (“Company Dissenting Shares”), to the extent available under Section 11.70 of the IBCA. Upon consummation of the Merger, the Company Dissenting Shares shall cease to be issued and outstanding and the holders thereof only shall be entitled to receive such consideration as will be determined under Section 11.70 of the IBCA. If a holder of Company Dissenting Shares shall fail to perfect or shall otherwise waive, withdraw or lose its dissenters’ rights under the IBCA, such that dissenters’ rights can no longer be legally perfected or exercised under the IBCA with respect to such Company Common Stock, then the right of such holder to receive such consideration for Company Dissenting Shares as determined under Section 11.70 of the IBCA shall cease and such Company Dissenting Shares shall become exchangeable solely for the right to receive Parent Company Stock as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any notice relating to any Company Dissenting Shares received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to any Company Dissenting Shares. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        (e)    No Further Ownership Rights in Company Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to (i) the Surviving Corporation’s obligation to pay or provide for the rights of dissenters and (ii) the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

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        (f)    No Fractional Shares. (1) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.02(f), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

        (2)     In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(f)) and (B) Fair Market Value. “Fair Market Value” means an amount equal to the average of the closing sale prices for the Parent Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) Composite Transactions Tape (as reported in The Wall Street Journal (Northeastern edition), or if not reported thereby, as reported by any other authoritative source) for each of the ten consecutive trading days ending with the fifth complete trading day prior the Closing Date (not counting the Closing Date).

        (3)     As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Common Stock entitled to receive such cash.

        (g)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c).

        (h)     Adjustment of Exchange Ratio. In the event that Parent changes or establishes a record date for changing the number of Parent Common Stock issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio applicable to the Merger and any other calculations based on or relating to Parent Common Stock shall be appropriately, equitably and proportionately adjusted in light of such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

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        (i)    No Liability. None of Parent, Sub, the Surviving Corporation or the Exchange Agent or any of their respective directors, officers, employees or agents shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (j)    Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

        (k)    Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Company Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

        (l)    Withholding Rights. Notwithstanding any provision in this Agreement to the contrary, Parent, Sub and the Company shall cooperate with each other and take all reasonably necessary steps between the date hereof and the Effective Time to determine if any amounts should be withheld or deducted pursuant to the Code or under any provision of any state, county, local or foreign Tax Law, including, without limitation, Section 1445 of the Code, from payments or distributions made pursuant to this Agreement. Each of the parties and the Exchange Agent will be entitled to deduct and withhold from amounts otherwise payable under this Article II any amounts that it is required to deduct and withhold with respect to such payments under any provision of Tax Law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

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ARTICLE III

Representations and Warranties of the Company

        Except as set forth in the Company Disclosure Letter (as defined in Section 3.02(a)) (with specific reference to the relevant sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants readily apparent), the Company represents and warrants to Parent and Sub as follows (each representation or warranty made by the Company relating to a Company Joint Venture (as defined below) that is neither operated nor managed by the Company or a Company Subsidiary (as defined below) shall be deemed made only to the knowledge of the Company):

        SECTION 3.01. Organization, Standing and Power. (a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the requisite power and authority to carry on its business as now being conducted.

        (b)     Each subsidiary of the Company (each a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted, except where such failure (individually or in the aggregate) has not had and would not reasonably be expected to (i) have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole (other than effects to the extent relating to (A) the United States regulated gas and electric utility industries in general to the extent not disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, as compared to other similarly situated companies in the Company’s industry, (B) general economic, financial or securities market conditions in the United States or elsewhere to the extent not disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, as compared to other similarly situated companies in the Company’s industry, or (C) the commencement, occurrence, or intensification of any war, sabotage, armed hostilities or acts of terrorism that does not directly affect the assets or properties of, or the communities served by, the Company or any Company Subsidiary, (D) fluctuations, in and of themselves, in the price of Company Common Stock, (E) any change in generally accepted accounting principles (“GAAP”) (or any interpretation thereof) by the Financial Accounting Standards Board (“FASB”), the SEC or any other applicable regulatory body, (F) changes in Laws, rules or regulations of any Governmental Entity (as defined in Section 3.05(b)) to the extent not disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, as compared to similarly situated companies in the Company’s industry, or (G) the announcement of this Agreement or the consummation of the Transactions) or (ii) have a material adverse effect on or materially delay the Company’s ability to perform its obligations under this Agreement (a “Company Material Adverse Effect”). Each of the Company and each Company Subsidiary is duly qualified or licensed or admitted to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, use or leasing of its properties makes such qualification or licensing or admission necessary, other than in such jurisdictions where the failure to be so qualified or licensed or admitted (individually or in the aggregate) has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement. The Company is a public utility holding company but is not subject to regulation as such by the State of Illinois or any other state. Other than The Peoples Gas Light and Coke Company and North Shore Gas Company, each of which is regulated as a public utility in the State of Illinois, none of the Company Subsidiaries is regulated as a public utility or subject to such regulation by any state.

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        SECTION 3.02. Company Subsidiaries; Equity Interests. (a)     Section 3.02(a) of the letter, dated as of the date of this Agreement, from the Company to Parent (the “Company Disclosure Letter”) lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

        (b)     Section 3.02(b) of the Company Disclosure Letter sets forth a description as of the date of this Agreement of all Company Joint Ventures, including (A) the name of the project associated with each such Company Joint Venture and (B) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement:

“Joint Venture” of a person shall mean any other person that is not a subsidiary of such first person, in which such first person or one or more of its subsidiaries owns directly or indirectly any share, capital stock, partnership, membership or similar interest of any such other person or any option therefor (together, “Equity Interests”), other than Equity Interests that represent less than 5% of each class of the outstanding voting securities or other Equity Interests of such other person; and

“Company Joint Venture” shall mean any Joint Venture of the Company or any of the Company Subsidiaries in which the invested capital associated with the Company’s or the Company Subsidiary’s interest exceeds $20,000,000, as reasonably determined by the Company.

        (c)     Except for interests in the Company Subsidiaries, the Company Joint Ventures and interests acquired after the date of this Agreement without violating any covenant contained herein, the Company does not directly or indirectly own any shares of capital stock, other voting securities or Equity Interests in any person, in which the fair market value as of the date of this Agreement of such interest individually exceeds $20,000,000.

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        SECTION 3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value (“Company Preferred Stock”, and together with the Company Common Stock, the “Company Capital Stock”). At the close of business on June 30, 2006, (i) 38,426,474 shares of Company Common Stock were issued and 38,669,574 shares of Company Common Stock were outstanding and no shares of Company Preferred Stock were issued and outstanding (including 141,785 shares of Company Common Stock issued under a Company Stock Plan (as defined below) that were subject to vesting or other forfeiture restrictions or repurchase conditions (such shares, “Company Restricted Stock”)), (ii) 243,100 shares of Company Common Stock were held by the Company in its treasury, (iii) 134,075 shares of Company Common Stock were subject to outstanding rights under a Company Stock Plan to receive such shares contingent upon the achievement of one or more performance goals (such shares, “Company Performance Shares”), (iv) 90,881 shares of Company Common Stock were subject to outstanding rights under a Company Stock Plan to receive such shares on a deferred basis (such shares, “Company Deferred Shares”), (v) 583,200 shares of Company Common Stock were subject to outstanding stock options to purchase or acquire Company Common Stock (exclusive of rights under the ESPP (as defined below)) (“Company Stock Options”) granted under the Company Stock Plans, none of which Company Stock Options have been issued since September 30, 2005, (vi) 3,448,092 additional shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2004 Incentive Compensation Plan, the Company’s Directors Stock and Option Plan, the Directors Deferred Compensation Plan (the “DDCP”), the Company’s Employee Stock Purchase Plan (the “ESPP”) and the Long-Term Incentive Compensation Plan (such plans, collectively, the “Company Stock Plans”). Except as set forth above, at the close of business on June 30, 2006, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. The maximum number of shares of Company Common Stock that could be purchased with accumulated payroll deductions under the ESPP at the close of business on November 30, 2006 (assuming the fair market value of a share of Company Common Stock is equal to the product of the Fair Market Value and the Exchange Ratio and payroll deductions continue at the current rate) is 8,000. 33,400 stock appreciation rights linked to the price of Company Common Stock and settleable only in cash (“Company SARs”) are outstanding under a Company Stock Plan, none of which Company SARs have been issued since September 30, 2005. Each outstanding Company Stock Option and Company SAR may, pursuant to its terms, be treated at the Effective Time as set forth in Section 6.04. The exercise price of each Company Stock Option and each Company SAR is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option and Company SAR. All outstanding shares of Company Capital Stock (other than Company Restricted Stock) are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the IBCA, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Capital Stock or holders of the capital stock of any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights or other stock-based compensation awards, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, other voting securities or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares of capital stock, other voting securities or other equity interests in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking of any kind (together, “Options”) or (iii) other rights the value of which is in any way based on or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

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        (b)     Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any shares of capital stock or other voting securities or equity interests of the Company or any Company Subsidiary.

        SECTION 3.04. Authority; Execution and Delivery; Enforceability.

        (a)     The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval (as defined in Section 3.04(c)). The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        (b)     The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions and (ii) recommending that the Company’s shareholders approve this Agreement. Such resolutions are sufficient to render inapplicable to Parent and Sub, this Agreement, the Merger and the other Transactions, the provisions of Sections 7.85 and 11.75 of the IBCA. To the Company’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transactions.

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        (c)     The affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of shares or other securities of the Company necessary to approve the Merger, this Agreement and the other Transactions.

        SECTION 3.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of payment or reimbursement, or termination, cancelation, modification or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company, any Company Subsidiary or any Company Joint Venture, under any of the terms, conditions or provisions of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument or legally binding agreement, whether written or oral (a “Contract”) to which the Company, any Company Subsidiary or any Company Joint Venture is a party or by which any of their respective properties or assets is bound or (iii) subject to the governmental filings and the obtaining of the Company Shareholder Approval and other matters referred to in Section 3.05(b), any judgment, order, writ or decree (“Judgment”) or statute, law, duty or obligations created by common law, ordinance, rule or regulation (“Law”) applicable to the Company, any Company Subsidiary or any Company Joint Venture or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (excluding for purposes of this Section 3.05(a) and the application of Section 7.02(a) hereto, clause (i)(G) of the definition of “Company Material Adverse Effect”).

        (b)     No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit (collectively, “Permits”) from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or instrumentality, or any nongovernmental self-regulatory agency, commission or authority, domestic, foreign or supranational (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company, any Company Subsidiary or any Company Joint Venture in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of (A) a joint proxy statement relating to the approval of this Agreement and the Merger by the Company’s shareholders and the approval of the Share Issuance and the Charter Amendment by Parent’s shareholders (as amended or supplemented from time to time, the “Joint Proxy Statement”), and (B) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Illinois and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) the filing of documents with various state securities authorities that may be required in connection with the Transactions, (v) notifications to the NYSE, (vi) notice to, and the consent and approval of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act, as amended (the “Power Act”), or an order under the Power Act disclaiming jurisdiction over the Transactions, (vii) to the extent required, notice to and the approval of the Illinois Commerce Commission (“ICC”), (viii) pre-approvals (“FCC Pre-Approvals”) of license transfers with the Federal Communications Commission (the “FCC”) (the items set forth above in clauses (vi) through (viii) collectively the “Company Required Statutory Approvals”), (ix) compliance with and such filings as may be required under applicable Environmental Laws, (x) such filings as may be required in connection with the Taxes described in Section 6.09 and (ix) such other items (A) that may be required under the applicable Law of any foreign country, (B) required solely by reason of the participation of Parent or Sub (as opposed to any third party) in the Transactions or that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (excluding for purposes of this Section 3.05(b) and the application of Section 7.02(a) hereto, clause (i)(G) of the definition of “Company Material Adverse Effect”).

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        SECTION 3.06. SEC Documents; Undisclosed Liabilities. (a)     The Company and the Company Subsidiaries, including each of The Peoples Gas Light and Coke Company and North Shore Gas Company (together, the “Company Filing Subsidiaries” and each a “Company Filing Subsidiary”), have filed all reports, schedules, forms, registration statements, definitive proxy statements and other documents (together with all amendments thereof and supplements thereto) required to be filed by the Company or any Company Subsidiary with the SEC since October 1, 2004 (the “Company SEC Documents”).

        (b)     As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the notes, if any, thereto) of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) as in effect on the respective dates thereof applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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        (c)     Except as set forth on the most recent audited balance sheet (or in the notes thereto) of the Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Company Subsidiaries or in the notes thereto and that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

        (d)     With respect to each Company SEC Document that is a report on Form 10-K or 10-Q or an amendment thereto, each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and principal financial officer of Company) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since the effectiveness of SOX, neither the Company nor any of its subsidiaries has arranged any “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company has previously made available to Parent a true and complete copy of any reports by the Company’s management to the Company Board or any committee thereof relating to compliance with SOX, as well as the reports of any outside consultant or auditor with respect thereto.

        (e)     The management of the Company has designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to the Company, including consolidated Company Subsidiaries, is made known to the management of the Company by others within those entities. Since the date of the filing of the Company’s most recent quarterly report on Form 10-Q for the quarter ended March 31, 2006, the Company’s outside auditors and the audit committee of the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since September 30, 2005, any material change in internal control over financial reporting required to be disclosed in any Filed Company SEC Document has been so disclosed.

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        (f)     Since September 30, 2005, (A) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls relating to periods after September 30, 2005, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (B) to the knowledge of the Company, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after September 30, 2005, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

        (g)     Except for the Company Filing Subsidiaries, none of the Company Subsidiaries is, or has at any time since October 1, 2003 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

        (h)     The Company is not and, at the Effective Time, will not be, an “ineligible issuer” as defined in Rule 405 under the Securities Act.

        SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Share Issuance (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s shareholders and Parent’s shareholders or at the time of the Company Shareholders Meeting (as defined in Section 6.01) or the Parent Shareholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Joint Proxy Statement.

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        SECTION 3.08. Absence of Certain Changes or Events. From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, except to the extent otherwise readily apparent from disclosure in the Filed Company SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature) (such disclosures the “Applicable Filed Company SEC Disclosures”), the Company has conducted its business only in the ordinary course, and during such period there has not been:

(i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii) other than regular quarterly dividends on Company Common Stock, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of capital stock of the Company or any repurchase for value by the Company of any shares of capital stock of the Company ;

(iii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(iv) any purchase, redemption or other acquisition by the Company or any Company Subsidiary of any shares of capital stock of the Company or any Company Subsidiary or any other voting securities or other equity interests of the Company or any Company Subsidiary or any Voting Company Debt or any rights, warrants or options to acquire any such shares or other securities, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of options to acquire such stock in order to pay the exercise price thereof, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (C) the acquisition by the Company of Company Stock Options and shares of Company Restricted Stock in connection with the forfeiture of such awards for no consideration;

(v) (A) any granting by the Company or any Company Subsidiary to any director, officer or employee of the Company or any Company Subsidiary of any material increase in compensation or benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, or (B) any granting by the Company or any Company Subsidiary to any such director, officer or employee of any increase in severance, retention, change in control or termination compensation or benefits, except as was required under any employment, severance, retention, or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents;

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(vi) any change in accounting methods, principles or practices (including those for tax purposes) by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in Law or GAAP; or

(vii) any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

        SECTION 3.09. Taxes. (a) The Company and each Company Subsidiary have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by them, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary have paid all Taxes required to be paid by them other than Taxes that are not yet due and payable or that are being contested in good faith in appropriate proceedings, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (b)     No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary in writing, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (c)     The U.S. Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the U.S. Internal Revenue Service (the “I.R.S.”) or have closed by virtue of the expiration of the relevant statute of limitations, for all years ending on or prior to December 31, 1998. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

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        (d)     There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary, except Liens for Taxes that (i) are being contested in good faith or (ii) have been accrued or otherwise reflected on the most recent audited financial statements in the Filed Company SEC Documents.

        (e)     Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries).

        (f)     Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. Federal income Tax Return (other than the group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company or any Company Subsidiary) (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (2) as a transferee or successor.

        (g)     Neither the Company nor any Company Subsidiary was a “distributing corporation” in a transaction intended to be governed by Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355 of the Code) in conjunction with the Merger.

        (h)     Neither the Company nor any Company Subsidiary has been a party to a transaction that constitutes a “listed transaction”, for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law), that is or may be subject to examination by the I.R.S.

        (i)     The Peoples Gas Light and Coke Company is the obligor on $377,000,000 outstanding principal amount of tax-exempt bonds and North Shore Gas Company is the obligor on $29,250,000 outstanding principal amount of tax-exempt bonds. Such $406,250,000 aggregate principal amount of tax-exempt bonds are collectively referred to herein as the “Tax-Exempt Bonds”. Each issue consisting of Tax-Exempt Bonds meets, and has at all times since the applicable date of issuance met, all applicable requirements of sections 103 and 141 through 150 of the Code and, as applicable, all comparable provisions of the Internal Revenue Code of 1954, in order for interest on such Tax-Exempt Bonds to be excludable from gross income under section 103 of the Code. The facility of The Peoples Gas Light and Coke Company and the facility of North Shore Gas Company are operated, and at all times since the date of issuance of any Tax-Exempt Bonds have been operated, as separate “systems” within the meaning of Treas. Reg. § 1.103-8(f)(2)(iii)(d).

        (j)     Neither the Company nor any Company Subsidiary has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

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        (k)     For purposes of this Agreement:

        “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by any level of government or Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, surcharges, penalties and additions imposed with respect to such amounts.

        “Tax Return” means all U.S. Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes (whether or not payment is required to be made with such filing).

        SECTION 3.10. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, and except as disclosed in the Applicable Filed Company SEC Disclosures, there has not been any establishment, adoption, entering into, amendment or modification in any material respect by the Company or any Company Subsidiary or termination of any collective bargaining agreement or any pension, retirement, profit sharing, deferred compensation, bonus, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, vacation, severance, change in control, disability, death benefit, hospitalization, medical, welfare benefit or other employee benefits plan, program, policy, arrangement or understanding (whether or not legally binding) sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Subsidiary, in each case, providing compensation or benefits to any current or former employees, consultants, officers or directors of the Company, any Company Subsidiary, or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a “Company Commonly Controlled Entity”), but not including any Company Benefit Agreements (collectively, “Company Benefit Plans”). As of the date of this Agreement, except as filed as an exhibit to the Filed Company SEC Documents, there are not any employment, consulting, indemnification, retention, severance, change in control or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary or applicable to any employees of the Company or any Company Subsidiary (collectively, the “Company Benefit Agreements”).

        SECTION 3.11. ERISA Compliance; Excess Parachute Payments. (a)     The Company Disclosure Letter contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans and Company Benefit Agreements. Each Company Benefit Plan has been administered in compliance with its terms and with applicable Law (including, without limitation, ERISA and the Code) and the terms of all applicable collective bargaining agreements in all material respects. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof) and Company Benefit Agreement, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required by applicable Law), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan, (v) the most recent determination letter received from the Internal Revenue Service with respect to each Company Benefit Plan that is intended to be a “qualified” plan under Sections 401(a) and 501(a) of the Code and (vi) the most recently prepared actuarial valuation report and audited financial statements in connection with each Company Benefit Plan for which an actuarial valuation report or audited financial statements were required to be prepared under applicable Law.

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        (b)     All Company Pension Plans that are intended to be qualified for Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended, or has failed to have been amended in order to comply with applicable Law, since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

        (c)     None of the Company Pension Plans are subject to Section 302 or Title IV of ERISA or Section 412 of the Code. With respect to the Company, any Company Subsidiary and any other Company Commonly Controlled Entity, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would reasonably be expected to become a liability, at or after the Closing, of the Company, any Company Subsidiary or any other Company Commonly Controlled Entity , in each case except as would not reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (ii) under Section 302, 4062, 4063, 4064, 4068 or 4069 of ERISA, (iii) under Section 412(n) or 4971 of the Code and (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code. No Company Pension Plan, other than any Company Pension Plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA (a “Company Multiemployer Pension Plan”)), had, as of the respective last annual valuation date for each such Company Pension Plan, an “unfunded benefit liability” (as defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent. None of the Company Pension Plans has an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of such Company Benefit Plans or trusts created thereunder has been terminated, nor has there been any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Company Benefit Plan during the last five years and no notice of a reportable event will be required to be filed in connection with the transactions contemplated hereby. None of the Company, any Company Subsidiary or any Company Commonly Controlled Entity has incurred a “complete withdrawal” or a “partial withdrawal” (as defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Multiemployer Pension Plan.

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        (d)     None of the Company, any Company Subsidiary, any Company Commonly Control Entity, any director or officer of the Company or any of the Company Subsidiaries or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary, any Company Commonly Controlled Entity, any director or officer of the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA.

        (e)     With respect to any Company Benefit Plan that is an employee welfare benefit plan (whether or not subject to ERISA), (i) no such Company Benefit Plan is unfunded, self insured or funded through a “welfare benefits fund” (as defined in Section 419(e) of the Code or any similar state or local law), (ii) each such Company Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or any similar state or local law), complies with the applicable requirements of Section 4980B(f) of the Code or any similar state or local law, (iii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiaries on or at any time after the Effective Time and (iv) no such Company Benefit Plan provides benefits after termination of employment, except where the cost thereof is born entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

        (f)     No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any additional payment from the Company or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

        (g)     The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance, termination, change in control or similar compensation or benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan or Company Benefit Agreement or otherwise or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

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        (h)     No deduction by the Company or any Company Subsidiary in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

        SECTION 3.12. Litigation.As of the date of this Agreement, except as set forth in the Applicable Filed Company SEC Disclosures, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any Company Joint Venture that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.13. Compliance with Applicable Laws. The Company, the Company Subsidiaries and the Company Joint Ventures, except as set forth in the Applicable Filed Company SEC Disclosures, are in compliance with all applicable Laws and Judgments of any Governmental Entity, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Applicable Filed Company SEC Disclosures, none of the Company, any Company Subsidiary or any Company Joint Venture has received any written communication during the past two years from a Governmental Entity that alleges that the Company, a Company Subsidiary or a Company Joint Venture is not in compliance in any material respect with any applicable Law. This Section 3.13 does not relate to matters with respect to Taxes, ERISA or Environmental Law, which are the subject of Sections 3.09, 3.11 and 3.16, respectively.

        SECTION 3.14. Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated (“Morgan Stanley”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Morgan Stanley relating to the Merger and the other Transactions.

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        SECTION 3.15. Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to holders of the Company Common Stock, a signed copy of which opinion will be delivered to Parent for informational purposes only promptly following the date of this Agreement.

        SECTION 3.16. Environmental Matters. (a) Except for such matters set forth in the Applicable Filed Company SEC Disclosures or that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i) the Company, each of the Company Subsidiaries and each of the Company Joint Ventures are, and have been, in compliance with all Environmental Laws, and, except for any matters that have been materially resolved, none of the Company, any Company Subsidiary or any Company Joint Venture has received any (A) written communication that alleges that the Company, any Company Subsidiary or any Company Joint Venture is in violation of, or has liability under, any Environmental Law, (B) written request for information pursuant to any Environmental Law, or (C) notice regarding any requirement that is proposed for adoption or implementation under any Environmental Law and that would be applicable to the operations of the Company, any Company Subsidiary or any Company Joint Venture;

(ii) (A) the Company, each Company Subsidiary and each Company Joint Venture have obtained and are in compliance with all permits, licenses, emissions credits or allowances and any other governmental authorizations pursuant to Environmental Law (collectively, “Environmental Permits”) necessary for their operations as currently conducted, (B) all such Environmental Permits are valid and in good standing, and (C) none of the Company, any Company Subsidiary or any Company Joint Venture has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

(iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company, any Company Subsidiary or any Company Joint Venture, or against any property or operations that the Company, any Company Subsidiary or any Company Joint Venture owns, leases, or operates, in whole or in part, or, to the knowledge of the Company, formerly owned, leased or operated, in whole or in part;

(iv) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company, any Company Subsidiary or any Company Joint Venture or against any person whose liabilities for such Environmental Claims the Company, any Company Subsidiary or any Company Joint Venture has, or may have, retained or assumed, either contractually or by operation of Law; and

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(v) (A) none of the Company, any Company Subsidiary or any Company Joint Venture has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company, any Company Subsidiary or any Company Joint Venture, and (B) to the knowledge of the Company, no Environmental Claims are pending against any person whose liabilities for such Environmental Claims the Company, any Company Subsidiary or any Company Joint Venture has, or may have, retained or assumed, either contractually or by operation of Law.

        (b)     As used in this Agreement: (A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance, liability or violation by or from any person alleging liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, response costs, removal costs, remedial costs, natural resource damages or restoration, property damages, personal injuries or penalties) based on, arising out of, resulting from, or in connection with (y) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law; (B) “Environmental Laws” means all applicable federal, state, local and foreign Laws, Judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, the presence, Release, manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling of, or exposure to, Hazardous Materials, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata); (C) “Hazardous Materials” means (y) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law; and (D) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

        SECTION 3.17. Labor Matters. As of the date of this Agreement, since January 1, 2004 and except as disclosed in the Applicable Filed Company SEC Disclosures, there has not been any (i) labor dispute, strike, work stoppage or lockout or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any Company Subsidiary, or (ii) unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any other comparable Governmental Entity. As of the date of this Agreement, since January 1, 2004, there has not been any demand for recognition by any labor organization or petition for election pending with the National Labor Relations Board or any other comparable Governmental Entity, and to the knowledge of the Company, there has been no effort by any labor organization to organize any employees of the Company or any Company Subsidiary into one or more collective bargaining units. As of the date of this Agreement, no discussions or negotiations with any labor organizations are taking place, or are expected to take place prior to the Closing, with respect to the Company or any Company Subsidiary entering into a new collective bargaining agreement or an amendment, modification, renewal or extension of an existing collective bargaining agreement. Schedule 3.17 of the Company Disclosure Letter sets forth the expiration date of each collective bargaining agreement to which the Company or any Company Subsidiary is a party.

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        SECTION 3.18. Contracts. (a) As of the date of this Agreement, there are no Contracts to which the Company or any Company Subsidiary is a party, or by which any of them is bound, which are or would be required to be filed or listed as an exhibit to the Company SEC Documents (any Contracts so filed or listed or required to be so filed or listed collectively, together with any Company Non-Compete Contracts, the “Company Material Contracts”) which have not been so filed or listed. There are no Contracts to which the Company or any Company Subsidiary is a party or by which they are bound which contain provisions restricting or limiting the Company’s or any Company Subsidiary’s ability to compete or otherwise engage in specified lines of business, in any material respect (each, a “Company Non-Compete Contract”) and, except for Contracts and dealings incident to such person’s position as a director, officer or employee of the Company, there are no material Contracts or material business dealings between the Company, on the one hand, and any director, officer or employee of the Company or any entity of which any such Company director, officer or employee serves as a senior officer or director, on the other.

        (b)     Neither the Company nor any Company Subsidiary is in default under any Company Material Contract, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default by the Company or any Company Subsidiary or, to the knowledge of the Company, a default thereunder by any other party thereto, except for any such defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.19. Title to Property. (a) Each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. All such properties and assets, other than properties and assets in which the Company or any Company Subsidiary has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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        (b)     Each of the Company and the Company Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.20. Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.21. Trading. The Company has established risk parameters, limits and guidelines in compliance with the risk management policy approved by the Company Board (the “Company Trading Guidelines”) to restrict the level of risk that the Company and the Company Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the “Net Company Position”) and monitors compliance by the Company and the Company Subsidiaries with such Company Trading Guidelines. The Company has provided a copy of the Company Trading Guidelines to Parent prior to the date of this Agreement. At no time between March 31, 2006 and the date hereof, (i) has the Net Company Position not been within the risk parameters in all material respects that are set forth in the Company Trading Guidelines, or (ii) has the exposure of the Company and the Company Subsidiaries with respect to the Net Company Position resulting from all such transactions been material to the Company and the Company Subsidiaries taken as a whole. From March 31, 2006 to the date hereof, the Company and the Company Subsidiaries have not, in accordance with generally recognized mark to market accounting policies, experienced an aggregate net loss in its trading and related operations that would be material to the Company and the Company Subsidiaries taken as a whole.

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        SECTION 3.22. Regulatory Proceedings. (a) Except as set forth in the Applicable Filed Company SEC Disclosures, other than purchase gas adjustment, environmental cost recovery or similar adjusting rate mechanisms or as otherwise permitted under the terms of this Agreement, none of the Company or the Company Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (i) is a party to any rate proceeding before a Governmental Entity that would reasonably be expected to result in orders having a Company Material Adverse Effect or (ii) other than pursuant to the Settlement Agreement, has rates that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to a court. As of the date hereof, the Settlement Agreement is final and is in full force and effect, subject to future ICC processes or actions, and there are no agreements or understandings with the ICC or the Illinois Attorney General or their respective staffs or any other party to the Settlement Agreement concerning the matters that are the subject of the Settlement Agreement that are not disclosed in the Settlement Agreement. The Company has made available to Parent the Settlement Agreement and as of the date hereof, such agreement has not been amended, modified or supplemented in any way, and no portion of, annexes or exhibits to, or documents otherwise constituting a part of such agreement has been omitted from the Settlement Agreement made available to Parent.

        “Settlement Agreement” means the Settlement Agreement and Release, dated January 17, 2006, among and between Peoples Energy Corporation, The Peoples Gas Light and Coke Company, Peoples MW, LLC, Peoples Energy Resources Company, LLC and North Shore Gas Company, the People of the State of Illinois through Lisa Madigan, Illinois Attorney General, the City of Chicago and the Citizen’s Utility Board, as amended by an Amended and Addendum dated March 6, 2006.

        (b)     All filings required to be made by the Company or any Company Subsidiaries since January 1, 2002, under the Power Act, the Public Utility Holding Company Act of 1935, as amended (the “1935 Act”), and applicable state Laws and regulations, have been filed with the SEC, the FERC, the Department of Energy (the “DOE”), or any applicable state public utility commissions (including, to the extent required the ICC), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements pertaining thereto, including all rates, tariffs, franchises, service agreements and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.23. Ownership of Parent Common Stock. Neither the Company nor any of the Company Subsidiaries or other affiliates beneficially owns (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Parent Common Stock or any other class or series of Parent Capital Stock.

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        SECTION 3.24. Oil and Gas Matters. (a) The Company has furnished to Parent true and complete copies of the most recent reports estimating the proved oil and gas reserves of Peoples Energy Production Company (the “E&P Sub”) with respect to the E&P Sub’s Will-Drill Properties, Gulf Coast Properties, Texas and Louisiana Properties, New Mexico and North Dakota Properties and South Texas Properties, as prepared by the respective independent petroleum engineering firms named therein (collectively, the “Company Reserve Reports”). The factual, non-interpretive data on which the Company Reserve Reports were based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Reports was accurate in all material respects. The oil and gas properties described in the Company Reserve Reports (the “Oil and Gas Properties”) are the E&P Sub’s only material properties and assets.

        (b)     All operated producing oil and gas wells included in the Company Reserve Reports have been operated and produced and, to the knowledge of the Company, drilled, in accordance with generally accepted oil and gas field practices, except where failures to operate, produce and drill in accordance with such practices, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (c)     All proceeds from the sale of crude oil, natural gas liquids and other hydrocarbons produced from crude oil and natural gas (“Hydrocarbons”) produced from the Oil and Gas Properties are being received by the E&P Sub in a timely manner and are not being held in suspense for any reason, except where failures to receive such proceeds or the holding in suspense of such proceeds, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (d)     The E&P Sub has not received any advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, the E&P Sub is neither underproduced nor overproduced, in either case, under gas balancing or similar arrangements, except where receipt of such payments entitling purchasers to receive deliveries without paying therefor or the E&P Sub being underproduced or overproduced under gas balancing or similar arrangements, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (e)     The oil and gas leases and other agreements (collectively, the “Oil and Gas Agreements”) that provide the E&P Sub with operating rights in the Oil and Gas Properties are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default, breach or violation (or event that, with notice or lapse of time or both, would become a default, breach or violation) under any Oil and Gas Agreement, except where failure to be legal, valid and binding and in full force and effect and such defaults, breaches and violations, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (f)     No claim, notice or order from any Governmental Entity or other person has been received by the Company or the E&P Sub, or, to the knowledge of the Company, threatened against the E&P Sub, due to Hydrocarbons production in excess of allowables or similar violations that could result in curtailment of production from any unit or oil and gas properties of the E&P Sub, except any such violations that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

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ARTICLE IV

Representations and Warranties of Parent

        Except as set forth in the Parent Disclosure Letter (with specific reference to the relevant sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants readily apparent), Parent represents and warrants to the Company as follows (each representation or warranty made by Parent relating to a Parent Joint Venture (as defined below) that is neither operated nor managed by Parent or a Parent Subsidiary (as defined below) shall be deemed made only to the knowledge of the Parent):

        SECTION 4.01. Organization, Standing and Power. (a)     Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

        (b)     Each subsidiary of Parent (each a “Parent Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted, except where such failure (individually or in the aggregate) has not had and would not reasonably be expected to (i) have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole (other than effects to the extent relating to (A) the United States regulated gas and electric utility industries in general to the extent not disproportionately affecting Parent and the Parent Subsidiaries, taken as a whole, as compared to other similarly situated companies in Parent’s industry, (B) general economic, financial or securities market conditions in the United States or elsewhere to the extent not disproportionately affecting Parent and the Parent Subsidiaries, taken as a whole, as compared to other similarly situated companies in Parent’s industry, or (C) the commencement, occurrence, or intensification of any war, sabotage, armed hostilities or acts of terrorism that does not directly affect the assets or properties of, or the communities served by, Parent or any Parent Subsidiary, (D) fluctuations, in and of themselves, in the price of Parent Common Stock, (E) any change in GAAP (or any interpretation thereof) by FASB, the SEC or any other applicable regulatory body, (F) changes in Laws, rules or the regulations of any Governmental Entity to the extent not disproportionately affecting Parent and the Parent Subsidiaries, taken as a whole, as compared to other similarly situated companies in Parent’s industry or (G) the announcement of this Agreement or the consummation of the Transactions) or (ii) have a material adverse effect on or materially delay Parent’s ability to perform its obligations under this Agreement (a “Parent Material Adverse Effect”). Each of Parent and each Parent Subsidiary is duly qualified or licensed or admitted to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, use or leasing of its properties makes such qualification or licensing or admission necessary, other than in such jurisdictions where the failure to be so qualified or licensed or admitted (individually or in the aggregate) has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the articles of incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the By-laws of Parent, as amended to the date of this Agreement (as so amended, the “Parent By-laws”), and the comparable charter and organizational documents of Sub and each other Parent Subsidiary, in each case as amended through the date of this Agreement. Parent is regulated as a public utility holding company in the State of Wisconsin and is not subject to regulation as such by any other state. Other than (i) Michigan Gas Utilities Corporation, which is a regulated public utility in the State of Michigan, (ii) Upper Peninsula Power Company which is a regulated public utility in the State of Michigan, (iii) Wisconsin Public Service Corporation, which is a regulated public utility in the State of Wisconsin and the State of Michigan, (iv) Minnesota Energy Resources Corporation, which is a regulated public utility in the state of Minnesota and (v) Wisconsin River Power Company, which is a regulated public utility in the State of Wisconsin, none of the Parent Subsidiaries is regulated as a public utility or subject to such regulation by any state.

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        SECTION 4.02. Parent Subsidiaries; Equity Interests. (a)     Section 4.02(a) of the letter, dated as of the date of this Agreement, from Parent to the Company (the “Parent Disclosure Letter”) lists each Parent Subsidiary and its jurisdiction of organization. All the outstanding shares of each Parent Subsidiary have been validly issued and are fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law (the “WBCL”)) and, except as set forth in Parent Disclosure Letter, are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all Liens.

        (b)     Section 4.02(b) of the Parent Disclosure Letter sets forth a description as of the date of this Agreement of all Parent Joint Ventures, including (A) the name of the project associated with each such Parent Joint Venture and (B) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement:

“Parent Joint Venture” shall mean (x) the American Transmission Company and (y) any other Joint Venture of Parent or any Parent Subsidiary in which the invested capital associated with Parent’s or a Parent Subsidiary’s interest exceeds $20,000,000, as reasonably determined by Parent.

        (c)     Except for interests in the Parent Subsidiaries, the Parent Joint Ventures and interests acquired after the date of this Agreement without violating any covenant contained herein, Parent does not directly or indirectly own any shares of capital stock, other voting securities or Equity Interests in any person, in which the fair market value as of the date of this Agreement of such interest individually exceeds $20,000,000.

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        (d)     Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        SECTION 4.03. Capital Structure. (a) The authorized shares of Parent consists of 200 million shares of Parent Common Stock. At the close of business on June 30, 2006, (i) 43,110,346 shares of Parent Common Stock were issued and outstanding, (ii) 12,000 shares of Parent Common Stock were held by Parent in its treasury, (iii) 175,915 shares of Parent Common Stock were subject to outstanding rights under a Parent Stock Plan to receive such shares contingent upon the achievement of one or more performance goals (such shares, “Parent Performance Shares”), (iv) 1,675,767 shares of Parent Common Stock were subject to outstanding stock options to purchase or acquire Parent Common Stock (“Parent Stock Options”) granted under the Parent Stock Plans, (v) 2,800,280 additional shares of Parent Common Stock were reserved and available for issuance pursuant to Parent’s 2005 Omnibus Incentive Compensation Plan, Parent’s Deferred Compensation Plan, Parent’s 2001 Omnibus Incentive Compensation Plan, Wisconsin Public Service Corporation Employee Stock Ownership Plan, Parent’s 1999 Stock Option Plan, Parent’s 1999 Non-Employee Directors Stock Option Plan and Parent’s Stock Investment Plan (such plans, collectively, the “Parent Stock Plans”), and (vi) 46,177,163 shares of Parent Common Stock were reserved for issuance in connection with the rights (the “Parent Rights”) issued pursuant to the Rights Agreement dated as of December 12, 1996 (as amended from time to time, the “Parent Rights Agreement”), between Parent and American Stock Transfer & Trust Company, as Rights Agent. Except as set forth above, at the close of business on June 30, 2006, no shares of capital stock or other voting securities or equity interests of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable (except for statutory liability under Section 180.0622(2)(b) of the WBCL for unpaid employee wages) and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the WBCL, the Parent Charter, the Parent By-laws or any Contract to which Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent or any Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock or holders of the capital stock of any Parent Subsidiary may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights or other stock-based compensation awards, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, other voting securities or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares of capital stock, other voting securities or other equity interests in Parent or of any Parent Subsidiary or any Voting Parent Debt, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any Option or (iii) other rights the value of which is in any way based on or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Parent Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary. Parent has delivered to the Company a complete and correct copy of the Parent Rights Agreement as amended to the date of this Agreement.

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        (b)     The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

        SECTION 4.04. Authority; Execution and Delivery; Enforceability. (a)     Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by each of them of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject in the case of the Share Issuance and the Charter Amendment to receipt of the Parent Shareholder Approval (as defined in Section 4.04(c)). Parent, as sole shareholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation, enforceable against each of them in accordance with its terms.

        (b)     The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement, the Merger, the Share Issuance and the other Transactions (other than the Charter Amendment )and (ii) recommending that Parent’s shareholders approve the Share Issuance. The Parent Board will adopt resolutions approving the Charter Amendment and recommending that Parent’s shareholders approve the Charter Amendment promptly after a new name for Parent has been determined pursuant to Section 1.08.

        (c)     The affirmative vote of the holders of a majority of the shares of Parent Common Stock represented at the Parent Shareholder Meeting and entitled to vote thereon approving the Share Issuance and the Charter Amendment, provided that a majority of the shares of the outstanding Parent Common Stock is present and votes on such proposals at the Parent Shareholder Meeting (the “Parent Shareholder Approval”), is the only vote of the holders of any class or series of shares or other securities of Parent necessary to approve the Merger, this Agreement, the Share Issuance, the Charter Amendment and the other Transactions.

        SECTION 4.05. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger, the Share Issuance, the Charter Amendment and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of payment or reimbursement or termination, cancelation, modification or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent, any Parent Subsidiary or any Parent Joint Venture under, any of the terms, conditions or provisions of (i) the Parent Charter, the Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary (subject to the approval, filing and effectiveness of the Charter Amendment), (ii) any Contract to which Parent, Parent Subsidiary or any Parent Joint Venture is a party or by which any of their respective properties or assets is bound or (iii) subject to the governmental filings and the obtaining of the Parent Shareholder Approval and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Parent, any Parent subsidiary or any Parent Joint Venture or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (excluding for purposes of this Section 4.05(a) and the application of Section 7.03(a) hereto, clause (i)(G) of the definition of “Parent Material Adverse Effect”).

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        (b)     No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent, Parent Subsidiary or any Parent Joint Venture in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Form S-4 and the Joint Proxy Statement and (B) such reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Illinois and the Charter Amendment with the Wisconsin Department of Financial Institutions, (iv) the filing of documents with various state securities authorities that may be required in connection with the Transactions, (v) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued pursuant to Article II to be listed on the NYSE, (vi) notice to, and the consent and approval of, FERC under Section 203 of the Power Act, or an order under the Power Act disclaiming jurisdiction over the Transactions, (vii) to the extent required, or, in Parent’s sole discretion, advisable in response to an assertion of jurisdiction by the Public Service Commission of Wisconsin (the “PSCW”), the Michigan Public Service Commission (the “MPSC”) or the Minnesota Public Utilities Commission (“MPUC”), notice to and the approval of the PSCW, the MPSC and the MPUC and notice to and the approval of the ICC, (viii) the FCC Pre-Approvals (the items set forth above in clauses (vi) through (viii) collectively the “Parent Required Statutory Approvals”), (ix) compliance with and such filings as may be required under applicable Environmental Laws, (x) such filings as may be required in connection with the Taxes described in Section 6.09 and (xi) such other items (A) that may be required under the applicable Law of any foreign country, (B) required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions or (C) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (excluding for purposes of this Section 4.05(b) and the application of Section 7.03(a) hereto, clause (i)(G) of the definition of “Parent Material Adverse Effect”).

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        (c)     Parent and the Parent Board have taken all action necessary to (i) render the Parent Rights inapplicable to this Agreement, the Merger, the Share Issuance and the other Transactions and (ii) ensure that (A) neither the Company nor any of its affiliates or associates is or will become an “Acquiring Person” (as defined in the Parent Rights Agreement) by reason of this Agreement, the Merger, the Share Issuance or any other Transaction, and (B) assuming no material change in the current ownership of Company Common Stock prior to the Effective Time, a “Distribution Date” (as defined in the Parent Rights Agreement) shall not occur by reason of this Agreement, the Merger, the Share Issuance or any other Transaction.

        SECTION 4.06. SEC Documents; Undisclosed Liabilities. (a) Parent and the Parent Subsidiaries have filed all reports, schedules, forms, registration statements, definitive proxy statements, and other documents (together with all amendments thereof and supplements thereto) required to be filed by Parent and the Parent Subsidiaries with the SEC since January 1, 2005 (the “Parent SEC Documents”).

        (b)     As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the notes, if any, thereto) of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) as in effect on the respective dates thereof applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Parent Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

        (c)     Except as set forth on the most recent audited balance sheet (or in the notes thereto) of Parent included in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Parent SEC Documents”), neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated Parent Subsidiaries or in the notes thereto and that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

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        (d)     With respect to each Parent SEC Document that is a report on Form 10-K or 10-Q or an amendment thereto, each of the principal executive officer and the principal financial officer of Parent or each former principal executive officer and principal financial officer of Parent) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since the effectiveness of SOX, neither Parent nor any of its subsidiaries has arranged any “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. Parent has previously made available to the Company a true and complete copy of any reports by Parent’s management to the Parent Board or any committee thereof relating to compliance with SOX, as well as the reports of any outside consultant or auditor with respect thereto.

        (e)     The management of Parent has designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to Parent, including consolidated Parent Subsidiaries, is made known to the management of Parent by others within those entities. Since the date of the filing of the Parent’s most recent quarterly report on Form 10 Q for the quarter ended March 31, 2006, Parent’s outside auditors and the audit committee of the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since December 31, 2005, any material change in internal control over financial reporting required to be disclosed in any Filed Parent SEC Document has been so disclosed.

        (f)     Since December 31, 2005, (A) neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any Parent Subsidiary has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls relating to periods after December 31, 2005, including any material complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (B) to the knowledge of Parent, no attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2005, by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or executive officer of Parent.

        (g)     Except for Wisconsin Public Service Corporation, none of the Parent Subsidiaries is, or has at any time since January 1, 2004 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

        (h)     Parent is not and, at the Effective Time, will not be, an “ineligible issuer” as defined in Rule 405 under the Securities Act.

        SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s shareholders and Parent’s shareholders or at the time of the Company Shareholders Meeting or the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement, as the case may be.

        SECTION 4.08. Absence of Certain Changes or Events. (a) From the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement, except to the extent otherwise readily apparent from disclosure in the Filed Parent SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature) (such disclosures the “Applicable Filed Parent SEC Disclosures”). Parent has conducted its business only in the ordinary course, and during such period there has not been:

(i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(ii) except for regular quarterly dividends on Parent Common Stock, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of capital stock of Parent;

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(iii) any split, combination or reclassification of any capital stock of Parent or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Parent;

(iv) any purchase, redemption or other acquisition by Parent or any Parent Subsidiary of any shares of capital stock of Parent or any Parent Subsidiary or any other voting securities or other equity interests in Parent or any Parent Subsidiary or any Voting Parent Debt or any rights, warrants or options to acquire any such shares or other securities, other than (A) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of options to acquire such stock in order to pay the exercise price thereof, (B) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (C) the acquisition by Parent of Parent Stock Options in connection with the forfeiture of such awards for no consideration; or

(v) (A) any granting by Parent or any Parent Subsidiary to any director, officer or employee of Parent or any Parent Subsidiary of any material increase in compensation or benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Parent SEC Documents, or (B) any granting by Parent or any Parent Subsidiary to any such director, officer or employee of any increase in severance, retention, change in control or termination compensation or benefits, except as was required under any employment, severance, retention or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Parent SEC Documents.

(vi) any change in accounting methods, principles or practices (including those for tax purposes) by Parent or any Parent Subsidiary materially affecting the consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by a change in Law or GAAP; or

(vii) any material elections with respect to Taxes by Parent or any Parent Subsidiary or settlement or compromise by Parent or any Parent Subsidiary of any material Tax liability or refund.

        (b)     Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        SECTION 4.09. Taxes. (a)    Parent and each Parent Subsidiary have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by them, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each Parent Subsidiary have paid all Taxes required to be paid by them other than Taxes that are not yet due and payable or that are being contested in good faith in appropriate proceedings, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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        (b)     No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any Parent Subsidiary in writing, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (c)     The U.S. Federal income Tax Returns of Parent and each Parent Subsidiary consolidated in such Tax Returns have been examined by and settled with the I.R.S., or have closed by virtue of the expiration of the relevant statute of limitations, for all years ending on or prior to December 31, 2003. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

        (d)     There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any Parent Subsidiary except Liens for Taxes that (i) are being contested in good faith or (ii) have been accrued or otherwise reflected on the most recent audited financial statements included in the Filed Parent SEC Documents.

        (e)     Neither Parent nor any Parent Subsidiary is a party to or is bound by Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Parent and the Parent Subsidiaries).

        (f)     Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. Federal income Tax Return (other than the group the common parent of which is Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its subsidiaries) (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (2) as a transferee or successor.

        (g)     neither Parent nor any Parent Subsidiary was a “distributing corporation” in a transaction intended to be governed by Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355 of the Code) in conjunction with the Merger.

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        (h)     Neither Parent nor any Parent Subsidiary has been a party to a transaction that constitutes a “listed transaction”, for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law), that is or may be subject to examination by the I.R.S.

        (i)     Neither Parent nor any Parent Subsidiary has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

        SECTION 4.10. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement and except as disclosed in the Applicable Filed Parent SEC Disclosures, there has not been any establishment, adoption entering into, amendment or modification in any material respect by Parent or any Parent Subsidiary or termination of any collective bargaining agreement or any pension, retirement, profit sharing, deferred compensation, bonus, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity based compensation, vacation, severance, change in control, disability, death benefit, hospitalization, medical, welfare benefit or other employee benefits plan, program, policy, arrangement or understanding (whether or not legally binding) sponsored, maintained or contributed to, or required to be maintained or contributed to, by Parent or any Parent Subsidiary in each case, providing compensation or benefits to any current or former employees, consultants, officers or directors of Parent, any Parent Subsidiary, or any other person or entity that, together with Parent, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which Parent is otherwise jointly or severally liable under applicable Law (each, a “Parent Commonly Controlled Entity”), but not including any Parent Benefit Agreements (collectively, “Parent Benefit Plans”). As of the date of this Agreement, except as filed as an exhibit the Filed Parent SEC Documents, there are not any employment, consulting, indemnification, retention, severance, change in control or termination agreements or arrangements between Parent or any Parent Subsidiary and any current or former employee, officer or director of Parent or any Parent Subsidiary or applicable to any employees of Parent or any Parent Subsidiary (collectively, the “Parent Benefit Agreements”).

        SECTION 4.11. ERISA Compliance. (a)     The Parent Disclosure Letter contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Parent Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other Parent Benefit Plans and Parent Benefit Agreements. Each Parent Benefit Plan has been administered in compliance with its terms and with applicable Law (including ERISA and the Code) and the terms of all applicable collective bargaining agreements in all material respects. The Parent has made available to the Company true, complete and correct copies of (i) each Parent Benefit Plan (or, in the case of any unwritten Parent Benefit Plan, a description thereof) and Parent Benefit Agreement, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Parent Benefit Plan (if any such report was required by applicable Law), (iii) the most recent summary plan description for each Parent Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Parent Benefit Plan, (v) the most recent determination letter received from the Internal Revenue Service with respect to each Parent Benefit Plan that is intended to be a “qualified” plan under Sections 401(a) and 501(a) of the Code and (vi)the most recently prepared actuarial valuation report and audited financial statements in connection with each Parent Benefit Plan for which an actuarial valuation report or audited financial statements were required to be prepared under applicable Law.

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        (b)     All Parent Pension Plans that are intended to be qualified for Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Parent Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Parent, has revocation been threatened, nor has any such Parent Pension Plan been amended, or has failed to have been amended in order to comply with applicable Law, since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

        (c)     None of the Parent Pension Plans are subject to Section 302 or Title IV of ERISA or Section 412 of the Code. With respect to Parent, any Parent Subsidiary and any other Parent Commonly Controlled Entity, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would reasonably be expected to become a liability, at or after the Closing, of Parent, any Parent Subsidiary or any other Parent Commonly Controlled Entity , in each case except as would not reasonably be expected to result in a Parent Material Adverse Effect. No Parent Pension Plan, other than any Parent Pension Plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA (a “Parent Multiemployer Pension Plan”)), had, as of the respective last annual valuation date for each such Parent Pension Plan, an “unfunded benefit liability” (as defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to the Company. None of Parent Pension Plans has an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of such Parent Benefit Plans or trusts created thereunder has been terminated, nor has there been any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Parent Benefit Plan during the last five years and no notice of a reportable event will be required to be filed in connection with the transactions contemplated hereby. None of Parent, any Parent Subsidiary or any Parent Commonly Controlled Entity has incurred a “complete withdrawal” or a “partial withdrawal” (as defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Parent Multiemployer Pension Plan.

        (d)     None of Parent, any Parent Subsidiary, any Parent Commonly Controlled Entity, any director or officer of Parent or any of the Parent Subsidiaries or any of Parent Benefit Plans which are subject to ERISA, including the Parent Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Parent, any Parent Subsidiary, any Parent Commonly Controlled Entity or any director or officer of Parent or any Parent Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA.

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        (e)     With respect to any Parent Benefit Plan that is an employee welfare benefit plan (whether or not subject to ERISA), (i) no such Parent Benefit Plan is unfunded, self-insured or funded through a “welfare benefits fund” (as defined in Section 419(e) of the Code), (ii) each such Parent Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or any similar state or local law), complies with the applicable requirements of Section 4980B(f) of the Code or any similar state or local law, (iii) each such Parent Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to Parent and Parent Subsidiary on or at any time after the Effective Time and (iv) no such Parent Benefit Plan provides benefits after termination of employment, except where the cost thereof is born entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

        (f)     No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to Parent could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any additional payment from Parent or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

        (g)     The execution and delivery by the Parent of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not (i) entitle any employee, officer or director of the Parent or any Parent Subsidiary to severance, termination, change in control or similar compensation or benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Parent Benefit Plan or Parent Benefit Agreement or otherwise or (iii) result in any breach or violation of, or a default under, any Parent Benefit Plan or Parent Benefit Agreement.

        (h)     No deduction by the Parent or any Parent Subsidiary in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

        SECTION 4.12. Litigation. As of the date of this Agreement, except as set forth in the Applicable Filed Parent SEC Disclosures, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent, any Parent Subsidiary or any Parent Joint Venture that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent, any Parent Subsidiary or any Parent Joint Venture that has had or would reasonably be expected to have a Parent Material Adverse Effect.

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        SECTION 4.13. Compliance with Applicable Laws. Parent, the Parent Subsidiaries and the Parent Joint Ventures except as set forth in the Applicable Filed Parent SEC Disclosures are in compliance with all applicable Laws and judgments of any Governmental Entity, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Applicable Filed Parent SEC Disclosures, none of Parent, any Parent Subsidiary or any Parent Joint Venture has received any written communication during the past two years from a Governmental Entity that alleges that Parent, any Parent Subsidiary or a Parent Joint Venture is not in compliance in any material respect with any applicable Law. This Section 4.13 does not relate to matters with respect to Taxes, ERISA or Environmental Law, which are the subject of Sections 4.09, 4.11 and 4.16, respectively.

        SECTION 4.14. Brokers. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc. (“JPMorgan”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub. Parent has furnished to the Company a true and complete copy of all agreements between Parent and JPMorgan relating to the Merger and the other Transactions.

        SECTION 4.15. Opinion of Financial Advisor. Parent has received the opinion of JPMorgan, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio in the Merger is fair from a financial point of view to Parent, a signed copy of which opinion will be delivered to the Company for informational purposes only promptly following the date of this Agreement.

        SECTION 4.16. Environmental Matters. Except for such matters set forth in the Applicable Filed Parent SEC Disclosures or that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i) Parent, the Parent Subsidiaries and the Parent Joint Ventures are, and have been, in compliance with all Environmental Laws, and none of Parent, any Parent Subsidiary or any Parent Joint Venture has received any (A) written communication that alleges that Parent, any Parent Subsidiary or any Parent Joint Venture is in violation of, or has liability under, any Environmental Law, (B) written request for information pursuant to any Environmental Law, or (C) notice regarding any requirement that is proposed for adoption or implementation under any Environmental Law and that would be applicable to the operations of Parent, any Parent Subsidiary or any Parent Joint Venture;

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(ii) (A) Parent, each Parent Subsidiary and each Parent Joint Venture have obtained and are in compliance with all Environmental Permits necessary for their operations as currently conducted, (B) all such Environmental Permits are valid and in good standing, (C) none of Parent, any Parent Subsidiary or any Parent Joint Venture has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit, and (D) no such Environmental Permits will be revoked, modified or not renewed as a result of the transactions contemplated by this Agreement;

(iii) there are no Environmental Claims pending or, to the knowledge of Parent, threatened, against Parent, any Parent Subsidiary or any Parent Joint Venture, or against any property or operations that the Parent, any Parent Subsidiary or any Parent Joint Venture owns, leases, or operates, in whole or in part, or, to the knowledge of Parent, formerly owned, leased or operated, in whole or in part;

(iv) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Parent, any Parent Subsidiary or any Parent Joint Venture or against any person whose liabilities for such Environmental Claims Parent, any Parent Subsidiary or any Parent Joint Venture has, or may have, retained or assumed, either contractually or by operation of Law; and

(v) (A) none of Parent, any Parent Subsidiary or any Parent Joint Venture has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Parent, any Parent Subsidiary or any Parent Joint Venture, and (B) to the knowledge of Parent, no Environmental Claims are pending against any person whose liabilities for such Environmental Claims Parent, any Parent Subsidiary or any Parent Joint Venture has, or may have, retained or assumed, either contractually or by operation of Law.

        SECTION 4.17. Labor Matters. As of the date of this Agreement, since January 1, 2004 and except as disclosed in the Applicable Filed Parent SEC Disclosures, there has not been any (i) labor dispute, strike, work stoppage or lockout or, to the knowledge of Parent, threat thereof, by or with respect to any employee of Parent or any Parent Subsidiary, or (ii) unfair labor practice charge or complaint against Parent or any Parent Subsidiary pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any other comparable Governmental Entity. As of the date of this Agreement, since January 1, 2004, there has not been any demand for recognition by any labor organization or petition for election pending with the National Labor Relations Board or any other comparable Governmental Entity, and to the knowledge of Parent, there has been no effort by any labor organization to organize any employees of Parent or any Parent Subsidiary into one or more collective bargaining units. As of the date of this Agreement, no discussions or negotiations with any labor organizations are taking place, or are expected to take place prior to the Closing, with respect to Parent or any Parent Subsidiary entering into a new collective bargaining agreement or an amendment, modification, renewal or extension of an existing collective bargaining agreement. Schedule 4.17 of the Parent Disclosure Letter sets forth the expiration date of each collective bargaining agreement to which Parent or any Parent Subsidiary is a party.

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        SECTION 4.18. Contracts. (a)     As of the date of this Agreement, there are no Contracts to which Parent or any Parent Subsidiary is a party, or by which any of them is bound, which are or would be required to be filed or listed as an exhibit to the Parent SEC Documents (any Contracts so filed or listed or required to be so filed or listed collectively, together with the Parent Non-Compete Contracts, the “Parent Material Contracts”) which have not been so filed or listed. There are no Contracts to which Parent or any Parent Subsidiary is a party or by which they are bound which contain provisions restricting or limiting Parent’s or any Parent Subsidiary’s ability to compete or otherwise engage in specified lines of business, in any material respect (each, a “Parent Non-Compete Contract”) and, except for Contracts and dealings incident to such person’s position as a director, officer or employee of Parent, there are no material Contracts or material business dealings between Parent, on the one hand, and any director, officer or employee of Parent or any entity of which any such Parent director, officer or employee serves as a senior officer or director, on the other.

        (b)     Neither Parent nor any Parent Subsidiary is in default under any Parent Material Contract, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default by Parent or any Parent Subsidiary or, to the knowledge of Parent, a default thereunder by any other party thereto, except for any such defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.19. Title to Property. (a)   Each of Parent and the Parent Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All such properties and assets, other than properties and assets in which Parent or any Parent Subsidiary has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (b)     Each of Parent and the Parent Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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        SECTION 4.20. Intellectual Property. Parent and the Parent Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. No claims are pending or, to the knowledge of Parent, threatened that Parent or any of the Parent Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no person is infringing the rights of Parent or any of the Parent Subsidiaries with respect to any Intellectual Property Right except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.21. Trading. Parent has established risk parameters, limits and guidelines in compliance with the risk management policy approved by Parent Board (the “Parent Trading Guidelines”) to restrict the level of risk that Parent and the Parent Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the “Net Parent Position”) and monitors compliance by Parent and the Parent Subsidiaries with such Parent Trading Guidelines. Parent has provided a copy of the Parent Trading Guidelines to the Company prior to the date of this Agreement. At no time between March 31, 2006 and the date hereof, (i) has the Net Parent Position not been within the risk parameters in all material respects that are set forth in the Parent Trading Guidelines, and (ii) has the exposure of Parent and the Parent Subsidiaries with respect to the Net Parent Position resulting from all such transactions been material to Parent and the Parent Subsidiaries taken as a whole. From March 31, 2006 to the date hereof, Parent and the Parent Subsidiaries have not, in accordance with generally recognized mark to market accounting policies, experienced an aggregate net loss in its trading and related operations that would be material to Parent and the Parent Subsidiaries taken as a whole.

        SECTION 4.22. Regulatory Proceedings. (a) Except as set forth in the Applicable Filed Parent SEC Disclosures, other than fuel adjustment or purchase gas adjustment or similar adjusting rate mechanisms and except as otherwise permitted under the terms of this Agreement, none of Parent or the Parent Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (i) is a party to any rate proceeding before a Governmental Entity that would reasonably be expected to result in orders having a Parent Material Adverse Effect or (ii) has rates that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to a court.

        (b)     All filings required to be made by Parent or any Parent Subsidiary since January 1, 2002, under the Power Act, or the Atomic Energy Act, the 1935 Act and applicable state Laws and regulations, have been filed with the SEC, the FERC, the DOE, Nuclear Regulatory Commission (the “NRC”) or any applicable state public utility commissions (including, to the extent required, the PSCW, MPSC, MPUC and the ICC), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements pertaining thereto, including all rates, tariffs, franchises, service agreements and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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        SECTION 4.23. Nuclear Generating Facilities. None of Parent or the Parent Subsidiaries, nor any of the Parent Joint Ventures, currently owns or operates, in whole or in part, any nuclear generating facilities. With respect to Parent’s former interest in the Kewaunee Nuclear Power Plant (the “Kewaunee Plant”), Parent is in compliance with all requirements of the agreement governing the sale of the Kewaunee Plant and any applicable provisions of the Atomic Energy Act or regulations of the NRC, except as set forth in the Applicable Filed Parent SEC Disclosures and except where such non-compliance has not and would not be reasonably expected to have a Parent Material Adverse Effect. There are no contingent liabilities for Parent associated with Parent’s prior ownership or operation of the Kewaunee Plant, except as set forth in the Applicable Filed Parent SEC Disclosures and except such contingent liabilities that would not be expected to have a Parent Material Adverse Effect.

        SECTION 4.24. Ownership of Company Capital Stock. Neither Parent nor any Parent Subsidiaries or other affiliates beneficially owns (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or any other class or series of Company Capital Stock.

ARTICLE V

Covenants Relating to Conduct of Business

        SECTION 5.01. Conduct of Business. (a)     Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and to comply in all material respects with all Laws, Judgments and Consents of and Permits with all Governmental Entities applicable to them (including, without limitation, the Settlement Agreement) to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter (with specific reference to the relevant sections of the covenants) or otherwise expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed in the case of subsections (ix), (x), (xi), (xiii) and (xiv) and, to the extent applicable, subsection (xvi)):

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(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its shares of capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent and (2) regular quarterly cash dividends with respect to Company Common Stock, not in excess of $0.545 per share, with usual declaration, record and payment dates and in accordance with the Company’s past dividend policy, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock, (C) purchase, redeem or otherwise acquire any shares of its capital stock or capital stock of any Company Subsidiary, or any other voting securities or equity interests of the Company or any Company Subsidiary or any Voting Company Debt or any rights, warrants or options to acquire any such shares or other securities, other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, and (3) the acquisition by the Company of Company Stock Options and shares of Company Restricted Stock in connection with the forfeiture of such awards for no consideration or (D) purchase, redeem or otherwise acquire any shares of capital stock of Parent (including Parent Common Stock) or capital stock of any Parent Subsidiary, or any other voting securities or equity interests of Parent or any Parent Subsidiary or any Voting Parent Debt or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or other stock-based compensation awards, other than (1) the issuance of Company Common Stock upon the exercise or vesting (as applicable) of Company Stock Options, Company Performance Shares and Company Deferred Shares outstanding on the date of this Agreement and in accordance with their present terms, (2) as required to comply with any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement and (3) in connection with the grant of equity-based or equity-related awards with respect to 300,000 additional shares of Company Common Stock pursuant to the Company Stock Plans in accordance with their present terms and consistent with prior practice, (4) in accordance with the terms of the Company’s dividend reinvestment plan as in effect as of the date of this Agreement and (5) the issuance of Company Common Stock to the extent necessary to prevent the long-term credit rating of the Company, whether prior to or after giving effect to the Merger and the other Transactions, as determined by any nationally recognized rating agency, from falling below investment grade; provided that for purposes of this clause (5) only, the Company obtains Parent’s prior written consent (such consent not be unreasonably withheld) unless such issuance is in the ordinary course of business consistent with past practice pursuant to the Company’s continuous equity offering plan in an aggregate amount not to exceed $30 million;

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(iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents, except for such amendments to its articles of incorporation, by-laws and other comparable charter or organizational documents (A) required by Law or the rules and regulations of the SEC or the NYSE or (B) that do not have an adverse affect on the Merger and the other Transactions and would not materially restrict the operation of their businesses;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, other than (x) purchases of inventory in the ordinary course of business consistent with past practice and (y) capital expenditures (1) in an amount not to exceed 110% in the aggregate of the amount of capital expenditures (for the avoidance of doubt, excluding any acquisition of a business and any acquisition in a transaction or series of related transactions by or on behalf of the E&P Sub of interests in real property for more than $5 million) set forth in Section 5.01(a)(iv) of the Company Disclosure Letter (the “Company Expenditure Schedule”), (2) required by Law or Governmental Entities or (3) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance); provided in each case, the Company shall use its best efforts to notify Parent in writing prior to making any such capital expenditure in excess of the aggregate budgeted amounts;

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(v) (A) grant to any director, officer or employee of the Company or any Company Subsidiary any material increase in compensation or benefits, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any director, officer or employee of the Company or any Company Subsidiary any increase in severance, change in control, retention or termination compensation or benefits, except to the extent required under any employment, severance or termination agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) enter into any employment, consulting, indemnification, retention, severance, change in control or termination agreement with any such director, officer or employee, (D) establish, adopt, enter into, amend or modify in any material respect or terminate any collective bargaining agreement or Company Benefit Plan or (E) take any action to fund or secure, or accelerate the time of payment or vesting of any compensation, benefits or other rights, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement;

(vi) make any change in accounting methods, principles or practices (including those for tax purposes) materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by Law or a change in Law or GAAP;

(vii) make any material elections with respect to Taxes that will continue to be binding after the Effective Time, or settle or compromise any material Tax liability or refund, except insofar as may be required by Law or a change in Law;

(viii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except (i) dispositions or Liens in an aggregate principal amount not to exceed $20 million, (ii) sales of inventory and excess or obsolete assets or assets being replaced, in each case, in the ordinary course of business consistent with past practice and (iii) grants of liens in connection with project financings;

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(ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements), except for (i) short-term borrowings (including under revolving credit facilities) in an aggregate principal amount not to exceed $550 million outstanding at any time for working capital in the ordinary course of business consistent with past practice, of which $250 million may be outstanding in respect of the Company’s regulated utility business, in each case, if incurring such short-term borrowings is not reasonably likely to cause the long-term credit rating of the Company, whether prior to or after giving effect to the Merger and to the other Transactions, as determined by any nationally recognized credit agency, to fall below investment grade; (ii) letters of credit obtained in the ordinary course of business consistent with past practice if obtaining such letter of credit is not reasonably likely to cause the long-term credit rating of the Company, whether prior to or after giving effect the Merger and to the other Transactions, as determined by any nationally recognized credit agency, to fall below investment grade; (iii) borrowings made in connection with the refinancing of existing indebtedness (including any pre-funding or exchange) at its stated maturity or a lower cost of funds (calculating such cost on an aggregate after-Tax basis), and (iv) additional indebtedness to be issued by the Company’s Subsidiaries that are public utilities in an aggregate principal amount not to exceed $70 million, provided that the incurrence of such indebtedness is in compliance with applicable ICC rules and regulations and is not reasonably likely to cause the long-term credit rating of the Company, whether prior to or after giving effect the Merger and to the other Transactions, as determined by any nationally recognized credit agency, to fall below investment grade; or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or a direct or indirect wholly owned Company Subsidiary;

(x) except as required by applicable Law, make any changes or propose any changes in its rates or charges, standards of service or regulatory accounting from those in effect on the date of this Agreement, or effect any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto, or amend the Settlement Agreement or make any filing to change its rates on file with the FERC, the ICC, or any other applicable state utility commission, except for any change or other action (A) which is not reasonably expected to cause the return on equity in respect of the Company’s regulated business to be materially lower than the return on equity which the Company is authorized to receive in respect of such regulated business and (B) which would not reasonably be expected to lead to any material delay in obtaining or materially increase the risk of not obtaining any Company Required Statutory Approval (it being understood and agreed that neither the Company nor any Company Subsidiary will submit any new rate application to the ICC without Parent’s prior written consent, except as otherwise required by applicable Law in which case the Company will provide Parent such application reasonably in advance of filing and will consider parent’s comments in good faith prior to filing such application);

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(xi) make or agree to make any capital expenditure or expenditures (excluding any acquisition of a business and any acquisition in a transaction or series of related transactions by or on behalf of the E&P Sub of interests in real property for more than $5 million) in an amount that, in the aggregate, that exceeds 110% of the amount contained in the Company Expenditure Schedule; provided, however, that, notwithstanding the foregoing, the Company may make any emergency capital expenditure or expenditures (i) it deems necessary in its reasonable judgment based on prudent utility practices to restore or maintain the provision of utility service to wholesale and retail customers; or (ii) required by Law or a Governmental Entity;

(xii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, (1) in the ordinary course of business consistent with past practice, (2) in accordance with their terms, or (3) of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice (it being understood and agreed that the Company will not settle or pay any claims made in connection with the ICC’s claims regarding the Company’s and the Company Subsidiaries’ compliance with safety inspections requirements or corrosion issues without the prior written consent of Parent) or (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xiii) (A) enter into any Contract, or multiple Contracts governed under one master agreement between the parties to such Contracts, for the purchase and/or sale of electric or gas pipeline capacity and/or electric energy or natural gas (a “Power Agreement”) other than any Power Agreement entered into in the ordinary course of business that does not have a term longer than 3 years and does not exceed (1) a notional value of purchase and/or sale electric energy or natural gas commitments outstanding at any given time of $175 million, (2) a fixed notional value of purchase and/or sale of electric or gas pipeline capacity of $6.0 million, (3) a notional value for the underlying sale of options of $15 million and (4) a notional value for the aggregate premiums paid in a calendar year for the purchase of options of $1 million, or (B) enter into any hedging or similar Contracts that expire after the Effective Time related to the E&P Sub;

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(xiv) amend or modify the Company Trading Guidelines in a manner that results in such Company Trading Guidelines being less restrictive than the Company Trading Guidelines in effect on the date hereof or, other than in the ordinary course of business consistent with past practice, terminate the Company Trading Guidelines; provided that, in the case of any such termination, new Company Trading Guidelines are adopted that are at least as restrictive as the Company Trading Guidelines in effect on the date hereof or, take any action that violates the Company Trading Guidelines or cause or permit the Net Company Position to be outside the risk parameters set forth in the Company Trading Guidelines; and if at any time the Net Company Position becomes outside the risk parameters set forth in the Company Trading Guidelines due to a move in market prices then action will be taken to bring the Net Company Position back inside the parameters as is required by the Company Trading Guidelines; or

(xv) enter into any agreement that materially restrains, limits or impedes the Company’s or the Company Subsidiaries’ ability to compete with or conduct any business or line of business or geographic area or take any action (or fail to take any action necessary) that violates any order or regulation of any Governmental Entity governing the Company’s or the Company Subsidiaries’ operations and obligations to provide safe and reliable service to customers; or

(xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

        (b)    Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company, Parent shall, and shall cause each Parent Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and to comply in all material respects with all Laws, Judgments and Consents of and Permits with all Governmental Entities applicable to them to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Letter (with specific reference to the relevant sections of the covenants) or otherwise expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed in the case of subsections (ix), (x), (xi), (xiii) and (xiv) and, to the extent applicable, subsection (xvi)):

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(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its shares of capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent and, (2) regular quarterly cash dividends with respect to Parent Common Stock, consistent with past practice (including normal course increases consistent with past practice), with usual declaration, record and payment dates and in accordance with Parent’s past dividend policy, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock, (C) purchase, redeem or otherwise acquire any shares of its capital stock or capital stock of any Parent Subsidiary or any other voting securities or equity interests in Parent or any Parent Subsidiary or any Voting Parent Debt or any rights, warrants or options to acquire any such shares or other securities, other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price of the Parent Stock Options, (2) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans, (3) the acquisition by Parent of Parent Stock Options in connection with the forfeiture of such awards for no consideration, (4) in connection with intercompany purchases of capital stock or share capital and (5) mandatory repurchases or redemptions of preferred stock of Parent Subsidiaries in accordance with the terms thereof or (D) purchase, redeem or otherwise acquire any shares of capital stock of the Company or shares of any Company Subsidiary, or any other voting securities or equity interests of the Company or any Company Subsidiary or any Voting Company Debt or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any of its capital stock, (B) any Voting Parent Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Parent Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or other stock-based compensation awards, other than (1) the issuance of Parent Common Stock (and associated Parent Rights) upon the exercise or vesting (as applicable) of Parent Stock Options and Parent Performance Shares outstanding on the date of this Agreement and in accordance with their present terms, (2) as required to comply with any Parent Benefit Plan or Parent Benefit Agreement or Parent dividend reinvestment plan or savings investment plan, in each case, as in effect on the date of this Agreement, (3) in connection with the grant of equity-based or equity-related awards with respect to 1,200,000 additional shares of Parent Common Stock pursuant to the Parent Stock Plans in accordance with their present terms and consistent with prior practice, (4) the issuance of Parent Common Stock upon the exercise of Parent Rights, and (5) the issuance of Parent Common Stock to the extent necessary to prevent the long-term credit rating of Parent, whether prior to or after giving effect to the Merger and the other Transactions, as determined by either Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Group, Inc. (“S&P”), from falling below investment grade;

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(iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents, except for such amendments to its articles of incorporation, by-laws and other comparable charter or organizational documents (A) required by Law or the rules and regulations of the SEC or the NYSE or (B) that do not have an adverse affect on the Merger and the other Transactions and would not materially restrict the operation of their businesses;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to Parent and Parent Subsidiaries, taken as a whole; other than any such acquisition or agreement that would not reasonably be expected to have (x) a Parent Material Adverse Effect, (y) lead to any material delay in obtaining or materially increase the risk of not obtaining any Parent Required Statutory Approval or (z) materially alter the overall risk profile of the business of Parent and the Parent Subsidiaries taken as a whole (a “Parent Adverse Change”);

(v) except as contemplated by this Agreement, (A) grant to any director, officer or employee of the Parent or any Parent Subsidiary any material increase in compensation or benefits, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Parent SEC Documents, (B) grant to any director, officer or employee of Parent or any Parent Subsidiary any increase in severance, retention, change in control or termination compensation or benefits, except to the extent required under any employment, severance or termination agreement in effect as of the date of the most recent audited financial statements included in the Filed Parent SEC Documents, (C) enter into any employment, consulting, indemnification, severance, retention, change in control or termination agreement with any such director, officer or employee, except in the ordinary course of business consistent with past practice or except as would not reasonably be expected to have a material adverse effect on or materially delay Parent’s ability to perform its obligations under this Agreement, (D) establish, adopt, enter into, amend or modify in any material respect or terminate any collective bargaining agreement or Parent Benefit Plan, except in the ordinary course of business consistent with past practice or except as would not reasonably be expected to have a material adverse effect on or materially delay Parent’s ability to perform its obligations under this Agreement or (E) take any action to fund or secure, or accelerate the time of payment or vesting of any compensation, benefits or other rights, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement, Parent Benefit Plan or Parent Benefit Agreement;

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(vi) make any change in accounting methods, principles or practices (including those for tax purposes) materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by Law or a change in Law or GAAP;

(vii) make any material elections with respect to Taxes that will continue to be binding after the Effective Time, or settle or compromise any material Tax liability or refund, except insofar as may be required by Law or a change in Law;

(viii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to Parent and Parent Subsidiaries, taken as a whole, except as would not reasonably be expected to have a Parent Adverse Change;

(ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any Parent Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements), except for (i) short-term borrowings (including under revolving credit facilities) in the ordinary course of business consistent with past practice for working capital if incurring such short-term borrowings is not reasonably likely to cause the long-term credit rating of Parent, whether prior to or after giving effect to the Merger and to the other Transactions, as determined by either Moody’s or S&P, to fall below investment grade; (ii) letters of credit obtained in the ordinary course of business consistent with past practice if obtaining such letter of credit is not reasonably likely to cause the long-term credit rating of Parent, whether prior to or after giving effect the Merger and to the other Transactions, as determined by either Moody’s or S&P, to fall below investment grade; (iii) borrowings made in connection with the refinancing of existing indebtedness (including any pre-funding or exchange) at its stated maturity or a lower cost of funds (calculating such cost on an aggregate after-Tax basis); and (iv) additional indebtedness, provided that obtaining such indebtedness is not reasonably likely to cause the long-term credit rating of Parent, whether prior to or after giving effect the Merger and to the other Transactions, as determined by either Moody’s or S&P, to fall below investment grade; or (B) make any material loans, advances or capital contributions to, or investments in, any other person, other than to or in Parent or a direct or indirect wholly owned Parent Subsidiary;

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(x) except as required by applicable Law, make any changes or propose any changes in its rates or charges, standards of service or regulatory accounting from those in effect on the date of this Agreement, or effect any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto, or make any filing to change its rates on file with the FERC, the PSCW, the MPUC or the MPSC or any other applicable state utility commission; except for any change or other action (A) which is not reasonably expected to cause the return on equity in respect of Parent’s regulated business to be materially lower than the return on equity which Parent is authorized to receive in respect of such regulated business and (B) which would not reasonably be expected to lead to any material delay in obtaining or materially increase the risk of not obtaining any Parent Required Statutory Approval;

(xi) make or agree to make any capital expenditure or expenditures (excluding any acquisition of a business) in an amount that, in the aggregate, exceeds 110% of the amount contained in Parent’s capital expenditures budget set forth in Section 5.01(b)(xi) of the Parent Disclosure Letter; provided, however, that, notwithstanding the foregoing, Parent may make any emergency capital expenditure or expenditures (i) it deems necessary in its reasonable judgment based on prudent utility practices to restore or maintain the provision of utility service to wholesale and retail customers or (ii) required by Law or a Governmental Entity; provided further that Parent may make any capital expenditure or expenditures that would not reasonably be expected to have a Parent Material Adverse Effect;

(xii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, (1) in the ordinary course of business consistent with past practice, (2) in accordance with their terms, (3) of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Parent included in the Filed Parent SEC Documents or incurred in the ordinary course of business consistent with past practice, or (4) as would not reasonably be expected to have a Parent Material Adverse Effect, or (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value; other than a cancelation or waiver that would not reasonably be expected to have a Parent Material Adverse Effect;

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(xiii) enter into any Power Agreement other than any Power Agreement entered into in the ordinary course of business that does not exceed (1) a notional value of purchase and/or sale electric energy or natural gas commitments outstanding at any given time of $750 million, (2) a fixed notional value of purchase and/or sale of electric or gas pipeline capacity of $30 million, (3) a notional value for the underlying sale of options of $120 million and (4) a notional value for the aggregate premiums paid in a calendar year for the purchase of options of $90 million and other than a Power Agreement that otherwise would not reasonably be expected to have a Parent Material Adverse Effect;

(xiv) other than in the ordinary course of business, (x) amend or modify the Parent Trading Guidelines in a manner that results in such Parent Trading Guidelines being less restrictive than Parent Trading Guidelines in effect on the date hereof, (y) terminate the Parent Trading Guidelines, or (z) take any action that violates the Parent Trading Guidelines or cause or permit the Net Parent Position to be outside the risk parameters set forth in the Parent Trading Guidelines;

(xv) enter into any agreement that materially restrains, limits or impedes Parent’s or the Parent Subsidiaries’ ability to compete with or conduct any business or line of business or geographic area or take any action (or fail to take any action necessary) that violates any order or regulation of any Governmental Entity governing Parent’s or the Parent Subsidiaries’ operations and obligations to provide safe and reliable service to customers, except as would not reasonably be expected to have a Parent Material Adverse Effect; or

(xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

        (c)    Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII not being satisfied.

        (d)    Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

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        SECTION 5.02. No Solicitation. (a)    The Company, the Company Subsidiaries and their respective officers, directors or employees, or investment bankers, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”) immediately shall cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with respect to any Company Takeover Proposal (as defined in Section 5.02(e)) and, to the extent permitted by the applicable confidentiality or similar agreement governing such activities, discussions or negotiations, require any third parties to such activities, discussions or negotiations to return to the Company or to destroy all confidential information of the Company or any Company Subsidiary. The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any Representatives of the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage (including by way of furnishing information) the submission of, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes or is reasonably expected to lead to any Company Takeover Proposal, (ii) enter into any Company Acquisition Agreement (as defined in Section 5.02(b)) with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to receipt of the Company Shareholder Approval (the “Company Applicable Period”), the Company may, to the extent required by the fiduciary obligations of the Company Board to the shareholders of the Company under applicable Law, as determined in good faith by a majority of the members of the Company Board after consultation with the Company’s outside counsel, in response to a bona fide written Company Takeover Proposal that is made by a person that the Company Board determines, in good faith, after consultation with the Company’s outside counsel and financial advisors, constitutes or is reasonably expected to result in a Superior Company Proposal that was not solicited by the Company or its Representatives and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal pursuant to a confidentiality and standstill agreement not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02); provided that such confidentiality and standstill agreement may allow such party to submit to the Company a non-public proposal or offer relating to a Company Takeover Proposal; and (y) participate in discussions with such person and its Representatives regarding any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company including for all purposes of this Section 5.02(a), Section 5.02(b), Section 8.01(c) and Section 8.05(b); provided that the Company shall not be liable for any monetary damage on account of such deemed breach (for the avoidance of doubt, other than any fee due pursuant to Section 6.07(b)) so long as the Company or any Company Subsidiary did not authorize or permit such violation.

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        (b)     Except as contemplated by this Section 5.02, neither the Company Board nor any committee thereof shall (i) (A) recommend the approval or adoption of any Company Takeover Proposal, (B) withdraw or modify, in a manner adverse to Parent, the recommendation to the Company’s shareholders by the Company Board or such committee of this Agreement, the Merger or any other Transactions, (C) recommend that the shareholders of the Company reject this Agreement or (D) resolve, agree or propose publicly to take any of the actions set forth in clauses (A) through (C) above (each such action set forth in this Section 5.02(b)(i) being referred to herein as a “Company Adverse Recommendation Change”), (ii) approve or adopt, or resolve, agree or propose publicly to approve or adopt, any Company Takeover Proposal, (iii) withdraw or modify, or resolve, agree or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or adoption by the Company Board or such committee of this Agreement, the Merger or any other Transactions, (iv) determine that this Agreement or the Merger is no longer advisable to the extent such determination is necessary in order to validly submit the Agreement to the Company’s shareholders at the Company Shareholders Meeting or (v) cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or any other agreement (each, a “Company Acquisition Agreement”) related to any Company Takeover Proposal (other than a confidentiality and standstill agreement referred to in, and in accordance with, Section 5.02(a)), or resolve, agree or propose publicly to take any such actions. Notwithstanding the foregoing, during the Company Applicable Period, the Company Board may make a Company Adverse Recommendation Change, if (x) a majority of the members of the Company Board determines in good faith, after consulting with the Company’s outside counsel and financial advisors, that the failure to take such action would reasonably be likely to result in a breach of the fiduciary obligations of the Company Board to the shareholders of the Company under applicable Law, and (y) (1) the Company Board has provided to Parent five business days’ prior written notice of its intent to effect a Company Adverse Recommendation Change (which notice shall include the reasonable details regarding the cause for, and nature of, the Company Adverse Recommendation Change) and, if requested by Parent, negotiated in good faith with Parent during such five business day period regarding revisions to this Agreement that would avoid such Company Adverse Recommendation Change and (2) the Company Board has provided to Parent advance written notice of such Company Adverse Recommendation Change immediately prior thereto.

        (c)     The Company promptly (but in any event within 24 hours of such request for information or receipt of such Company Takeover Proposal) shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the principal terms and conditions of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status including any change or proposed change to the terms of any such Company Takeover Proposal or inquiry, (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal and (iii) provide Parent with advance written notice of any scheduled meeting of the Company Board to discuss a Company Takeover Proposal.

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        (d)     Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law.

        (e)     For purposes of this Agreement:

“Company Takeover Proposal” means any bona fide proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business or businesses that constitutes 20% or more of the net revenues, net income or the assets (including equity securities) of the Company and the Company Subsidiaries, taken as a whole (a “Company Material Business”), (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of the Company or any Company Subsidiary owning, operating or controlling a Company Material Business (a “Company Material Business Subsidiary”), (iii) any tender offer or exchange offer that is consummated would result in any person beneficially owning 20% or more of any class of voting securities of the Company or any Company Material Business Subsidiary or (iv) any merger (including any triangular merger), consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Material Business Subsidiary as a result of which a third party or the shareholders of a third party would acquire 20% or more of the voting securities of the Company or such Company Material Business Subsidiary, in each case other than the transactions, including divestitures, contemplated by this Agreement or other Transactions solely among wholly owned subsidiaries of the Company.

“Superior Company Proposal” means any written Company Takeover Proposal that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company’s shareholders than the Merger and the other Transactions after taking into account, among other things:

        (1)     all financial considerations and financial aspects of the Company Takeover Proposal and the Merger and other Transactions,

        (2)     all strategic considerations, including whether such Company Takeover Proposal is more favorable from a long-term strategic standpoint,

        (3)     all legal and regulatory considerations of such Company Takeover Proposal and the Merger and other transactions contemplated hereby,

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        (4)     the identity of the third party making such Company Takeover Proposal,

        (5)     the conditions and likelihood of completion of such Company Takeover Proposal as compared to the Merger and other Transactions (taking into account any necessary regulatory approvals),

        (6)     whether such Company Takeover Proposal is likely to impose material obligations on the Company (or the post-closing entity in which the Company shareholders will hold securities) in connection with obtaining necessary regulatory approvals,

        (7)     whether such Company Takeover Proposal is subject to a financing condition and the likelihood of such Company Takeover Proposal being financed, and

        (8)     the payment of any Company Termination Fee, if relevant,

        provided that in the definition of “Company Takeover Proposal” (x) all references to “20%” shall be deemed to be references to “50%", (y) the reference to “or any subsidiary of the Company owning, operating or controlling a Company Material Business” shall be deemed to be deleted and (z) all the references to “Company Material Business Subsidiary” shall be deemed to be deleted.

        (f)     Except with respect to any third party making an unsolicited bona fide written Company Takeover Proposal that does not result from a violation of Section 5.02(a), during the period from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, (i) the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any Company Subsidiary is a party (other than any involving Parent or a Parent Subsidiaries) and (ii) the Company agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements.

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        SECTION 5.03. No Solicitation by Parent. (a)     Parent, the Parent Subsidiaries, including Sub, and their respective Representatives immediately shall cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with respect to any Parent Takeover Proposal (as defined in Section 5.03(e)) and, to the extent permitted by the applicable confidentiality or similar agreement, governing such activities, discussions or negotiations require any third parties to such activities, discussions or negotiations to return to Parent or to destroy all confidential information of Parent or any Parent Subsidiary. Parent shall not, nor shall it authorize or permit any Parent Subsidiary to, nor shall it authorize or permit any Representative of Parent or any Parent Subsidiary to, (i) directly or indirectly solicit, initiate or encourage (including by way of furnishing information) the submission of, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes or is reasonably expected to lead, any Parent Takeover Proposal, (ii) enter into any Parent Acquisition Agreement (as defined in Section 5.03(b)) with respect to any Parent Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Parent Takeover Proposal; provided, however, that prior to receipt of Parent Shareholder Approval (the “Parent Applicable Period”), Parent may, to the extent required by the fiduciary obligations of the Parent Board to the shareholders of Parent under applicable Law, as determined in good faith by a majority of the members of the Parent Board after consultation with Parent’s outside counsel, in response to a bonafidewritten Parent Takeover Proposal that is made by a person a majority of the members of the Parent Board determine, in good faith, after consultation with Parent’s outside counsel and financial advisors, constitutes or is reasonably expected to result in a Superior Parent Proposal that was not solicited by Parent or its Representatives and that did not otherwise result from a breach or a deemed breach of this Section 5.03(a), and subject to compliance with Section 5.03(c), (x) furnish information with respect to Parent to the person making such Parent Takeover Proposal pursuant to a confidentiality and standstill agreement not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02); provided that such confidentiality and standstill agreement may allow such party to submit to Parent a non-public proposal or offer relating to a Parent Takeover Proposal; and (y) participate in discussions with such person and its Representatives regarding any Parent Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of Parent or any Parent Subsidiary, whether or not such person is purporting to act on behalf of Parent or any Parent Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.03(a) by Parent by including for all purposes of this Section 5.03(a), Section 5.03(b), Section 8.01(d) and Section 8.05(c); provided that Parent shall not be liable for any monetary damage on account of such deemed breach (for the avoidance of doubt, other than any fee due pursuant to Section 6.07(d)) so long as Parent or any Parent Subsidiary did not authorize or permit such violation.

        (b)     Except as contemplated by this Section 5.03, neither the Parent Board nor any committee thereof shall (i) (A) recommend the approval or adoption of any Parent Takeover Proposal, (B) withdraw or modify, in a manner adverse to the Company, the recommendation to Parent’s Shareholders by the Parent Board or such committee of the Share Issuance, the Charter Amendment or any other Transactions, (C) recommend that the shareholders of Parent reject the Share Issuance or the Charter Amendment or (D) resolve, agree or propose publicly to take any of the actions set forth in clauses (A) through (C) above (each such action set forth in this Section 5.03(b)(i) being referred to herein as a “Parent Adverse Recommendation Change”), (ii) approve or adopt, or resolve, agree or propose publicly to approve or adopt, any Parent Takeover Proposal, (iii) withdraw or modify, or resolve, agree or propose publicly to withdraw or modify, in a manner adverse to the Company, the approval or adoption by the Parent Board or such committee of this Agreement, the Share Issuance, or the Charter Amendment, the Merger or any other Transactions, (iv) determine that the Share Issuance, or the Charter Amendment is no longer advisable to the extent such determination is necessary in order to validly submit the Share Issuance or the Charter Amendment to Parent shareholders at the Parent Shareholders Meeting or (v) cause or permit Parent to enter into any letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or any other agreement (each, a “Parent Acquisition Agreement”) related to any Parent Takeover Proposal (other than a confidentiality and standstill agreement referred to in, and in accordance with, Section 5.03(a)), or resolve, agree or propose publicly to take any such actions. Notwithstanding the foregoing, during the Parent Applicable Period, the Parent Board may make a Parent Adverse Recommendation Change, if (x) a majority of the members of the Parent Board determines in good faith, after consulting with Parent’s outside counsel and financial advisors, that the failure to take such action would reasonably be likely to result in a breach of the fiduciary obligations of the Parent Board to the shareholders of Parent under applicable Law and (y)(1) the Parent Board has provided to the Company five business days prior written notice of its intent to effect a Parent Adverse Recommendation Change (which notice shall include the reasonable details regarding the cause for, and nature of, the Parent Adverse Recommendation Change) and, if requested by the Company, negotiated in good faith with the Company during such five business day period regarding revisions to this Agreement that would avoid such Parent Adverse Recommendation Change and (2) the Company Board has provided to Parent advance written notice of such Company Adverse Recommendation Change immediately prior thereto.

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        (c)     Parent promptly (but in any event within 24 hours of such request for information or receipt of such Parent Takeover Proposal) shall advise the Company orally and in writing of any Parent Takeover Proposal or any inquiry with respect to or that could lead to any Parent Takeover Proposal, the identity of the person making any such Parent Takeover Proposal or inquiry and the principal terms and conditions of any such Parent Takeover Proposal or inquiry. Parent shall (i) keep the Company fully informed of the status including any change or proposed change to the terms of any such Parent Takeover Proposal or inquiry, (ii) provide to the Company as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Parent from any third party in connection with any Parent Takeover Proposal or sent or provided by Parent to any third party in connection with any Parent Takeover Proposal and (iii) provide Parent with advance written notice of any scheduled meeting of the Parent Board to discuss a Parent Takeover Proposal.

        (d)     Nothing contained in this Section 5.03 shall prohibit Parent from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to Parent’s shareholders if, in the good faith judgment of the Parent Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law.

        (e)     For purposes of this Agreement:

“Parent Takeover Proposal” means any bona fide proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business or businesses that constitutes 20% or more of the net revenues, net income or the assets (including equity securities) of Parent and the Parent Subsidiaries, taken as a whole (a “Parent Material Business”), (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of Parent or any Parent Subsidiary owning, operating or controlling a Parent Material Business (a “Parent Material Business Subsidiary”), (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of voting securities of Parent or any Parent Material Business Subsidiary or (iv) any merger (including any triangular merger), consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any Parent Material Business Subsidiary as a result of which a third party or the shareholders of a third party would acquire 20% or more of the voting securities of Parent or such Parent Material Business Subsidiary, in each case other than the transactions, including divestitures, contemplated by this Agreement or other Transactions solely among wholly owned subsidiaries of Parent.

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“Superior Parent Proposal” means any written a Parent Takeover Proposal that the Parent Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to Parent’s shareholders than the Merger and the other Transactions after taking into account, among other things:

        (1)     all financial considerations and financial aspects of such Parent Takeover Proposal and the Merger and other Transactions contemplated hereby,

        (2)     all strategic considerations, including whether such Parent Takeover Proposal is more favorable from a long-term strategic standpoint,

        (3)     all legal and regulatory considerations of such Parent Takeover Proposal and the Merger and other Transactions,

        (4)     the identity of the third party making such Parent Takeover Proposal,

        (5)     the conditions and likelihood of completion of such Parent Takeover Proposal as compared to the Merger and other Transactions contemplated (taking into account any necessary regulatory approvals),

        (6)     whether such Parent Takeover Proposal is likely to impose material obligations on Parent (or the post-closing entity in which Parent shareholders will hold securities) in connection with obtaining necessary regulatory approvals,

        (7)     whether such Parent Takeover Proposal is subject to a financing condition and the likelihood of such Parent Takeover Proposal being financed, and

        (8)     the payment of any Parent Termination Fee, if relevant,

provided that in the definition of “Parent Takeover Proposal” (x) all of the references to “20%” shall be deemed to be references to “50%,” (y) the reference to “or any subsidiary of Parent owning, operating or controlling a Parent Material Business” shall be deemed to be deleted and (z) all of the references to “Parent Material Business Subsidiary” shall be deemed to be deleted.

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        (f)     Except with respect to any third party making an unsolicited bona fide written Parent Takeover Proposal that does not result from a violation of Section 5.03(a), during the period from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, (i) Parent shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any Parent Subsidiary is a party (other than any involving Parent or Parent Subsidiary) and (ii) Parent agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Laws, the provisions of any such agreements.

ARTICLE VI

Additional Agreements

        SECTION 6.01. Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings. (a)     As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement in preliminary form and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s shareholders, and Parent shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s shareholders, in each as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of Parent Common Stock and Parent Rights in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger.

        (b)     If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders and to Parent’s shareholders.

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        (c)     If prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders and to Parent’s shareholders.

        (d)     The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.02(b). Notwithstanding any Company Adverse Recommendation Change, the Company shall nevertheless submit this Agreement and the Merger to the shareholders of the Company for the purpose of obtaining the Company Shareholder Approval at the Company Shareholders Meeting and nothing contained herein shall be deemed to relieve the Company of such obligation, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Shareholders Meeting.

        (e)     Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Parent Shareholders Meeting”) for the purpose of seeking the Parent Shareholder Approval. Parent shall, through the Parent Board, recommend to its shareholders that they give the Parent Shareholder Approval, except to the extent that the Parent Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.03(b). Notwithstanding any Parent Adverse Recommendation Change, Parent shall nevertheless submit the Share Issuance and the Charter Amendment to the shareholders of Parent for the purpose of obtaining the Parent Shareholder Approval at the Parent Shareholders Meeting and nothing contained herein shall be deemed to relieve Parent of such obligation, unless this Agreement shall have been terminated in accordance with its terms prior to the Parent Shareholders Meeting.

        (f)     The Company shall use reasonable best efforts to cause to be delivered to Parent two letters of Deloitte & Touche LLP, the Company’s independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

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        (g)     Parent shall use reasonable best efforts to cause to be delivered to the Company two letters of Deloitte & Touche LLP, Parent’s independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        SECTION 6.02. Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws or filed with or sent to the SEC, the FERC, the Department of Energy, the PSCW, the ICC or any other Federal or state regulatory agency or commission and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party or (ii) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by such party’s counsel, might reasonably result in antitrust difficulties for such party (or any of its affiliates), including without limitation information relating to such party’s energy marketing operations in any overlapping territory. If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated March 24, 2006 between the Company and Parent (the “Confidentiality Agreement”).

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        SECTION 6.03. Reasonable Best Efforts; Notification. (a)     Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Each party will consult with counsel for the other parties as to, and will permit such counsel to participate in, any litigation referred to in clause (iii) above. In connection with the foregoing, Parent and the Company agree that Parent shall have primary responsibility for the preparation and filing of all applications, filings or other materials with the PSCW, the ICC, the FCC, the FERC under Section 203 of the Power Act, any other Federal or state regulatory agency or commission, in each case with respect to the Transactions; provided, however, that the Company shall have the right to review and approve in advance drafts of all such applications, filings and other materials, including testimony and responses to discovery requests. In connection with and without limiting the foregoing, Parent, the Company, the Company Board and the Parent Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement. Each of Parent and the Company shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act, and the rules and regulations promulgated thereunder with respect to the Transactions. Notwithstanding the foregoing, the Company and its Representatives and Parent and its Representatives shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02(b) or 5.03(b).

        (b)     The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (c)     As used in Section 6.03(a), the term “reasonable best efforts” shall not require either party to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of its assets or limits on such party’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to the HSR Act or other antitrust, competition or premerger notification, trade regulation law, regulation or order (“Antitrust Laws”) or to the Company Required Statutory Approvals or Parent Required Statutory Approvals or to avoid the entry of any Order in any suit or proceeding relating to Antitrust Laws, other than dispositions, limitations or consents or commitments (i) that, individually or in the aggregate, have not had and would not reasonably be expected to (A) have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (B) have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole and (ii) that otherwise are consistent with the satisfaction of the conditions set forth in Section 7.01(c).

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        SECTION 6.04. Company Equity Awards. (a)     As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding Company Stock Options to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock that remain subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the Exchange Ratio (each, as so adjusted, an “Adjusted Option”). The adjustments provided in this Section 6.04 with respect to any Company Stock Options that are “incentive stock options” (as defined in Section 422 of the Code) are intended to be effected in a manner that is consistent with Section 424(a) of the Code;

(ii) adjust the terms of all outstanding Company SARs to provide that, from and after the Effective Time, each holder of a Company SAR shall be entitled to that number of stock appreciation rights with respect to Parent Common Stock (“Adjusted SARS”) (rounded down to the nearest whole right), determined by multiplying the number of Company SARs held by such holder immediately prior to the Effective Time by the Exchange Ratio, at an exercise price with respect to each Adjusted SAR (rounded up to the nearest whole cent) equal to (A) the exercise price in effect with respect to the corresponding Company SAR immediately prior to the Effective Time divided by (B) the Exchange Ratio;

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(iii) provide that, with respect to the ESPP, (A) participants in the ESPP may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (B) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering period using such date as the final price date for such offering period, and (C) the ESPP shall terminate immediately following such purchases of Company Common Stock;

(iv) provide that the terms of the DDCP and any elections made thereunder by any participating director will be adjusted to provide that (A) each share equivalent credited to the account of a participating director and not paid to such director as a share of Company Common Stock as of the Effective Time will be, as of the Effective Time, converted into that number of share equivalents equal to the Exchange Ratio, which shall be paid to such participating director in shares of Parent Common Stock on the same schedule as provided in such participating director’s election and (B) the number of share equivalents credited to the account of a participating director following the Effective Time (whether pursuant to an election existing prior to the Effective Time or pursuant to an election made following the Effective Time) will be determined as set forth in the DDCP, provided that all references in the DDCP to Company Common Stock will become references to Parent Common Stock.

(v) ensure that, after the Effective Time, no holder of an Adjusted Option (or former holder of a Company Stock Option) or an Adjusted SAR (or former holder of a Company SAR) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights); and

(vi) ensure that the conversion pursuant to Section 2.01 of Common Capital Stock held by any director or officer of the Company, and the conversion pursuant to this Section 6.04 of Company Stock Options into Adjusted Options or of Company SARs into Adjusted SARs held by any director or officer of the Company, will be eligible for exemption under Rule 16b-3(e).

        (b)     Promptly following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Adjusted Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Adjusted Options remain outstanding.

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        SECTION 6.05. Benefit Plans. (a)     For a period of one year after the Effective Time, Parent shall provide benefits to employees of the Company and the Company Subsidiaries that are substantially comparable in the aggregate to those in effect for such employees on the date of this Agreement.

        (b)     With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any Parent Subsidiary in which employees of the Company or any Company Subsidiary participate after the Effective Time, service with the Company or any Company Subsidiary shall be treated as service with Parent or the Parent Subsidiaries for purposes of determining eligibility to participate and vesting (but not for purposes of benefit accrual or level of benefits); provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits. For the avoidance of doubt, no employee of the Company or any Company Subsidiary will be entitled to receive benefits or credits under formulae applicable to employees of Parent or any Parent Subsidiary hired prior to January 1, 2001.

        (c)     Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company and the Company Subsidiaries and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time to the extent such amounts were so recognized under the comparable Company welfare benefit plan immediately prior to the Effective Time.

        SECTION 6.06. Indemnification. (a)    Parent and Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or fiduciaries under the Company Benefit Plans currently indemnified by the Company and the Company Subsidiaries (each an “Indemnified Party”) as provided in their respective certificates of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification, shall survive the Merger and, subject to applicable Law, shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, Indemnified Persons who become directors, officers or fiduciaries under benefit plans of Parent will be entitled to the indemnity rights and protections then afforded to directors, officers and fiduciaries under benefit plans of Parent.

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        (b)     Parent shall cause to be maintained for a period of not less than six years from the Effective Time either (i) the Company’s current directors’ and officers’ insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) for Indemnified Persons on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (such 200% amount, the “Maximum Premium”) or (ii) D&O Insurance with an insurer substantially comparable, to the insurer under the D&O Insurance provided to Indemnified Persons as of the date of this Agreement, of at least the same coverage and amounts and containing terms and conditions no less advantageous to the Indemnified Persons; provided that the annualized premium for such D&O Insurance does not exceed the Maximum Premium, in which case, Parent will obtain the most favorable D&O Insurance available for the Maximum Premium. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Parent shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $2.9 million.

        SECTION 6.07. Fees and Expenses.  (a)     Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

        (b)     The Company shall pay to Parent a fee of $45 million if: (i) the Company terminates this Agreement pursuant to Section 8.01(f); (ii) Parent terminates this Agreement pursuant to Section 8.01(d); or (iii) (A) this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii), or Section 8.01(c) and prior to such termination (or, in the case of any termination following a failure to obtain the Company Shareholder Approval, prior to or at the time of the shareholder meeting at which such failure occurred), any person makes a Company Takeover Proposal, which has not been withdrawn (x) in the case of any termination following a failure to obtain the Company Shareholder Approval, at least 10 business days prior to such shareholder meeting and (y) in the case of any termination pursuant to Section 8.01(b)(i) at least 30 days prior to the Outside Date, and (B) at or within twelve (12) months of the date of the termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Company Takeover Proposal. Any fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iii) above such payment shall be made on the earlier of the date of the consummation of such Company Takeover Proposal or the date of execution of such definitive agreement, and shall be subject to a credit for any expense reimbursement actually paid pursuant to Section 6.07(c).

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        (c)     The Company shall reimburse Parent and Sub for all their out-of-pocket expenses actually incurred in connection with this Agreement, the Merger and the other Transactions, up to a limit of $15 million, if this Agreement is terminated pursuant to Section 8.01(b)(iii) (and prior to the Company Shareholder Meeting at which the Company Shareholder Approval was not obtained relating to such termination, any person has made a Company Takeover Proposal which was not withdrawn at least 10 business days prior to such shareholder meeting) or Section 8.01(c), and up to a limit of $5 million, if this Agreement is terminated pursuant to Section 8.01(b)(iii) (if no such Company Takeover Proposal has been made or was so withdrawn). Such reimbursement shall be paid upon demand following such termination, except that no payment shall be due under this Section 6.07(c) if the Company has previously made any payment due under Section 6.07(b).

        (d)     Parent shall pay to the Company a fee of $45 million if: (i) Parent terminates this Agreement pursuant to Section 8.01(h), (ii) the Company terminates this Agreement pursuant to Section 8.01(g); or (iii) (A) this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iv), or Section 8.01(e) and prior to such termination (or, in the case of any termination following a failure to obtain the Parent Shareholder Approval, prior to or at the time of the shareholder meeting at which such failure occurred), any person makes a Parent Takeover Proposal, which has not been withdrawn (x) in the case of any termination following a failure to obtain the Parent Shareholder Approval, at least 10 business days prior to such shareholder meeting and (y) in the case of any termination pursuant to Section 8.01(b)(i) at least 30 days prior to the Outside Date, and (B) at or within twelve (12) months of the date of the termination, Parent enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Parent Takeover Proposal. Any fee due under this Section 6.07(d) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iii) above such payment shall be made on the earlier of the date of the consummation of such Parent Takeover Proposal or the date of execution of such definitive agreement, and shall be subject to a credit for any expense reimbursement actually paid pursuant to Section 6.07(e).

        (e)     Parent shall reimburse the Company for all its out-of-pocket expenses actually incurred in connection with this Agreement, the Merger and the other Transactions, up to a limit of $15 million, if this Agreement is terminated pursuant to Section 8.01(b)(iv) (and prior to the Parent Shareholder Meeting at which the Parent Shareholder Approval was not obtained relating to such termination, any person has made a Parent Takeover Proposal which was not withdrawn at least 10 business days prior to such shareholder meeting) or Section 8.01(e) and up to a limit of $5 million, if this Agreement is terminated pursuant to Section 8.01(b)(iv) (if no such Parent Takeover Proposal has been made or was so withdrawn). Such reimbursement shall be paid upon demand following such termination, except that no payment shall be due under this Section 6.07(e) if Parent has previously made any payment due under Section 6.07(d).

        SECTION 6.08. Public Announcements. Other than with respect to any action taken pursuant to Section 5.02(b) or 5.03(b), Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

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        SECTION 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by the party on which such Tax is imposed under applicable Law, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including, if applicable, supplying in a timely manner a complete list of all real property interests held by the Company that are located in New York State and any information with respect to such property that is reasonably necessary to complete such Tax Returns. If applicable, prior to the Effective Time, the Company and Parent shall mutually agree upon the portion of the consideration to be received by holders of Company Common Stock in connection with the Merger that is allocable to the real property of the Company and the Company Subsidiaries in New York State, and Company, Sub, Parent and the Surviving Company shall not take any positions that are inconsistent with or contrary to such allocation.

        SECTION 6.10. Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are expected by the Company to be, at the date of the Company Shareholders Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit C.

        SECTION 6.11. Stock Exchange Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

        SECTION 6.12. Parent Rights Agreement; Consequences if Rights Triggered. The Parent Board shall take all further action (in addition to that referred to in Section 4.05(c)) requested in writing by the Company in order to render the Parent Rights inapplicable to the Merger and the other Transactions and shall take all necessary action to cause one Parent Right to be issued with each share of Parent Common Stock issuable to holders of Company Common Stock upon consummation of the Merger pursuant to Article II. If any Distribution Date or Triggering Event occurs under the Parent Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Parent Board shall take such actions as are necessary and permitted under the Parent Rights Agreement to provide that Rights Certificates representing an appropriate number of Parent Rights are issued to the Company’s shareholders who receive Parent Common Stock pursuant to the Merger. If Parent is not permitted under the Parent Rights Agreement to provide Rights Certificates to such Company shareholders, the Company and Parent shall make such adjustment to the Exchange Ratio as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other Transactions.

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        SECTION 6.13. Tax Treatment. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. This Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each party and its affiliates shall use reasonable efforts to cause the Merger to so qualify and to obtain the opinions of LeBoeuf, Lamb, Greene & MacRae LLP and Cravath, Swaine & Moore LLP to the effect that the Merger will be treated for U.S. Federal income tax purposes as a “reorganization”within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. For tax purposes, each party and its affiliates will report the Merger in a manner consistent with this Section. For purposes of the tax opinions described in Sections 7.02(d) and 7.03(d) of this Agreement, each of Parent and the Company shall provide customary representations to LeBoeuf, Lamb, Greene & MacRae LLP and Cravath, Swaine & Moore LLP as each such counsel reasonably deems relevant, necessary and satisfactory, including such representations and warranties set forth on certificates of officers of Parent, the Company and any of their respective subsidiaries, each dated on or about the date that is two business days prior to the date the Joint Proxy Statement is mailed to the shareholders of Parent and the Company and reissued in the same form as of the Closing Date. Each of Parent, Sub and the Company and each of their respective affiliates shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        SECTION 6.14. Board of Directors and Related Matters. (a)     Board of Directors. The Parent Board shall take such action as may be necessary to cause at the Effective Time:

(i) the number of directors comprising the full Parent Board to be 16 persons;

(ii) of the directors comprising the Parent Board, nine (9) to be designated by Parent and seven (7) to be designated by the Company;

(iii) Mr. James Boris to be the non-executive Chairman of the Parent Board; and

(iv) the Parent By-Laws to be amended as provided in Exhibit B.

        Other than Mr. Weyers, all directors designated pursuant to this Section 6.14 shall meet the independence standards of the listing standards of the NYSE. Notwithstanding the foregoing, if, prior to the Effective Time, any of such designees shall decline or be unable to serve, the respective party which designated such person shall designate another person to serve in such person’s stead. The Parent Board shall take such action as may be necessary to cause there to be an Executive Committee of the Parent Board at the Effective Time consisting of four directors, with Parent and the Company each designating one director to such committee and the Chief Executive Officer and non-executive Chairman of the Parent Board comprising the other two members of such committee. The Parent Board shall also take such action as may be necessary to cause the Audit Committee, the Compensation Committee, the Governance Committee and the Financial Committee of the Parent Board at the Effective Time each to be comprised directors selected by Parent and the Company respectively in approximately a nine to seven ratio (the ratio of directors on the Parent Board set forth in Section 6.14(a)(ii) above). For example, for a committee of three directors, Parent shall select two of the initial directors and the Company shall select one; for a committee of four directors, Parent shall select two of the initial directors and the Company shall select two; and for a committee of five directors, Parent shall select three of the initial directors and the Company shall select two.

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        (b)    Company Officers. At the Effective Time, Mr. Weyers shall hold the position of President and Chief Executive Officer.

        (c)    Post-Merger Operations. Immediately following the Effective Time, Parent shall conduct its operations in accordance with the following:

(i) Parent shall establish its headquarters in Chicago, Illinois;

(ii) the headquarters of Parent’s unregulated energy marketing businesses, including WPS Energy Services, Inc., shall be located in Green Bay, Wisconsin; and

(iii) the headquarters of the utilities businesses will be located in the same place as immediately prior to the Effective Time.

        SECTION 6.15. Dividends. (a)    Coordination of Dividends. Each of Parent and Company shall coordinate with the other regarding the declaration and payment of dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of Parent and Company that no holder of Parent Common Stock or Company Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Parent Common Stock or Company Common Stock, as the case may be, and/or any shares of Parent Common Stock any holder of Company Common Stock receives pursuant to the Merger. For the avoidance of doubt, it is the parties’ intent that (i) the first quarterly dividend paid to the holders of the Parent Common Stock (including former holders of Company Common Stock) following the Effective Time shall be paid in accordance with the policy described in Section 6.15(b), with effect from the Closing Date, and (ii) the parties accordingly shall coordinate their declaration and payment of dividends prior to the Effective Time and Parent shall coordinate the declaration and payment of its dividends after the Effective time to achieve such intent.

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        (b)    Dividends after the Effective Time. Parent shall adopt a dividend policy immediately after the Effective Time, and in no event later than the first record date for the payment of dividends after the Closing Date, providing for a quarterly dividend of $0.66 per share of Parent Common Stock, but this policy will be evaluated over time as future business needs dictate.

        SECTION 6.16. Transition Committee. As promptly as practicable after the date hereof, Parent and Company shall establish a transition planning committee (the “Transition Committee”) consisting of five individuals, three of whom will be designated by Parent and two of whom shall be designated by Company. Mr. Weyers shall be one of the members of the Transition Committee designated by Parent and shall be the chairman of the Transition Committee. The activities of the Transition Committee shall include:

        (a)     the development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals and other matters as the Transition Committee deems appropriate; and

        (b)     the evaluation of the appropriate manner in which to organize and manage the businesses, operations and assets of Parent and Surviving Corporation after the Effective Time.

ARTICLE VII

Conditions Precedent

        SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)    Shareholder Approval. The Company shall have obtained the Company Shareholder Approval, and Parent shall have obtained the Parent Shareholder Approval.

        (b)    Listing. The shares of Parent Company Stock issuable to the Company’s shareholders pursuant to this Agreement and under the Company Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

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        (c)    Antitrust/Statutory Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made. The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below); such Final Orders shall not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have (x) a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (y) a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; the Merger and any related affiliated interest agreements shall have been approved by the ICC, with only such terms or conditions as in the aggregate would not reasonably be expected to have a material adverse effect on the regulatory prospects in the State of Illinois of the Surviving Corporation and its subsidiaries taken as a whole; and the Merger, if applicable, and any related affiliated interest agreements shall have been approved by the PSCW, with only such terms or conditions as in the aggregate would not reasonably be expected to have a material adverse effect on the regulatory prospects in the State of Wisconsin of Parent and the Parent Subsidiaries taken as a whole. A “Final Order” means action by the relevant Governmental Entity that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the Transactions may be consummated has expired, and as to which all conditions to the consummation of such Transactions prescribed by Law, regulation or order have been satisfied. For purposes of this Section 7.01(c),“regulatory prospects” means the ability of the Company’s or Parent’s respective public utility subsidiaries to recover and to be authorized to earn a reasonable rate of return on their prudently incurred capital investment in accordance with ratemaking laws, regulations and practices in the State of Illinois or the State of Wisconsin, as the case may be, in effect as of the Effective Time.

        (d)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

        (e)    Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or “blue sky” authorizations necessary to issue Parent Common Stock and Parent Rights pursuant to the Merger.

        SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

        (a)    Representations and Warranties. (i) The representations and warranties of the Company in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case, other than where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Company Certifying Officers to such effect.

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        (ii)  The representations and warranties of Company set forth in Sections 3.01(a), 3.03 and 3.04 that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date of the date of this Agreement, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to the materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

        (b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Company Certifying Officers to such effect.

        (c)    Absence of Company Material Adverse Effect. Except as disclosed in the Company Disclosure Letter, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        (d)    Tax Opinion. Parent shall have received a written opinion, dated as of the Closing Date, from Cravath, Swaine & Moore LLP, counsel to Parent, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such tax counsel shall be entitled to rely upon customary assumptions as set forth in such opinion and customary representations as counsel to Parent reasonably deems relevant and satisfactory, including the representations provided by the parties hereto on the certificates of officers of Parent, the Company and their respective subsidiaries.

        (e)    Dissenting Shares. The number of Company Dissenting Shares shall not exceed 10% of the outstanding Company Common Stock at the Closing.

        SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

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        (a)    Representations and Warranties. (i) The representations and warranties of Parent in this Agreement shall be true and correct, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date), in each case, other than where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or “Parent Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the Parent Certifying Officers to such effect.

        (ii)  The representations and warranties of Parent set forth in Sections 4.01(a), 4.03 and 4.04 that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

        (b)    Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Parent Certifying Officers to such effect.

        (c)    Absence of Parent Material Adverse Effect. Except as disclosed in the Parent Disclosure Letter, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        (d)    Tax Opinion. The Company shall have received a written opinion, dated as of the Closing Date, from LeBoeuf, Lamb, Greene & MacRae LLP, counsel to the Company, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; it being understood that in rendering such opinion, such tax counsel shall be entitled to rely upon customary assumptions as set forth in such opinion and customary representations as counsel to the Company reasonably deems relevant and satisfactory, including the representations provided by the parties hereto on the certificates of officers of Parent, the Company and their respective subsidiaries.

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ARTICLE VIII

Termination, Amendment and Waiver

        SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval or the Parent Shareholder Approval:

        (a)     by mutual written consent of Parent, Sub and the Company;

        (b)     by either Parent or the Company:

(i) if the Merger is not consummated on or before July 8, 2007, subject to extension as provided below (the “Outside Date”), unless the failure to consummate the Merger is the result of breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that (x) the Company may extend such date to January 8, 2008 if at the initial Outside Date the only condition in Sections 7.01 and 7.02 not satisfied or waived by Parent (other than any condition that by its nature is to be fulfilled at Closing) is the condition set forth in Section 7.01(c) and (y) Parent may extend such date to January 8, 2008 if at the initial Outside Date the only condition in Sections 7.01 and 7.03 not satisfied or waived by the Company (other than any condition that by its nature is to be fulfilled at Closing) is the condition set forth in Section 7.01(c);

(ii) if any Governmental Entity issues an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) if, at a duly held shareholders meeting of the Company or any adjournment thereof at which the Company Shareholder Approval is voted upon, the Company Shareholder Approval shall not have been obtained; or

(iv) if, at a duly held shareholders meeting of Parent or any adjournment thereof at which the Parent Shareholder Approval is voted upon, the Parent Shareholder Approval shall not have been obtained;

        (c)     by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

        (d)     by Parent, if there is a Company Adverse Recommendation Change or the Company Board or any committee thereof fails to recommend to the Company’s shareholders that they give the Company Shareholder Approval or approves or recommends, or proposes publicly to approve or recommend, any Company Takeover Proposal;

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        (e)     by the Company, if Parent breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant in this Agreement);

        (f)     by the Company prior to receipt of the Company Shareholder Approval in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein;

        (g)     by the Company, if there is a Parent Adverse Recommendation Change or the Parent Board or any committee thereof fails to recommend to Parent’s shareholders that they give the Parent Shareholder Approval or approves or recommends, or proposes publicly to approve or recommend, any Parent Takeover Proposal;

        (h)     by Parent prior to receipt of the Parent Shareholder Approval in accordance with Section 8.05(c); provided, however, that Parent shall have complied with all provisions thereof, including the notice provisions therein.

        SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.14, Section 4.14, the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

        SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval or the Parent Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval or the Parent Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company or Parent without the further approval of such shareholders and (ii) no amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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        SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. (a)     A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 8.04, the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Parent or the Company.

        (b)     The Company may terminate this Agreement pursuant to Section 8.01(f) only if (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal a majority of the members of the Company Board shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or the Merger or accept a Company Superior Proposal in order to comply with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and a majority of the members of the Company Board has again made the determinations referred to in clause (ii) above, (v) the Company and its Representatives are in compliance with Section 5.02, (vi) the Company has previously paid or concurrently pays the fee due under Section 6.07, and (vii) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal. Acceptance by Parent of the fee due under Section 6.07 shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 8.01(f) and this Section 8.05(b).

        (c)     Parent may terminate this Agreement pursuant to Section 8.01(h) only if (i) the Parent Board has received a Superior Parent Proposal, (ii) in light of such Superior Parent Proposal a majority of the members of the Parent Board has determined in good faith, after consultation with outside counsel, that it is necessary for the Parent Board to withdraw or modify its approval or recommendation of this Agreement, the Merger, the Share Issuance or the Charter Amendment or accept a Parent Superior Proposal in order to comply with its fiduciary duty under applicable Law, (iii) Parent has notified the Company in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by the Company of the notice referred to in clause (iii) above, and taking into account any revised proposal made by the Company since receipt of the notice referred to in clause (iii) above, such Superior Parent Proposal remains a Superior Parent Proposal and a majority of the members of the Parent Board has again made the determinations referred to in clause (ii) above, (v) Parent and its Representatives are in compliance with Section 5.03, (vi) Parent has previously paid or concurrently pays the fee due under Section 6.07 and (vii) the Parent Board concurrently approves, and Parent concurrently enters into, a definitive agreement providing for the implementation of such Superior Parent Proposal. Acceptance by the Company of the fee due under Section 6.07 shall constitute acceptance by the Company of the validity of any termination of this Agreement under Section 8.01(h) and this Section 8.05(c).

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ARTICLE IX

General Provisions

        SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)     if to Parent or Sub, to

WPS Resources Corporation 700 North Adams Street, P. O. Box 19001 Green Bay, WI 54307-9001

Attention: Barth J. Wolf

with a copy to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019-7475

Attention: Richard Hall Thomas E. Dunn

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with a copy to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5367

Attention: Allen W. Williams, Jr.

        (b)     if to the Company, to

Peoples Energy Corporation 130 East Randolph Drive, 24th Floor Chicago, Illinois 60601-6207

Attention: Theodore R. Tezlaff and Peter H. Kauffman

with a copy to:

LeBoeuf, Lamb, Greene & MacRae LLP 125 West 55th Street New York, NY 10019

Attention: William S. Lamb Sheri E. Bloomberg

        SECTION 9.03. Definitions. For purposes of this Agreement:

        An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

        “knowledge” of a party shall mean the actual knowledge of its executive officers.

        A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

        A “Significant Company Subsidiary” means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

        A “Significant Parent Subsidiary” means Sub and any subsidiary of Parent that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

        A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

86

        SECTION 9.04. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

        SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Sections 6.04 and 6.06, are not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

        SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with (a)  the Laws of the State of Wisconsin, with respect to matters, issues and questions relating to the fiduciary duties of the board of directors and officers of Parent and other matters to which the Laws of the State of Wisconsin are mandatorily applicable, (b) the Laws of the State of Illinois with respect to matters, issues and questions relating to the fiduciary duties of the board of directors and officers of the Company and other matters to which the Laws of the State of Illinois are mandatorily applicable, and (c) the Laws of the State of New York with respect to all other matters, issues and questions regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws.

87

        SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Parent Subsidiary, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any Federal court located in the Borough of Manhattan in The City of New York, this being in addition to any other remedy of any kind to which they are entitled at law or in equity (and all such remedies shall be cumulative). In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or the Federal court located in the Borough of Manhattan in The City of New York in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than a New York state court or a Federal court sitting in the Borough of Manhattan in The City of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

        IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

WPS RESOURCES CORPORATION,
by
/s/ Larry L. Weyers
Name: Larry L. Weyers
Title: Chairman, President and
Chief Executive Officer
WEDGE ACQUISITION CORP.,
by
/s/ Larry L. Weyers
Name: Larry L. Weyers
Title: President
PEOPLES ENERGY CORPORATION,
by
/s/ Thomas M. Patrick
Name: Thomas M. Patrick
Title: Chairman of the Board,
President and
Chief Executive Officer

EXHIBIT A

BYLAWS

OF

WEDGE ACQUISITION CORP.

(an Illinois corporation)

ARTICLE I

SHAREHOLDERS

        SECTION 1.1     ANNUAL MEETING. The annual meeting of the shareholders shall be held on or before the last business day of the anniversary month of the filing of the corporation’s Articles of Incorporation, beginning in the year 2007, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. If the election of directors shall not be held on the day designated herein for any annual meeting, or at any adjournment thereof, the board of directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as may be convenient.

        SECTION 1.2     SPECIAL MEETINGS. Special meetings of the shareholders may be called by the president, by the board of directors or by the holders of not less than one-fifth of all the outstanding shares of the corporation entitled to vote on the matter for which the meeting is called.

        SECTION 1.3     PLACE OF MEETING. Meetings of shareholders may be held at such place, either within or without the State of incorporation, as may be designated in the notice or waiver of notice of the meeting. If no designation is made, the place of the meeting shall be the principal office of the corporation.

        SECTION 1.4     NOTICE AND WAIVER OF NOTICE. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, or in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, not less than 20 nor more than 60 days before the meeting, either personally or by mail, by or at the direction of the president, or the secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope addressed to the shareholder at the shareholder’s address as it appears on the records of the corporation, with postage thereon prepaid. Whenever any notice whatever is required to be given, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance at any meeting shall constitute waiver of notice thereof unless the person at the meeting objects to the holding of the meeting because proper notice was not given.

        SECTION 1.5     CLOSING OF TRANSFER BOOKS AND FIXING RECORD DATE. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors of the corporation may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 60 days and, for a meeting of shareholders, not less than 10 days, or in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, not less than 20 days, immediately preceding such meeting. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the board of directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof.

        SECTION 1.6     VOTING OF SHARES. Unless otherwise provided in the Articles of Incorporation, each outstanding share, regardless of class, shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.

        SECTION 1.7     QUORUM AND REQUIRED VOTE. Unless otherwise provided in the Articles of Incorporation, a majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders; provided, that if less than a quorum is present, a majority of the shares represented at the meeting may adjourn the meeting from time to time without further notice. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by law or the Articles of Incorporation.

        SECTION 1.8     PROXIES. A shareholder may appoint a proxy to vote or otherwise act for such shareholder by signing an appointment form and delivering it to the person so appointed. Unless the appointment of a proxy contains an express limitation on the proxy’s authority, a corporation may accept the proxy’s vote or other action as that of the shareholder making the appointment.

        No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy continues in full force and effect until revoked by the person executing it prior to the vote pursuant thereto, except as otherwise provided in this Section. Such revocation may be effected by a writing delivered to the corporation stating that the proxy is revoked or by a subsequent proxy executed by, or by attendance at the meeting and voting in person by the person executing the proxy. The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed.

        SECTION 1.9     INFORMAL ACTION BY SHAREHOLDERS. Unless otherwise provided in the Articles of Incorporation, any action required to be taken at any annual or special meeting of the shareholders of the corporation, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting and without a vote, if a consent in writing, setting forth the action so taken, shall be signed (i) by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting or (ii) by all of the shareholders entitled to vote with respect to the subject matter thereof. If such consent is signed by less than all of the shareholders entitled to vote on the action which is the subject of the consent, then such consent shall become effective only if at least 5 days prior to the execution of the consent a notice in writing is delivered to all the shareholders entitled to vote with respect to the subject matter thereof and, after the effective date of consent, prompt notice of the taking of the corporation action without a meeting by less than unanimous written consent shall be delivered in writing to those shareholders who have not consented in writing.

        SECTION 1.10     VOTING OF SHARES BY CERTAIN HOLDERS. Shares registered in the name of a deceased person, a minor ward or an incompetent person, may be voted by such person’s administrator, executor, court appointed guardian or conservator either in person or by proxy without a transfer of such shares into the name of such administrator, executor, court appointed guardian or conservator. Shares standing in the name of a trustee may be voted by such trustee either in person or by proxy.

        Shares registered in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into such receiver’s name if authority to do so is contained in an appropriate order of the court by which such receiver was appointed.

        A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

        SECTION 1.11     VOTING TRUST AGREEMENTS. Any number of shareholders of the corporation may create a voting trust for the purpose of conferring upon a trustee or trustees the right to vote or otherwise represent their shares, for a period not to exceed 10 years, by entering into a written voting trust agreement specifying the terms and conditions of the voting trust, and by transferring their shares to such trustee or trustees for the purposes of the agreement. Any such trust agreement shall not become effective until a counterpart of the agreement is deposited with the corporation at its registered office. The counterpart of the voting trust agreement so deposited with the corporation shall be subject to the same right of examination by a shareholder of the corporation, in person or by agent or attorney, as is the record of shareholders of the corporation, and shall be subject to examination by any holder of a beneficial interest in the voting trust, either in person or by agent or attorney, at any reasonable time for any proper purpose.

        SECTION 1.12     CORPORATE RECORDS; EXAMINATION BY SHAREHOLDERS. The corporation shall keep correct and complete books and records of account and minutes of the proceedings of its shareholders and board of directors and committees thereof. The corporation shall also keep at its principal place of business, or at its agent’s place of business, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of shares held by each.

        Any person who is a shareholder of record shall have the right to examine, in person or by agent, at any reasonable time or times, the corporation’s books and records of account, minutes, voting trust agreements filed with the corporation and record of shareholders, and to make extracts therefrom but only for a proper purpose. In order to exercise this right, a shareholder must make written demand upon the corporation, stating with particularity the records sought to be examined and the purpose therefor.

ARTICLE II

DIRECTORS

        SECTION 2.1     GENERAL POWERS. The business and affairs of the corporation shall be managed by or under the direction of its board of directors.

        SECTION 2.2     NUMBER, TENURE AND QUALIFICATIONS. The number of directors of the corporation shall be no less than one (1). Each director shall hold office until the next annual meeting of shareholders and until such director’s successor shall have been duly elected and qualified. Unless the laws of the State of incorporation, the corporation’s charter and amendments thereto, or these Bylaws otherwise provide, directors need not be residents of the State of incorporation or shareholders of the corporation. The number of directors may be increased or decreased from time to time by amendment to these Bylaws. A decrease in the number of directors does not shorten an incumbent director’s term.

        SECTION 2.3     REGULAR MEETINGS. A regular annual meeting of the board of directors shall be held without other notice than this Bylaw, immediately after and at the same place as the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place, at any reasonable location, for the holding of additional regular meetings without other notice than such resolution.

        SECTION 2.4     SPECIAL MEETINGS. Special meetings of the board of directors may be called by or at the request of the president or any director. The person or persons authorized to call special meetings of the board of directors may fix any reasonable place as the place for holding any special meeting of the board of directors called by them.

        SECTION 2.5     INFORMAL ACTION BY DIRECTORS. Unless specifically prohibited by the Articles of Incorporation, any action required to be taken at a meeting of the board of directors of the corporation, or any other action which may be taken at a meeting of the board of directors or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof, or by all the members of such committee, as the case may be.

        The consent shall be evidenced by one or more written approvals, each of which sets forth the action taken and bears the signature of one or more directors. All the approvals evidencing the consent shall be delivered to the secretary to be filed in the corporate records. The action taken shall be effective when all the directors have approved the consent unless the consent specifies a different effective date.

        SECTION 2.6     NOTICE AND WAIVER OF NOTICE. Notice of any special meeting shall be given to each director at least two (2) full days prior thereto by written notice delivered in person or delivered, to an address, facsimile number or e-mail account previously provided in writing to the Secretary of the corporation, by United States mail, overnight courier service, messenger, facsimile, electronic mail, or telegram. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope with postage thereon prepaid. If notice is given by overnight courier service or messenger, such notice shall be deemed to be delivered when it is received for delivery by the overnight courier service or messenger. If notice is given by facsimile or electronic mail, such notice shall be deemed to be delivered when the fax or e-mail is sent to the correct fax number or e-mail address. If notice is given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting except where a director attends the meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

        SECTION 2.7     QUORUM. A majority of the board of directors fixed by these Bylaws shall constitute a quorum for the transaction of business at any meeting of the board of directors provided that, if less than a majority of the directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

        SECTION 2.8     MANNER OF ACTING. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors unless a greater number is required by law, the Articles of Incorporation or these Bylaws.

        SECTION 2.9     REMOVAL OF DIRECTORS. One or more of the directors may be removed, with or without cause, at a meeting of shareholders by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors; provided that no director shall be removed at a meeting of shareholders unless the notice of such meeting shall state that a purpose of the meeting is to vote upon the removal of one or more directors named in the notice.

        SECTION 2.10     RESIGNATION OF DIRECTORS. A director may resign at any time by giving written notice to the board of directors, its chairman, or to the president or secretary of the corporation. A resignation is effective when the notice is given unless the notice specifies a future date. The pending vacancy may be filled before the effective date, but the successor shall not take office until the effective date.

        SECTION 2.11     VACANCIES. Any vacancy occurring in the board of directors or a directorship to be filled by reason of an increase in the number of directors may be filled by election at any annual meeting of shareholders or at a special meeting of shareholders called for that purpose; provided, however, that in the event of a vacancy or vacancies arising between meetings of the shareholders by reason of an increase in the number of directors or otherwise, the board of directors may fill such vacancy. A director elected by the shareholders to fill a vacancy shall hold office for the balance of the term for which such director was elected. A director appointed by the board of directors to fill a vacancy shall serve until the next annual meeting of shareholders at which directors are to be elected.

        SECTION 2.12     COMMITTEES. A majority of the directors may create one or more committees and appoint members of the board to serve on the committee or committees. Each committee shall have two or more members, who serve at the pleasure of the board.

        Unless the appointment by the board of directors requires a greater number, a majority of any committee shall constitute a quorum and a majority of a quorum is necessary for committee action. A committee may act by unanimous consent in writing without a meeting and, subject to the provisions of these Bylaws or action by the board of directors, the committee by majority vote of its members shall determine the time and place of meetings and the notice required therefor.

        To the extent specified by the board of directors or in the Articles of Incorporation or these Bylaws, each committee may exercise the authority of the board of directors; provided, however, that a committee may not:

(a)	authorize distributions;

(b)	approve or recommend to shareholders any act required by law to be approved by shareholders;

(c)	fill vacancies on the board or on any of its committees;

(d)	elect or remove officers or fix the compensation of any member of the committee;

(e)	adopt, amend or repeal the Bylaws;

(f)	approve a plan of merger not requiring shareholder approval;

(g)	authorize or approve reacquisition of shares, except according to a general formula or method prescribed by the board;

(h)	authorize or approve the issuance or sale, or contract for sale, of shares or determine the designation and relative rights, preferences and limitations of a series of shares, except that the board may direct a committee to fix the specific terms of the issuance or sale or contract for sale or the number of shares to be allocated to particular employees under an employee benefit plan; or

(i)	amend, alter, repeal or take action inconsistent with any resolution or action of the board of directors when the resolution or action of the board of directors provides by its terms that it shall not be amended, altered or repealed by action of a committee.

        SECTION 2.13     COMMUNICATIONS EQUIPMENT. Unless specifically prohibited by the Articles of Incorporation, members of the board of directors or of any committee of the board of directors may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

        SECTION 2.14     COMPENSATION. The affirmative vote of a majority of directors then in office shall be required to fix the compensation of the directors, which compensation shall be reasonable. No director shall be precluded from serving the corporation in any other capacity and receiving compensation therefor.

ARTICLE III

OFFICERS

        SECTION 3.1     NUMBER. The Board of Directors shall elect such officers as are required by law and such additional officers as it from time to time may determine. Any two or more offices may be held by the same person.

        SECTION 3.2     ELECTION AND TERM OF OFFICE. The officers of the corporation shall be elected annually by the board of directors at the regular meeting of the board of directors held immediately after each annual meeting of shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until the next annual meeting of directors and until such officer’s successor shall have been duly elected and shall have qualified or until such officer’s earlier death, resignation or removal.

        SECTION 3.3     REMOVAL. Any officer elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer shall not of itself create contract rights.

        SECTION 3.4     CHAIRMAN OF THE BOARD. The chairman, if one is elected, shall be the chief executive officer of the corporation. Subject to the direction of the board of directors, the chairman shall have general charge over the business affairs and policies of the corporation. The chairman may sign and execute all instruments in the name of the corporation. The chairman shall preside at all meetings of the shareholders and of the board of directors. In the absence or disability of the president or the president’s refusal to perform the president’s functions, the chairman shall be vested with the powers and shall perform the duties of the president. The chairman may delegate any of the chairman’s powers or functions to any officers of the corporation. The chairman shall be a member of the board of directors.

        SECTION 3.5     PRESIDENT. The president shall be the chief operating officer of the corporation and, if no chairman is elected, the chief executive officer of the corporation. Subject to the control of the board of directors, the president shall have general and active management of the day-to-day business of the corporation. The president may sign and execute all instruments in the name of the corporation. In the absence of the chairman, or if no chairman is elected, the president shall perform the duties of and shall be vested with all the powers of the chairman.

        SECTION 3.6     THE VICE PRESIDENTS. In the absence of the president or in the event of the president’s inability or refusal to act, the vice president, if one is elected, or in the event there are more than one vice president, the vice presidents in the order designated by the board of directors or if no such designation has been made, then in the order of their election, shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. Any vice president may sign all instruments in the name of the corporation and shall perform such other duties as from time to time may be assigned to such vice president by the president or by the board of directors.

        SECTION 3.7     TREASURER. The treasurer, if one is elected, shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation, receive and give receipts for moneys due and payable to the corporation from any source whatsoever and deposit all such money in the name of the corporation in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of Article IV of these Bylaws; and (b) in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to the treasurer by the president, or by the board of directors. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of the treasurer’s duties in such sum and with such surety or sureties as the board of directors shall determine.

        SECTION 3.8     THE SECRETARY. The secretary shall: (a) keep the minutes of the shareholders’ and of the board of directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all certificates for shares prior to the issuance thereof and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (d) keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder; (e) sign with the chairman of the board, the president, or a vice president, certificates for shares of the corporation, the issue of which shall have been authorized by resolution of the board of directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general perform all duties incident to the office of secretary or such other duties as from time to time may be assigned by the president or by the board of directors.

        SECTION 3.9     ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. The assistant treasurers and assistant secretaries, if selected by the board of directors, shall hold office for such period as the board of directors may prescribe. The assistant treasurers shall, respectively, if required by the board of directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the board of directors shall determine. The assistant secretaries may sign with the chairman of the board, the president or a vice president, certificates for shares of the corporation, the issue of which shall have been authorized by a resolution of the board of directors. The assistant treasurers and assistant secretaries, in general, shall perform such duties as shall be assigned to them by the treasurer or the secretary, respectively, or by the president or the board of directors.

        SECTION 3.10     OTHER OFFICERS, ASSISTANT OFFICERS AND AGENTS. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

        SECTION 3.11     COMPENSATION. Compensation of the officers shall be fixed from time to time by the board of directors and no officer shall be prevented from receiving such compensation by reason of the fact that such officer is also a director of the corporation. If an officer is also a director, then the affirmative vote of a majority of directors then in office shall be required to fix said officer’s compensation.

ARTICLE IV

CONTRACTS, LOANS, CHECKS AND DEPOSITS

        SECTION 4.1     CONTRACTS. The board of directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

        SECTION 4.2     LOANS. No loans shall be contracted on behalf of the corporation and no evidence of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors. Such authority may be general or confined to specific instances.

        SECTION 4.3     CHECKS, DRAFTS, ETC. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the board of directors.

        SECTION 4.4     DEPOSITS. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may select.

ARTICLE V

CERTIFICATES FOR SHARES AND THEIR TRANSFER

        SECTION 5.1     CERTIFICATES FOR SHARES. Certificates representing shares of the corporation shall be in such form as may be determined by the board of directors; provided that:

(a)	each certificate representing the shares shall state:

(1)	the corporation’s State of incorporation;

(2)	the name of the person or persons to whom issued; and

(3)	the number and class of shares, and the designation of the series, if any, which such certificate represents; and

(b)	if the Articles of Incorporation authorize the corporation to issue shares of more than one class, each certificate representing such shares may have, or will have if required by the laws of the State of incorporation, set forth upon its face or back;

(1)	a full summary or statement of all of the designations, preferences, qualifications, limitations, restrictions and special or relative rights of each class authorized to be issued; and, if the Articles of Incorporation authorize the corporation to issue preferred or special class in series, the variations in the relative rights and preferences between the shares of such series so far as the same have been fixed and determined and the authority of the board of directors to fix and determine the relative rights and preferences of subsequent series; or

(2)	a notation that such statement, in full, will be furnished to any shareholder upon request and without charge.

        Such certificate shall be signed by the chairman of the board, the president or a vice president and by the secretary or an assistant secretary, and may be sealed with the seal or a facsimile of the seal of the corporation, if the corporation uses a seal. If a certificate is countersigned by a transfer agent or registrar, other than the corporation itself or its employee, any other signatures or countersignature on the certificate may be facsimiles. No certificate shall be issued for any share until such share is fully paid.

        SECTION 5.2     UNCERTIFICATED SHARES. Unless otherwise provided by the Articles of Incorporation, the board of directors may provide by resolution that some or all of any or all classes and series of its shares shall be uncertificated shares, provided that such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice containing all of the information required to be set forth on certificates pursuant to Section 5.1 of this Article.

        SECTION 5.3     TRANSFERS OF SHARES. Transfers of shares of the corporation shall be made only on the books of the corporation by the registered holder thereof or by such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the secretary of the corporation. In addition, in the case of transfers of shares represented by certificates, transfers shall be made upon the books of the corporation only upon surrender to the corporation of the certificates representing the number of shares to be transferred except that in the case of a lost, destroyed or mutilated certificate, a transfer may be made upon such terms and indemnification of the corporation as the board of directors may prescribe. Regardless of whether shares are represented by certificates or are uncertificated, the person in whose name shares stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation.

ARTICLE VI

INDEMNIFICATION OF OFFICERS, DIRECTORS AND AGENTS

        SECTION 6.1     INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. The corporation shall indemnify, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, as they now exist or as they may be amended in the future, any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

        SECTION 6.2     ADVANCEMENT OF EXPENSES TO DIRECTORS, OFFICERS AND EMPLOYEES. Expenses incurred by such a director, officer or employee in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, as they now exist or as they may be amended in the future.

        SECTION 6.3     INDEMNIFICATION AND ADVANCEMENT OF EXPENSES TO AGENTS. The board of directors may, by resolution, extend the provisions of this Article VI regarding indemnification and the advancement of expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact he or she is or was an agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

        SECTION 6.4     RIGHTS NOT EXCLUSIVE. The rights provided by or granted under this Article VI are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

        SECTION 6.5     CONTINUING RIGHTS. The indemnification and advancement of expenses provided by or granted under this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.

ARTICLE VII

FISCAL YEAR

        SECTION 7.1     The fiscal year of the corporation shall begin on the first day of January and end on the last day of December of each year.

ARTICLE VIII

SEAL

        SECTION 8.1     The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation, the words “Corporate Seal”, and the name of the State of incorporation.

ARTICLE IX

AMENDMENTS

        SECTION 9.1     Unless the power to make, alter, amend or repeal the Bylaws is reserved to the shareholders by the Articles of Incorporation, these Bylaws may be altered, amended or repealed at any meeting of the shareholders or of the board of directors; provided, however, that no Bylaws amended by the shareholders may be altered, amended, or repealed by the board of directors.

ARTICLE X

SCOPE OF BYLAWS

        SECTION 10.1     These Bylaws govern the regulation and management of the corporation’s affairs to the extent they are consistent with applicable law and the Articles of Incorporation. To the extent of any inconsistency, applicable law and the Articles of Incorporation shall govern the corporation’s affairs.

EXHIBIT B

WPS RESOURCES CORPORATION

[For form of Amended By-laws, see Annex F]

EXHIBIT C

Form of Affiliate Letter

Dear Sirs:

        The undersigned refers to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 8, 2006, among WPS RESOURCES CORPORATION, a Wisconsin corporation, WEDGE ACQUISITION CORP., an Illinois corporation, and PEOPLES ENERGY CORPORATION, an Illinois corporation. Capitalized terms used but not defined in this letter have the meanings give such terms in the Merger Agreement.

        The undersigned, a holder of shares of Company Common Stock, is entitled to receive in connection with the Merger shares of Parent Common Stock. The undersigned acknowledges that the undersigned may be deemed an “affiliate” of the Company within the meaning of Rule 145 (“Rule 145”) promulgated under the Securities Act, although nothing contained herein should be construed as an admission of such fact.

        If in fact the undersigned were an affiliate under the Securities Act, the undersigned’s ability to sell, assign or transfer the Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless much transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned (i) understands that such exemptions are limited and that Parent is not under any obligation to effect any such registration and (ii) has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

        The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in a transaction that meets the requirements of Rule 145 or (iii) in a transaction that, in the opinion of counsel to the undersigned, such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent, or as described in a “no-action” or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

        In the event of a sale or other disposition by the undersigned pursuant to Rule 145 of Parent Common Stock received by the undersigned in the Merger, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Parent Common Stock sold as indicated in the letter.

C-2

        The undersigned acknowledges and agrees that (i) the Parent Common Stock issued to the undersigned will all be in certificated form and (ii) appropriate legends will be placed on certificates representing Parent Common Stock received by the undersigned in the merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Securities Act or in the event of a sale of the Parent Common Stock issued to the undersigned which has been registered under the Securities Act.

        The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent’s obligations to consummate the Merger.

Very truly yours,

Dated:

WPS RESOURCES CORPORATION

        On                 , the undersigned sold the securities of WPS RESOURCES CORPORATION (“Parent”) described below in the space provided for that purpose (the “Securities”). The Securities were received by the undersigned in connection with the merger of WEDGE ACQUISITION CORP., a subsidiary of Parent, with and into PEOPLES ENERGY CORPORATION.

        Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in Rule 144(e) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

        The undersigned hereby represents that the Securities were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Securities Act or in transactions directly with a “market maker” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

Dated:

[Space to be provided for description of securities.]

Annex B

Illinois Business Corporation Act Dissenters’ Right Statute

        Article 11: Merger and Consolidation — Dissenters’ Rights

        Section 11.05. Procedure for merger or consolidation.

        Any 2 or more corporations may merge into one of such corporations or consolidate into a new corporation in the following manner:

        The board of directors of each corporation shall, by resolution adopted by a majority vote of the members of each such board, approve a plan of merger or consolidation setting forth:

        (a)     The names of the corporations proposing to merge or consolidate, and the name of the corporation into which they propose to merge, which is hereinafter designated as the surviving corporation or to consolidate, which is hereinafter designated as the new corporation.

        (b)     The terms and conditions of the proposed merger or consolidation and the mode of carrying the same into effect.

        (c)     The manner and basis of converting the shares of each merging or consolidating corporation into shares, obligations or other securities of the surviving or new corporation, or into shares, obligations or other securities of any other corporation which immediately before or immediately after the merger or consolidation is effected is the owner of all of the outstanding voting securities of the corporation named as the surviving or new corporation, or into cash or other property, or into any combination of the foregoing.

        (d)     A statement of any changes in the articles of incorporation of the surviving corporation to be effected by such merger or a statement of the articles of incorporation of the new corporation.

        (e)     Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or desirable, including provisions, if any, under which the proposed merger or consolidation may be abandoned prior to the filing of articles of merger or consolidation by the Secretary of State.

        Section 11.10. Procedure for share exchange.

        A corporation may acquire all of the issued or outstanding shares of one or more classes of another corporation in the following manner:

        The board of directors of each corporation shall, by resolution adopted by a majority vote of members of each such board, approve a plan of exchange setting forth:

        (a)     The name of the corporation whose shares will be acquired and the name of the acquiring corporation.

        (b)     The terms and conditions of the exchange.

        (c)     The manner and basis of exchanging the shares to be acquired for shares, obligations, or other securities of the acquiring corporation or for cash or other property or for any combination of the foregoing.

        (d)     Other provisions considered necessary or desirable with respect to the exchange, including provisions, if any, under which the proposed exchange may be abandoned prior to the filing of articles of exchange by the Secretary of State.

        This Section does not limit the power of a corporation to acquire all or part of the shares of one or more classes of another corporation through a voluntary exchange or otherwise by agreement with the shareholders.

        Section 11.15. Call of shareholders' meeting.

        The board of directors of each corporation, upon approving such plan of merger, consolidation or exchange, shall, if shareholders are entitled to vote on such plan, by resolution, direct that the plan be submitted to a vote at a meeting of shareholders, which may be either an annual or a special meeting. Written notice shall be given to each shareholder of record within the time and in the manner provided by this Act for the giving of notice of meetings of shareholders. Such notice, whether the meeting be an annual or special meeting, shall include a copy or a summary of the plan of merger, consolidation or exchange, as the case may be, and shall also inform the shareholders of their right to dissent in accordance with Section 11.70 and either enclose a copy of Section 11.70 or otherwise provide adequate notice of the procedure to dissent.

        Section 11.20. Approval by shareholders.

        (a)     A vote of the shareholders entitled to vote on the proposed plan of merger, consolidation or exchange shall be taken. The plan of merger, consolidation or exchange shall be approved upon receiving by each corporation the affirmative votes of at least two-thirds of the votes of the shares entitled to vote on the plan unless any class or series of shares of any of such corporations is entitled to vote as a class on the plan in which event, as to such corporation, the plan of merger, consolidation or exchange shall be approved upon receiving the affirmative votes of at least two-thirds of the votes of the shares of each such class or series of shares entitled to vote as a class on the plan and of the votes of the total shares entitled to vote on the plan. Any class of shares of any such corporation shall be entitled to vote as a class if the articles of incorporation so provide or if the plan of merger, consolidation or exchange, as the case may be, contains any provision which, if contained in a proposed amendment to articles of incorporation, would entitle such class of shares to vote as a class.

        (b)     The articles of incorporation of any corporation may supersede the two-thirds vote requirement of this Section as to that corporation by specifying any smaller or larger vote requirement not less than a majority of the votes of the shares entitled to vote on the issue and not less than a majority of the votes of the shares of each class or series of shares entitled to vote as a class on the issue.

        (c)     No vote by the shareholders of a corporation that is a surviving party to a plan of merger or that is the acquiring corporation in a plan of exchange shall be required, unless its articles of incorporation provide to the contrary, if:

(1) the plan of merger or exchange does not amend in any respect the articles of incorporation of such corporation;

(2) share of such corporation outstanding immediately prior to the effective date of the merger or exchange has the identical designations, preferences, qualifications, limitations, restrictions and special or relative rights immediately after the effective date thereof; and

(3) either no common shares of the surviving or acquiring corporation and no shares, securities or obligations convertible into such shares are to be issued or delivered under the plan of merger or exchange, or the authorized unissued common shares of the surviving or acquiring corporation to be issued or delivered under the plan of merger or plan of exchange, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, do not exceed 20 per cent of the common shares of such corporation outstanding immediately prior to the effective date of the merger or exchange.

        Section 11.25. Articles of merger, consolidation or exchange.

        (a)     Upon such approval, articles of merger, consolidation or exchange shall be executed by each corporation and filed in duplicate in accordance with Section 1.10 of this Act and shall set forth:

(1) The plan of merger, consolidation or exchange.

(2) As to each corporation:

(i) a statement that the plan was adopted at a meeting of shareholders by the affirmative vote of the holders of outstanding shares having not less than the minimum number of votes necessary to adopt such plan, as provided by the articles of incorporation of the respective corporations; or

(ii) a statement that the plan was adopted by a consent in writing signed by the holders of outstanding shares having not less than the minimum number of votes necessary to adopt such plan, as provided by the articles of incorporation of the respective corporations, and in accordance with Section 7.10 of this Act.

        (b)     When the provisions of this Section have been complied with, the Secretary of State shall file the articles of merger, consolidation, or share exchange.

        Section 11.30. Merger of subsidiary corporation.

        (a)     Any corporation, in this Section referred to as the “parent corporation”, owning at least 90% of the outstanding shares of each class of shares of any other corporation or corporations, in this Section referred to as the “subsidiary corporation”, may merge the subsidiary corporation or corporations into itself or into one of the subsidiary corporations, if each merging subsidiary corporation is solvent, without approval by a vote of the shareholders of the parent corporation or the shareholders of any of the merging subsidiary corporations, upon completion of the requirements of this Section.

        (b)     The board of directors of the parent corporation shall, by resolution, approve a plan of merger setting forth:

(1) The name of each merging subsidiary corporation and the name of the parent corporation; and

(2) The manner and basis of converting the shares of each merging subsidiary corporation not owned by the parent corporation into shares, obligations or other securities of the surviving corporation or of the parent corporation or into cash or other property or into any combination of the foregoing.

        (c)     A copy of such plan of merger shall be mailed to each shareholder, other than the parent corporation, of a merging subsidiary corporation who was a shareholder of record on the date of the adoption of the plan of merger, together with a notice informing such shareholders of their right to dissent and enclosing a copy of Section 11.70 or otherwise providing adequate notice of the procedure to dissent.

        (d)     After 30 days following the mailing of a copy of the plan of merger and notice to the shareholders of each merging subsidiary corporation, or upon the written consent to the merger or written waiver of the 30 day period by the holders of all the outstanding shares of all shares of all such subsidiary corporations, the articles of merger shall be executed by the parent corporation and filed in duplicate in accordance with Section 1.10 of this Act and shall set forth:

(1) The plan of merger.

(2) The number of outstanding shares of each class of each merging subsidiary corporation and the number of such shares of each class owned immediately prior to the adoption of the plan of merger by the parent corporation.

(3) The date of mailing a copy of the plan of merger and notice of right to dissent to the shareholders of each merging subsidiary corporation.

        (e)     When the provisions of this Section have been complied with, the Secretary of State shall file the articles of merger.

        (f)     Subject to Section 11.35 and provided that all the conditions hereinabove set forth have been met, any domestic corporation may be merged into or may merge into itself any foreign corporation in the foregoing manner.

        Section 11.31. Merger of mid-tier bank holding company into subsidiary bank.

        (a)     A mid-tier bank holding company may merge into its subsidiary in the following manner:

(1) The mid-tier bank holding company shall comply with the provisions of this Act with respect to the merger of domestic corporations, and the surviving subsidiary bank shall comply with the provisions of Section 30.5 of the Illinois Banking Act.

(2) Section 11.50 of this Act shall, insofar as it is applicable, apply to mergers between mid-tier bank holding companies and their subsidiary banks.

        (b)     For the purpose of this Section 11.31, “mid-tier bank holding company” means a corporation (1) that owns 100% of the issued and outstanding shares of each class of stock of a State bank, (2) that has no other subsidiaries, and (3) of which 100% of the issued and outstanding shares are owned by a parent bank holding company.

        Section 11.32. Merger or conversion of trust company into a State bank.

        (a)     A trust company may merge into a State bank in the following manner:

(1) The trust company shall comply with the provisions of this Act with respect to the merger of domestic corporations, and the surviving State bank shall comply with the provisions of Section 30 of the Illinois Banking Act.

(2) Section 11.50 of this Act shall, insofar as it is applicable, apply to mergers between trust companies and State banks.

        (b)     Whenever a trust company shall effect a conversion into a State bank pursuant to Section 30 of the Illinois Banking Act, it shall forthwith file with the Secretary of State a copy of the certificate of conversion duly authenticated by the Commissioner of Banks and Real Estate. The filing fee shall be the same as for filing articles of merger.

        (c)     For the purpose of this Section 11.32, a “trust company” means a corporation organized under this Act for the purpose of accepting and executing trusts.

        Section 11.35. Merger, consolidation or share exchange of domestic and foreign corporations.

        One or more foreign corporations and one or more domestic corporations may be merged or consolidated or their shares exchanged in the following manner, provided such merger, consolidation or exchange is permitted by the laws of the state under which each such foreign corporation is organized:

        (a)     Each domestic corporation shall comply with the provisions of this Act with respect to the merger, consolidation or exchange, as the case may be, of domestic corporations and each foreign corporation shall comply with the applicable provisions of the laws of the state under which it is organized.

        (b)     If the surviving or new corporation, as the case may be, is to be governed by the laws of any state other than this State, it shall comply with the provisions of this Act with respect to foreign corporations if it is to do business in this State, and in every case it shall file with the Secretary of State of this State:

(1) an agreement that it may be served with process in this State in any proceeding for the enforcement of any obligation of any domestic corporation which is a party to such merger or consolidation and in any proceeding for the enforcement of the rights of a dissenting shareholder of any such domestic corporation against the surviving or new corporation,

(2) an irrevocable appointment of the Secretary of State of this State as its agent to accept service of process in any such proceeding, and

(3) an agreement that it will promptly pay to the dissenting shareholders of any such domestic corporation the amount, if any, to which they shall be entitled under the provisions of this Act with respect to the rights of dissenting shareholders.

        The effect of such merger or consolidation shall be the same as in the case of the merger or consolidation of domestic corporations.

        (c)     If the acquiring corporation in a share exchange is governed by the laws of any state other than this State, it shall comply with the provisions of this Act with respect to foreign corporations if it is to do business in this State and, in every case, it shall file with the Secretary of State of this State:

(1) an agreement that it may be served with process in this State in any proceeding for the enforcement of the rights of a dissenting shareholder of a domestic corporation whose shares are acquired against the acquiring corporation.

(2) an irrevocable appointment of the Secretary of State of this State as its agent to accept service of process in any such proceeding, and

(3) an agreement that it will promptly pay to the dissenting shareholders of such domestic corporation the amount, if any, to which they shall be entitled under the provisions of this Act with respect to the rights of dissenting shareholders.

        Section 11.37. Merger of domestic or foreign corporations and domestic not for profit corporations.

        (a)     One or more domestic corporations or one or more foreign corporations may merge into a domestic not for profit corporation subject to the provisions of the General Not For Profit Corporation Act of 1986, as amended, provided that in the case of a foreign corporation for profit, such merger is permitted by the laws of the State or country under which such foreign corporation for profit is organized.

        (b)     Each domestic corporation shall comply with the provisions of this Act with respect to the merger of domestic corporations, each domestic not for profit corporation shall comply with the provisions of the General Not For Profit Corporation Act of 1986, as amended. With respect to merger of domestic not for profit corporations, each foreign corporation for profit shall comply with the laws of the state or country under which it is organized, and each foreign corporation for profit having a certificate of authority to transact business in this State under the provisions of this Act shall comply with the provisions of this Act with respect to merger of foreign corporations for profit.

        (c)     The plan of merger shall set forth, in addition to all matters required by Section 11.05 of this Act, the manner and basis of converting shares of each merging domestic or foreign corporation for profit into membership or other interests of the surviving domestic not for profit corporation, or into cash, or into property, or into any combination of the foregoing.

        (d)     The effect of a merger under this Section shall be the same as in the case of a merger of domestic corporations as set forth in subsection (a) of Section 11.50 of this Act.

        (e)     When such merger has been effected, the shares of the corporation or corporations to be converted under the terms of the plan cease to exist. The holders of those shares are entitled only to the membership or other interests, cash, or other property or combination thereof, into which those shares have been converted in accordance with the plan, subject to any dissenters’ rights under Section 11.70 of this Act.

        Section 11.39. Merger of domestic corporation and limited liability company.

        (a)     Any one or more domestic corporations may merge with or into one or more limited liability companies of this State, any other state or states of the United States, or the District of Columbia, if the laws of the other state or states or the District of Columbia permit the merger. The domestic corporation or corporations and the limited liability company or companies may merge with or into a corporation, which may be any one of these corporations, or they may merge with or into a limited liability company, which may be any one of these limited liability companies, which shall be a domestic corporation or limited liability company of this State, any other state of the United States, or the District of Columbia, which permits the merger pursuant to a plan of merger complying with and approved in accordance with this Section.

        (b)     The plan of merger must set forth the following:

(1) The names of the domestic corporation or corporations and limited liability company or companies proposing to merge and the name of the domestic corporation or limited liability company into which they propose to merge, which is designated as the surviving entity.

(2) The terms and conditions of the proposed merger and the mode of carrying the same into effect.

(3) The manner and basis of converting the shares of each domestic corporation and the interests of each limited liability company into shares, interests, obligations, other securities of the surviving entity or into cash or other property or any combination of the foregoing.

(4) In the case of a merger in which a domestic corporation is the surviving entity, a statement of any changes in the articles of incorporation of the surviving corporation to be effected by the merger.

(5) Any other provisions with respect to the proposed merger that are deemed necessary or desirable, including provisions, if any, under which the proposed merger may be abandoned prior to the filing of the articles of merger by the Secretary of State of this State.

        (c)     The plan required by subsection (b) of this Section shall be adopted and approved by the constituent corporation or corporations in the same manner as is provided in Sections 11.05, 11.15, and 11.20 of this Act and, in the case of a limited liability company, in accordance with the terms of its operating agreement, if any, and in accordance with the laws under which it was formed.

        (d)     Upon this approval, articles of merger shall be executed by each constituent corporation and limited liability company and filed with the Secretary of State and shall be recorded with respect to each constituent corporation as provided in Section 11.45 of this Act. The merger shall become effective for all purposes of the laws of this State when and as provided in Section 11.40 of this Act with respect to the merger of corporations of this State.

        (e)     If the surviving entity is to be governed by the laws of the District of Columbia or any state other than this State, it shall file with the Secretary of State of this State an agreement that it may be served with process in this State in any proceeding for enforcement of any obligation of any constituent corporation or limited liability company of this State, as well as for enforcement of any obligation of the surviving corporation or limited liability company arising from the merger, including any suit or other proceeding to enforce the shareholders right to dissent as provided in Section 11.70 of this Act, and shall irrevocably appoint the Secretary of State of this State as its agent to accept service of process in any such suit or other proceedings.

        (f)     Section 11.50 of this Act shall, insofar as it is applicable, apply to mergers between domestic corporations and limited liability companies.

        (g)     In any merger under this Section, the surviving entity shall not engage in any business or exercise any power that a domestic corporation or domestic limited liability company may not otherwise engage in or exercise in this State. Furthermore, the surviving entity shall be governed by the ownership and control restrictions in Illinois law applicable to that type of entity.

        Section 11.40. Effective date of merger, consolidation or exchange.

        The merger, consolidation or exchange shall become effective upon filing of the articles of merger, consolidation or exchange by the Secretary of State or on a later specified date, not more than 30 days subsequent to the filing of the articles of merger, consolidation or exchange by the Secretary of State, as may be provided for in the plan.

        Section 11.45. Recording of articles of merger, consolidation or exchange.

        A copy of the articles of merger, consolidation or exchange as filed by the Secretary of State shall be returned to the surviving or new or acquiring corporation, as the case may be, or to its representative, and such articles, or a copy thereof certified by the Secretary of State, shall be filed for record within the time prescribed by Section 1.10 of this Act in the office of the Recorder of each county in which the registered office of each merging or consolidating or acquiring corporation may be situated, and in the case of a consolidation, in the office of the Recorder of the county in which the registered office of the new corporation shall be situated and, in the case of a share exchange, in the office of the Recorder of the county in which the registered office of the corporation whose shares were acquired shall be situated.

        Section 11.50. Effect of merger, consolidation or exchange.

        (a)     When such merger or consolidation has been effected:

(1) The several corporations parties to the plan of merger or consolidation shall be a single corporation, which, in the case of a merger, is that corporation designated in the plan of merger as the surviving corporation, and, in the case of a consolidation, is the new corporation provided for in the plan of consolidation.

(2) The separate existence of all corporations parties to the plan of merger or consolidation, except the surviving or new corporation, shall cease.

(3) Such surviving or new corporation has all the rights, privileges, immunities, and powers and is subject to all the duties and liabilities of a corporation organized under this Act.

(4) Such surviving or new corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, as of a public or a private nature, of each of the merging or consolidating corporations; and all property, real, personal, and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged or consolidated, shall be taken and deemed to be transferred to and vested in such single corporation without further act or deed; and the title to any real estate, or any interest therein, vested in any of such corporations shall not revert or be in any way impaired by reason of such merger or consolidation.

(5) Such surviving or new corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the corporations so merged or consolidated; and any claim existing or action or proceeding pending by or against any of such corporations may be prosecuted to judgment as if such merger or consolidation had not taken place, or such surviving or new corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any such corporations shall be impaired by such merger or consolidation.

(6) In case of a merger, the articles of incorporation of the surviving corporation are deemed to be amended to the extent, if any, that changes in its articles are stated in the articles of merger; and, in the case of a consolidation, the articles of incorporation of the new corporation are set forth in the articles of consolidation.

        (b)     When such merger, consolidation or exchange has been effected, the shares of the corporation or corporations to be converted or exchanged under the terms of the plan cease to exist in the case of a merger or consolidation, or are deemed to be exchanged in the case of an exchange. The holders of those shares are entitled only to the money, securities or other property into which those shares have been converted or for which those shares have been exchanged in accordance with the plan, subject to any dissenters’ rights under Section 11.70 of this Act.

        (c)     The merger, consolidation or exchange of shares of a corporation shall not: (i) prohibit the State from prosecuting a corporation criminally by indictment, information or complaint filed subsequent to its merger, consolidation or exchange for any offenses it committed prior thereto; or (ii) abate or suspend a criminal proceeding which is pending against a corporation on the effective date of said merger, consolidation or exchange.

        (d)     Where a corporation has been criminally prosecuted pursuant to subsection (c) herein, and has been convicted and fined for a criminal offense, the surviving or new corporation shall be responsible for the payment of the fine only to the extent of any assets contributed to the merger, consolidation or exchange of shares by the convicted corporation, provided that the surviving or new corporation, at the time of acquisition, did not know, or have reason to know, of the criminal acts which were the basis for the criminal action. In the event the surviving or new corporation did know, or have reason to know, of the criminal acts which were the basis for the criminal action, it shall be responsible for the entire amount of the fine. Nothing herein shall prohibit the State from collecting a fine which was assessed against a corporation from a shareholder to the extent that the corporation may have distributed assets to the shareholder.

        Section 11.55. Sale, lease, exchange, or mortgage of assets in usual and regular course of business.

        The sale, lease, exchange, mortgage, pledge, or other disposition of all, or substantially all, the property and assets of a corporation, when made in the usual and regular course of the business of the corporation, may be made upon such terms and conditions and for such considerations, which may consist, in whole or in part, of money or property, real or personal, including shares of any other corporation, domestic or foreign, as shall be authorized by its board of directors; and in such case no authorization or consent of the shareholders shall be required.

        Section 11.60. Sale, lease or exchange of assets, other than in usual and regular course of business.

        A sale, lease, exchange, or other disposition of all, or substantially all, the property and assets, with or without the good will, of a corporation, if not made in the usual and regular course of its business, may be made upon such terms and conditions and for such consideration, which may consist, in whole or in part, of money or property, real or personal, including shares of any other corporation, domestic or foreign, as may be authorized in the following manner:

        (a)     The board of directors shall adopt a resolution recommending such sale, lease, exchange, or other disposition and directing the submission thereof to a vote at a meeting of shareholders, which may be either an annual or a special meeting.

        (b)     Written notice stating that the purpose, or one of the purposes, of such meeting is to consider the sale, lease, exchange, or other disposition of all, or substantially all, the property and assets of the corporation shall be given to each shareholder of record within the time and in the manner provided by this Act for the giving of notice of meetings of shareholders and shall also inform the shareholders of their right to dissent and either enclose a copy of Section 11.70 or otherwise provide adequate notice of the procedure to dissent. If such meeting be an annual meeting, such purpose may be included in the notice of such annual meeting.

        (c)     At such meeting the shareholders entitled to vote on such matter may authorize such sale, lease, exchange, or other disposition and fix, or may authorize the board of directors to fix, any or all of the terms and conditions thereof and the consideration to be received by the corporation therefor. Such authorization shall require the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on such matter unless any class or series of shares is entitled to vote as a class in respect thereof, in which event such authorization shall require the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class or series of shares entitled to vote as a class on such matter, and of the total outstanding shares entitled to vote on such matter.

        (d)     After such authorization by a vote of shareholders, the board of directors nevertheless, in its discretion, may abandon such sale, lease, exchange, or other disposition of assets, subject to the rights of third parties under any contracts relating thereto, without further action or approval by shareholders.

        (e)     The articles of incorporation of a corporation may supersede the two-thirds vote requirement of this Section by specifying any smaller or larger vote requirement, not less than a majority of the outstanding shares entitled to vote on the matter and not less than a majority of the outstanding shares of each class of shares entitled to vote as a class on the matter.

        Section 11.65. Right to dissent.

        (a)     A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

(2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

(3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of such shares;

(ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

(iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

(4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

        (b)     A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

        (c)     A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.

      Section 11.70. Procedure to Dissent

<Text of section effective until January 1, 2007>

        (a)     If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

        (b)     If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

        (c)     Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

        (d)     A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

        (e)     If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

        (f)     If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

        (g)     The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

        (h)     Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

        (i)     The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

        (j)     As used in this Section:

(1) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      Section 11.70. Procedure to Dissent

<Text of section effective January 1, 2007>

        (a)     If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

        (b)     If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

        (c)     Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

        (d)     A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

        (e)     If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

        (f)     If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

        (g)     The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

        (h)     Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

        (i)     The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

        (j)     As used in this Section:

(1) “Fair value”, with respect to a dissenter’s shares, means the proportionate interest of the shareholder in the corporation, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      Section 11.75. Business combinations with interested shareholders

        (a)     Notwithstanding any other provisions of this Act, a corporation (as defined in this Section 11.75) shall not engage in any business combination with any interested shareholder for a period of 3 years following the time that such shareholder became an interested shareholder, unless (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, or (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting shares which are not owned by the interested shareholder.

        (b)     The restrictions contained in this Section shall not apply if:

(1) the corporation’s original articles of incorporation contains a provision expressly electing not to be governed by this Section;

(2) the corporation, by action of its board of directors, adopts an amendment to its by-laws within 90 days of the effective date of this amendatory Act of 1989, expressly electing not to be governed by this Section, which amendment shall not be further amended by the board of directors;

(3) the corporation, by action of its shareholders, adopts an amendment to its articles of incorporation or by-laws expressly electing not to be governed by this Section, provided that, in addition to any other vote required by law, such amendment to the articles of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting shares that falls within any of the categories set out in paragraph (4) of this subsection (b) and (ii) has not elected by a provision in its original articles of incorporation or any amendment thereto to be governed by this Section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested shareholder of such corporation on or prior to such adoption. A by-law amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

(4) the corporation does not have a class of voting shares that is (i) listed on a national securities exchange, (ii) authorized for quotation on the NASDAQ Stock Market or (iii) held of record by more than 2,000 shareholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested shareholder or from a transaction in which a person becomes an interested shareholder;

(5) a shareholder becomes an interested shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an interested shareholder and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the corporation and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership;

(6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested shareholder during the previous 3 years or who became an interested shareholder with the approval of the corporation’s board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested shareholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to subsection (c) of Section 11.20 of this Act, no vote of the shareholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the corporation. The corporation shall give not less than 20 days notice to all interested shareholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph; or

(7) The business combination is with an interested shareholder who became an interested shareholder at a time when the restrictions contained in this Section did not apply by reason of any of the paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time the interested shareholder became an interested shareholder, the corporation’s articles of incorporation contained a provision authorized by the last sentence of this subsection (b). Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection and subparagraph (A) of paragraph (5) of subsection (c), any domestic corporation may elect by a provision of its original articles of incorporation or any amendment thereto to be governed by this Section, provided that any such amendment to the articles of incorporation shall not apply to restrict a business combination between the corporation and an interested shareholder of the corporation if the interested shareholder became such prior to the effective date of the amendment.

        (c)     As used in this Section 11.75 only, the term:

(1) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “Associate” when used to indicate a relationship with any person, means (i) any corporation, partnership, unincorporated association, or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “Business combination” when used in reference to any corporation and any interested shareholder of such corporation, means:

(A) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (i) the interested shareholder, or (ii) with any other corporation if the merger or consolidation is caused by the interested shareholder and as a result of such merger or consolidation subsection (a) of this Section is not applicable to the surviving corporation;

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of such corporation, to or with the interested shareholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the corporation;

(C) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any shares of the corporation or of such subsidiary to the interested shareholder, except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested shareholder became such, (ii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of shares of such corporation subsequent to the time the interested shareholder became such, (iii) pursuant to an exchange offer by the corporation to purchase shares made on the same terms to all holders of said shares, or (iv) any issuance or transfer of shares by the corporation, provided however, that in no case under clauses (ii), (iii) and (iv) above shall there be an increase in the interested shareholder’s proportionate share of the shares of any class or series of the corporation or of the voting shares of the corporation;

(D) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into the shares of any class or series, of the corporation or of any such subsidiary which is owned by the interested shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of any class or series not caused, directly or indirectly, by the interested shareholder; or

(E) any receipt by the interested shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (A) through (D) of this paragraph (3)) provided by or through the corporation or any direct or indirect majority owned subsidiary; or

(F) any receipt by the interested shareholder of the benefit, directly or indirectly, (except proportionately as a shareholder of such corporation) of any assets, loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (A) through (D) of this paragraph (3)) provided by or through any “defined benefit pension plan” (as defined in Section 3 of the Employee Retirement Income Security Act) of the corporation or any direct or indirect majority owned subsidiary.

(4) “Control”, including the term “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting shares of any corporation, partnership, unincorporated association, or other entity shall be presumed to have control of such entity, in the absence of proof by preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “Corporation” means a domestic corporation that:

(A) has any equity securities registered under Section 12 of the Securities Exchange Act of 1934 or is subject to Section 15(d) of that Act; and

(B) either

(i) has its principal place of business or its principal executive office located in Illinois; or

(ii) owns or controls assets located within Illinois that have a fair market value of at least $1,000,000, and

(C) either

(i) has more than 10% of its shareholders resident in Illinois;

(ii) has more than 10% of its shares owned by Illinois residents; or

(iii) has 2,000 shareholders resident in Illinois.

(iv) The residence of a shareholder is presumed to be the address appearing in the records of the corporation. Shares held by banks (except as trustee, executor or guardian), securities dealers or nominees are disregarded for purposes of calculating the percentages and numbers in this paragraph (5).

(6) “Interested shareholder” means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting shares of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting shares of the corporation at any time within the 3 year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; and the affiliates and associates of such person, provided, however, that the term “interested shareholder” shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to the effective date of this amendatory Act of 1989 or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting shares of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested shareholder or (B) acquired said shares from a person described in (A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation, provided that such person shall be an interested shareholder if thereafter such person acquires additional shares of voting shares of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested shareholder, the voting shares of the corporation deemed to be outstanding shall include shares deemed to be owned by the person through application of paragraph (9) of this subsection, but shall not include any other unissued shares of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(7) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(7.5) “Shares” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(8) “Voting shares” means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in its election of the governing body of the entity.

(9) “Owner” including the terms “own” and “owned” when used with respect to any shares means a person that individually or with or through any of its affiliates or associates:

(A) beneficially owns such shares, directly or indirectly; or

(B) has (i) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares is accepted for purchase or exchange; or (ii) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (ii) of subparagraph (B) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

        (d)     No provision of a certificate of incorporation or by-law shall require, for any vote of shareholders required by this Section a greater vote of shareholders than that specified in this Section.

        (e)     The provisions of this Section 11.75 are severable and any provision held invalid shall not affect or impair any of the remaining provisions of this Section.

Annex C

[GRAPHIC OMITTED]

July 8, 2006

The Board of Directors
WPS Resources Corporation
700 North Adams Street
P.O. Box 19001
Green Bay, WI 54307 – 9001

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to WPS Resources Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of a wholly-owned subsidiary of the Company (the “Merger Subsidiary”) with Peoples Energy Corporation (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Merger Subsidiary and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each outstanding share of common stock, no par value per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock owned by the Merger Partner or the Company or by any holder who complies with the requirements for perfecting dissenters’ rights, will be converted into the right to receive 0.825 shares (the “Exchange Ratio”) of the Company’s common stock, par value $1.00 per share (the “Company Common Stock”).

In arriving at our opinion, we have (i) reviewed a draft dated July 7, 2006 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); (vi) reviewed reserve reports prepared by independent oil and gas engineers with respect to certain production assets of the Merger Partner (collectively, the “Reserve Reports”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Merger, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities (other than the Reserve Reports), nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, including the Synergies and the Reserve Reports, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate (and in the case of the Reserve Reports, the best currently available estimates and judgments of the engineers who prepared such Reserve Reports). We express no view as to such analyses or forecasts (including the Synergies and the Reserve Reports) or the assumptions on which they were based. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Merger, and that all other conditions to the Merger will be satisfied in all material respects.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services which is contingent, in part, upon the consummation of the proposed Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have provided in the past, and may in the future provide, investment banking, commercial banking and other financial services for each of the Company and the Merger Partner. Such past services for the Company have included acting as financial advisor to the Company in connection with its acquisition of Michigan Gas Utilities and Minnesota Energy Resources in September 2005 and providing bridge financing in connection therewith, acting as a lead arranger, bookrunner and agent on certain credit facilities of the Company in November 2005 and June 2006, acting as a bookrunner and structuring agent of an offering by the Company of its common equity in November 2005 (including a forward sale agreement which settled in May 2006). Such past services for the Merger Partner have included acting as a lead arranger, bookrunner and/or agent on certain credit facilities of the Merger and its affiliates, including in July 2005 and November 2005, and acting as placement agent in offerings of the Merger Partner’s tax exempt bonds in 2004, 2005 and 2006. Our commercial bank affiliates are lenders to each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company in connection with the Merger but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.
038086

Annex D

July 8, 2006

Board of Directors
Peoples Energy Corporation
130 East Randolph Drive
Chicago, Illinois 60601-6207

Members of the Board:

We understand that Peoples Energy Corporation (“Peoples” or the “Company”), WPS Resources Corporation (“WPS”) and Wedge Acquisition Corp., a wholly-owned subsidiary of WPS (“Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 7, 2006 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into Peoples. Pursuant to the Merger, each outstanding share of common stock, no par value per share, of Peoples (the “Peoples Common Stock”), other than shares held in treasury or held by Peoples, Merger Sub or WPS will be converted into the right to receive 0.825 shares (the “Exchange Ratio”) of common stock, par value $1.00 per share, of WPS (the “WPS Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Peoples Common Stock.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company and WPS;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company and WPS prepared by the managements of the Company and WPS, respectively;

iii)	reviewed certain financial projections of the Company and WPS prepared by the managements of the Company and WPS, respectively;

iv)	discussed the past and current operations and financial condition and the prospects of the Company and WPS with senior executives of the Company and WPS, respectively;

v)	discussed the strategic rationale for the Merger with senior executives of the Company and WPS;

vi)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by the managements of the Company and WPS, respectively;

vii)	reviewed the reported prices and trading activity for the Peoples Common Stock and the WPS Common Stock;

viii)	compared the financial performance of the Company and WPS and the prices and trading activity of the Peoples Common Stock and the WPS Common Stock with that of certain other publicly-traded companies comparable with the Company and WPS, respectively, and their securities;

ix)	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

x)	participated in discussions and negotiations among representatives of the Company, WPS and their financial and legal advisors;

xi)	reviewed the Merger Agreement, and certain related documents; and

xii)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and WPS. We have also relied without independent verification on the assessments of senior management of Peoples and WPS respectively of the strategic rationale for the Merger. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have assumed that in connection with the receipt of all necessary regulatory approvals for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or WPS, nor have we been furnished with any such appraisals. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to Peoples with respect to such issues. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the ordinary course of our securities trading, investment management or brokerage activities, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) or its affiliates may actively trade the securities or loans of Peoples or WPS, or any currencies or commodities related to Peoples or WPS for our own accounts, for the accounts of investment funds or other accounts under the management of Morgan Stanley or its affiliates and for the accounts of customers, and, accordingly may at any time hold a long or short position in such securities, loans, currencies or commodities. In addition, we are a participant in certain of the credit facilities of Peoples. We also may in the future seek to provide financial advice or financing services to Peoples and may receive fees for such services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing required to be made by the Company in connection with the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the WPS Common Stock will trade following consummation of the Merger or at any other time, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company or WPS should vote at the shareholders’ meetings held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Peoples Common Stock.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By: /s/ William H. Strong
William H. Strong
Managing Director
Vice Chairman
Investment Banking

Annex E

FORM OF AMENDMENT TO

RESTATED ARTICLES OF INCORPORATION OF WPS RESOURCES CORPORATION

        Article 1 of the Restated Articles of Incorporation of WPS Resources Corporation shall be amended to read in its entirety as follows:

“ARTICLE 1

        The name of the Corporation is [•].”

E-1

Annex F

Form of Amended By-Laws of WPS Resources Corporation

WPS RESOURCES CORPORATION

BY-LAWS

As in Effect at ________

ARTICLE I. OFFICES

1.	Principal Office

The principal office of the Corporation in the State of Wisconsin shall be in the City of Green Bay. The Corporation may also have offices at such other places, within and outside of the State of Wisconsin, as the Board of Directors may designate or as the business of the Corporation may require.

2.	Registered Office

The Board of Directors shall designate the registered office of the Corporation and may change such registered office by resolution.

ARTICLE II. SHAREHOLDERS

1.	Annual Meeting

The annual meeting of the shareholders (“Annual Meeting”) shall be held each year not later than the fourth Tuesday in May, at such time or on such day as may be designated by resolution of the Board of Directors. In fixing a meeting date for any Annual Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of its business judgment.

2.	Purposes of Annual Meeting

At each Annual Meeting, the shareholders shall elect the number of directors equal to the number of directors in the class whose term expires at the time of such Annual Meeting and transact such other business as may properly come before the Annual Meeting in accordance with Section 14 of Article II of these By-laws. If the election of directors shall not be held on the date fixed as herein provided, for any Annual Meeting, or any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of shareholders (a “Special Meeting”) as soon thereafter as is practicable.

3.	Special Meetings

a.	A Special Meeting may be called only by (i) the Board of Directors, (ii) the Chairman of the Board, (iii) the President or (iv) the Secretary and shall be called by the Chairman of the Board, the President or the Secretary upon the demand, in accordance with this Section 3, of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting.

b.	In order that the Corporation may determine the shareholders entitled to demand a Special Meeting, the Board of Directors may fix a record date to determine the shareholders entitled to make such a demand (the “Demand Record Date”). The Demand Record Date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors and shall not be more than ten days after the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. Any shareholder of record seeking to have shareholders demand a Special Meeting shall, by sending written notice to the Secretary of the Corporation by hand or by certified or registered mail, return receipt requested, request the Board of Directors to fix a Demand Record Date. The Board of Directors shall promptly, but in all events within ten days after the date on which a valid request to fix a Demand Record Date is received, adopt a resolution fixing the Demand Record Date and shall make a public announcement of such Demand Record Date. If no Demand Record Date has been fixed by the Board of Directors within ten days after the date on which such request is received by the Secretary, the Demand Record Date shall be the 10th day after the first date on which a valid written request to set a Demand Record Date is received by the Secretary. To be valid, such written request shall set forth the purpose or purposes for which the Special Meeting is to be held, shall be signed by one or more shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative) and shall set forth all information about each such shareholder and about the beneficial owner or owners, if any, on whose behalf the request is made that would be required to be set forth in a shareholder’s notice described in paragraph (a) (ii) of Section 14 of this Article II.

c.	In order for a shareholder or shareholders to demand a Special Meeting, a written demand or demands for a Special Meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting must be delivered to the Corporation. To be valid, each written demand by a shareholder for a Special Meeting shall set forth the specific purpose or purposes for which the Special Meeting is to be held (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Demand Record Date received by the Corporation pursuant to paragraph (b) of this Section 3), shall be signed by one or more persons who as of the Demand Record Date are shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative), and shall set forth the name and address, as they appear in the Corporation’s books, of each shareholder signing such demand and the class and number of shares of the Corporation which are owned of record and beneficially by each such shareholder, shall be sent to the Secretary by hand or by certified or registered mail, return receipt requested, and shall be received by the Secretary within seventy days after the Demand Record Date.

d.	The Corporation shall not be required to call a Special Meeting upon shareholder demand unless, in addition to the documents required by paragraph (c) of this Section 3, the Secretary receives a written agreement signed by each Soliciting Shareholder (as defined below), pursuant to which each Soliciting Shareholder, jointly and severally, agrees to pay the Corporation’s costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the Corporation’s own solicitation, provided that if each of the resolutions introduced by any Soliciting Shareholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareholder for election as a director at such meeting is elected, then the Soliciting Shareholders shall not be required to pay such costs. For purposes of this paragraph (d), the following terms shall have the meanings set forth below:

(i)	“Affiliate” of any Person (as defined herein) shall mean any Person controlling, controlled by or under common control with such first Person.

(ii)	“Participant” shall have the meaning assigned to such term in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iii)	“Person” shall mean any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

(iv)	“Proxy” shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

(v)	“Solicitation” shall have the meaning assigned to such term in Rule 14a-11 promulgated under the Exchange Act.

(vi)	“Soliciting Shareholder” shall mean, with respect to any Special Meeting demanded by a shareholder or shareholders, any of the following Persons:

(a)	if the number of shareholders signing the demand or demands of meeting delivered to the Corporation pursuant to paragraph (c) of this Section 3 is ten or fewer, each shareholder signing any such demand;

(b)	if the number of shareholders signing the demand or demands of meeting delivered to the Corporation pursuant to paragraph (c) of this Section 3 is more than ten, each Person who either (I) was a Participant in any Solicitation of such demand or demands or (II) at the time of the delivery to the Corporation of the documents described in paragraph (c) of this Section 3 had engaged or intends to engage in any Solicitation of Proxies for use at such Special Meeting (other than a Solicitation of Proxies on behalf of the Corporation); or

(c)	any Affiliate of a Soliciting Shareholder, if a majority of the directors then in office determine, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in paragraph (c) of this Section 3 and/or the written agreement described in this paragraph (d) in order to prevent the purposes of this Section 3 from being evaded.

e.	Except as provided in the following sentence, any Special Meeting shall be held at such hour and day as may be designated by whichever of the Board of Directors, the Chairman of the Board, the President or the Secretary shall have called such meeting. In the case of any Special Meeting called by the Chairman of the Board, the President or the Secretary upon the demand of shareholders (a “Demand Special Meeting”), such meeting shall be held at such hour and day as may be designated by the Board of Directors; provided, however, that the date of any Demand Special Meeting shall be not more than seventy days after the Meeting Record Date (as defined in Section 6 of Article II of these By-laws); and provided further that in the event that the directors then in office fail to designate an hour and date for a Demand Special Meeting within ten days after the date that valid written demands for such meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting are delivered to the Corporation (the “Delivery Date”), then such meeting shall be held at 2:00 P.M. local time on the 100th day after the Delivery Date or, if such 100th day is not a Business Day (as defined below), on the first preceding Business Day. In fixing a meeting date for any Special Meeting, the Board of Directors, the Chairman of the Board, the President or the Secretary may consider such factors as it or he deems relevant within the good faith exercise of its or his business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any demand for such meeting, and any plan of the Board of Directors to call an Annual Meeting or a Special Meeting for the conduct of related business.

f.	The Corporation may engage regionally or nationally recognized independent inspectors of elections to act as an agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported written demand or demands for a Special Meeting received by the Secretary. For the purpose of permitting the inspectors to perform such review, no purported demand shall be deemed to have been delivered to the Corporation until the earlier of (i) five Business Days following receipt by the Secretary of such purported demand and (ii) such date as the independent inspectors certify to the Corporation that the valid demands received by the Secretary represent at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting. Nothing contained in this paragraph (f) shall in any way be construed to suggest or imply that the Board of Directors or any shareholder shall not be entitled to contest the validity of any demand, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).

g.	For purposes of these By-laws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.

4.	Place of Meeting

The Board of Directors, the Chairman of the Board, the President or the Secretary may designate any place, either within or without the State of Wisconsin, as the place of meeting for any Annual Meeting or for any Special Meeting or for any postponement or adjournment thereof. If no designation is made, the place of meeting shall be the principal business office of the Corporation in the State of Wisconsin. Any meeting may be adjourned to reconvene at any place designated by vote of the Board of Directors or by the Chairman of the Board, the President or the Secretary.

5.	Notice of Meeting

Written or printed notice stating the date, time and place of any Annual Meeting or Special Meeting shall be delivered not less than ten days (unless a longer period is required by the Wisconsin Business Corporation Law or the Articles of Incorporation of the Corporation) nor more than 70 days before the date of such meeting either personally or by mail, by or at the direction of the Chairman of the Board, the President or the Secretary, to each shareholder of record entitled to vote at such meeting and to such other shareholders as required by the Wisconsin Business Corporation Law. In the event of any Demand Special Meeting, such notice shall be sent not more than 45 days after the Delivery Date. If mailed, notice pursuant to this Section 5 shall be deemed to be effective when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock record books of the Corporation, with postage thereon prepaid. Unless otherwise required by the Wisconsin Business Corporation Law or the Articles of Incorporation of the Corporation, a notice of an Annual Meeting need not include a description of the purpose for which the meeting is called. In the case of any Special Meeting, (a) the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and (b) in the case of a Demand Special Meeting, the notice of meeting (i) shall describe any business set forth in the statement of purpose of the demands received by the Corporation in accordance with Section 3 of this Article II and (ii) shall contain all of the information required in the notice received by the Corporation in accordance with Section 14(b) of this Article II. If an Annual Meeting or Special Meeting is adjourned to a different date, time or place, the Corporation shall not be required to give notice of the new date, time or place if the new date, time or place is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date for an adjourned meeting is or must be fixed, the Corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new Meeting Record Date.

6.	Fixing of Record Date

The Board of Directors may fix in advance a date not less than 10 days and not more than 70 days prior to the date of any Annual Meeting or Special Meeting (other than a Demand Special Meeting) as the record date for the purpose of determining shareholders entitled to notice of, and to vote at, such meeting (“Meeting Record Date”). If a Meeting Record Date is not fixed by the Board of Directors or by the Wisconsin Business Corporation Law for any Annual Meeting or Special Meeting (other than a Demand Special Meeting), the Meeting Record Date shall be the close of business on the day before the first notice is given to Shareholders. In the case of any Demand Special Meeting, (i) the Meeting Record Date shall not be later than the 30th day after the Delivery Date and (ii) if the Board of Directors fails to fix the Meeting Record Date within 30 days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date. The shareholders of record on the Meeting Record Date shall be the shareholders entitled to notice of, and to vote at, the meeting. Except as provided by the Wisconsin Business Corporation Law for a court-ordered adjournment, a determination of shareholders entitled to notice of, and to vote at, any Annual Meeting or Special Meeting is effective for any adjournment of such meeting unless the Board of Directors fixes a new Meeting Record Date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. The Board of Directors may also fix in advance a date as the record date for the purpose of determining shareholders entitled to take any other action or determining shareholders for any other purpose. Such record date shall be not more than 70 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. The record date for determining shareholders entitled to a distribution (other than a distribution involving a purchase, redemption or other acquisition of the Corporation’s shares) or a share dividend is the date on which the Board of Directors authorizes the distribution or share dividend, as the case may be, unless the Board of Directors fixes a different record date.

7.	Voting Records

After a Meeting Record Date has been fixed, the Corporation shall prepare a list of the names of all of the shareholders entitled to notice of the meeting. The list shall be arranged by class or series of shares, if any, and show the address of, and number of shares held by, each shareholder. Such list shall be available for inspection by any shareholder, beginning two business days after notice of the meeting is given for which the list was prepared and continuing to the date of the meeting, at the Corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held. A shareholder or his agent may, on written demand, inspect and, subject to the limitations imposed by the Wisconsin Business Corporation Law, copy the list, during regular business hours and at his or her expense, during the period that it is available for inspection pursuant to this Section 7. The Corporation shall make the shareholders’ list available at the meeting and any shareholder or his or her agent or attorney may inspect the list at any time during the meeting or any adjournment thereof. Refusal or failure to prepare or make available the shareholders’ list shall not affect the validity of any action taken at a meeting of shareholders.

8.	Quorum and Voting Requirements; Postponements; Adjournments

a.	Shares entitled to vote as a separate voting group may take action on a matter at any Annual Meeting or Special Meeting only if a quorum of those shares exists with respect to that matter. If the Corporation has only one class of stock outstanding, such class shall constitute a separate voting group for purposes of this Section 8. Except as otherwise provided in the Articles of Incorporation of this Corporation or the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast on the matter shall constitute a quorum of the voting group for action on that matter. Once a share is represented for any purpose at any Annual Meeting or Special Meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting, unless a new Meeting Record Date is or must be set for the adjourned meeting. If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation of the Corporation or the Wisconsin Business Corporation Law requires a greater number of affirmative votes. Unless otherwise provided in the Articles of Incorporation of the Corporation, each director shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at any Annual Meeting or Special Meeting at which a quorum is present.

b.	The Board of Directors acting by resolution may postpone and reschedule any previously scheduled Annual Meeting or Special Meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date. Any Annual Meeting or Special Meeting may be adjourned from time to time, whether or not there is a quorum, (i) at any time, upon a resolution of shareholders if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the Chairman of the Board, the President or the Secretary or pursuant to a resolution of the Board of Directors. No notice of the time and place of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

9.	Conduct of Meetings

The Chairman of the Board, and in his absence, the Vice Chairman of the Board, and in his absence, the President, and in their absence, a Vice President in the order provided under Section 4 of Article IV of these By-laws, and in their absence, any person chosen by the shareholders present shall call any Annual Meeting or Special Meeting to order and shall act as chairman of such meeting, and the Secretary of the Corporation shall act as secretary of all Annual Meetings and Special Meetings, but in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting.

10.	Proxies

At all meetings of shareholders, a shareholder entitled to vote may vote his or her or its shares in person or by proxy. A shareholder entitled to vote at a meeting of shareholders may authorize another person to act for the shareholder by appointing the person as proxy. Without limiting the manner in which a shareholder may appoint a proxy, a shareholder or the shareholder’s authorized officer, director, employee, agent or attorney-in-fact may use any of the following as a valid means to make such an appointment:

a.	Appointment of a proxy in writing by signing or causing the shareholder’s signature to be affixed to an appointment form by any reasonable means, including, but not limited to, by facsimile signature.

b.	Appointment of a proxy by transmitting or authorizing the transmission of an electronic transmission of the appointment to the person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized to receive the transmission by the person who will be appointed as proxy. Every electronic transmission shall contain, or be accompanied by, information that can be used to reasonably determine that the shareholder transmitted or authorized the transmission of the electronic transmission. Any person charged with determining whether a shareholder transmitted or authorized the transmission of the electronic transmission shall specify the information upon which the determination is made.

An appointment of a proxy is effective when a signed appointment form or an electronic transmission of the appointment is received by the inspector of elections or the officer or agent of the Corporation authorized to tabulate votes. An appointment is valid for 11 months unless a different period is expressly provided in the appointment. Unless otherwise provided, a proxy may be revoked any time before it is voted, either by appointing a new proxy in accordance with the Wisconsin Business Corporation Law or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has made an effective proxy appointment shall not itself constitute a revocation. The Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxies.

11.	Voting of Shares

a.	Each outstanding share shall be entitled to one vote upon each matter submitted to a vote at any Annual Meeting or Special Meeting, except to the extent that the voting rights of the shares of any class or classes are enlarged, limited or denied by the Wisconsin Business Corporation Law or the Articles of Incorporation of the Corporation.

b.	Shares held by another corporation, if a sufficient number of shares entitled to elect a majority of the directors of such other corporation is held directly or indirectly by the Corporation, shall not be entitled to vote at any Annual Meeting or Special Meeting, but shares held in a fiduciary capacity may be voted.

12.	Acceptance of Instruments Showing Shareholder Action

If the name signed on a vote, consent, waiver or proxy appointment corresponds to the name of a shareholder, the Corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of a shareholder. If the name signed on a vote, consent, waiver or proxy appointment does not correspond to the name of a shareholder, the Corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of the shareholder if any of the following apply:

a.	The shareholder is an entity and the name signed purports to be that of an officer or agent of the entity.

b.	The name purports to be that of a personal representative, administrator, executor, guardian or conservator representing the shareholder and, if the Corporation requests, evidence of fiduciary status acceptable to the Corporation is presented with respect to the vote, consent, waiver or proxy appointment.

c.	The name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the Corporation requests, evidence of this status acceptable to the Corporation is presented with respect to the vote, consent, waiver or proxy appointment.

d.	The name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the shareholder and, if the Corporation requests, evidence acceptable to the Corporation of the signatory’s authority to sign for the shareholder is presented with respect to the vote, consent, waiver or proxy appointment.

e.	Two or more persons are the shareholder as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all co-owners.

The Corporation may reject a vote, consent, waiver or proxy appointment if the Secretary or other officer or agent of the Corporation who is authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory’s authority to sign for the shareholder.

13.	Waiver of Notice by Shareholders

A shareholder may waive any notice required by the Wisconsin Business Corporation Law, the Articles of Incorporation of the Corporation or these By-laws before or after the date and time stated in the notice. The waiver shall be in writing and signed by the shareholder entitled to the notice, contain the same information that would have been required in the notice under applicable provisions of the Wisconsin Business Corporation Law (except that the time and place of meeting need not be stated) and be delivered to the Corporation for inclusion in the corporate records. A shareholder’s attendance at any Annual Meeting or Special Meeting, in person or by proxy, waives objection to all of the following: (a) lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting; and (b) consideration of a particular matter at the meeting that is not within the purpose described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

14.	Notice of Shareholder Business and Nomination of Directors

a.	Annual Meetings.

(i)	Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an Annual Meeting (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this Section 14 and who is entitled to vote at the meeting and complies with the notice procedures set forth in this Section 14.

(ii)	For nominations or other business to be properly brought before an Annual Meeting by a shareholder pursuant to clause (C) of paragraph (a)(i) of this Section 14, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be received by the Secretary of the Corporation at the principal offices of the Corporation not less than 45 days nor (except for shareholder proposals included in a proxy statement for such Annual Meeting in accordance with the requirements of Rule 14a-8 under the Exchange Act) more than 70 days prior to the first annual anniversary of the date set forth in the Corporation’s proxy statement for the immediately preceding Annual Meeting as the date on which the Corporation first mailed definitive proxy materials for the immediately preceding Annual Meeting (the “Anniversary Date”); provided, however, that in the event that the date for which the Annual Meeting is called is advanced by more than 30 days or delayed by more than 30 days from the first annual anniversary of the immediately preceding Annual Meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 100th day prior to the date of such Annual Meeting and not later than (A) the 75th day prior to the date of such Annual Meeting or (B) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made. In no event shall the announcement of an adjournment of an Annual Meeting commence a new time period for the giving of a shareholder notice as described above. Such shareholder’s notice shall be signed by the shareholder of record who intends to make the nomination or introduce the other business (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on this Corporation’s books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination or proposal is made; (B) the class and number of shares of the Corporation which are beneficially owned by such shareholder or beneficial owner or owners; (C) a representation that such shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or introduce the other business specified in the notice; (D) in the case of any proposed nomination for election or re-election as a director, (I) the name and residence address of the person or persons to be nominated, (II) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder, (III) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors and (IV) the written consent of each nominee to be named in a proxy statement and to serve as a director of the Corporation if so elected; and (E) in the case of any other business that such shareholder proposes to bring before the meeting, (I) a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend these By-laws, the language of the proposed amendment, (II) such shareholder’s and beneficial owner’s or owners’ reasons for conducting such business at the meeting and (III) any material interest in such business of such shareholder and beneficial owner or owners.

(iii)	Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 14 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 45 days prior to the Anniversary Date, a shareholder’s notice required by this Section 14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

b.	Special Meetings. Only such business shall be conducted at a Special Meeting as shall have been described in the notice of meeting sent to shareholders pursuant to Section 5 of Article II of these By-laws. Nominations of persons for election to the Board of Directors may be made at a Special Meeting at which directors are to be elected pursuant to such notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation who (A) is a shareholder of record at the time of giving of such notice of meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 14. Any shareholder desiring to nominate persons for election to the Board of Directors at such a Special Meeting shall cause a written notice to be received by the Secretary of the Corporation at the principal offices of the Corporation not earlier than ninety days prior to such Special Meeting and not later than the close of business on the later of (x) the 60th day prior to such Special Meeting and (y) the 10th day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. Such written notice shall be signed by the shareholder of record who intends to make the nomination (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on the Corporation’s books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination is made; (B) the class and number of shares of the Corporation which are beneficially owned by such shareholder or beneficial owner or owners; (C) a representation that such shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination specified in the notice; (D) the name and residence address of the person or persons to be nominated; (E) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder; (F) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and (G) the written consent of each nominee to be named in a proxy statement and to serve as a director of the Corporation if so elected.

c.	General.

(i)	Only persons who are nominated in accordance with the procedures set forth in this Section 14 shall be eligible to serve as directors. Only such business shall be conducted at an Annual Meeting or Special Meeting as shall have been brought before such meeting in accordance with the procedures set forth in this Section 14. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 14 and, if any proposed nomination or business is not in compliance with this Section 14, to declare that such defective proposal shall be disregarded.

(ii)	For purposes of this Section 14, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii)	Notwithstanding the foregoing provisions of this Section 14, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 14. Nothing in this Section 14 shall be deemed to limit the Corporation’s obligation to include shareholder proposals in its proxy statement if such inclusion is required by Rule 14a-8 under the Exchange Act.

ARTICLE III. BOARD OF DIRECTORS

1.	General Powers

The business and affairs of the Corporation shall be managed by its Board of Directors. The Board shall determine the nature and character of the business to be conducted by the Corporation and the method of doing so; what employees, agents, and officers shall be employed and their compensation; and what purchases or contracts for purchase shall be made. The Board may delegate any of its aforesaid powers to committees or to officers, agents, or employees as it may from time to time determine. The Board of Directors may elect from among the directors a Chairman of the Board of Directors and a Vice Chairman of the Board of Directors.

2.	Number of Directors

The number of directors of the Corporation shall be 16, divided into three classes: designated Class A, Class B, and Class C. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

3.	Term

The term of the initial Class A directors shall terminate on the date of the ____* annual meeting of shareholders; the term of the initial Class B directors shall terminate on the date of the ____* annual meeting of shareholders; and the term of the Class C directors shall terminate on the date of the ____* annual meeting of shareholders. At each annual meeting of shareholders beginning in ____*, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until their successors are elected and qualified. If the number of directors is changed, any increase or decrease in directorships shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

[*NOTE—these dates will be as follows: 2007, 2008, 2009 and 2007, respectively, if the Effective Time of the Merger is before the 2007 annual shareholder meeting; or 2008, 2009, 2010 and 2008, respectively, if the Effective Time of the Merger is after the 2007 annual shareholder meeting and before the 2008 meeting. This bracketed language will not be in the amended Bylaws.]

4.	Qualifications

No director shall be eligible for re-election after attaining the age of 70 years. Directors need not be shareholders of the Corporation or residents of the State of Wisconsin.

5.	Meetings

The Board of Directors shall hold its meetings at such place or places, within or without the State of Wisconsin, as the Board may from time to time determine.

a.	A meeting of the Board of Directors, to be known as the annual meeting, may be held, without notice, immediately after and at the same place as the annual meeting of the shareholders at which such Board is elected, for the purpose of electing the officers of the Corporation and to transact such other business as may come before the Board. Such annual meeting may be held at a different place than the annual meeting of shareholders and/or on a date subsequent to the annual meeting of shareholders, if notice of such different place and/or date has been given to or waived by all the directors.

b.	Regular meetings of the Board of Directors may be held without call and without notice, at such times and in such places as the Board may by resolution from time to time determine.

c.	Special meetings of the Board of Directors may be called at any time by the Chairman of the Board or the Chief Executive Officer and shall be called by the Secretary of the Corporation upon the written request of three or more directors.

6.	Notice; Waiver

Notice of each special meeting of the Board of Directors shall be given by written notice delivered or communicated in person, by telegraph, teletype, facsimile or other form of wire or wireless communication, or by mail or private carrier, to each director at his or her business address or at such other address as such director shall have designated in writing filed with the Secretary, in each case not less than 48 hours prior to the meeting. The notice need not prescribe the purpose of the special meeting of the Board of Directors or the business to be transacted at such meeting. If mailed, such notice shall be deemed to be effective when deposited in the United States mail so addressed, with postage thereon prepaid. If notice is given by telegram, such notice shall be deemed to be effective when the telegram is delivered to the telegraph company. If notice is given by private carrier, such notice shall be deemed to be effective when delivered to the private carrier. Whenever any notice whatever is required to be given to any director of the Corporation under the Articles of Incorporation or these By-laws or any provision of the Wisconsin Business Corporation Law, a waiver thereof in writing, signed at any time, whether before or after the date and time of meeting, by the director entitled to such notice shall be deemed equivalent to the giving of such notice. The Corporation shall retain any such waiver as part of the permanent corporate records. A director’s attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the director at the beginning of the meeting or promptly upon his or her arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

7.	Quorum

Except as otherwise provided by the Wisconsin Business Corporation Law or by the Articles of Incorporation or these By-laws, a majority of the number of directors specified in Section 2 of Article III of these By-laws shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. Except as otherwise provided by the Wisconsin Business Corporation Law, the Articles of Incorporation, or these By-laws, a quorum of any committee of the Board of Directors created pursuant to Section 13 hereof shall consist of a majority of the number of directors appointed to serve on the committee. A majority of the directors present (though less than such quorum) may adjourn any meeting of the Board of Directors or any committee thereof, as the case may be, from time to time without further notice.

8.	Manner of Acting

The affirmative vote of a majority of the directors present at a meeting of the Board of Directors or a committee thereof at which a quorum is present shall be the act of the Board of Directors or such committee, as the case may be, unless the Wisconsin Business Corporation Law, the Articles of Incorporation, or these By-laws require the vote of a greater number of directors.

9.	Minutes of Meetings

Minutes of any regular or special meeting of the Board of Directors shall be prepared and distributed to each director.

10.	Vacancies

Vacancies occurring in the Board of Directors shall be filled in the manner provided in Article 5 of the Articles of Incorporation.

11.	Compensation

The Board of Directors, irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the Corporation as directors, officers, or otherwise, or may delegate such authority to an appropriate committee. The Board of Directors also shall have authority to provide for or delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits or payments, to directors, officers, and employees and to their estates, families, dependents, or beneficiaries on account of prior services rendered by such directors, officers, and employees to the Corporation.

12.	Presumption of Assent

A director who is present and is announced as present at a meeting of the Board of Directors or any committee thereof created in accordance with Section 13 of this Article III, when corporate action is taken, assents to the action taken unless any of the following occurs:

a.	The director objects at the beginning of the meeting or promptly upon his or her arrival to holding the meeting or transacting business at the meeting;

b.	The director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or

c.	The director delivers written notice that complies with the Wisconsin Business Corporation Law of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting.

Such right of dissent or abstention shall not apply to a director who votes in favor of the action taken.

13.	Committees

The Board of Directors by resolution adopted by the affirmative vote of a majority of all of the directors then in office may create one or more committees, appoint members of the Board of Directors to serve on the committees and designate other members of the Board of Directors to serve as alternates. Each committee shall have two or more members who shall, unless otherwise provided by the Board of Directors, serve at the pleasure of the Board of Directors. A committee may be authorized to exercise the authority of the Board of Directors, except that a committee may not do any of the following:

a.	Authorize distributions;

b.	Approve or propose to shareholders action that the Wisconsin Business Corporation Law requires to be approved by shareholders;

c.	Fill vacancies on the Board of Directors or, unless the Board of Directors provides by resolution that vacancies on a committee shall be filled by the affirmative vote of the remaining committee members, on any Board committee;

d.	Amend the Corporation’s Articles of Incorporation;

e.	Adopt, amend, or repeal By-laws;

f.	Approve a plan of merger not requiring shareholder approval;

g.	Authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors; and

h.	Authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board of Directors may authorize a committee to do so within limits prescribed by the Board of Directors. Unless otherwise provided by the Board of Directors in creating the committee, a committee may employ counsel, accountants, and other consultants to assist it in the exercise of its authority.

14.	Telephonic Meetings

Except as herein provided and notwithstanding any place set forth in the notice of the meeting or these By-laws, members of the Board of Directors (and any committees thereof created pursuant to Section 13 of this Article III) may participate in regular or special meetings by, or through the use of, any means of communication by which all participants may simultaneously hear each other, such as by conference telephone. If a meeting is conducted by such means, then at the commencement of such meeting the presiding officer shall inform the participating directors that a meeting is taking place at which official business may be transacted. Any participant in a meeting by such means shall be deemed present in person at such meeting. Notwithstanding the foregoing, no action may be taken at any meeting held by such means on any particular matter which the presiding officer determines, in his or her sole discretion, to be inappropriate under the circumstances for action at a meeting held by such means. Such determination shall be made and announced in advance of such meeting.

15.	Action without Meeting

Any action required or permitted by the Wisconsin Business Corporation Law to be taken at a meeting of the Board of Directors or a committee thereof created pursuant to Section 13 of this Article III may be taken without a meeting if the action is taken by all members of the Board or of the committee. The action shall be evidenced by one or more written consents describing the action taken, signed by each director or committee member, and retained by the Corporation. Such action shall be effective when the last director or committee member signs the consent, unless the consent specifies a different effective date.

16.	Non-Executive Chairman of the Board

If a Chairman of the Board of Directors shall be elected, he or she shall preside as Chairman of all meetings of the shareholders and of the Board of Directors. He or she shall have such other authority as the Board may from time to time prescribe. If there is no Chairman of the Board, or in the absence of the Chairman, the presiding officer at meetings of the shareholders, and of the Board of Directors shall be the Lead Director, if any, or in the absence of the Lead Director, if any, another officer in the following order of priority: Vice Chairman of the Board of Directors, President and Vice Presidents (subject, however, to Section 4 of Article IV). The Chairman shall be neither an officer nor an employee of the Corporation by virtue of his or her election and service as Chairman of the Board; provided, however, the Chairman may be an officer of the Corporation. The Chairman may use the title Chairman or Chairman of the Board interchangeably.

ARTICLE IV. OFFICERS

1.	Principal Officers

The principal officers of the Corporation required by statute shall be a President, such number of Vice Presidents as may be elected by the Board of Directors, a Secretary, and a Treasurer. The Board of Directors may elect any principal officer as the Chief Executive Officer and may elect such assistant secretaries and assistant treasurers and other officers as it shall deem necessary, and may prescribe by resolution their respective powers and duties.

2.	President

The President shall be elected by the directors. Unless the Board of Directors otherwise prescribes, he or she shall be the Chief Executive Officer of the Corporation. In the event that the President is not the Chief Executive Officer, he or she shall have such powers and duties as the Board of Directors may prescribe.

3.	Chief Executive Officer

The Chief Executive Officer shall exercise active supervision over the business, property, and affairs of the Corporation.

a.	The Chief Executive Officer shall have authority, subject to such rules as may be prescribed from time to time by the Board or its committees, to appoint agents or employees other than those elected by the Board, to prescribe their powers and duties, and to delegate such authority as he or she may see fit. Any agent or employee not elected by the Board shall hold office at the discretion of the Chief Executive Officer or other officer employing him or her.

b.	The Chief Executive Officer is authorized to sign, execute, and acknowledge, on behalf of the Corporation, all deeds, mortgages, bonds, notes, debentures, contracts, leases, reports and other documents and instruments, except where the signing and execution thereof by some other officer or agent shall be expressly authorized and directed by law or by the Board or by these By-laws. Unless otherwise provided by law or by the Board, the Chief Executive Officer may authorize any officer, employee, or agent to sign, execute, and acknowledge, on behalf of the Corporation, and in his or her place and stead, all such documents and instruments.

c.	Unless otherwise ordered by the Board of Directors, the Chief Executive Officer, or a proxy appointed by him, shall have full power and authority, in the name of and on behalf of the Corporation, to attend, act, and vote at any meeting of the shareholders of any other corporation in which the Corporation may hold shares of stock. At any such meeting, he or she shall possess and may exercise any and all rights and powers incident to the ownership of shares of stock.

d.	The Chief Executive Officer shall have such other powers and perform such other duties as are incident to the office of Chief Executive Officer and as may be prescribed by the Board.

4.	Vice Presidents

In the absence of the President or during his or her inability or refusal to act, his or her powers and duties shall temporarily devolve upon such Vice Presidents or other officers as shall be designated by the Board of Directors or, if not designated by the Board, by the Chief Executive Officer or other officer to whom such power may be delegated by the Board; provided, that no Vice President or other officer shall act as a member or chairman of any committee of the Board of Directors of which the President is a member or chairman, except at the direction of the Board.

a.	Each Vice President shall have such powers and perform such other duties as may be assigned to him by the Board or by the President, including the power to sign, execute, and acknowledge all documents and instruments referred to in Section 3 of this Article.

b.	The Board may assign to any Vice President, general supervision and charge over any branch of the business and affairs of the Corporation, subject to such limitations as it may elect to impose.

c.	The Board of Directors may, if it chooses, designate one or more of the Vice Presidents “Executive Vice President” with such powers and duties as the Board shall prescribe.

5.	Secretary

The Secretary shall attend, and keep the minutes of meetings of the shareholders, of the Board of Directors and, unless otherwise directed by any such committee, of all committees, in books provided for that purpose; shall have custody of the corporate records and seal; shall see that notices are given and records and reports properly kept and filed as required by law or by these By-laws; and, in general, shall have such other powers and perform such other duties as are incident to the office of Secretary and as may be assigned to him or her by the Board of Directors or the Chief Executive Officer.

6.	Assistant Secretaries

In the absence of the Secretary, or during his or her inability or refusal to act, his or her powers and duties shall temporarily devolve upon such one of the Assistant Secretaries as the President or the Board of Directors may direct. The Assistant Secretaries shall have such other powers and perform such other duties as may be assigned to them by the Board, the Chief Executive Officer, or the Secretary.

7.	Treasurer

The Treasurer shall have charge and custody of the funds, securities, and other evidences of value of the Corporation, and shall keep and deposit them as required by the Board of Directors. He or she shall keep proper accounts of all receipts and disbursements and of the financial transactions of the Corporation. He or she shall render statements of such accounts and of money received and disbursed by him or her and of property and money belonging to the Corporation as required by the Board. The Treasurer shall have such other powers and perform such other duties as are incident to the office of Treasurer and as from time to time may be prescribed by the Board or the Chief Executive Officer.

8.	Assistant Treasurers

In the absence of the Treasurer, or during his or her inability or refusal to act, his or her powers and duties shall temporarily devolve upon such one of the Assistant Treasurers as the President or the Board of Directors may direct. The Assistant Treasurers shall have such other powers and perform such other duties as from time to time may be assigned to them, respectively, by the Board, the Chief Executive Officer, or the Treasurer.

9.	Other Assistants and Acting Officers

The Board of Directors shall have the power to appoint any person to act as assistant to any officer, or as agent for the Corporation in his or her stead, or to perform the duties of such officer whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer or other agent so appointed by the Board of Directors or an authorized officer shall have the power to perform all the duties of the office to which he or she is so appointed to be an assistant, or as to which he or she is so appointed to act, except as such power may be otherwise defined or restricted by the Board of Directors.

10.	Compensation

The salaries or other compensation of all officers elected as provided under Section 1 of this Article (other than assistant officers) shall be fixed from time to time by the Board of Directors. The salaries or other compensation of all other agents and employees of the Corporation shall be fixed from time to time by the Chief Executive Officer, but only within such limits as to amount, and in accordance with such other conditions as may be prescribed by or under the authority of the Board of Directors.

11.	Tenure

Each officer shall hold office until his or her successor shall have been duly elected and qualified, or until his or her death, resignation, disqualification, or removal. Any officer, agent, or employee may be removed, with or without cause, at any time by the Board of Directors notwithstanding the contract rights, if any, of the officer removed. The appointment of an officer does not of itself create contract rights.

12.	Resignation

An officer may resign at any time by delivering notice to the Corporation that complies with the Wisconsin Business Corporation Law. The resignation shall be effective when the notice is delivered, unless the notice specifies a later effective date and the Corporation accepts the later effective date.

13.	Vacancies

Any vacancy in any office may be filled by the Board of Directors for the unexpired portion of the term. If a resignation of an officer is effective at a later date as contemplated by Section 13 of this Article IV, the Board of Directors may fill the pending vacancy before the effective date if the Board provides that the successor may not take office until the effective date.

14.	Reassignment of Duties

In case of the absence or disability of any officer of the Corporation, or for any other reason deemed sufficient by the Board of Directors, the Board may reassign or delegate the powers and duties, or any of them, to any other officer, director, or person it may select.

ARTICLE V. CERTIFICATES FOR AND TRANSFER OF SHARES

1.	Form

Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered for the transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except in case of a lost or destroyed certificate provided for in Section 4 of this Article V or a certificate for shares transferred in compliance with the escheat laws of any state.

2.	Signatures

Certificates representing shares of the Corporation shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary; and may be sealed with the seal of the Corporation (which may be a facsimile) and countersigned and registered in such manner, if any, as the Board of Directors may prescribe. Whenever any certificate is manually signed on behalf of a transfer agent, or a registrar, other than the Corporation itself or an employee of the Corporation, the signatures of the President, Vice President, Secretary, or Assistant Secretary, upon such certificate may be facsimiles. In case any officer who has signed, or whose facsimile signature has been placed upon such certificate, ceases to be such officer before such certificate is issued, it may be issued with the same effect as if he or she were such officer at the date of its issue.

3.	Restrictions on Transfer

The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the Corporation upon the transfer of such shares.

4.	Lost, Destroyed, or Stolen Certificates

Where the owner claims that his or her certificate for shares has been lost, destroyed, or wrongfully taken, a new certificate shall be issued in place thereof if the owner:

a.	So requests before the Corporation has notice that such shares have been acquired by a bona fide purchaser;

b.	Files with the Corporation a sufficient indemnity bond; and

c.	Satisfies such other reasonable requirements as may be prescribed by or under the authority of the Board of Directors.

5.	Transfer of Shares

Prior to due presentment of a certificate for shares for registration of transfer the Corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications, and otherwise to have and exercise all the rights and powers of an owner. Where a certificate for shares is presented to the Corporation with a request to register for transfer, the Corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if:

a.	There were on or with the certificate the necessary endorsements; and

b.	The Corporation had no duty to inquire into adverse claims or has discharged any such duty.

The Corporation may require reasonable assurance that said endorsements are genuine and effective and compliance with such other regulations as may be prescribed by or under the authority of the Board of Directors.

6.	Consideration for Shares

The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the Corporation. Before the Corporation issues shares, the Board of Directors shall determine that the consideration received or to be received for the shares to be issued is adequate. The determination of the Board of Directors is conclusive insofar as the adequacy of consideration for the issuance of shares relates to whether the shares are validly issued, fully paid, and nonassessable. The Corporation may place in escrow shares issued in whole or in part for a contract for future services or benefits, a promissory note, or otherwise for property to be issued in the future, or make other arrangements to restrict the transfer of the shares, and may credit distributions in respect of the shares against their purchase price, until the services are performed, the benefits or property are received, or the promissory note is paid. If the services are not performed, the benefits or property are not received, or the promissory note is not paid, the Corporation may cancel, in whole or in part, the shares escrowed or restricted and the distributions credited.

7.	Other Rules

The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer, and registration of certificates representing shares of the Corporation, including the appointment and designation of Transfer Agents and Registrars.

ARTICLE VI. INDEMNIFICATION OF OFFICERS AND DIRECTORS

1.	Mandatory Indemnification

a.	In all cases other than those set forth in Section 1b hereof, subject to the conditions and limitations set forth hereinafter in this Article VI, the Corporation shall indemnify and hold harmless any person who is or was a party, or is threatened to be made a party, to any Action (see Section 16 of this Article VI for definitions of capitalized terms used herein) by reason of his or her status as an Executive, and/or as to acts performed in the course of such Executive’s duties to the Corporation and/or an Affiliate, against Liabilities and reasonable Expenses incurred by or on behalf of an Executive in connection with any Action, including, without limitation, in connection with the investigation, defense, settlement or appeal of any Action; provided, pursuant to Section 3 of this Article VI, that it is not determined by the Authority, or by a court, that the Executive engaged in misconduct which constitutes a Breach of Duty.

b.	To the extent an Executive has been successful on the merits or otherwise in connection with any Action, including, without limitation, the settlement, dismissal, abandonment, or withdrawal of any such Action where the Executive does not pay, incur, or assume any material Liabilities, or in connection with any claim, issue, or matter therein, he or she shall be indemnified by the Corporation against reasonable Expenses incurred by or on behalf of him or her in connection therewith. The Corporation shall pay such Expenses to the Executive (net of all Expenses, if any, previously advanced to the Executive pursuant to Section 2 of this Article VI), or to such other person or entity as the Executive may designate in writing to the Corporation, within ten days after the receipt of the Executive’s written request therefor, without regard to the provisions of Section 3 of this Article VI. In the event the Corporation refuses to pay such requested Expenses, the Executive may petition a court to order the Corporation to make such payment pursuant to Section 4 of this Article VI.

c.	Notwithstanding any other provision contained in this Article VI to the contrary, the Corporation shall not:

(1)	Indemnify, contribute, or advance Expenses to an Executive with respect to any Action initiated or brought voluntarily by the Executive and not by way of defense, except with respect to Actions:

(a)	brought to establish or enforce a right to indemnification, contribution, and/or an advance of Expenses under Section 4 of this Article VI, under the Statute as it may then be in effect or under any other statute or law or otherwise as required;

(b)	initiated or brought voluntarily by an Executive to the extent such Executive is successful on the merits or otherwise in connection with such an Action in accordance with and pursuant to Section 1b of this Article VI; or

(c)	as to which the Board determines it to be appropriate.

(2)	indemnify the Executive under this Article VI for any amounts paid in settlement of any Action effected without the Corporation’s written consent.

The Corporation shall not settle in any manner which would impose any Liabilities or other type of limitation on the Executive without the Executive’s written consent. Neither the Corporation nor the Executive shall unreasonably withhold their consent to any proposed settlement.

d.	An Executive’s conduct with respect to an employee benefit plan sponsored by or otherwise associated with the Corporation and/or an Affiliate for a purpose he or she reasonably believes to be in the interests of the participants in and beneficiaries of such plan is conduct that does not constitute a breach or failure to perform his or her duties to the Corporation or an Affiliate, as the case may be.

2.	Advance for Expenses

a.	The Corporation shall pay to an Executive, or to such other person or entity as the Executive may designate in writing to the Corporation, his or her reasonable Expenses incurred by or on behalf of such Executive in connection with any Action, or claim, issue, or matter associated with any such Action, in advance of the final disposition or conclusion of any such Action (or claim, issue, or matter associated with any such Action), within ten days after the receipt of the Executive’s written request therefor; provided, the following conditions are satisfied:

(1)	The Executive has first requested an advance of such Expenses in writing (and delivered a copy of such request to the Corporation) from the insurance carrier(s), if any, to whom a claim has been reported under an applicable insurance policy purchased by the Corporation and each such insurance carrier, if any, has declined to make such an advance;

(2)	The Executive furnishes to the Corporation an executed written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a Breach of Duty; and

(3)	The Executive furnishes to the Corporation an executed written agreement to repay any advances made under this Section 2 if it is ultimately determined that he or she is not entitled to be indemnified by the Corporation for such Expenses pursuant to this Article VI.

b.	If the Corporation makes an advance of Expenses to an Executive pursuant to this Section 2, the Corporation shall be subrogated to every right of recovery the Executive may have against any insurance carrier from whom the Corporation has purchased insurance for such purpose.

3.	Determination of Right to Indemnification

a.	Except as otherwise set forth in this Section 3 or in Section 1c of this Article VI, any indemnification to be provided to an Executive by the Corporation under Section 1a of this Article VI upon the final disposition or conclusion of any Action, or any claim, issue, or matter associated with any such Action, unless otherwise ordered by a court, shall be paid by the Corporation to the Executive (net of all Expenses, if any, previously advanced to the Executive pursuant to Section 2 of this Article VI), or to such other person or entity as the Executive may designate in writing to the Corporation, within 60 days after the receipt of the Executive’s written request therefor. Such request shall include an accounting of all amounts for which indemnification is being sought. No further corporate authorization for such payment shall be required other than this Section 3.

b.	Notwithstanding the foregoing, the payment of such requested indemnifiable amounts pursuant to Section 1a of this Article VI may be denied by the Corporation if:

(1)	the Board by a majority vote thereof determines that the Executive has engaged in misconduct which constitutes a Breach of Duty; or

(2)	a majority of the directors of the Corporation are a party in interest to such Action.

c.	In either event of nonpayment pursuant to Section 3b of this Article VI, the Board shall immediately authorize and direct, by resolution, that an independent determination be made as to whether the Executive has engaged in misconduct which constitutes a Breach of Duty and, therefore, whether indemnification of the Executive is proper pursuant to this Article VI.

d.	Such independent determination shall be made, at the option of the Executive(s) seeking indemnification, by:

(1)	A panel of three arbitrators (selected as set forth below in Section 3f from the panels of arbitrators of the American Arbitration Association) in Milwaukee, Wisconsin, in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association;

(2)	An independent legal counsel mutually selected by the Executive(s) seeking indemnification and the Board by a majority vote of a quorum thereof consisting of directors who were not parties in interest to such Action (or, if such quorum is not obtainable, by the majority vote of the entire Board); or

(3)	A court in accordance with Section 4 of this Article VI.

e.	In any such determination there shall exist a rebuttable presumption that the Executive has not engaged in misconduct which constitutes a Breach of Duty and is, therefore, entitled to indemnification hereunder. The burden of rebutting such presumption by clear and convincing evidence shall be on the Corporation.

f.	If a panel of arbitrators is to be employed hereunder, one of such arbitrators shall be selected by the Board by a majority vote of a quorum thereof consisting of directors who were not parties in interest to such Action or, if such quorum is not obtainable, by an independent legal counsel chosen by the majority vote of the entire Board, the second by the Executive(s) seeking indemnification, and the third by the previous two arbitrators.

g.	The Authority shall make its independent determination hereunder within 60 days of being selected and shall simultaneously submit a written opinion of its conclusions to both the Corporation and the Executive.

h.	If the Authority determines that an Executive is entitled to be indemnified for any amounts pursuant to this Article VI, the Corporation shall pay such amounts to the Executive (net of all Expenses, if any, previously advanced to the Executive pursuant to Section 2 of this Article VI), including interest thereon as provided in Section 6c of this Article VI, or such other person or entity as the Executive may designate in writing to the Corporation, within ten days of receipt of such opinion.

i.	Except with respect to any judicial determination pursuant to Section 4 of this Article VI, the Expenses associated with the indemnification process set forth in this Section 3 of this Article VI, including, without limitation, the Expenses of the Authority selected hereunder, shall be paid by the Corporation.

4.	Court-Ordered Indemnification and Advance for Expenses

a.	An Executive may, either before or within two years after a determination, if any, has been made by the Authority, petition the court before which such Action was brought or any other court of competent jurisdiction to independently determine whether or not he or she has engaged in misconduct which constitutes a Breach of Duty and is, therefore, entitled to indemnification under the provisions of this Article VI. Such court shall thereupon have the exclusive authority to make such determination unless and until such court dismisses or otherwise terminates such proceeding without having made such determination. An Executive may petition a court under this Section 4 either to seek an initial determination by the court as authorized by Section 3d of this Article VI or to seek review by the court of a previous adverse determination by the Authority.

b.	The court shall make its independent determination irrespective of any prior determination made by the Authority; provided, however, that there shall exist a rebuttable presumption that the Executive has not engaged in misconduct which constitutes a Breach of Duty and is, therefore, entitled to indemnification hereunder. The burden of rebutting such presumption by clear and convincing evidence shall be on the Corporation.

c.	In the event the court determines that an Executive has engaged in misconduct which constitutes a Breach of Duty, it may nonetheless order indemnification to be paid by the Corporation if it determines that the Executive is fairly and reasonably entitled to indemnification in view of all of the circumstances of such Action.

d.	In the event the Corporation does not:

(1)	Advance Expenses to the Executive within ten days of such Executive’s compliance with Section 2 of this Article VI; or

(2)	Indemnify an Executive with respect to requested Expenses under Section 1b of this Article VI within ten days of such Executive’s written request therefor, the Executive may petition the court before which such Action was brought, if any, or any other court of competent jurisdiction to order the Corporation to pay such reasonable Expenses immediately. Such court, after giving any notice it considers necessary, shall order the Corporation to pay such Expenses if it determines that the Executive has complied with the applicable provisions of Section 2 of this Article VI or 1b of this Article VI, as the case may be.

e.	If the court determines pursuant to this Section 4 that the Executive is entitled to be indemnified for any Liabilities and/or Expenses, or to the advance of Expenses, unless otherwise ordered by such court, the Corporation shall pay such Liabilities and/or Expenses to the Executive (net of all Expenses, if any, previously advanced to the Executive pursuant to Section 2 of this Article VI), including interest thereon as provided in Section 6c of this Article VI, or to such other person or entity as the Executive may designate in writing to the Corporation, within ten days of the rendering of such determination.

f.	An Executive shall pay all Expenses incurred by such Executive in connection with the judicial determination provided in this Section 4, unless it shall ultimately be determined by the court that he or she is entitled, in whole or in part, to be indemnified by, or to receive an advance from, the Corporation as authorized by this Article VI. All Expenses incurred by an Executive in connection with any subsequent appeal of the judicial determination provided for in this Section 4 shall be paid by the Executive regardless of the disposition of such appeal.

5.	Termination of an Action is Nonconclusive

The adverse termination of any Action against an Executive by judgment, order settlement, conviction, or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the Executive has engaged in misconduct which constitutes a Breach of Duty.

6.	Partial Indemnification; Reasonableness; Interest

a.	If it is determined by the Authority, or by a court, that an Executive is entitled to indemnification as to some claims, issues, or matters, but not as to other claims, issues, or matters, involved in any Action, the Authority, or the court, shall authorize the proration and payment by the Corporation of such Liabilities and/or reasonable Expenses with respect to which indemnification is sought by the Executive, among such claims, issues, or matters as the Authority, or the court, shall deem appropriate in light of all of the circumstances of such Action.

b.	If it is determined by the Authority, or by a court, that certain Expenses incurred by or on behalf of an Executive are for whatever reason unreasonable in amount, the Authority, or the court, shall nonetheless authorize indemnification to be paid by the Corporation to the Executive for such Expenses as the Authority, or the court, shall deem reasonable in light of all of the circumstances of such Action.

c.	Interest shall be paid by the Corporation to an Executive, to the extent deemed appropriate by the Authority, or by a court, at a reasonable interest rate, for amounts for which the Corporation indemnifies or advances to the Executive.

7.	Insurance; Subrogation

a.	The Corporation may purchase and maintain insurance on behalf of any person who is or was an Executive of the Corporation, and/or is or was serving as an Executive of an Affiliate, against Liabilities and/or Expenses asserted against him or her and/or incurred by or on behalf of him or her in any such capacity, or arising out of his or her status as such an Executive, whether or not the Corporation would have the power to indemnify him or her against such Liabilities and/or Expenses under this Article VI or under the Statute as it may then be in effect. Except as expressly provided herein, the purchase and maintenance of such insurance shall not in any way limit or affect the rights and obligations of the Corporation and/or any Executive under this Article VI. Such insurance may, but need not, be for the benefit of all Executives of the Corporation and those serving as an Executive of an Affiliate.

b.	If an Executive shall receive payment from any insurance carrier or from the plaintiff in any Action against such Executive in respect of indemnified amounts after payments on account of all or part of such indemnified amounts have been made by the Corporation pursuant to this Article VI, such Executive shall promptly reimburse the Corporation for the amount, if any, by which the sum of such payment by such insurance carrier or such plaintiff and payments by the Corporation to such Executive exceeds such indemnified amounts; provided, however, that such portions, if any, of such insurance proceeds that are required to be reimbursed to the insurance carrier under the terms of its insurance policy, such as deductible, retention, or co-insurance amounts, shall not be deemed to be payments to such Executive hereunder.

c.	Upon payment of indemnified amounts under this Article VI, the Corporation shall be subrogated to such Executive’s rights against any insurance carrier in respect of such indemnified amounts and the Executive shall execute and deliver any and all instruments and/or documents and perform any and all other acts or deeds which the Corporation shall deem necessary or advisable to secure such rights. The Executive shall do nothing to prejudice such rights of recovery or subrogation.

8.	Witness Expenses

The Corporation shall advance or reimburse any and all reasonable Expenses incurred by or on behalf of an Executive in connection with his or her appearance as a witness in any Action at a time when he or she has not been formally named a defendant or respondent to such an Action, within ten days after the receipt of an Executive’s written request therefor.

9.	Contribution

a.	Subject to the limitations of this Section 9, if the indemnity provided for in Section 1 of this Article VI is unavailable to an Executive for any reason whatsoever, the Corporation, in lieu of indemnifying the Executive, shall contribute to the amount incurred by or on behalf of the Executive, whether for Liabilities and/or for reasonable Expenses in connection with any Action in such proportion as deemed fair and reasonable by the Authority, or by a court, in light of all of the circumstances of any such Action, in order to reflect:

(1)	The relative benefits received by the Corporation and the Executive as a result of the event(s) and/or transaction(s) giving cause to such Action; and/or

(2)	The relative fault of the Corporation (and its other Executives, employees, and/or agents) and the Executive in connection with such event(s) and/or transaction(s).

b.	The relative fault of the Corporation (and its other Executives, employees, and/or agents), on the one hand, and of the Executive, on the other hand, shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent the circumstances resulting in such Liabilities and/or Expenses. The Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

c.	An Executive shall not be entitled to contribution from the Corporation under this Section 9 in the event it is determined by the Authority, or by a court, that the Executive has engaged in misconduct which constitutes a Breach of Duty.

d.	The Corporation’s payment of, and an Executive’s right to, contribution under this Section 9 shall be made and determined in accordance with and pursuant to the provisions in Sections 3 and/or 4 of this Article VI relating to the Corporation’s payment of, and the Executive’s right to, indemnification under this Article VI.

10.	Indemnification of Employees

Unless otherwise specifically set forth in this Article VI, the Corporation shall indemnify and hold harmless any person who is or was a party, or is threatened to be made a party to any Action by reason of his or her status as, or the fact that he or she is or was an employee or authorized agent or representative of the Corporation and/or an Affiliate as to acts performed in the course and within the scope of such employee’s, agent’s, or representative’s duties to the Corporation and/or an Affiliate, in accordance with and to the fullest extent permitted by the Statute as it may then be in effect.

11.	Severability

If any provision of this Article VI shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article VI contravene public policy, this Article VI shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further Action or deed by or on behalf of the Corporation, to be modified, amended, and/or limited, but only to the extent necessary to render the same valid and enforceable, and the Corporation shall indemnify an Executive as to Liabilities and reasonable Expenses with respect to any Action to the full extent permitted by any applicable provision of this Article VI that shall not have been invalidated and to the full extent otherwise permitted by the Statute as it may then be in effect.

12.	Nonexclusivity of Article VI

The right to indemnification, contribution, and advancement of Expenses provided to an Executive by this Article VI shall not be deemed exclusive of any other rights to indemnification, contribution, and/or advancement of Expenses which any Executive or other employee or agent of the Corporation and/or of an Affiliate may be entitled under any charter provision, written agreement, resolution, vote of shareholders or disinterested directors of the Corporation or otherwise, including, without limitation, under the Statute as it may then be in effect, both as to acts in his or her official capacity as such Executive or other employee or agent of the Corporation and/or of an Affiliate or as to acts in any other capacity while holding such office or position, whether or not the Corporation would have the power to indemnify, contribute, and/or advance Expenses to the Executive under this Article VI or under the Statute; provided that it is not determined that the Executive or other employee or agent has engaged in misconduct which constitutes a Breach of Duty.

13.	Notice to the Corporation; Defense of Actions

a.	An Executive shall promptly notify the Corporation in writing upon being served with or having actual knowledge of any citation, summons, complaint, indictment, or any other similar document relating to any Action which may result in a claim of indemnification, contribution, or advancement of Expenses hereunder, but the omission so to notify the Corporation will not relieve the Corporation from any liability which it may have to the Executive otherwise than under this Article VI unless the Corporation shall have been irreparably prejudiced by such omission.

b.	With respect to any such Action as to which an Executive notifies the Corporation of the commencement thereof:

(1)	The Corporation shall be entitled to participate therein at its own expense; and

(2)	Except as otherwise provided below, to the extent that it may wish, the Corporation (or any other indemnifying party, including any insurance carrier, similarly notified by the Corporation or the Executive) shall be entitled to assume the defense thereof, with counsel selected by the Corporation (or such other indemnifying party) and reasonably satisfactory to the Executive.

c.	After notice from the Corporation (or such other indemnifying party) to the Executive of its election to assume the defense of an Action, the Corporation shall not be liable to the Executive under this Article VI for any Expenses subsequently incurred by the Executive in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Executive shall have the right to employ his or her own counsel in such Action but the Expenses of such counsel incurred after notice from the Corporation (or such other indemnifying party) of its assumption of the defense thereof shall be at the expense of the Executive unless:

(1)	The employment of counsel by the Executive has been authorized by the Corporation;

(2)	The Executive shall have reasonably concluded that there may be a conflict of interest between the Corporation (or such other indemnifying party) and the Executive in the conduct of the defense of such Action; or

(3)	The Corporation (or such other indemnifying party) shall not in fact have employed counsel to assume the defense of such Action, in each of which cases the Expenses of counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any Derivative Action or any Action as to which the Executive shall have made the conclusion provided for in clause (2) above.

14.	Continuity of Rights and Obligations

The terms and provisions of this Article VI shall continue as to an Executive subsequent to the Termination Date and such terms and provisions shall inure to the benefit of the heirs, estate, executors, and administrators of such Executive and the successors and assigns of the Corporation, including, without limitation, any successor to the Corporation by way of merger, consolidation, and/or sale or disposition of all or substantially all of the assets or capital stock of the Corporation. Except as provided herein, all rights and obligations of the Corporation and the Executive hereunder shall continue in full force and effect despite the subsequent amendment or modification of the Corporation’s Articles of Incorporation, as such are in effect on the date hereof, and such rights and obligations shall not be affected by any such amendment or modification, any resolution of directors or shareholders of the Corporation, or by any other corporate action which conflicts with or purports to amend, modify, limit, or eliminate any of the rights or obligations of the Corporation and/or of the Executive hereunder.

15. Amendment

This Article VI may only be altered, amended, or repealed by the affirmative vote of a majority of the shareholders of the Corporation so entitled to vote; provided, however, that the Board may alter or amend this Article VI without such shareholder approval if any such alteration or amendment:

a.	Is made in order to conform to any amendment or revision of the Wisconsin Business Corporation Law, including, without limitation, the Statute, which

(1)	Expands or permits the expansion of an Executive’s right to indemnification thereunder;

(2)	Limits or eliminates, or permits the limitation or elimination, of liability of the Executives; or

(3)	Is otherwise beneficial to the Executives; or

b.	In the sole judgment and discretion of the Board, does not materially adversely affect the rights and protections of the shareholders of the Corporation.

Any repeal, modification, or amendment of this Article VI shall not adversely affect any rights or protections of an Executive existing under this Article VI immediately prior to the time of such repeal, modification, or amendment and any such repeal, modification, or amendment shall have a prospective effect only.

16.	Certain Definitions

The following terms as used in this Article VI shall be defined as follows:

a.	“Action(s)” shall include, without limitation, any threatened, pending, or completed action, claim, litigation, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, whether predicated on foreign, Federal, state, or local law, whether brought under and/or predicated upon the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, and/or their respective state counterparts and/or any rule or regulation promulgated thereunder, whether a Derivative Action and whether formal or informal.

b.	“Affiliate” shall include, without limitation, any corporation, partnership, joint venture, employee benefit plan, trust, or other similar enterprise that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation.

c.	“Authority” shall mean the panel of arbitrators or independent legal counsel selected under Section 3 of this Article VI.

d.	“Board” shall mean the Board of Directors of the Corporation.

e.	“Breach of Duty” shall mean the Executive breached or failed to perform his or her duties to the Corporation or an Affiliate, as the case may be, and the Executive’s breach of or failure to perform those duties constituted:

(1)	A willful failure to deal fairly with the Corporation (or an Affiliate) or its shareholders in connection with a matter in which the Executive has a material conflict of interest;

(2)	A violation of the criminal law, unless the Executive:

(a)	Had reasonable cause to believe his or her conduct was lawful; or

(b)	Had no reasonable cause to believe his or her conduct was unlawful;

(3)	A transaction from which the Executive derived an improper personal profit (unless such profit is determined to be immaterial in light of all the circumstances of the Action); or

(4)	Willful misconduct.

f.	“Derivative Action” shall mean any Action brought by or in the right of the Corporation and/or an Affiliate.

g.	“Executive(s)” shall mean any individual who is, was, or has agreed to become a director and/or officer of the Corporation and/or an Affiliate.

h.	“Expenses” shall include, without limitation, all expenses, fees, costs, charges, attorneys’ fees and disbursements, other out-of-pocket costs, reasonable compensation for time spent by the Executive in connection with the Action for which he or she is not otherwise compensated by the Corporation, any Affiliate, any third party or other entity, and any and all other direct and indirect costs of any type or nature whatsoever.

i.	“Liabilities” shall include, without limitation, judgments, amounts incurred in settlement, fines, penalties and, with respect to any employee benefit plan, any excise tax or penalty incurred in connection therewith, and any and all other liabilities of every type or nature whatsoever.

j.	“Statute” shall mean Wisconsin Business Corporation Law Sections 180.0850-180.0859 (or any successor provisions).

k.	“Termination Date” shall mean the date an Executive ceases, for whatever reason, to serve in an employment relationship with the Company and/or any Affiliate.

ARTICLE VII. SEAL

Board of Directors

The Board of Directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the words “WPS RESOURCES CORPORATION, CORPORATE SEAL.” The continued use for any purpose of any former corporate seal or facsimile thereof shall have the same effect as the use of the corporate seal or facsimile thereof in the form provided by the preceding sentence.

ARTICLE VIII. AMENDMENTS

1.	The Board of Directors shall have authority to adopt, amend, or repeal the By-laws of this Corporation upon affirmative vote of a majority of the total number of directors at a meeting of the Board, the notice of which shall have included notice of the proposed amendment; but the Board of Directors shall have no power to amend any By-law or to reinstate any By-law repealed by the shareholders unless the shareholders shall hereafter confer such authority upon the Board of Directors.

2.	The shareholders shall have power to adopt, amend, or repeal any of the By-laws of the Corporation, at any regular or special meeting of the shareholders, in accordance with the provisions of Article II of these By-laws. There shall be included in the notice of such regular or special meeting a statement of the nature of any amendment that is proposed for the consideration of the shareholders by the holders of at least 5% of the voting stock of the Corporation in a writing delivered to the Secretary of the Corporation not less than 90 days prior to the date of such meeting or by the Board of Directors.

Annex G

FORM OF TAX OPINION

Exhibit 8.1

[Opinion of Cravath, Swaine & Moore LLP]

[Effective Date of S-4]

WPS Resources Corporation
700 North Adams Street, P.O. Box 19001
Green Bay, Wisconsin 54307-9001

Re:	Agreement and Plan of Merger by and among WPS Resources Corporation, Wedge Acquisition Corp. and Peoples Energy Corporation, dated as of July 8, 2006

Ladies and Gentlemen:

        We have acted as counsel for WPS Resources Corporation, a Wisconsin corporation (“WPS Resources”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 8, 2006 by and among WPS Resources, Wedge Acquisition Corp. (“Merger Sub”) and Peoples Energy Corporation, an Illinois corporation (“Peoples Energy”), pursuant to which Merger Sub will merge with and into Peoples Energy (the “Merger”) with Peoples Energy as the surviving corporation, on the terms and conditions set forth therein. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement and references herein to the Merger Agreement shall include all exhibits and schedules thereto.

        We have examined (i) the Merger Agreement, (ii) registration statement on Form S-4 (the “Registration Statement”), and (iii) the representation letters of WPS Resources, Merger Sub and Peoples Energy delivered to us for purposes of this opinion (the “Representation Letters”), which will also be delivered to us in substantially the same form at the Effective Time to support delivery of our opinion with respect to the treatment of the Merger as a reorganization for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended. In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

        In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time, (ii) the relevant statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by WPS Resources, Merger Sub and Peoples Energy in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement, if relevant, or the Representation Letters “to the best knowledge of,” or based on the belief of WPS Resources, Merger Sub and Peoples Energy or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed, with your permission, that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

        Based solely upon and subject to the foregoing, we are of the opinion that, under current law as of the date hereof, (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and each of WPS Resources, Merger Sub and Peoples Energy will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code and (ii) the discussion in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger” constitutes in all material respects, a fair and accurate summary of the United States federal income tax consequences resulting from the Merger under existing law subject to the qualifications and conditions set forth therein.

        We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

        Our opinion is based on current statutory, regulatory and judicial authority, any of which might be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Summary”, “The Proposed Merger” and “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

WPS Resources Corporation
        700 North Adams Street, P.O. Box 19001
                Green Bay, Wisconsin 54307-9001

Annex H

Form of LeBouef, Lamb, Greene & MacRae LLP Tax Opinion

Exhibit 8.2

[GRAPHIC/LOGO OMITTED]

[Effective Date of S-4 Filing]

Peoples Energy Corporation
130 East Randolph Drive
Chicago, Ill. 60601

        Re: Agreement and Plan of Merger by and among WPS Resources Corporation, Wedge Acquisition Corp. and Peoples Energy Corporation, dated as of July 8, 2006

Ladies and Gentlemen:

        We have acted as counsel to Peoples Energy Corporation, an Illinois corporation (“Parent”), in connection with the proposed merger (the “Merger”), under the laws of the State of Illinois, of Parent, with and into Wedge Acquisition Corporation, an Illinois company that is a direct wholly-owned subsidiary of WPS Resources Corporation, a Wisconsin corporation. Pursuant to the Agreement and Plan of Merger by and among WPS Resources Corporation (“WPS”), Wedge Acquisition Corporation (“Merger Sub”) and Parent, dated as of July 8, 2006 (the “Agreement”), Parent will merge with and into Merger Sub with Parent surviving the merger. In our capacity, we are delivering this opinion to you in connection with the Registration Statement of Parent on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.(1)

        In rendering the opinions set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness both as of the date hereof and continuing through the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate to review as a basis for the opinions set forth below. In addition, we have relied upon the accuracy and completeness, as of the date hereof, of certain statements, representations, covenants and agreements made by Parent on its behalf, and made by WPS on its behalf and on behalf of Merger Sub, including factual statements and representations set forth in letters dated the date hereof from officers of Parent and the WPS (the “Representation Letters”).

(1)     Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Agreement.

[Effective Date of S-4]

        Our opinions assume and are expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by and on behalf of Parent, WPS and Merger Sub, including those set forth in the Representation Letters both as of the date hereof and as of the Effective Time, and we have assumed and our opinions are expressly conditioned upon the understanding that the Representation Letters will be re-executed by appropriate officers as of the Effective Time. We have also assumed that (1) all facts, statements and representations set forth in the Agreement, the Representation Letters and in the Registration Statement are true, correct and complete and will remain true, complete and correct at all times up to and including the Effective Time; (2) with respect to any factual assertion or representation made in the Agreement, the Representation Letters or in the Registration Statement (a)“to the best of our knowledge,” or that are based on the belief of WPS, Merger Sub and Parent or are similarly qualified or (b) where a person states they “understand(s) that,” “expect(s) that,” “intend(s) that,” “intend(s) to,” “indicates that” or any similarly qualified fact or representation, in each case of clause (a) and (b), such qualified fact or representation is true and will remain true at all times up to and including the Effective Time without such qualification in each case; (3) with respect to any fact, statement or representation in the Agreement, the Representation Letters or in the Registration Statement relating to the absence of any plan, expectation, intention, understanding or agreement, at all times up to and including the Effective Time, there is in fact no plan, expectation, intention, understanding or agreement; and (4) with respect to any fact, statement or representation in the Agreement, the Representation Letters or in the Registration Statement relating to the presence of any plan, expectation, intention, understanding or agreement, such plan, expectation, intention, understanding or agreement will be fully realized or implemented. We have also assumed, with your permission, that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Agreement.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

        In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinions are based (including any change occurring between the date hereof and the Effective Time), or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinions will be accepted by the Internal Revenue Service or, if challenged, by a court. We express our opinions herein only as to those matters specifically set forth below and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation.

[Effective Date of S-4]

        Based solely upon and subject to the foregoing, we are of the opinion that, under current law as of the date hereof, (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and each of Parent, Merger Sub and WPS will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code and (ii) the discussion in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger” constitutes in all material respects, a fair and accurate summary of the United States federal income tax consequences resulting from the Merger under existing law subject to the qualifications and conditions set forth therein.

        The opinions we express herein are limited solely to matters governed by the federal income tax laws of the United States. Our opinions are provided solely to you as legal opinions, and not as a guaranty or warranty, and are limited to the specific transactions, documents, and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this opinion letter. These opinions are expressed as of the date hereof, and, we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

        In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

[Effective Date of S-4 Filing]

Very truly yours,
LEBOEUF, LAMB, GREENE & MACRAE

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Pursuant to the Wisconsin Business Corporation Law and Article VI of the by-laws of the registrant, directors and officers of the registrant are entitled to mandatory indemnification from us against certain liabilities and expenses to the extent such officers or directors are successful on the merits or otherwise in connection with a proceeding, unless it is determined that the director or officer breached or failed to perform his or her duties to the registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit (unless such profit is immaterial under the circumstances); or (d) willful misconduct. It should also be noted that the Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the registrant are not subject to personal liability to the registrant, its shareholders or any person asserting rights on behalf of the registrant or its shareholders for certain breaches or failures to perform any duty resulting solely from their status as directors or officers except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

        The indemnification provided by the Wisconsin Business Corporation Law and our by-laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

        The indemnification described above may be broad enough to cover liabilities under the Securities Act of 1933. Officers and directors of the registrant would also be indemnified by the underwriters or agents for certain claims under the Securities Act of 1933 pursuant to the terms of the proposed form of underwriting agreement and agency agreement filed herewith. The registrant has purchased insurance permitted by the Wisconsin Business Corporation Law on behalf of its officers and directors which may cover liabilities under the Securities Act of 1933.

Item 21.    Exhibits and Financial Statement Schedules.

(a)	Exhibits. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this registration statement.

(b)	Financial Statement Schedules. No financial statement schedules are required to be filed.

(c)	Opinions of Financial Advisors. The following opinions are furnished as part of this registration statement: (i) opinion of J.P. Morgan Securities Inc. (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex C) and (ii) opinion of Morgan Stanley & Co. Incorporated (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex D).

Part II-1

Item 22.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows:

(1)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

Part II-2

(2)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Part II-3

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on August 25, 2006.

WPS RESOURCES CORPORATION
By: /s/ Larry L. Weyers
Larry L. Weyers
Chairman, President and
Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Larry L. Weyers	Chairman, President, Chief Executive	August 25, 2006
Larry L. Weyers	Officer and Director
/s/ Joseph P. O'Leary	Senior Vice President and Chief	August 25, 2006
Joseph P. O'Leary	Financial Officer (Principal Financial
Officer)
/s/ Diane L. Ford	Vice President-Controller and Chief	August 25, 2006
Diane L. Ford	Accounting Officer (Principal
Accounting Officer)
+	Director	+
Richard A. Bemis
+	Director	+
Albert J. Budney, Jr.
+	Director	+
Ellen Carnahan
+	Director	+
Robert C. Gallagher
+	Director	+
Kathryn M. Hasselblad-Pascale
+	Director	+
James L. Kemerling

Signature Page

+	Director	+
John C. Meng
+	Director	+
William F. Protz, Jr.
+By: /s/ Larry L. Weyers		August 25, 2006
Larry L. Weyers
Attorney-in-Fact

Signature Page

EXHIBIT INDEX

Exhibit Number	Document Description

2.1+	Agreement and Plan of Merger, dated as of July 8, 2006, by and among the WPS Resources Corporation, Wedge Acquisition Corp. and Peoples Energy Corporation (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex A).

4.1	Restated Articles of Incorporation (incorporated by reference to Exhibit (3)(i).2 to Quarterly Report on Form 10-Q for the period ended September 30, 2002, filed November 14, 2002 [File No. 1-11337]).

4.2	Form of Amendment to Restated Articles of Incorporation (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex E).

4.3	Form of Amended By-Laws of WPS Resources Corporation to be in effect as of the effective time of the merger (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex F).

4.4	Rights Agreement, dated December 12, 1996, between WPS Resources Corporation and U.S. Bank National Association (successor to Firstar Trust Company) (incorporated by reference to Exhibit 4-1 to Form 8-A filed December 13, 1996 [File No. 1-11337]).

4.5	Amendment to Rights Agreement, effective as of October 9, 2002, by and among WPS Resources Corporation, U.S. Bank National Association and American Stock Transfer & Trust Company (incorporated by reference to Exhibit (4)(h) to Registration Statement No. 333-104787 filed on April 28, 2003).

5.1	Opinion of Foley & Lardner LLP regarding the validity of the securities being registered.

8.1	Form of opinion of Cravath, Swaine & Moore LLP regarding material federal income tax consequences relating to the merger (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex G).

8.2	Form of opinion of LeBoeuf, Lamb, Greene & MacRae LLP regarding material federal income tax consequences relating to the merger (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex H).

23.1	Consent of Deloitte & Touche LLP (for WPS Resources Corporation).

23.2	Consent of Deloitte & Touche LLP (for Peoples Energy Corporation).

23.3	Consent of Foley & Lardner LLP (included in Exhibit 5.1 to this registration statement).

23.4	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.1 to this registration statement).

23.5	Consent of LeBoeuf, Lamb, Greene & MacRae LLP (included in Exhibit 8.2 to this registration statement).

24.1	Powers of Attorney.

99.1	Form of WPS Resources Corporation Proxy Card.

99.2	Form of Peoples Energy Corporation Proxy Card.

99.3	Form of Peoples Energy Corporation Employee Stock Ownership Plan and Trust Proxy Card.

99.4	Consent of J.P. Morgan Securities Inc.

99.5	Consent of Morgan Stanley & Co. Incorporated.

+	The disclosure letters and related schedules to the agreement are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedules to the Securities and Exchange Commission upon request.

Exhibit Index